As filed with the Securities and Exchange Commission on April 20, 2005

Registration No. 333-121868

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its charter)
New York (State or other jurisdiction of incorporation or organization)

3829, 3629

(Primary Standard

Industrial Classification Code Number)

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

_________________

Steven N. Fischer

Chief Executive Officer

Mechanical Technology Incorporated

431 New Karner Road

Albany, New York 12205

(518) 533-2200

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

_________________

Copies to:

14-1462255 (I.R.S. Employer Identification No.)
Cynthia A. Scheuer Chief Financial Officer Mechanical Technology Incorporated 431 New Karner Road Albany, New York 12205 (518) 533-2200	Knute J. Salhus, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 399 Park Avenue New York, New York 10022 (212) 230-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

_________________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock ($1.00 par value per share)	1,328,242	$3.90	$5,180,142.79	$609.70 (3)

(1) This Registration Statement registers 1,328,242 shares of common stock issued to the selling security holders on December 22, 2004 and April 20, 2005. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement also registers such additional shares of common stock as may become issuable to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price for the Common Stock on April 18, 2005.

(3) The Registrant paid an amount in excess of this fee on or before January 6, 2005 in connection with the original filing of this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

1,328,242 Shares

Mechanical Technology Incorporated

Common Stock

On December 22, 2004, we issued to Fletcher International, Ltd., or Fletcher, 1,261,829 shares of our common stock in connection with the exercise of an investment right originally issued to Fletcher in a private placement transaction in January 2004 and on April 20, 2005 we issued 66,413 shares of our common stock to Fletcher in connection with our failure to satisfy certain registration requirements relating to such 1,261,829 shares of our common stock. Under our agreement with Fletcher, we agreed to file a registration statement to permit the selling security holders named in this prospectus to sell the number of shares of common stock indicated in this prospectus that are issued to the selling security holders. The selling security holders named in this prospectus may offer and sell these shares of common stock from time to time.

The selling security holders or their pledges, donees, transferees or other successors in interest may, but are not required to, sell their common stock in a number of different ways and at varying prices. See "Plan of Distribution" on page 15 for a further description of how the selling security holders may dispose of the shares covered by this prospectus.

We will not receive any of the proceeds from sales of common stock made by the selling security holders pursuant to this prospectus.

Our common stock is listed on the Nasdaq National Market under the symbol "MKTY." On April 19, 2005 the last reported sale price of our common stock was $3.92.

Investing in our common stock involves risks. You should review carefully and consider the information described under the heading "Risk Factors" on pages 4 through 13.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________________________________________________________________

The date of this prospectus is April 21, 2005.

Table of Contents

You should rely only on the information contained in this prospectus and any prospectus supplement. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus or any prospectus supplement. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any prospectus supplement is correct only as of the date of this prospectus or such prospectus supplement relating to the offering, respectively, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

Summary

About this Prospectus

This prospectus is part of a resale registration statement. The selling security holders may sell some or all of their shares in one or more transactions from time to time.

You should rely only on the information contained in this prospectus and, if applicable, any prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate only as of the date of the documents containing the information.

The Company

Our Company is engaged primarily in the development and commercialization of MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. and in the design, manufacture and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. Our Company also co-founded and retains a minority interest in Plug Power Inc., a designer and developer of on-site energy systems based on proton exchange membrane fuel cells that lists its common stock on the Nasdaq National Market under the symbol "PLUG." We refer to MTI Micro Fuel Cells Inc., MTI Instruments, Inc. and Plug Power Inc. in this prospectus as MTI Micro, MTI Instruments and Plug Power, respectively.

Our Company formed MTI Micro as a subsidiary on March 26, 2001 to develop direct methanol micro fuel cells, or DMFCs, for portable electronics. DMFCs generate energy through the chemical reaction of methanol and water in the presence of a catalyst. In December 2004, MTI Micro shipped its first low volume production of MobionTM fuel cell systems for use in hand held Radio Frequency Identification tag readers. Although this product shipment was an important milestone, the Company and MTI Micro recognize that significant technical, engineering, manufacturing, cost and marketing challenges remain before MobionTM fuel cells can become commercially viable or available.

MTI Instruments, formerly the Advanced Products Division of our Company, was incorporated as a subsidiary on March 8, 2000. MTI Instruments has three product groups: general gaging, semiconductor and aviation. These products consist of electronic, computerized general gaging instruments for position, displacement and vibration applications; semiconductor products for wafer characterization of semi-insulating and semi-conducting wafers; and engine balancing and vibration analysis systems for aircraft.

The mailing address of our principal executive offices is 431 New Karner Road, Albany, New York 12205, and our telephone number is (518) 533-2200. Our website can be found at www.mechtech.com. Information on this website is not incorporated by reference in this prospectus.

The Offering

On December 22, 2004 we sold 1,261,829 shares of our common stock to Fletcher for an aggregate purchase price of $8 million (or $6.34 per share) in connection with Fletcher's exercise of an additional investment right. We originally issued such additional investment right along with shares of our common stock to Fletcher in a private placement transaction in January 2004. We amended the terms of this private placement in May 2004 (as amended, the 2004 Private Placement). We agreed to file with the SEC the Registration Statement, of which this prospectus is included, within ten business days of the issuance of the 1,261,829 shares of our common stock to permit Fletcher to resell such shares. On April 20, 2005, we issued 66,413 shares of our common stock to Fletcher. Our agreement with Fletcher requires that we issue such shares without any payment required on the part of Fletcher due to our failure to have the Registration Statement, of which this prospectus is included, declared effective by March 22, 2005 with respect to the 1,261,829 shares of our common stock sold to Fletcher. We agreed to file with the SEC the Registration Statement, of which this prospectus is included, to permit Fletcher to resell such shares.

Risk Factors

An investment in our common stock is speculative in nature and involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common stock. You should also carefully consider other information contained in this prospectus, as well as in any prospectus supplement, in evaluating our company, our business and our prospects. The actual results of our business could differ materially from those described as a result of these risk factors. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

In connection with the 2004 private placement, we may have to (1) sell shares of our common stock at prices which result in substantial dilution to our shareholders, and (2) issue additional shares of our common stock to Fletcher at prices that may be substantially below market value at the time of issuance without any payment required by Fletcher, which would cause our shareholders to suffer additional dilution.

After giving effect to the 1,261,829 shares of common stock we issued to Fletcher on December 22, 2004 (as well as all shares issued or to be potentially issued to Fletcher in connection with our failure to satisfy the registration requirement as discussed under "Financing Arrangements- Private Placement"), the 2004 private placement provided Fletcher additional investment rights to purchase up to an additional $20 million of our common stock at a price equal to $6.34 per share (subject to adjustment). This price has been reduced to $6.023 per share due to our failure to satisfy the registration requirement, and may be further reduced due to, among other things, continuing failure to satisfy such registration requirement. Any exercise of the additional investment rights could result in sales of our common stock at prices that are below the market price for our common stock at the time the investment right is exercised and could result in substantial dilution to our shareholders.

Our agreement with Fletcher also provides that Fletcher will receive additional shares of our common stock with respect to shares it already owns, and the exercise price and term relating to unexercised additional investment rights will be adjusted to the benefit of Fletcher, each upon the occurrence of certain events or circumstances, some of which are beyond our control, including:

- issuances of our equity securities at a price below $7.048 per share (which is the price Fletcher paid in connection with its initial $10 million investment) or issuances of our equity securities at a price below $6.34 per share (which was the original exercise price relating to the additional investment rights);

- our failure to satisfy certain requirements relating to registering the resale of shares issued or issuable to Fletcher pursuant to the securities laws;

- a change in control of our Company; and

- a restatement of our financial results.

In any event, 8,330,411 shares is the maximum number of shares of our common stock we may be required to issue to Fletcher, which amount includes the 1,418,842 shares issued on January 29, 2004, the 1,261,829 shares issued on December 22, 2004 and the 66,413 registration penalty shares issued on April 19, 2005.

In connection with the 2004 private placement, we may have to sell shares of Plug Power common stock at a price below the market value of such shares, which sales would reduce the value of our assets.

Pursuant to our agreement with Fletcher, we have deposited 2,700,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. The number of shares Fletcher may purchase and the exercise price for those shares is subject to fluctuation based on the market price of our common stock and the market price of Plug Power common stock. Accordingly, Fletcher may, in certain instances, purchase shares of Plug Power common stock either at a price below the fair market value of such shares, thereby reducing the value of our assets, or even if based on the market price of Plug Power shares, at a price at which we would not desire to sell such shares.

In connection with the 2004 private placement, we will be responsible for having the resale of shares purchased by Fletcher registered with the SEC within defined time periods and subject to penalties if the shares are not registered with the SEC within those defined time periods.

Pursuant to our agreement with Fletcher, we are obligated, within ten business days after the closing of the purchase of any additional shares by Fletcher pursuant to rights issued in connection with the 2004 Private Placement, to file a registration statement with the SEC covering the resale of all such shares. We are also obligated to cause each of those registration statements, including the Registration Statement of which this prospectus is included, to be declared effective not more than sixty (60) days after the closing of the purchase of such shares, or if the registration statement is reviewed by the SEC, not more than ninety (90) days after the closing of the purchase of such shares. If we fail to file the registration statements or become effective as set forth above, we must issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was based on the actual exercise price reduced by five percent for each month in which we fail to satisfy our obligations and adjust the exercise price for the additional investment rights to such lower price. In addition, such failure will result in an extension of the investment term for each day we fail to satisfy our registration obligations. The Company initially filed this Registration Statement on January 6, 2005 which was within ten business days after the closing of the purchase of additional shares by Fletcher on December 22, 2004. The 90-day deadline for this Registration Statement to be declared effective was March 22, 2005. We failed to meet the March 22, 2005 deadline and therefore were required to issue 66,413 additional shares of common stock to Fletcher without any payment required on its part and will be required to issue additional shares for each month that we continue to fail to satisfy such requirement.

We may be unable to raise additional capital to complete our product development and commercialization plans and the failure to complete such development and commercialization plans will materially adversely affect our business plans, prospects, results of operations and financial condition.

Our cash requirements depend on numerous factors, including completion of our product development activities, our success in commercializing our MobionTM fuel cell systems and market acceptance of MobionTM fuel cells. Before we can successfully commercialize MobionTM fuel cells, we must complete a number of critical activities, and certain events must occur, including further product development; manufacturing process development; development of large-scale production capabilities; completion, refinement and management of our supply chain; completion, refinement, and management of our distribution channel; and further work on codes and standards critical to consumer acceptance, including the existence of federal regulations that permit methanol in the passenger compartment of passenger airplanes. All of this will be expensive and require significant capital resources that are well in excess of all current resources available to us. We believe that we will need to raise additional funds to achieve commercialization of MobionTM fuel cells. However, we do not know whether we will be able to secure additional funding, or funding on acceptable terms, to pursue our commercialization plans. We can raise funds in four ways: sale of certain of our Plug Power shares, sale of our Company's stock, sale of MTI Micro stock and sale of other assets. Pursuant to our amended agreement with Fletcher, we have deposited 2,700,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. Fletcher may, in certain instances, purchase shares of Plug Power common stock at a price below the fair market value of the Plug Power shares at the time of purchase. In the event we are unable to have all the Plug Power shares released from escrow and Fletcher exercises its right to purchase the Plug Power shares, our ability to sell Plug Power shares will be reduced. In addition, although Fletcher has the right to invest up to an additional $20 million in our common stock, there can be no assurances that Fletcher will exercise such right. If Fletcher does not exercise its additional investment rights and the price of Plug Power common stock decreases significantly, we may be forced to increase the number of Plug Power shares sold, or reduce spending on micro fuel cell development. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then current stockholders will be reduced. If adequate funds are not available to satisfy either short or long-term capital requirements, we may be required to limit operations in a manner inconsistent with our development and commercialization plans, which would materially adversely affect our business plans, prospects, results of operations and financial condition in future periods.

We are dependent on continued government funding for new energy research and development and instrumentation product sales. The loss of such contracts and the inability to obtain additional contracts may have a material adverse effect on our business plans, prospects, results of operations, cash flows and financial condition.

A large portion of revenues at MTI Instruments and MTI Micro for the next several years may come from government contracts. The loss of such contracts and the inability to obtain additional contracts could materially adversely affect our business plans, prospects, results of operations, cash flows and financial condition.

We may not successfully develop our new technology and the failure to do so will materially adversely affect our business plans, prospects, results of operations and financial condition.

Direct methanol fuel cells, or DMFCs, are a new technology with many technical and engineering challenges still to be resolved. We cannot assure that we will be able to successfully resolve the technical and engineering challenges of DMFCs, or if we are successful, that such solutions will be commercially viable. Resolution of these technical and engineering issues requires substantial resources including financial, managerial and technical resources. We cannot assure that all the necessary resources will be available to the degree, and at the times, they are needed. If we are unable to successfully develop MobionTM fuel cells our business plans, prospects, results of operations and financial condition would be materially adversely affected.

Current commitments for joint development, distribution, marketing and investment by The Gillette Company (Gillette) and its Duracell division may be subject to early termination and any such early termination will have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Gillette and its Duracell division's commitments in the strategic alliance agreement and the other agreements entered into as a part of the strategic alliance transaction (including those commitments relating to joint development, distribution, marketing and investment) with MTI Micro are subject to early termination. Either MTI Micro or Gillette may terminate the strategic alliance agreement for cause at any time and at certain pre-defined periods of time, if technical milestones are not completed to the satisfaction of the other party. Gillette may also terminate the strategic alliance agreement prior to mass market commercialization if it decides not to establish fuel refill manufacturing capability.

The investment agreement with Gillette may be terminated if the strategic alliance agreement is terminated. In addition, any future investment by Gillette is conditioned upon MTI Micro reaffirming that the representations and warranties in the investment agreement are true as of the date of such investment. These representations and warranties include statements concerning ownership of intellectual property, and affirmations that MTI Micro is not infringing on the intellectual property of others and others are not infringing on MTI Micro's intellectual property. At this time we cannot determine whether MTI Micro will be able to make these statements as of the date of any potential future investments by Gillette, and the inability to make such statements could result in Gillette terminating the investment agreement.

Termination of MTI Micro's agreements with Gillette and its Duracell division would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

MTI Micro may not be able to achieve commercialization of its products on the timetable it anticipates, or at all, and any such delay or failure would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We cannot guarantee that MTI Micro will be able to develop commercially viable MobionTM fuel cell products on the timetable it anticipates, or at all. The commercialization of MobionTM fuel cell products requires substantial technological advances to improve the efficiency, functionality, reliability, cost, performance and environmental operating latitude of these systems and products and to develop commercial volume manufacturing processes for these systems and products. We cannot guarantee that MTI Micro will be able to develop the technology necessary for commercialization of MobionTM fuel cell products, or acquire or license the required technology from third parties. MTI Micro's failure to develop the technology necessary for high-volume commercialization of MobionTM fuel cells that are reliable, cost effective and present a value proposition to the customer will, in each case, have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Our cost to produce our current MobionTM fuel cell product exceeds the amount for which we can currently sell such product. If we are unable to reduce the costs of our MobionTM fuel cells, it will have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

The commercialization of MTI Micro's MobionTM fuel cell products also depends upon MTI Micro's ability to significantly reduce the costs of these systems and products, since they are currently substantially more expensive than systems and products based on existing technologies, such as rechargeable batteries. We cannot assure that MTI Micro will be able to sufficiently reduce the cost of these systems and products without reducing their performance, reliability and longevity, which would adversely affect consumers' willingness to buy our systems and products and therefore materially adversely affect MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Gillette may not be able to achieve commercialization of fuel refills on the timetable we anticipate, or at all, and the delay or failure to achieve such commercialization would have material adverse consequences on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We cannot guarantee that Gillette will be able to, or will choose to, develop, acquire or license commercially viable fuel refills for MobionTM fuel cell products on the timetable we anticipate, or at all. The commercialization of fuel refills for MobionTM fuel cell products requires substantial technological advances to improve the efficiency, functionality, reliability, cost and performance of these systems and products and to develop commercial volume manufacturing processes for these systems and products. Gillette's failure to supply fuel refills would have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

A viable market for micro fuel cell systems may never develop or may take longer to develop than we anticipate. If a market for fuel cells does not develop or is delayed, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Micro fuel cell systems for portable electronic devices represent an emerging market, and we do not know the extent to which our targeted distributors and resellers will want to purchase them and whether end-users will want to use them. The development of a viable market for our systems may be impacted by many factors that are out of our control, including:

- the cost competitiveness of other micro fuel cell systems;

- the future costs of materials used to build our systems;

- consumer reluctance to try a new product;

- consumer perceptions of our systems' safety;

- regulatory requirements; and

- the emergence of newer, more competitive technologies and products.

If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our product and we may be unable to achieve profitability, each of which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our first MobionTM fuel cell product introduction could fail due to technical, customer acceptance, safety or other reasons. Any such failure could have a material adverse effect on MTI Micro's and the Company's business plans and prospects.

Our shipment of MobionTM fuel cells to Intermec in December 2004 was our first shipment of this product. The fuel cells shipped to Intermec may experience problems, including problems with reliability, run time, customer acceptance or safety. If the fuel cells shipped to Intermec experience failures, it could result in a material adverse effect on MTI Micro's and the Company's business plans and prospects.

Alternatives to our technology could render our systems obsolete prior to commercialization, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our MobionTM fuel cells are one of a number of alternative portable power energy solutions being developed as replacements for batteries, including thin film batteries, extended life lithium batteries and other types of fuel cell technologies. Technological advances in existing battery technologies or other fuel cell technologies may render our micro fuel cell systems obsolete and this would materially adversely affect our business plans, prospects, results of operations and financial condition.

MTI Micro is dependent upon external OEMs to purchase certain of its products and integrate our MobionTM fuel cells into their products. If external OEMs do not purchase and integrate our MobionTM fuel cells into their products, our market will be very limited, which could have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

To be commercially useful, certain of our MobionTM fuel cells must be integrated into products manufactured by original equipment manufacturers, or OEMs. We cannot guarantee that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use MobionTM fuel cells. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for MobionTM fuel cells, which could have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

In order to achieve mass commercialization of MobionTM fuel cells, customers must be able to carry methanol fuel inside the passenger compartment of commercial airlines. If current airline, Federal Aviation Administration (FAA) and international regulations do not change, passengers will be unable to carry non-dilute methanol in the passenger compartments of airplanes, which will have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

Current airline and FAA regulations and certain international laws, regulations and treaties limit the amount and concentration of methanol that any passenger can carry aboard passenger planes. We believe that these regulations must change for mass commercialization of MobionTM fuel cell products to be possible, although we are not aware of any pending changes. If these regulations do not change, it would materially adversely affect MTI Micro's ability to achieve mass commercialization of MobionTM fuel cell products and have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We may be involved in intellectual property litigation that causes us to incur significant expenses or prevents us from selling our products, which could have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

In recent years, hundreds of fuel cell patents have been issued worldwide. Many of these patents are broadly written and encompass basic and fundamental theories of how fuel cells should or could work. As we continue to develop our technology, our designs may infringe the patent or intellectual property rights of others. Whether our technology infringes or not, MTI Micro and our Company may become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others. We may also commence lawsuits against others who we believe are infringing upon MTI Micro's rights. Involvement in intellectual property litigation could result in significant expense to MTI Micro and our Company, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not such litigation is resolved in our favor. In the event of an adverse outcome as a defendant or plaintiff in any such litigation, MTI Micro and the Company may, among other things, be required to:

- pay substantial damages;

- cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

- expend significant resources to develop or acquire non-infringing intellectual property;

- discontinue processes incorporating infringing technology; or

- obtain licenses to the infringing intellectual property.

We cannot guarantee that MTI Micro or the Company would be successful in such development or acquisition or that such license would be available upon reasonable terms. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

MTI Micro's products use potentially dangerous, flammable fuels, which could subject its business and the Company to product liability claims. Any such law suits or claims could have a material adverse effect on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

The sale of MobionTM fuel cells exposes MTI Micro and the Company to potential product liability claims that are inherent in methanol and products that use methanol. Methanol is flammable and therefore potentially dangerous. Any accidents involving MTI Micro's products or other methanol-based products could materially impede widespread market acceptance and demand for DMFCs which could have a material adverse effect on MTI Micro's and the Company's business plans and prospects. In addition, MTI Micro may be held responsible for damages beyond the scope of its insurance coverage. We also cannot predict whether MTI Micro will be able to maintain its insurance coverage on acceptable terms. Damages beyond the scope of MTI Micro's insurance coverage or the inability to maintain insurance coverage on acceptable terms would have a material adverse impact on MTI Micro's and the Company's business plans, prospects, results of operations and financial condition.

We have incurred losses and anticipate continued losses. If we do not become profitable and sustain profitability, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

As of December 31, 2004, we had an accumulated deficit of $66.624 million. For the year ended December 31, 2004, our net loss was $4.191 million, which includes a net gain of $3.626 million from sales of securities available for sale, and an operating loss of $13.592 million. We expect to continue incurring net losses from operations until we can produce sufficient revenues to cover costs. In order to achieve profitability, we must successfully achieve all or some combination of the following:

- develop new products for existing markets;

- sell these products to existing and new customers;

- increase gross margins through higher volumes and manufacturing efficiencies;

- control operating expenses; and

- develop and manage distribution capability.

Furthermore, we anticipate that we will continue to incur losses until we can produce and sell our fuel cell systems on a large-scale and cost-effective basis. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. Failure to do so will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our competitors may develop a cheaper, better product and bring that product to market faster than we can. If we do not create a competitive DMFC product or we are late to market, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

There are a number of other companies developing DMFCs. Some of our competitors may have better access to resources and capital than we do. Some of our competitors are much larger and have better access to manufacturing capacity, supply chains and distribution channels than we do. Some of our competitors may resolve technical or engineering issues before we do. Accordingly, one or more of our competitors may bring a mass commercial product to market before we do. In addition, one or more of our competitors may make a better or cheaper product than we can make. Failure to get to market with the best and most cost competitive DMFC product before our competitors would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We have limited experience manufacturing fuel cell systems on a commercial basis. If we do not achieve the necessary manufacturing capabilities, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

To date, we have focused primarily on research and development and have limited experience manufacturing micro fuel cell systems on a commercial basis. We are continuing to develop our prototype manufacturing capabilities and processes. We do not know whether the processes we have developed thus far will be capable of supporting large-scale, mass manufacturing, or whether we will be able to develop the other processes necessary for large-scale, mass manufacturing of MobionTM fuel cells, that meet the requirements for cost, schedule, quality, engineering, design, production standards and volume requirements. Failure to develop or procure such manufacturing capabilities will have a material adverse effect on the Company's business plans, prospects, results of operations and financial condition.

We may not be able to establish additional strategic relationships that we will need to complete our product development and commercialization plans. If we are unable to develop necessary strategic relationships on terms that are acceptable to us, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We believe that we will need to enter into additional strategic relationships in order to complete our current product development and commercialization plans on schedule. If we are unable to identify or enter into a satisfactory agreement with potential partners, we may not be able to complete our product development and commercialization plans on schedule or at all, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition. We may also need to scale back these plans in the absence of a partner, which would materially adversely affect our future business plans, prospects, results of operations and financial condition. In addition, any arrangement with a strategic partner may require us to issue a material amount of equity securities to the partner or commit significant financial resources to fund our product development efforts in exchange for their assistance or the contribution to us of intellectual property. Any such issuance of equity securities would reduce the percentage ownership of our then current shareholders, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We will rely on our partners to develop and provide components for our micro fuel cell systems. If our partners do not meet our quality, quantity, reliability or schedule requirements, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We depend on third parties to supply many of the components of our MobionTM fuel cell systems. A supplier's failure to develop and supply components in a timely manner, or to develop or supply components that meet our quality, quantity or cost requirements, or our inability to obtain substitute sources of these components on a timely basis or on terms acceptable to us, would harm our ability to manufacture our fuel cell systems. In addition, to the extent that our supply partners use technology or manufacturing processes that are proprietary, we may be unable to obtain comparable components from alternative sources. Failure to do so will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

In addition, platinum is a key material in our micro fuel cells. Platinum is a scarce natural resource and we are depending upon a sufficient supply of this commodity. While we do not anticipate significant near or long-term shortages in the supply of platinum, any such shortages would adversely affect our ability to produce commercially viable fuel cell systems or significantly raise our cost of producing our fuel cell systems.

Our inability to deliver a commercially viable MobionTM fuel cell on time, or at all, will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We introduced our first MobionTM fuel cell product in limited quantities during December 2004. There may be technical or engineering challenges we have not anticipated, issues of reliability for our device, an inability for our device to be integrated into existing electronic devices, difficulties in obtaining materials or components, or problems with manufacturing or distribution, and many other problems that we have not, and perhaps could not anticipate. All of these issues could delay or prohibit further releases of additional MobionTM fuel cell products, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Failure to achieve future product development or commercialization milestones will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We have established aggressive product development and commercialization milestones and dates for achieving development goals related to technology and design improvements. We use these milestones to assess our progress toward developing commercially viable fuel cell systems. Delays in our product development will likely have a material impact on our commercialization schedule. If we experience delays in meeting our development goals or if our micro fuel cell systems exhibit technical defects or if we are unable to meet cost, performance or manufacturing goals, including power output, useful life and reliability, our commercialization schedule will be delayed. In this event, potential purchasers of our initial commercial systems may choose alternative technologies and any delays could allow potential competitors to gain market advantages. We cannot assure that we will successfully achieve our milestones in the future and the failure to achieve such milestones would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we are deemed to be an investment company and cannot find a safe harbor or exemption, and fail to register as an investment company, we may be forced to sell our interests in Plug Power, which may result in losses on such sales and unintended tax consequences.

Our securities available for sale constitute investment securities under the Investment Company Act of 1940. In general, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions and exemptions.

Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exemption or safe harbor provision applies. If we were to be deemed an investment company, we would become subject to the requirements of the Investment Company Act. As a consequence, we would be prohibited from engaging in certain businesses or issuing certain securities, certain of our contracts might be voidable, and we might be subject to civil and criminal penalties for noncompliance.

Until 2001, we qualified for a safe harbor exemption under the Investment Company Act based upon the level of our ownership of shares of Plug Power and our influence over its management or policies. However, since we began selling shares of Plug Power, this safe harbor exemption is no longer available.

On December 3, 2001, we made an application to the SEC requesting that they either declare that we are not an investment company because we are primarily engaged in another business or exempt us from the provisions of the Investment Company Act. The Company amended this application on October 20, 2003. This application is pending. If our application is not granted, we will have to find another safe harbor or exemption that we can qualify for, which may include a one year safe harbor granted by the Investment Company Act, or become an investment company subject to the regulations of the Investment Company Act.

If we were deemed to be an investment company and could not find another safe harbor or exemption and failed to register as an investment company, the SEC could require us to sell our interests in Plug Power, until the value of these securities is reduced below 40% of total assets. This could result in sales of our securities in quantities of shares at depressed prices and we may never realize anticipated benefits from, or may incur losses on, these sales. Further, we may be unable to sell some securities due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when selling assets.

Our stock price may fluctuate as the value of Plug Power's share price fluctuates. Such price fluctuations may cause an investor to lose some or all of their investment.

A primary asset of the Company is the shares of Plug Power common stock it owns. As of December 31, 2004, the Company owned 5,593,227 shares of common stock in Plug Power, which is a publicly traded company. Pursuant to our agreement with Fletcher, we deposited 2,700,000 shares of Plug Power common stock in escrow to satisfy our potential obligation to sell such shares to Fletcher. The number of shares Fletcher may purchase and the exercise price therefore are subject to fluctuation based on the market price of our common stock and the market price of Plug Power stock. Accordingly, Fletcher may, in certain instances, purchase shares of Plug Power common stock at a price below the fair market value of such shares. The market price of the Plug Power common stock may fluctuate due to market conditions and other conditions over which the Company has no control. Fluctuations in the market price of Plug Power's common stock may result in fluctuations in the market price of the Company's common stock which could result in the loss of part or all of a shareholder's investment.

We are partially dependent on the success of Plug Power, which is in the developmental stage. There is no assurance Plug Power will be successful. Plug Power's failure may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our success is partially dependent on the success of Plug Power. Plug Power, a developer of on-site electric power generation systems utilizing Proton Exchange Membrane, has stated that it is a development stage company and it does not know when or whether it will successfully complete research and development of commercially viable on-site energy products. If Plug Power is unable to develop commercially viable on-site energy products, it will not be able to generate sufficient revenue to become profitable. There is no assurance Plug Power will successfully develop a commercial product, or if it does, that it will do so in the time frames predicted. Plug Power's failure to successfully develop a commercial product could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

If we are not successful in protecting our patents and intellectual property, it will have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Patent and trade secret rights are of material importance to us. No assurance can be given as to the issuance of patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by us, or Plug Power, it would be costly to pursue an enforcement action and would divert funds and resources which otherwise could be used in operations. Furthermore, there can be no assurance that an enforcement action would be successful.

In addition to our patent rights, we also rely on treatment of our technology as trade secrets and upon confidentiality agreements. These agreements may be breached, and we may not have adequate remedies for any breach. Our inability to obtain patents, as well as to protect and enforce any patents that are issued as well as trade secrets, could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our inability or failure to manage change effectively may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

We continue to undergo rapid change in the scope and breadth of our operations as we advance the development of our micro fuel cell products. Such rapid change is likely to place a significant strain on our senior management team and other resources. We will be required to make significant investments in our engineering, logistics, financial and management information systems and to motivate and effectively manage our employees. Our business plans, prospects, results of operations and financial condition could be harmed if we encounter difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid change.

The sale of a substantial amount of our common stock in the public market could materially decrease the market price of our common stock.

As of December 31, 2004, First Albany Corporation owned approximately 9.53% percent of our outstanding common stock. A lock-up agreement that had prohibited it from selling its shares of our stock expired on December 20, 2004. Accordingly, these shares have the potential to be publicly traded, perhaps in large blocks. In addition, we agreed as part of the 2004 Private Placement with Fletcher to register for resale shares of our common stock owned by Fletcher. If a substantial amount of our common stock were sold in the public market, or even targeted for sale, it could have a material adverse effect on the market price of our common stock and our ability to sell common stock in the future.

Our share price could be subject to extreme price fluctuations, and shareholders could have difficulty trading shares.

The markets for high technology companies in particular have been volatile, and the market price of our common stock, which is traded on The Nasdaq National Market under the symbol MKTY, has been and may continue to be subject to significant fluctuations. Fluctuations could be in response to operating results, announcements of technological innovations or new products by us, Plug Power, or by our competitors, patent or proprietary rights developments, and market conditions for high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of our common stock and the ability of stockholders to dispose of our common stock.

General economic conditions may affect investors' expectations regarding our financial performance and adversely affect our stock price, which may result in a material adverse effect on our business plans, prospects, results of operations and financial condition.

Certain industries in which we sell and intend to sell products, such as the energy and semiconductor industries are highly cyclical. In the future, our results may be subject to substantial period-to-period fluctuations as a consequence of the industry patterns of our customers, general or regional economic conditions, and other factors. These factors may also have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Current shareholders may be diluted as a result of additional financings.

If we raise additional funds through the sale of equity or convertible debt securities in either the Company or MTI Micro, current shareholders' percentage ownership will be reduced. In addition, these transactions may dilute the value of common stock outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot assure that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

The loss of key employees may have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our success will depend, in large part, upon our ability to attract, motivate and retain highly qualified scientists and engineers, as well as highly skilled and experienced management, sales and technical personnel. Competition for these personnel is intense, and there can be no assurance that we will be successful in attracting, motivating or retaining key personnel. Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Forward-Looking Statements

This prospectus and any prospectus supplement contain forward-looking statements that involve risks and uncertainties. Any statements contained in this prospectus or any prospectus supplement that are not statements of historical fact may be forward-looking statements. When we use the words "anticipates," "plans," "expects," "believes," "should," "could," "may," "will" and similar expressions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. These factors include, among others:

- our need to raise additional financing;

- Fletcher's decision whether to exercise its additional investment rights and the price at which Fletcher purchases shares;

- risks related to developing direct methanol micro fuel cells, or DMFCs, and whether we will ever successfully develop commercially viable DMFCs;

- risks related to our first MobionTM fuel cell product delivered in December 2004, including reliability, run time, customer acceptance and safety;

- market acceptance of DMFCs;

- the potential for early termination of our agreement with Gillette and its Duracell division;

- our inability, or Gillette's inability, to develop DMFCs or fuel refills on our planned schedule;

- our dependence on OEMs integrating DMFCs into their devices;

- the need for current regulations to change to permit methanol to be carried onto airplanes for DMFCs to achieve mass market commercialization;

- risks related to the flammable nature of methanol as a fuel source;

- intense competition in the DMFC and instrumentation businesses;

- our dependence on the success of Plug Power Inc.;

- risks related to protection and infringement of intellectual property;

- our history of losses;

- the historical volatility of our stock prices;

- the risk we may become an inadvertent investment company;

- general market conditions; and

- other factors referred to under the caption "Risk Factors" above.

Except as may be required by applicable law, we do not undertake or intend to update or revise our forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this prospectus or any prospectus supplement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

Use of Proceeds

We will receive no proceeds from the sale of the shares by the selling security holders. We will pay certain expenses related to the registration of the shares of common stock.

Selling Security Holders

The shares of our common stock that are being registered for resale under this prospectus were issued in connection with Fletcher's exercise of an investment right issued in connection with the 2004 Private Placement that was exempt from the registration requirements of the Securities Act of 1933. Such shares are "restricted securities" under the Securities Act.

The selling security holders may from time to time offer and sell pursuant to this prospectus the respective number of shares of our common stock as are set forth opposite their names in the table below. The following table sets forth the name of each selling security holder and the following information, based on information they have provided to us, as of April 12, 2005:

- the number of shares of our common stock beneficially owned by each selling security holder;

- the maximum number of shares that may be offered for sale by such selling security holder under this prospectus;

- the number of shares beneficially owned by each selling security holder, assuming all such shares are sold; and

- the percentage of our outstanding common stock beneficially owned by such selling security holder.

The selling security holders may offer all, some or none of the common stock shown in the table. Because the selling security holders may offer all or some portion of the common stock, we have assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling security holders upon termination of sales pursuant to this prospectus.

Name of Selling Security holder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Offered Hereby	Common Stock Beneficially Owned After Completion of the Offering	Percentage of Outstanding Common Stock Beneficially Owned After Completion of the Offering
Fletcher International, Ltd.	2,968,845(1)	1,328,242	1,640,603	5.12%(2)

(1) Represents 200,000 shares of common stock owned by Fletcher, 1,261,829 shares of common stock purchased by Fletcher in connection with the exercise of an investment right received in the 2004 Private Placement, 66,413 shares of common stock issued to Fletcher on April 20, 2005 without any payment required on its part due to the Company's failure to meet the March 22, 2005 registration deadline for the 1,261,829 shares of common stock and 1,440,603 shares of common stock that Fletcher may acquire pursuant to the exercise of its additional investment rights acquired in connection with the 2004 Private Placement. Pursuant to a contractual limitation, Fletcher may not acquire any shares of common stock pursuant to exercises of additional investment rights without first providing us sixty-five days notice of such exercise if such exercise would result in Fletcher beneficially owning more than 9.25% of the total outstanding number of shares of our common stock. Includes shares held in one or more accounts managed by Fletcher Asset Management, Inc. ("FAM") for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. An investment advisory agreement between FAM and Fletcher gives FAM the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, Fletcher and FAM may each beneficially own the securities registered under the registration statement of which this prospectus is a part. Additionally, by virtue of Alphonse Fletcher, Jr.'s position as chairman and chief executive officer of FAM, Mr. Fletcher may have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be a beneficial owner of these securities.

(2) Calculated based on the number of shares of common stock outstanding as of March 31, 2005.

None of the selling security holders has had any material relationship with us or our affiliates within the past three years.

Plan of Distribution

The selling security holders, their affiliates and their successors, which term includes their transferees, pledgees or donees or their successors in interest, may offer and sell, from time to time, our common stock directly to purchasers (including pledgees) or through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire shares as principals, who will act independently of us in making decisions with respect to the timing, manner and size of each sale, and who may receive compensation in the form of discounts, concessions or commissions from the respective selling security holders or the purchasers. Any shares sold through underwriters may be resold at different times in one or more transactions, including negotiated transactions, at fixed prices, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any public offering price and any discounts or concessions allowed or disallowed to be paid to dealers may be changed at different times. Such discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be usual and customary or specifically negotiated in connection with their sales. Such sales may be effected in transactions:

- which may involve crosses or block transactions,

- on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale,

- in the over-the-counter market,

- otherwise than on such exchanges or services or in the over-the-counter market,

- through the writing of options, whether such options are listed on an options exchange or otherwise,

- through a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction,

- through a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account,

- involving an ordinary brokerage transaction or a transaction in which the broker-dealer solicits purchasers,

- that are privately negotiated,

- by pledge to secure debts or other obligations,

- to cover hedging transactions (other than "short sales" (as defined in Rule 3b-3 under the Securities Exchange Act of 1934)) made pursuant to this prospectus,

- through an underwritten offering, or

- through a combination of the above methods of sale.

At the time a particular offering of our common stock is made, if required, a supplement to this prospectus or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of common stock being offered, the names of the selling security holders, the respective purchase prices and public offering prices, the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers, that such broker-dealer(s) did not conduct any investigation to verify the information set forth in this prospectus and other facts material to the transaction. Each broker-dealer that receives the common stock for its own account pursuant to this prospectus must acknowledge that it will deliver the prospectus and any prospectus supplement in connection with any sale of common stock. If required, this prospectus may be amended or supplemented on a continual basis to describe a specific plan of distribution.

In addition, upon receiving notice from a selling security holder that a donee, pledgee or transferee or other successor-in-interest intends to sell shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the transferee. In connection with the 2004 Private Placement, we have agreed with the selling security holder to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the later of (a) the second anniversary of the issuance of the last share that may be issued, or (b) such time as all shares issued or issuable to the selling security holder can be sold by the selling security holder or its affiliates within a three-month period without compliance with the registration requirements of Rule 144 of the Securities Act of 1933; or (2) the date that all shares covered by the registration statement have been sold by the selling security holder or its affiliates.

The aggregate proceeds to the selling security holders from the sale of our common stock offered by them hereby will be the purchase price of such shares of common stock less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering, but we will receive the exercise price if Fletcher exercises its additional investment rights to obtain additional shares of common stock, unless such exercise is effected on a net exercise basis.

Our outstanding common stock is included for quotation on the Nasdaq National Market.

In order to comply with the securities laws of certain jurisdictions, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Selling security holders who are deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 will be subject to the prospectus delivery requirements of the Securities Act of 1933. We will make copies of this prospectus available to the selling security holders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. Neither the delivery of any prospectus, or any prospectus supplement, nor any other action taken by the selling security holders or any purchaser relating to the purchase or sale of the common stock under this prospectus shall be treated as an admission that any of them is an underwriter within the meaning of the Securities Act of 1933 relating to the sale of any shares. In connection with the 2004 Private Placement, the selling security holders have agreed not to engage in "short sales" (as defined in Rule 3b-3 of the Exchange Act) of common stock; however, selling security holders are not prohibited from engaging in any transaction in any stock index, portfolio or derivative in which the common stock is a component. Further, the selling security holders may (1) enter into transactions with brokers, dealers or others, who in turn may engage in sales, including short sales, of the shares in the course of hedging the positions they assume, (2) deliver shares to close out hedging transactions or derivative security positions or (3) loan shares to brokers, dealers or others that may in turn sell such shares. The brokers, dealers or others referred to in (1) above may engage in those transactions referred to in (1), (2) or (3) above through this prospectus. The selling security holders may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer of the shares. The broker-dealer or other financial institution may then resell or transfer these shares through this prospectus. The selling security holders may also loan or pledge theirs shares to a broker-dealer or other financial institution. The broker-dealer or financial institution may sell the shares which are loaned or pursuant to a right to rehypothecate while pledged, or upon a default, the broker-dealer or other financial institution may sell the pledged shares by use of this prospectus. The broker-dealer or other financial institution may use shares pledged by the selling security holders or borrowed from the selling security holders or other to settle those sales or to close out any related open borrowings of shares, and may use securities received from the selling security holders in settlement of those derivatives to close out any related open borrowings of shares.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There is no assurance that any selling security holder will sell any or all of the common stock described herein, and any selling security holder may transfer, devise or gift such securities by other means not described in this prospectus.

We entered into an agreement for the benefit of the selling security holders to register their common stock under applicable federal and state securities laws under particular circumstances and at specified times. We will pay all of our expenses, and the selling security holders will pay all of their expenses, incident to the offering and sale of the common stock.

We also have agreed to indemnify the selling security holders from certain damages or liabilities arising out of or based upon any untrue or alleged untrue statement of a material fact contained in, or material omission or alleged omission from, the registration statement of which this prospectus is a part, except to the extent the untrue or alleged untrue statement or omission or alleged omission was made in reliance upon written information furnished for inclusion herein by such selling security holders. The selling security holders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933. The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of common stock and activities of the selling security holders.

Description of Common Stock

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that the selling security holders may offer under this prospectus. For the complete terms of our common stock, please refer to our certificate of incorporation and by-laws, which are filed as exhibits to the registration statement which includes this prospectus. New York corporate law may also affect the terms of these securities. Under our certificate of incorporation we are authorized to issue 75,000,000 shares of common stock, $1.00 par value per share. As of March 31, 2005, we had 30,610,213 shares of common stock outstanding held by approximately 15,900 stockholders of record.

Our common stock is listed on the Nasdaq National Market under the symbol "MKTY." Each share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. All outstanding shares of common stock are fully paid and nonassessable and all shares of common stock offered and sold pursuant to this prospectus and any prospectus supplement, upon delivery, will be fully paid and nonassessable.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Legal Matters

The validity of the common stock being offered hereby will be passed upon for us by Wilmer Cutler Pickering Hale and Dorr LLP, New York, New York.

Experts

The financial statements included in this prospectus for the years ended December 31, 2004, 2003 and 2002 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Business

Overview

Mechanical Technology Incorporated, ("MTI" or the "Company"), a New York corporation, was incorporated in 1961. The Company is primarily engaged in the development and commercialization of MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. ("MTI Micro"), and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. ("MTI Instruments"). MTI also co-founded and retains a minority interest in Plug Power Inc. ("Plug Power") (Nasdaq: PLUG), a designer and developer of on-site energy systems based on proton exchange membrane fuel cells.

Operations

MTI's operations are conducted through MTI Micro, a majority-owned subsidiary, and MTI Instruments, a wholly-owned subsidiary. The Company currently owns approximately 89% of the outstanding common stock of MTI Micro and strategic partners, MTI Micro employees and MTI Micro board members own the remaining 11%. Officers, directors and employees of MTI and MTI Micro also hold options to purchase shares of MTI Micro common stock representing approximately 15% of MTI Micro's outstanding common stock on a fully diluted basis as of December 31, 2004. Such options either have vested or will vest within the next four years.

The Company formed MTI Micro as a subsidiary on March 26, 2001 to develop direct methanol micro fuel cells ("DMFCs") for portable electronics. DMFCs generate energy through the chemical reaction of methanol and water in the presence of a catalyst. In December 2004, MTI Micro shipped its first low volume production of MobionTM fuel cell systems for use in hand held Radio Frequency Identification ("RFID") tag readers. Although this product shipment was an important milestone, the Company and MTI Micro recognize that significant technical, engineering, manufacturing, cost and marketing challenges remain before MobionTM fuel cells can become commercially viable or available.

MTI Instruments, formerly the Advanced Products Division of our Company, was incorporated as a subsidiary on March 8, 2000. MTI Instruments has three product groups: general gaging, semiconductor and aviation. These products consist of electronic, computerized general gaging instruments for position, displacement and vibration applications; semiconductor products for wafer characterization of semi-insulating and semi-conducting wafers; and engine balancing and vibration analysis systems for aircraft. MTI Instruments' strategy is to continue to enhance and expand its product offerings with the goal of increasing market share and profitability.

Products and Services

MTI Micro

MTI Micro designs and develops MobionTM fuel cells for portable power applications. MTI Micro plans to develop and deliver products to the industrial and military markets in 2006 and continues to work on its consumer product introduction which it anticipates will follow introduction of military market products. Nonetheless, significant challenges remain and MTI Micro's product development efforts continue to focus on the principal technological challenges of reliability, cost, manufacturability, energy density, size and operating latitudes. Specification targets for each of the technological issues vary depending on target markets and customer requirements.

A direct methanol micro fuel cell is a portable power source that converts the chemical energy of methanol into useable electrical energy. The Company believes MobionTM fuel cell systems could eventually have an energy density of five to ten times that of current Lithium-Ion ("Li-Ion") batteries. In addition, if and when MobionTM fuel cells are ready to be sold in mass-commercial markets, they should be able to power a wireless electronic device for longer periods of time than Li-Ion batteries without recharging/refueling, and be instantly refueled without the need for a power outlet or a lengthy recharge.

The MobionTM technology platform can be customized to provide portable power for a number of applications depending on the power level, required run time and size requirements.

During the fourth quarter of 2004, MTI Micro received a purchase order for 50 Systems and in December 2004, MTI Micro delivered 25 low volume production MobionTM fuel cell systems to a customer for integration into a hand held RFID tag reader. These fuel cell systems are expected to extend the operating time of the current battery in the RFID tag reader by two to three times, depending on usage patterns between refueling. Such fuel cells may also be instantly refueled. The product-related revenue associated with these 25 Systems is subject to warranty obligations and has been deferred.

Our initial product is a low volume production Mobion™ fuel cell system ("System"), and is intended to offer instant cord-free recharging, using a replaceable fuel cartridge, and extended run times between charges from three to five times longer when compared to existing Li-Ion battery technology. Subsequent enhancements to our Systems are expected to expand the market opportunity for fuel cells by lowering the cost, decreasing operating and maintenance costs, increasing efficiency and improving reliability. This product is fueled by 100% methanol and can be recharged using a replaceable fuel cartridge. Subsequent derivations of the initial Mobion™ platform are expected to enable products for applications in the mass commercial portable electronics industry.

The commercialization of MTI Micro's MobionTM fuel cell products also depends upon MTI Micro's ability to significantly reduce the costs of these systems and products, since they are currently substantially more expensive than systems and products based on existing technologies, such as rechargeable batteries. We cannot assure that MTI Micro will be able to sufficiently reduce the cost of these systems and products without reducing their performance, reliability and longevity.

MTI Micro has also developed prototype DMFC systems for military customers, including the RF Communications Division of Harris Corporation ("Harris"), a supplier of military communication devices, Army Research Laboratories, and other branches of the U.S. military. Pursuant to its initial agreement with Harris, MTI Micro delivered prototypes during 2003 and 2004. The Company also delivered prototypes of both its high and low power MobionTM fuel cells during 2004.

MTI Instruments

MTI Instruments is involved in the design, manufacture and sale of high-performance test and measurement instruments and systems. MTI Instruments' product development efforts are currently focused on a new calibrator for the PBS product line, and the enhancement to current PBS jet engine balancing systems and semiconductor products. MTI Instruments has three product groups: general gaging, semiconductor and aviation.

General Gaging - Gaging products include laser, fiber-optic and capacitance systems that measure a variety of parameters including displacement, position, vibration and dimension.

Listed below are selected products that MTI Instruments offers to its customers, including the Microtrak™ II which features state-of-the-art laser triangulation technology for precise measurements of displacement, position, vibration and thickness.

Product	Description	Markets Served
Microtrak™ II	High speed laser sensor utilizing the latest complementary metal-oxide semiconductor/charge-coupled device technology.	Data storage, semiconductor and automotive industries. Data storage, semiconductor and automotive industries.
MTI-2100 Fotonic™ Sensor	Fiber-optic based vibration sensor with extremely high frequency response.
Accumeasure™ 9000	Ultra-high precision capacitive gaging system offering nanotechnology accuracy.	Data storage, semiconductor and automotive industries.

Semiconductor - Semiconductor products include a complete line of non-contact measurement systems for the semiconductor industry. Systems range from manual to fully automated and measure thickness, bow, warp, resistivity, site and global flatness for all wafer materials.

The Company believes MTI Instruments is well positioned in the semiconductor market with a line of semiconductor products and an active presence in the market. Some products in this category include:

Product	Description	Markets Served
ProformaTM AutoScan 200

Fully automated wafer characterization system for measuring thickness, total thickness variation ("TTV"), bow, warp, bulk resistivity, site and global flatness. The Proforma™ AutoScan 200 features pick and place robotics, laser cassette scanning, auto-sensing cassette stands for wafers of 75 - 200 mm diameter and a modular design for easy upgrades.

Wafer metrology segment of the semiconductor industry.
ProformaTM 200SA	Semi-automated, full wafer surface scanning for thickness, TTV, bow, warp, site and global flatness. The Proforma™ 200SA can be used for all wafer materials and accommodates diameters of 75 - 200 mm.	Wafer metrology segment of the semiconductor industry.
ProformaTM 300

Manual, non-contact measurement of wafer thickness, TTV and bow. The Proforma™ 300 measures all wafer materials including Silicon, Gallium-Arsenide, Indium-Phosphide and wafers mounted to sapphire or tape. The Proforma™ 300/G can accept wafers from 50 to 300 mm.

Wafer metrology segment of the semiconductor industry.

Aviation - Aviation products include vibration analysis and engine trim balance instruments and accessories for commercial and military jets. These products are designed to quickly pinpoint engine problems and eliminate unnecessary engine removals. Selected products in this area include:
Product	Description	Markets Served
PBS-4100 Portable Balancing System

The standard of the aviation industry worldwide, the portable PBS-4100 detects if an engine has a vibration problem or a trim balance problem. This system works on all engine types and models from all engine manufacturers.

Major commercial airlines, regional carriers, and the U.S. Military.
Product	Description	Markets Served
PBS-4100R Test Cell Vibration Analysis & Trim Balance System	Advanced trim balancing and diagnostic features for engine test cells.	Major commercial airlines, regional carriers, and the U.S. Military
PBS-3300	A compact balancing and vibration system for use in mobile test cells and distributed test stands.	Major commercial airlines, regional carriers, and the U.S. Military.

MTI Instruments' largest customers include the U.S. Air Force and companies in the computer, electronic, semiconductor, automotive, aerospace, aircraft and bioengineering fields. In 2004, the U.S. Air Force accounted for $3.508 million or 46.7% of product revenues; in 2003, the U.S. Air Force accounted for $2.261 million or 40.8% of product revenues; in 2002, the U.S. Air Force accounted for $1.854 million or 34.6% of product revenues and ASML accounted for $.546 million or 10.2% of product revenues.

Financing Arrangements

Private Placement

The Company entered into a financing transaction with Fletcher International, Ltd. ("Fletcher"), on January 29, 2004 and amended the terms of such transaction on May 4, 2004. As of the date of this Annual Report, Fletcher has purchased 2,680,671 shares of our common stock pursuant to such financing transaction. In addition, Fletcher has the right to purchase an additional $20 million of MTI's common stock, on one or more occasions, at a price of $6.023 (adjusted from $6.34) per share at any time prior to December 31, 2006. Fletcher also has the right to receive MTI shares without payment upon the occurrence of certain events, including but not limited to, failing to register for resale with the SEC shares purchased by Fletcher on the time table agreed to, a restatement of the Company's financial statements, change of control of the Company and issuance of securities at a price below Fletcher's purchase price. We have filed registration statements covering all of the shares purchased by Fletcher as of the date of the Annual Report and in the event of any additional purchases we are similarly obligated to file one or more registration statements covering the resale of such shares. Fletcher also has the right to purchase up to 2,700,000 shares of Plug Power common stock owned by us, potentially at a discount to the market price of such shares at the time of purchase. See "Business Transactions - Private Placement" for a more detailed discussion of the 2004 private placement.

We filed a registration statement on January 6, 2005 covering the resale of 1,261,829 shares of our common stock purchased by Fletcher on December 22, 2005. The Company failed to meet its contractual obligation with Fletcher to have such registration statement declared effective by March 22, 2005 and therefore under the terms of the Fletcher agreement we were required to issue additional shares of common stock to Fletcher and the exercise price for the Fletcher additional investment rights has been reduced to $6.023 per share. We are required to issue a number of shares of common stock that will result in Fletcher having effectively made its December 2004 investment at a price per share that is lower than the actual price paid. We refer to this reduced exercise price as the "deemed exercise price." More specifically, for each month during which we fail to satisfy the registration requirement, the deemed exercise price is reduced by $0.317 per share. As a consequence, on April 20, 2005 we issued 66,413 shares of common stock to Fletcher without any additional payment required by Fletcher, representing a deemed exercise price for Fletcher's December 2004 investment of $6.023 per share. Such deemed exercise price (as well as the exercise price for the Fletcher additional investment rights) will be further reduced by $0.317 per share, and we will be obligated to issue additional shares to Fletcher reflecting the new deemed exercise price, at the commencement of each additional month if on such date the above-referenced registration statement is not effective. In addition, we are required to file a registration statement covering the resale of any such additional shares issued to Fletcher.

MTI Micro

MTI Micro is a majority-owned subsidiary of the Company. The Gillette Company ("Gillette") entered into a strategic alliance agreement with the Company on September 19, 2003, whereby MTI Micro, Gillette and Gillette's Duracell business unit will seek to jointly develop and commercialize micro fuel cell products to power high-volume, low-power, hand-held and mass market portable consumer devices. On August 18, 2004, the parties amended this agreement. Pursuant to the agreement, Gillette purchased 1,088,278 shares of MTI Micro common stock (representing approximately 2.97% of MTI Micro's outstanding common stock at the time of investment) at a price of $.92 per share for $1 million. In connection with this agreement, Gillette may make additional investments of up to $4 million subject to agreed milestones. For a more detailed discussion of the Gillette agreements, see "Business Transactions - Gillette".

First Albany Companies Inc. ("FAC")

As of December 31, 2004, FAC owned 2.9 million shares of the Company's common stock. MTI has no agreements with FAC concerning the disposition of such shares. Such shares are not registered securities; therefore, FAC may only sell the Company's shares pursuant to an effective registration statement or pursuant to an exemption from the registration requirements of the Securities Act of 1933. As long as FAC is not an affiliate of the Company, we believe that FAC may sell such shares pursuant to Rule 144(k) promulgated under the Securities Act and without respect to volume limitations pursuant to Rule 144(e).

Business Strategy

MTI operates in two segments, the New Energy segment, which is conducted through MTI Micro and the Test and Measurement Instrumentation segment, which is conducted through MTI Instruments.

New Energy

MTI Micro's business strategy is to develop a robust, reliable, manufacturable, cost-effective technology platform for MobionTM fuel cells and then use that technology to target military, vertical and horizontal consumer portable electronic device markets.

The potential military markets include extended life power sources for weapons, sensors and other mission critical devices for the war on terror. The potential vertical markets include industrial products, including portable communications devices, wireless scanners, hand-held inventory control devices and electronic healthcare products. The potential horizontal markets span a broad range of consumer mass-market portable electronic devices such as personal digital assistants ("PDAs"), cell phones, global positioning systems and digital cameras. Due to needs and characteristics of selected vertical markets, MTI Micro intends to enter targeted military and vertical markets prior to seeking entry into horizontal consumer markets.

The product specifications required to successfully penetrate MTI Micro's targeted markets vary depending on the device being powered. Weight, volume, peak power, environmental conditions, power duration and reliability are all factors that pose limiting thresholds on MobionTM fuel cell introduction and acceptance. Therefore, MTI Micro will target products that have specifications that intersect its technology roadmap at various stages of development, so that it can introduce products earlier, while building its supply chain, manufacturing capabilities and key Original Equipment Manufacturers ("OEMs") relationships.

As a result of discussions with its partners, government agencies, OEMs and others, MTI Micro has developed a commercialization strategy that consists of three overlapping phases (industrial, military and consumer) for market introduction of MobionTM fuel cells. This tiered approach is intended to enable MTI Micro to gradually penetrate each of its selected markets.

MTI Micro's management met all of its 2004 milestones culminating with MTI Micro's first MobionTM portable product shipment described above. To move the Company forward in 2005, the Company has set the following milestones for MTI Micro:

  Deliver sensor power-pack prototypes to the U.S. military for testing during the second quarter;
  Deliver a soldier radio power-pack prototype during the third quarter;
  Develop an engineering prototype with a replaceable fuel refill for the consumer market, also during the third quarter;
  Enter into an agreement with a lead customer/partner for the sensor product by the end of 2005; and
  By the end of 2005, to enter into an agreement with a lead OEM for the joint development of a consumer product.

Strategic Partnerships

MTI Micro intends to sell to multiple industries and enable OEMs to enhance existing product offerings. MTI Micro's strategy is to team with appropriate players in each of its targeted markets. In parallel with its product introduction strategy, MTI Micro plans to leverage joint development activities and other formal partnerships with key component and subsystems suppliers. MTI Micro also intends to rely heavily on OEMs as distribution channels for early vertical product introductions. MTI Micro anticipates that the nature of these relationships will vary, and as MTI Micro continues to mature and move forward with its product commercialization, such relationships will become increasingly important.

Agreements

The Gillette Company ("Gillette"). On September 19, 2003, MTI Micro entered into a strategic alliance agreement with Gillette whereby MTI Micro, Gillette and Gillette's Duracell business unit will seek to jointly develop and commercialize complementary micro fuel cell products to power future mass market, high volume and portable consumer devices.

The agreement provides for a multi-year exclusive partnership for the design, development and commercialization of a low power direct methanol micro fuel cell power system and a compatible fuel refill system. The strategic alliance agreement has three main components. First, Gillette and MTI Micro shall work together from a technical and marketing perspective to help create a market for micro fuel cells. Second, for a period of time, MTI Micro will receive a percentage of net revenues related to Gillette's sale of fuel refills for micro fuel cells. Third, Gillette has made, and may make in the future equity investments in MTI Micro. In addition, on September 19, 2003, Gillette made an initial $1 million investment in MTI Micro common stock and may make additional investments of up to $4 million subject to agreed milestones related to technical and marketing progress. As part of the agreement, MTI agreed to provide enough funding to MTI Micro to cover all operational costs for the first two years of the agreement. MTI satisfied this obligation in April 2004.

MTI Micro has not yet achieved the milestone necessary for the investment of the next $1 million in additional funds by Gillette. We do not expect this to occur, if at all, until late 2005 or 2006. Based on the current rate of progress with Gillette, we anticipate that Gillette will not invest the remaining $3 million until the end of 2008, if at all.

As part of the strategic alliance, MTI Micro transferred patents and other intellectual property related to fuel refill systems to Gillette, and Gillette transferred patents and other intellectual property related to DMFCs for hand held devices to MTI Micro. The patents and other intellectual property transferred to Gillette and any other intellectual property related to fuel refill systems for fuel cells for handheld devices, will be held in a licensing pool, which either party may license upon payment of a royalty fee. Both MTI Micro and Gillette will share in royalties related to the license of any intellectual property from the licensing pool.

The strategic alliance agreement is terminable by either party for cause at any time. In addition, either party may terminate the agreement without cause, if the other party does not meet the milestones set forth in the work plan through delivery of mutually agreed upon "deliverables" on milestones dates, as defined in the agreement and the work plan.

On August 18, 2004, MTI Micro entered into an amendment to the multi-year strategic alliance agreement. The amendment clarified the nature of the deliverables for the third and fourth milestones in the work plan; added an additional milestone; and changed the due dates for the third and fourth milestones. MTI Micro also granted a non-exclusive license to Gillette to any improvements by MTI Micro to intellectual property developed by Gillette.

MTI Micro is currently working collaboratively with Gillette to complete the third milestone which is due in May 2005.

For a more detailed discussion of the Gillette agreement, see "Business Transactions - Gillette"

Harris Corporation ("Harris"). In November 2002 and October 2003, MTI Micro entered into agreements with the RF Communications Division of Harris to develop micro fuel cell system prototypes for potential use in Harris' radios. Under the agreements, MTI Micro delivered to Harris DMFC system prototypes during the first and second quarters of 2003 and the second quarter of 2004. MTI continues to work with Harris to explore new opportunities for MobionTM products.

Flextronics International USA, Inc. ("Flextronics"). In November 2004, MTI Micro entered into a Design Services Agreement with Flextronics for design and development, pre-production design manufacturing engineering, prototyping and first article manufacturing of MTI Micro's MobionTM fuel cell systems. As part of this agreement, Flextronics will also provide services to MTI Micro pursuant to the Company's $3 million grant from the Department of Energy ("DOE").

Intermec Technologies Corporation ("Intermec"). In December 2004, MTI Micro delivered low volume production models of its MobionTM fuel cell system to Intermec for integration into a hand held Intermec RFID tag reader. MTI expects to deliver additional units in low volumes to Intermec during 2005 and provide service and assistance to Intermec as Intermec ships products containing MobionTM fuel cell systems to its customers. Intermec is currently working to install MobionTM fuel cell systems into its RFID handles.

Pursuant to the agreement with Intermec, MTI Micro agreed to warranty the MobionTM fuel cell systems shipped for a period of fifteen months. MTI Micro and Intermec are currently exploring whether there are follow-on applications to the RFID tag reader for MobionTM fuel cell systems, particularly for military applications.

E.I. du Pont de Nemours and Company ("DuPont"). MTI Micro entered into an agreement with DuPont in August 2001 to accelerate the development and commercialization of DMFCs for portable electronics and the agreement expired in July 2004. Under the expired agreement, the parties agreed to work together to jointly optimize DuPont's Nafion® membrane technology for MTI MobionTM fuel cell systems. The Company has commenced discussions with DuPont regarding entering into a new development agreement that is similar to the expired agreement.

MTI Micro is also party to a supply agreement with DuPont providing that MTI Micro must purchase a majority of any membrane it purchases for its fuel cell from DuPont for a period of five years, commencing with the first commercial sale of fuel cells in volume by MTI Micro, if DuPont can meet best price and best quality in the industry. The supply agreement is in full force and effect. DuPont owns a minority equity interest in MTI Micro.

Grants and Contracts

In 2004, MTI Micro was awarded, or received notification of award, for seven separate grants totaling a possible $4.2 million in funding between 2005 and 2007.

In February 2004, MTI Micro received a $200 thousand contract from the U.S. Army to build two DMFC prototypes to deliver 5 Watts of continuous power for 150 Watt hours and two DMFC prototypes to deliver 750 Milliwatts of power for 30 Watt hours. This contract was completed in December 2004.

In November 2003, the Company entered into a $250 thousand contract with Harris to build two prototype units of a DMFC hybrid power supply in a similar form factor of a military battery. The original agreement entered into in October 2003 was for $200 thousand and was modified in May 2004 increasing the contract to $250 thousand. This contract is ongoing.

In May 2004, MTI Micro announced that it had been awarded a three year, cost shared development contract from the DOE Office of the Hydrogen, Fuel Cells, and Infrastructure Technologies. The award is for $3 million in funding from DOE, which will be matched by a like amount from MTI Micro, for a total program of $6 million. MTI Micro will share portions of this award with its manufacturing partner, Flextronics, and a regulatory partner, The Methanol Institute. MTI Micro is using this award to fund development of its MobionTM fuel cells.

In October 2004, MTI Micro received two contracts to demonstrate energy density advantages and to quantify potential logistical advantages of its MobionTM fuel cells for the United States Armed Forces. The first award is administered by the Army Research, Development and Engineering Command and will total approximately $250 thousand over the period October 2004 through July 2005. The program includes the delivery of five integrated, hybrid DMFC systems to Special Operations Forces ("SOF"). These systems are targeted to provide continuous power to devices used by SOF and to deliver more than two times the energy of the battery currently used while fitting the same form factor. The second award, a Phase I Small Business Innovative Research contract from Marine Corp System Command, will provide $70 thousand over the period from October 2004 through March 2005, to analyze and report on current regulations and requirements necessary to field DMFCs and fuel refill systems. An optional three month period could raise the total value of the contract to $100 thousand. These contracts are ongoing.

During 2004, the New York State Energy and Research Development Authority ("NYSERDA") modified its original contract dated March 2002 to add $348 thousand for Phase III (Enhanced Energy Conversion Efficiency of Direct Methanol Fuel Cells - Validation and Testing). Phase III of the project supports DMFC technology development and commercialization efforts designed to move MTI Micro's DMFC technology to product launch readiness.

In April 2004, MTI Micro entered into a $200 thousand contract with Cabot Superior Micro Powders ("CSMP") to evaluate the performance of CSMP's membrane electrode assembly ("MEA") for portable fuel cell application.

In December 2004, MTI Micro was notified that it had been selected to receive a grant for $78 thousand from a New York State program administered by the State Department of Labor, which will fund training in business improvement processes designed to achieve the highest possible quality in processes and products.

In 2003, MTI Micro was awarded two contracts. One contract was for $200 thousand from NYSERDA for Phase II of its original contract to support projects designed to deliver energy, environmental and economic benefits to the citizens of New York State. The second contract was from a New York State program administered by the State Department of Labor for $41 thousand which funded training in Six Sigma®, a business improvement process designed to achieve the highest possible quality in processes and products. Activities have been completed under each of these contracts.

In 2002, MTI Micro was awarded a $500 thousand contract from NYSERDA to enhance and leverage the work under the Advanced Technology Program ("ATP") award. The NYSERDA award funded a year-long $1 million cost-shared research program targeting specific technical issues related to development of DMFCs as replacements for batteries in mobile phones and other handheld portable devices.

In 2001, MTI Micro was awarded a $4.6 million grant to develop advanced micro fuel cell systems from the ATP of the federal government's NIST. The NIST grant was part of a two-and-a-half year, $9.3 million cost-shared program to research and develop an advanced micro fuel cell system for portable electronics. The NIST grant was completed during 2004.

Test and Measurement Instrumentation

MTI Instruments' strategy in the Test and Measurement Instrumentation segment is to continue to enhance and expand its product offerings and market share and increase profitability.

Contracts

In 2002, MTI Instruments was awarded two multi-year U.S. Air Force contracts for its PBS-4100 jet engine balancing systems. The first contract involved up to $3.1 million of sales for the Company in the years 2002 through 2004. Under the contract, the Company was to provide the Air Force with up to 53 PBS-4100 systems, 12 accessory kits and 42 amplifiers. The systems are key diagnostic tools in the maintenance of aircraft engines. As of December 31, 2004, MTI Instruments received $2.5 million in orders for approximately 80% of the contract's total potential value prior to its expiration on September 30, 2004.

The second contract to service and retrofit existing PBS-4100 systems with the latest diagnostic and balancing technology could potentially generate up to a total of $8.8 million in sales for the Company between the years 2002 and 2007. As of December 31, 2004, MTI Instruments had recorded $3.7 million in orders for approximately 42% of the five-year contract's total value.

New Products

MTI Instruments' latest product offerings include:

General Gaging.  In 2004, MTI Instruments introduced the MTI-2100 Fotonic™ Sensor - a "next generation" fiber-optic sensor for high-resolution, non-contact measurement of high frequency vibration and motion analysis. It replaced the MTI-2000 Fotonic Sensor. MTI Instruments also added the 1515 low-noise amplifier to its Accumeasure line. It is designed to meet the stringent requirements of brake rotor measurement applications in the automotive industry.

Semiconductors.  In 2004, MTI Instruments introduced the Proforma™ 300SA - a semi-automated tool for measuring thickness, total thickness variation, bow, warp, stress and flatness of 300mm wafers.

Aviation. In 2004, MTI Instruments introduced the PBS-3300 - a compact balancing and vibration diagnostics system for use in mobile test cells and distributed test stands. It is currently being used to balance the AGT 1500 gas turbine engine in the U.S. Army's M1A1 tank.

Marketing and Sales

In the New Energy segment, MTI Micro has an experienced sales and marketing organization. Pursuant to the Gillette strategic alliance agreement, Gillette and the Company have commenced a joint marketing effort to gather market information, generate and refine product roadmaps, establish key relationships, gather customer and OEM feedback and launch products into the marketplace.  MTI Micro regularly evaluates its target market by conducting primary and secondary research and actively meeting and speaking with key industry suppliers and OEMs. In addition, MTI Micro representatives attend and speak at numerous conferences and trade shows for fuel cells, fuel cell development, batteries and other relevant target markets.

MTI Micro's MobionTM technology was recognized with three industry awards in 2004. MTI Micro received the 2004 Frost & Sullivan Technology Innovation Award for technological superiority in its industry, and also accepted an award from Scientific American in recognition for its business leadership. A third award came from Popular Science's Best of What's New as grand winner in the general innovations category.

In the Test and Measurement Instrumentation segment, MTI Instruments markets its products and services through a separate experienced marketing, sales and applications engineering staff. MTI Instruments' marketing and sales efforts are supported by a network of manufacturers' representatives, sales agents and distributors in domestic and foreign markets. In some cases, such as OEM accounts, MTI Instruments sells directly to its customers. To supplement these efforts, MTI Instruments also attends numerous trade shows in the areas of its concentration and uses product listings in appropriate media and directories and the Internet.

Comparisons of sales by class of products, which account for over 10 percent of the Company's consolidated sales, are shown below:
	Year Ended		Year Ended		Year Ended
	Dec. 31, 2004		Dec. 31, 2003		Dec. 31, 2002
(Dollars in thousands)	Dollars	Percent	Dollars	Percent	Dollars	Percent
Test and Measurement
Instrumentation Products:
Aviation	$ 4,027	53.48%	$ 2,931	52.85%	$ 2,816	52.52%
General Gaging	2,393	31.78	2,289	41.26	2,282	42.56
Semiconductor	1,110	14.74	327	5.89	264	4.92
Total	$ 7,530	100.00%	$ 5,547	100.00%	$ 5,362	100.00%

Competition

We anticipate that the primary competitive considerations in MTI Micro's markets will be compatibility of DMFC power sources with portable electronic devices, requirements for power pack size, energy content and reliability and price. We also believe the first company to successfully introduce a DMFC product in the commercial markets will have significant advantages over its competitors. Many of MTI Micro's competitors have much greater access to capital, resources, component supplies, manufacturing capacity and distribution channels than MTI Micro. In any event, because of the nature of product development, we cannot accurately determine our competitors' progress in developing DMFCs and whether such competitors' development efforts exceed MTI Micro's development efforts to date.

We analyze MTI Micro's competition based, in part, on two separate components of the DFMC market: (1) companies developing and providing DMFCs producing greater than three watts of energy, particularly companies focused on providing power devices for lap top computers; and (2) companies developing DMFCs producing less than three watts of energy. Within both of these categories, we have witnessed substantial changes during the last five years. Significant new competitors have emerged in Asia, Europe and in the United States. In addition, companies based in Japan, Korea, Germany and the United States have made patent filings in the U.S. for DMFC technologies.

Our primary focus in consumer markets is for hand held (less than 3 watt energy range) devices. Based on certain publicly available information, we believe MTI Micro's major competitors in the less than three watt energy range are large Asian companies, such as, Hitachi, Fijutsu and Toshiba. Both Toshiba and Hitachi have extensive patent portfolios and according to published reports, dedicated operations working on DMFCs. In addition both Hitachi and Toshiba have publicly introduced prototypes. Hitachi demonstrated DMFCs in personal digital assistant devices, or PDAs, and Toshiba demonstrated DMFCs in Bluetooth headsets and in MP3 players. We also compete with a number of smaller companies, such as, Medis Technologies Ltd., which announced a distribution and prototyping agreement with General Dynamics for military customers.

Based on certain publicly available information, we believe MTI Micro also faces significant competition is in the greater than three watt energy range, and in particular from companies focused on providing power for lap top computers. In this segment, we believe our major competitors are large Japanese, Chinese, Korean and American companies, including but not limited to Canon, Casio, Nanfu Battery, Fijutsu Laboratories, Hitachi, Matsushita Electric Works (Panasonic), NEC, Samsung, Sanyo, and Toshiba. Each of these companies has greater access to resources than we and, as the result of vertical integration, may have significant advantages in bringing product to market. We also consider Smart Fuel Cells AG ("Smart"), based in Germany to be a significant competitor. Smart has had product available in the market for three years and each introduction of new product demonstrated improvement in size, performance and reliability. In addition, Smart's fuel cells, which are significantly larger than MTI Micro's fuel cells, may be more consistent with power demands for certain military products.

MTI Instruments is subject to competition from several companies, many of which are larger than MTI Instruments and have greater financial resources. MTI Instruments' competitors include ADE Corporation, Sigma Tech Corporation, Corning Tropel Corporation, Chadwick-Helmuth (a business unit of Honeywell International, Inc.), ACES Systems and Keyence Corporation. While MTI Instruments has a share of its respective specialized market segments, it does not consider its share to be dominant within its industry. The primary competitive considerations in MTI Instruments' markets are product quality and performance, price and timely delivery. MTI Instruments believes that its employees, product development skills and reputation are competitive advantages.

MTI Instruments is subject to competition from several companies, many of which are larger than MTI Instruments and have greater financial resources. MTI Instruments' competitors include ADE Corporation, Sigma Tech Corporation, Corning Tropel Corporation, Chadwick-Helmuth (a business unit of Honeywell International, Inc.), ACES Systems and Keyence Corporation. While MTI Instruments has a share of its respective specialized market segments, it does not consider its share to be dominant within its industry. The primary competitive considerations in MTI Instruments' markets are product quality and performance, price and timely delivery. MTI Instruments believes that its employees, product development skills and reputation are competitive advantages.

Research and Development

MTI Micro focuses on the research and development of MobionTM direct methanol micro fuel cells for portable power applications. MTI Micro is developing a simplified DMFC technology platform intended to eliminate many of the pumps and valves found in traditional DMFC systems. MTI Micro's technology platform also focuses on using components and subsystems that use standard mass manufacturing practices. This technology platform is designed to permit MTI Micro to address the needs of applications with various power, duration and size requirements. DMFC development efforts are also focused on reliability, manufacturability, miniaturization and cost considerations, as well as compliance with codes and standards for DMFC systems. MTI Micro shipped its initial low volume production MobionTM fuel cell systems in late 2004. Continued improvement of the MobionTM product and development for follow-on products is ongoing. The Company and MTI Micro recognize that significant technical and engineering challenges remain before DMFCs can become commercially viable or available.

MTI Instruments conducts research and develops technology to support its existing products and develop new products. MTI Instruments' technology is generally an advancement of state-of-the-art in its industry. MTI Instruments seeks to achieve a competitive position by continuously advancing its technology rather than relying on patent protection. However, during 2004, MTI Instruments was awarded one patent supporting its semiconductor line.

During 2004, 2003 and 2002, the Company expended approximately $13.0, $8.3 and $6.6 million, respectively, on product development and research costs, including $4.0, $3.8 and $2.6 million, respectively, on partially funded research and development.

Intellectual Property and Proprietary Rights

MTI Micro relies on a combination of patent (both national and international), trade secret, trademark and copyright protection to protect its intellectual property ("IP"). MTI Micro's strategy is to apply for patent protection for all necessary design requirements. Additionally, MTI Micro systematically analyzes the existing IP landscape for DMFCs to determine where the greatest opportunities for developing IP exist.

As of December 31, 2004, MTI Micro has filed 68 U.S. patent applications, 13 international patent applications and has been awarded 16 U.S. patents. MTI Micro has developed an extensive portfolio of patent applications in areas including fuel cell systems, components, controls, manufacturing processes and system packaging.

MTI Micro believes that the following patents are material to its business and that all of its patents may be significant to its future business activities.

Number	Patent Title	Expiration Date
6,824,899	Apparatus and Methods of Sensor-less Optimization of Methanol	11/22/2020
Concentration in a DMFC
6,821,658	Cold Start and Temperature Control Method and Apparatus for a	03/02/2021
Fuel Cell System
6,794,067	Fuel Cell Control and Measurement Apparatus and Method Using	11/29/2020
Dielectric Constant Measurement
6,761,988	FC System with Active Methanol Concentration Control	11/21/2020
6,686,081	Methods and Apparatuses for a Pressure Driven Fuel Cell System	05/15/2021
6,632,553	Methods and Apparatuses for Managing Effluent Products in a Fuel	03/27/2021
Cell System
6,590,370	Switching DC-DC Power Converter and Battery Charger for Use with a	10/01/2022
DOFC Power Source

In December 2000, MTI Micro licensed, on a non-exclusive basis, ten patent applications (eight issued and two abandoned) from Los Alamos National Laboratory ("LANL"). MTI Micro based its early DMFC systems work on these patents. MTI Micro has also licensed from LANL, on an exclusive basis, rights to European and Japanese counterpart applications for one LANL patent. Additionally, MTI Micro has licensing rights and obligations with respect to IP developed under agreements with Gillette, DuPont and other vendors.

In January 2005, MTI Micro and LANL modified the existing license such that it included in its entirety a total of nine issued U.S. patents. No changes were made to the license fees or royalties due under such license.

MTI Instruments relies primarily on trade secret law to protect its IP, however during 2004, MTI Instruments had one patent issued supporting its semiconductor product line.

Segment Information

Segment information is set forth in Note 22 - Geographic and Segment Information - of the Notes to Consolidated Financial Statements included in this prospectus.

Subsequent Events

Litigation

Ling Electronics, Inc.

On March 3, 2005, the Company entered into a settlement agreement for the outstanding claim brought against it by Donald R. Gililland, Sharon Gililland, Vernon Dunham and Jean Dunham, related to a facility lease. The claim was settled for $240 thousand to be paid by SatCon and $35 thousand to be paid by the Company. This settlement released the Company from any future obligations. The Company has accrued costs to settle this claim and the settlement of this claim is accounted for in the results of operations for the year ended December 31, 2004, and will be paid in the Company's first quarter 2005.

Penalties Under the 2004 private placement

We filed a registration statement on January 6, 2005 covering the resale of 1,261,829 shares of our common stock purchased by Fletcher on December 22, 2005. The Company failed to meet its contractual obligation with Fletcher to have such registration statement declared effective by March 22, 2005 and therefore under the terms of the Fletcher agreement we were required to issue additional shares of common stock to Fletcher and the exercise price for the Fletcher additional investment rights has been reduced to $6.023 per share. We are required to issue a number of shares of common stock that will result in Fletcher having effectively made its December 2004 investment at a price per share that is lower than the actual price paid. We refer to this reduced exercise price as the "deemed exercise price." More specifically, for each month during which we fail to satisfy the registration requirement, the deemed exercise price is reduced by $0.317 per share. As a consequence, on April 20, 2005 we issued 66,413 shares of common stock to Fletcher without any additional payment required by Fletcher, representing a deemed exercise price for Fletcher's December 2004 investment of $6.023 per share. Such deemed exercise price (as well as the exercise price for the Fletcher additional investment rights) will be further reduced by $0.317 per share, and we will be obligated to issue additional shares to Fletcher reflecting the new deemed exercise price, at the commencement of each additional month if on such date the above-referenced registration statement is not effective. In addition, we are required to file a registration statement covering the resale of any such additional shares issued to Fletcher.

Significant Business Developments and Historical Business Developments

MTI Micro shipped its first low volume production MobionTM fuel cell systems in low volumes in December 2004. The Mobion™ fuel cell product was developed to deliver two important user benefits: instant cord-free re-charging, using a replaceable fuel cartridge, and extended run times between charges from three to five times longer when compared to existing Lithium- Ion ("Li-Ion") battery technology. In the development and qualification of this initial MobionTM product, MTI Micro became the world's first company to obtain micro fuel cell safety compliance certifications from Underwriter's Laboratory ("UL") and CSA International ("CSA"). MTI Micro also received United Nations ("UN") packaging certification and was deemed compliant by the United States Department of Transportation ("DOT") for worldwide cargo shipment of its methanol fuel cartridges. The Mobion™ power packs were manufactured by MTI Micro's manufacturing partner Flextronics, in San Jose, California. Flextronics is a leading electronics manufacturing services provider.

MTI Micro has also built a number of system prototypes that demonstrate size reductions and performance improvements, the ability to operate in any orientation and operate at a range of voltages. MTI Micro also uses laboratory systems to demonstrate and test advanced concepts and technology. MTI Micro has demonstrated laboratory systems operating on 100% methanol and another laboratory system has achieved an energy density of 250 Watt hours per liter ("Wh/l"), which is comparable to that of a typical prismatic Li-Ion battery. This lab system also achieved an energy density of 200 Watt hours per kilogram ("Wh/kg") on a weight basis, which surpasses the energy density of a typical prismatic Li-Ion battery. In addition, MTI Micro extracted 1 Wh/cc from methanol and 1.25 Watt hours per gram ("Wh/g") on a weight basis in lab systems. MTI Micro is working to evolve its laboratory systems to prototypes and then to products.

From inception through December 31, 2004, the Company has incurred net losses of $66.6 million and expects to incur losses as it continues micro fuel cell product development and commercialization. The Company expects that losses will fluctuate from year to year and that such fluctuations may be substantial as a result of, among other factors, equity financings, gains on sales of securities available for sale, the operating results of MTI Instruments and MTI Micro and the number of micro fuel cell products and prototypes produced.

Business Transactions

Equity Transaction

Private Placement

On January 29, 2004, the Company issued to Fletcher International, Ltd., or Fletcher, in a private placement (1) 1,418,842 shares of our common stock for an aggregate purchase price of $10 million, or $7.048 per share, and (2) rights to purchase up to an additional $26 million of our common stock and in certain instances up to 3,000,000 shares of Plug Power Inc. (NASDAQ:PLUG) common stock owned by us, which rights are referred to herein as the additional investment rights.

On May 4, 2004, the Company amended its agreement with Fletcher. This agreement, as amended, ("the 2004 private placement") includes a change in the exercise price for the rights to purchase additional shares of MTI common stock to a fixed price of $6.34 per share from, in the original agreement, $7.048 per share until December 31, 2005 and the lesser of $7.048 per share or a variable price in 2006. The price is subject to adjustment upon the occurrence of certain limited events. The amended terms also include: (1) an increase in the rights to purchase additional shares of MTI common stock to $28 million from $26 million, (2) a reduction in Fletcher's right to purchase Plug Power common stock escrowed by the Company to a maximum of 2,700,000 shares from a maximum of 3,000,000 shares, (3) an extension of the exercise period for the right to purchase Plug Power common stock to one or more purchases between June 1, 2005 and December 31, 2006 from a one-time purchase in June of 2005, (4) an extension of MTI's ability to withdraw Plug Power common stock from escrow through December 31, 2006 instead of through June 30, 2005 and (5) an extension of the exercise period for the right to invest the first $8 million in MTI's common stock to any time prior to December 31, 2004 from any time prior to ninety business days after the effective date of MTI's registration statement.

On May 20, 2004, the SEC declared effective the Company's registration statement covering the resale of the 1,418,842 shares of common stock issued to Fletcher.

On December 22, 2004 the Company sold 1,261,829 shares of its common stock to Fletcher for an aggregate purchase price of $8 million (or $6.34 per share) in connection with Fletcher's exercise of an additional investment right. Pursuant to additional investment rights and after giving effect to the 1,261,829 shares of common stock the Company issued to Fletcher on December 22, 2004, Fletcher has the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.023 (adjusted from $6.34), which date and price may be extended and adjusted, respectively, in the event that we have not satisfied our contractual obligations with respect to the registration for resale of common stock issued or issuable to Fletcher or upon the occurrence of certain events. Fletcher also has the right to purchase, in a single or multiple purchases, up to 2,700,000 shares of Plug Power common stock owned by us in certain circumstances. On January 6, 2005, we filed with the SEC a registration statement for the registration of the 1,261,829 shares of our common stock issued to Fletcher in order to permit Fletcher to resell such shares.

We filed a registration statement on January 6, 2005 covering the resale of 1,261,829 shares of our common stock purchased by Fletcher on December 22, 2005. The Company failed to meet its contractual obligation with Fletcher to have such registration statement declared effective by March 22, 2005 and therefore under the terms of the Fletcher agreement we were required to issue additional shares of common stock to Fletcher and the exercise price for the Fletcher additional investment rights has been reduced to $6.023 per share. We are required to issue a number of shares of common stock that will result in Fletcher having effectively made its December 2004 investment at a price per share that is lower than the actual price paid. We refer to this reduced exercise price as the "deemed exercise price." More specifically, for each month during which we fail to satisfy the registration requirement, the deemed exercise price is reduced by $0.317 per share. As a consequence, on April 20, 2005 we issued 66,413 shares of common stock to Fletcher without any additional payment required by Fletcher, representing a deemed exercise price for Fletcher's December 2004 investment of $6.023 per share. Such deemed exercise price (as well as the exercise price for the Fletcher additional investment rights) will be further reduced by $0.317 per share, and we will be obligated to issue additional shares to Fletcher reflecting the new deemed exercise price, at the commencement of each additional month if on such date the above-referenced registration statement is not effective. In addition, we are required to file a registration statement covering the resale of any such additional shares issued to Fletcher.

Additional Investment Rights

The additional investment rights provide Fletcher with the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.023 (adjusted from $6.34), which date and price may be extended and adjusted, respectively, in the event that we have not satisfied our contractual obligations with respect to the registration for resale of common stock issued or issuable to Fletcher.

The table below illustrates the number of shares Fletcher would receive upon exercise of its $20 million additional investment right at a price per share equal to $6.023 (adjusted from $6.34) (such exercise price is subject to adjustment as described below under "Adjustment Provisions"). Further, the Company's 2004 private placement agreement with Fletcher provides that the maximum number of shares we could potentially issue to Fletcher is 8,330,411 shares.

Purchase Price MTI Stock	Shares Issuable in Exchange for $20 Million Investment
$6.023	3,320,604

Plug Power Shares

The Company has placed 2,700,000 shares of Plug Power common stock in escrow that are available for purchase by Fletcher in certain instances. Fletcher may, on one or multiple occasions, from June 1, 2005 to December 31, 2006, exercise its right to purchase from us a number of shares of Plug Power common stock totaling $10,000,000 divided by the prevailing price (as defined below) per share of Plug Power common stock, but only to the extent of the number of shares remaining in escrow. Commencing immediately after the SEC declared effective on May 20, 2004 the registration statement relating to shares of our common stock owned by Fletcher, we have the right to have 250,000 of such shares released from escrow to us, on a monthly basis, in the event that on any day during such month, the prevailing price of our common stock exceeds $6.343 (which price may have been adjusted to reflect stock splits, recombinations, stock dividends or the like).

The exercise price for the Plug Power investment right is $10,000,000 less the positive difference between $18,000,000 and the product of the sum of 2,680,671 shares multiplied by the prevailing price per share of our common stock on the date Fletcher elects to exercise such right, all divided by the quotient obtained by dividing 10,000,000 by the prevailing price of Plug Power common stock on the date Fletcher elects to exercise such right. As used herein, a prevailing price is the average of the daily volume-weighted average price per share of common stock during the sixty-business-day period ending three days prior to the date Fletcher elects to exercise such right, provided however that the price may not exceed the average of the daily volume-weighted average prices for any ten business days within such sixty-businessday period. Each of the above referenced per share exercise prices for the additional investment rights is subject to adjustment as described below under "Adjustment Provisions."

As a result of this exercise price calculation, we may be required to sell shares of Plug Power at a discount to prices we would otherwise obtain in sales at market prices. The table below illustrates such potential discounts based on assumed decreases in our stock price from $5.00 (which, for the purposes of this illustration, serves as an approximation of the price of our common stock), and an assumed price of Plug Power common stock at the time of exercise.

	Assumed	Effective	Percentage
MTI	Plug	Exercise	Discount	Plug Shares	Proceeds to
Price	Price	Price	to Market	Purchased	MTI
$5.00	$7.00	$3.78	46%	1,428,571	$5,399,998
$4.50	$7.00	$2.84	59%	1,428,571	$4,063,023
$3.00	$7.00	$0.03	99%	1,428,571	$ 42,016
$1.50	$7.00	$ -	100%	1,428,571	$ -

Adjustment Provisions

The 2004 private placement with Fletcher also provides that the Company may be required to issue additional shares to Fletcher, reduce the exercise prices described above for the additional investment rights and/or extend the investment term upon the occurrence of certain events (each as more fully described below) including:

  a restatement of our financial results,
  a change in control of our company,
  a future issuance of our capital stock at a price less than $7.048 as it relates to the initial $10 million investment and $6.34 as it relates to all additional investments, or our failure to maintain the effectiveness of the registration statement relating to shares of our common stock that Fletcher owns or may acquire, as well as our failure to satisfy the other requirements relating to registration.

Restatement

In the event we restate any portion of our financial statements prior to January 29, 2005, or prior to the first anniversary of the closing of any additional investment, as the case may be, the exercise price for the additional investment rights may be adjusted to equal the average price (as defined) of our common stock sixty days after we restate our financial statements if the average price of the Company's common stock sixty days after a restatement is five percent lower than the average price three days before the restatement (a "Qualifying Restatement"). In addition, with respect to any investments made prior to the time of the restatement, Fletcher would receive additional shares of common stock such that all such investments will have been effectively made at such adjusted exercise price.

The following table illustrates the number of additional shares of common stock Fletcher would receive without any additional payment on its part in the event that the average price of the Company's common stock sixty days after a restatement (as defined) is $5.00 per share and $4.00 per share.

	Number of Shares	Qualifying
Investments	Issued at the time of the	Restatement	Additional Shares
To Date	Original Investment	Price	to be Issued
$18,000,000	2,680,671	$5.00	919,329
$18,000,000	2,680,671	$4.00	1,819,329

In response to comments received from the SEC staff of the Division of Corporation Finance, the Company previously amended its current annual report on Form 10-K for the year ended December 31, 2004 and its prior annual reports on Form 10-K for the years ended December 31, 2003 and December 31, 2002 to supplement the Company's financial statements with additional financial statements of SatCon Technology Corporation and Plug Power Inc., which were all previously publicly available, and to include certain summary financial information for both companies in the relevant notes to the Company's financial statements. In the Company's opinion, the above do not constitute restatements for purposes of its agreement with Fletcher.

Change in Control

In the event of a change of control of our company prior to sixty days after the expiration of the additional investment term, we may have to issue additional shares of our common stock to Fletcher and the additional investment rights (including the right to purchase the Plug Power shares) may be accelerated. If the consideration per share paid to our shareholders in the change of control transaction is less than twice the amount of the price per share paid by Fletcher for any of its investments pursuant to the agreement with Fletcher of the certificate of additional investment rights, then we must issue to Fletcher a number of shares of our common stock such that all of its investments will have been effectively made at a price per share equal to such per share change of control consideration multiplied by 0.5.

Dilutive Issuances

If, after December 31, 2004 and ending December 31, 2006, we issue any equity securities at a price below $7.048 as it relates to the initial $10 million investment and $6.34 as it relates to any additional investments which have been made, the exercise price for the additional investment rights shall be adjusted to provide Fletcher "weighted average" anti-dilution protection and we must issue to Fletcher a number of additional shares such that all prior investments will have been effectively made at such adjusted exercise price.

Registration Obligations

In the event we fail to satisfy our contractual obligations to register for resale shares of common stock issued or issuable to Fletcher, then we must issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was based on the actual exercise price reduced by five percent for each month in which we fail to satisfy our obligations and adjust the exercise price for the additional investment rights to such lower price. In addition, such failure will result in an extension of the investment term for each day we fail to satisfy our registration obligations. These registration obligations include, among other things, maintaining the effectiveness of registration statements.

As described above, we failed to satisfy the registration requirement for the 1,261,829 shares of common stock purchased by Fletcher on December 22, 2004.

Other

The 2004 private placement also provides Fletcher certain other rights including, but not limited to, indemnification rights with respect to (1) breaches of representations, warranties and covenants contained in the agreements with Fletcher, and (2) misstatements in or omissions from the prospectus and the registration statement relating to shares of our common stock that Fletcher owns or may acquire.

Placement and Amendment Fees

In connection with the 2004 private placement, in February 2004 the Company paid placement fees, recorded in equity against the proceeds of the private placement, of $600 thousand to Chicago Investment Group, L.L.C. and issued a warrant to purchase 28,377 shares of the Company's common stock at an exercise price of $10.572 per share. The warrant may not be exercised until February 5, 2005 and expires on February 5, 2006. In connection with the amendment of the private placement, the Company paid advisory fees of $300 thousand to Citigroup Global Markets Inc.

Other Equity Transactions

On December 20, 2002, the Company and FAC completed a share exchange transaction whereby FAC exchanged 8 million shares of the Company's common stock owned by FAC for 2,721,088 shares of Plug Power common stock owned by the Company. As a condition of the exchange, FAC agreed not to sell its remaining shares of the Company's common stock for two years. This lock-up agreement expired in December 2004. As of December 31, 2004, FAC owns 2,916,040 shares of the Company's common stock or 9.53% of the Company's outstanding common stock.

As a result of the FAC transaction, the Company was no longer required to account for its remaining investment in Plug Power under the equity method of accounting. Under the equity method of accounting, the Company was required to report its proportionate share of Plug Power's financial results. During 2002, the Company recorded a non-cash gain on the exchange transaction of $8.006 million and recorded treasury stock at a non-cash cost of $13.606 million.

Gillette Agreement

On September 19, 2003, MTI Micro, entered into a strategic alliance agreement with Gillette whereby MTI Micro, Gillette and Gillette's Duracell business unit will seek to jointly develop and commercialize micro fuel cell products to power high-volume, low-power, hand-held, mass market, portable consumer devices. On August 18, 2004, MTI Micro, entered into an amendment to the strategic alliance agreement with Gillette to clarify the allocation of deliverables in milestones 3 and 4; add an additional milestone; and change the due dates for MTI Micro's and Gillette's deliverables. MTI Micro also granted a non-exclusive license to Gillette to any improvements by MTI Micro to intellectual property developed by Gillette.

The agreement provides for a multi-year exclusive relationship for the design, development and commercialization of a low power direct methanol micro fuel cell power system and a compatible fuel refill system. Pursuant to the agreement, MTI Micro will focus on the development of the DMFC and Gillette will focus on the development of the fuel refill. In addition, both MTI Micro and Gillette transferred and licensed from each other certain IP assets, and both have the ability to earn royalties from that IP.

Gillette purchased 1,088,278 shares of MTI Micro common stock (representing approximately 2.97% of MTI Micro's outstanding common stock at the time of investment) at a price of $.92 per share for $1 million pursuant to an equity investment agreement. In addition, Gillette may make additional investments of up to $4 million subject to agreed milestones. The Company expects that multiple investments, subject to scheduled milestone completions, will occur through the end of 2008.

The Company also agreed to invest $20 million in MTI Micro before September 19, 2005 if other sources of funding are not available. Immediately prior to the Gillette transaction closing in September 2003, the Company invested $11 million ($7.4 million in cash and $3.6 million through the conversion of a loan receivable to equity) in MTI Micro. On October 29, 2003, Jeong Kim, a member of the board of directors of MTI Micro, purchased 1,088,278 shares of MTI Micro common stock at a price of $.92 per share for $1 million and on April 7, 2004, the Company invested $15 million into MTI Micro fulfilling its guaranty obligation.

Formation of Subsidiaries

On March 26, 2001, the Company formed MTI Micro and acquired substantially all of the outstanding stock of MTI Micro in exchange for contributing the assets of its micro fuel cell operations.

MTI Instruments, formerly the Company's Advanced Products Division, was incorporated as a subsidiary on March 8, 2000.

Securities Available for Sale and Equity Holdings

The Company and Edison Development Corp. ("EDC"), a subsidiary of DTE Energy Co., formed Plug Power as a joint venture in 1997, to further develop the Company's proton exchange membrane ("PEM") fuel cell technology. Plug Power designs and develops on-site energy systems based on PEM fuel cells. From 1997, when Plug Power was formed, through 1999, the Company contributed $20.7 million to Plug Power. Immediately prior to the Plug Power initial public offering ("IPO") in 1999, the Company purchased an additional 2,733,333 shares of Plug Power common stock at $7.50 per share for a total purchase price of $20.5 million.

On October 29, 1999, Plug Power consummated an IPO of its common stock on the Nasdaq National Market under the symbol "PLUG." The IPO price for the 6 million shares issued was $15 per share. Additionally, the underwriters of the IPO exercised their 900,000 shares over allotment at the IPO price.

As part of its program to restructure the Company and concentrate its limited financial resources on the development of its PEM fuel cell business, on October 21, 1999, the Company created a strategic alliance with SatCon Technology Corporation ("SatCon"). In exchange for Ling Electronics, Inc. and Ling Electronics, Ltd. (collectively, "Ling"), which were former subsidiaries of the Company, and the Company's cash support of approximately $7 million to SatCon, the Company received 1,800,000 shares of SatCon's common stock and warrants to purchase an additional 100,000 shares of SatCon's common stock. SatCon also received warrants to purchase 100,000 (300,000 post-split) shares of the Company's common stock.

On May 23, 2000, in connection with its alliance with SatCon, and to support its interest in SatCon, the Company provided cash support of $6 million to Beacon Power Corporation ("Beacon Power") and received preferred stock and warrants to purchase common stock, and the right to receive additional warrants for common stock if there was an IPO of Beacon Power common stock. In August 2000, the Company exercised warrants for 12,000 shares of Beacon Power common stock. On November 17, 2000, Beacon Power completed its IPO. Immediately prior to its IPO, Beacon Power converted its preferred stock to common stock and completed a 2-for-1 stock split. In connection with the IPO, Beacon Power also granted the Company a warrant to purchase 1,333,333 shares of common stock at an exercise price of $2.25 per share. On December 20, 2000, the Company exercised its warrant for 1,333,333 shares on a cash-less exercise basis and received an additional 985,507 shares of Beacon Power common stock. On September 28, 2001, the Company received 544,148 shares of Beacon Power common stock pursuant to a pro rata distribution by SatCon. The Company recognized a gain of $827 thousand on this dividend distribution.

The Company began selling its holdings in Plug Power, SatCon and Beacon Power during 2001. During 2003, the Company sold all of its remaining holdings in SatCon and in December 2002, sold all of its remaining holdings in Beacon Power.

Securities Available for Sale

The Company's interest as of December 31, 2004 was:
	NASDAQ	Shares	Ownership
	Stock Symbol	Owned	Percentage
Plug Power	PLUG	2,893,227	3.95%
Plug Power - restricted (A)	PLUG	2,700,000	3.69%
		5,593,227	7.64%

(A) In connection with the Company's 2004 private placement, the Company has escrowed 2.7 million shares of Plug Power common stock.

The Company sold shares of the following securities and recognized gains (losses) and proceeds as follows for each of the years ended December 31:
(Dollars in thousands, except shares)	2004	2003	2002
Plug Power
Shares sold	480,000	2,000,000	35,000
Proceeds	$4,479	$10,251	$ 163
Gross gain on sales	$3,626	$ 6,698	$ 91
SatCon
Shares sold	-	773,600	313,900
Proceeds	$ -	$ 1,403	$ 392
Gross gain on sales	$ -	$ 785	$ -
Gross loss on sales	$ -	$ -	$(95)
Beacon Power
Shares sold	-	-	4,410,797
Proceeds	$ -	$ -	$ 310
Gross loss on sales	$ -	$ -	$(440)
Total net gain (loss) on sales	$3,626	$ 7,483	$(444)

The Company sold shares of the following equity holdings and recognized gains and proceeds as follows for each of the years ended December 31:

(Dollars in thousands, except shares)	2004	2003	2002
Plug Power
Shares sold		-	1,165,000
Proceeds	$ -	$ -	$ 9,059
Gross gain on sales	$ -	$ -	$ 6,291
SatCon
Shares sold	-	-	212,500
Proceeds	$ -	$ -	$ 910
Gross gain on sales	$ -	$ -	$ 78
Total net gain on sales	$ -	$ -	$ 6,369

Proceeds from these securities' sales have been used to pay down debt, invest in subsidiaries and fund operations.

Properties

The Company leases office, manufacturing and research and development space in the following locations:

			Approximate
			Number of	Lease
Location	Segment	Primary Use	Square Feet	Expiration
Albany, NY	Test and Measurement	Manufacturing, office and sales	20,700	2009
	Instrumentation
Albany, NY	New Energy and Other	Corporate headquarters, office and	23,500	2006
		research and development
Alexandria, VA	Other	Office	200	2005
Los Altos, CA*	New Energy	Office	1,500	2004

* We vacated this facility on March 4, 2005 and relocated to offices in Los Gatos, CA. We entered into a lease for the new Los Gatos office for 1,568 square feet on January 26, 2005.

In management's opinion, the facilities are generally well maintained and adequate for our current needs and for expansion, if required.

Legal Proceedings

At any point in time, the Company and its subsidiaries may be involved in various lawsuits or other legal proceedings. Such lawsuits could arise from the sale of products or services or from other matters relating to its regular business activities, compliance with various governmental regulations and requirements, or other transactions or circumstances. The Company does not believe there are any such proceedings presently pending which could have a material adverse effect on the Company's financial condition.

Lawrence

On September 9, 1998, Barbara Lawrence, the Lawrence Group, Inc. ("Lawrence") and certain other Lawrence-related entities ("Plaintiffs") initially filed suit in the Bankruptcy Court and the United States District Court for the Northern District of New York which were subsequently consolidated in the District Court, against First Albany Corporation ("FAC"), MTI, Dale Church, Edward Dohring, Beno Sternlicht, Alan Goldberg and George McNamee (Goldberg and McNamee are former Directors of the Company), Marty Mastroianni (former President and Chief Operating Officer of the Company), and 33 other individuals ("Defendants") who purchased a total of 820,909 (2,462,727 shares post split) shares of the Company's stock from the Plaintiffs. The case concerns the Defendants' 1997 purchase of MTI shares from the Plaintiffs at the price of $2.25 per share ($0.75 per share post split). FAC acted as Placement Agent for the Defendants in the negotiation and sale of the shares and in proceedings before the Bankruptcy Court for the Northern District of New York, which approved the sale in September 1997.

Plaintiffs claim that the Defendants failed to disclose material inside information concerning Plug Power, LLC to the Plaintiffs and therefore the $2.25 per share ($0.75 per share post split) purchase price was unfair. Plaintiffs are seeking damages of $5 million plus punitive damages and costs. In April 1999, Defendants filed a motion to dismiss the amended complaint, which was denied by the Bankruptcy Court. On appeal in October 2000, Plaintiffs' cause of action was dismissed by the United States District Court for the Northern District of New York. In November 2000, Plaintiffs filed an appeal of that dismissal with the United States Court of Appeals for the Second Circuit. In June 2002, the Second Circuit Court of Appeals reversed the District Court decision and remanded the case for further consideration of the Plaintiff's claims as motions to modify the Bankruptcy Court sale order. The Plaintiff's claims have now been referred back to Bankruptcy Court for such consideration. In September 2003, the Bankruptcy Court issued an order permitting Plaintiffs to conduct limited discovery concerning how First Albany formed an opinion about the Company's stock up until the date the Stock Purchase Agreement was executed.

The Company believes the claims have no merit and intends to defend them vigorously. The Company cannot predict the outcome of the claims nor reasonably estimate a range of possible loss given the current status of the litigation. Accordingly, no amounts have been reserved for this matter.

Ling Electronics, Inc.

On March 5, 2005, the Company entered into a settlement agreement for the outstanding claim brought against it by Donald R. Gililland, Sharon Gililland, Vernon Dunham and Jean Dunham, related to a facility lease. The claim was settled for $240 thousand to be paid by SatCon and $35 thousand to be paid by the Company. This settlement released the Company from any future obligations. The Company has accrued costs to settle this claim and the settlement of this claim is accounted for in the results of operations for the year ended December 31, 2004, and was paid in the Company's first quarter of 2005.

Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Price Range of Common Stock

MTI stock is traded on the Nasdaq National Market under the symbol MKTY. Set forth below are the highest and lowest prices at which shares of the Company's common stock have been traded during each of the Company's last two years.

Year Ending December 31, 2005	High	Low
First Quarter	$6.30	$4.27
Second Quarter to date	4.58	3.80

Year Ended December 31, 2004
First Quarter	$7.97	$4.86
Second Quarter	6.88	4.89
Third Quarter	6.19	2.92
Fourth Quarter	6.50	3.88

Year Ended December 31, 2003
First Quarter	$ 2.65	$1.42
Second Quarter	3.75	1.88
Third Quarter	6.40	3.00
Fourth Quarter	6.89	4.51

Number of Equity Security Holders

As of April 20, 2005, the Company had approximately 557 holders of its $1.00 par value common stock. In addition, as of such date, there were approximately 15,400 beneficial owners of our common stock held in "street" name.

Dividends

The payment of dividends is within the discretion of the Company's Board of Directors and will depend, among other factors, on earnings, capital requirements, and the operating and financial condition of the Company. The Company has never paid and does not anticipate paying dividends in the foreseeable future.

Recent Sales of Unregistered Securities

On January 29, 2004 the Company sold 1,418,842 shares of common stock and additional investment rights to Fletcher International, Ltd. in a private sale. On February 3, 2004, the Company filed a resale registration statement on Form S-3 for 6,384,790 shares of the Company's common stock issued or issuable pursuant to the Fletcher transaction. This registration statement became effective on May 20, 2004 with respect to the 1,418,842 shares issued to Fletcher. On May 4, 2004, the Company amended its agreement with Fletcher. On December 22, 2004, Fletcher exercised its right to purchase an additional 1,261,829 shares of the Company's common stock. On January 6, 2005, the Company filed a resale registration statement for the 1,261,829 shares of the Company's common stock issued to Fletcher. The Fletcher private placement was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

As described under the caption "Business Transactions", we issued 66,413 shares of common stock to Fletcher on April 20, 2005. Such issuance was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

Issuer Purchases of Equity Securities

None.

Where You Can Find More Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with its requirements file annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected, and copies of these materials may be obtained upon payment of the prescribed fees, at the SEC's Public Reference Room, 450 Fifth Street, Suite 1300, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. In addition, we are required to file electronic versions of these materials with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus and any prospectus supplement are part of that registration statement, but do not contain all of the information set forth in the Registration Statement and the exhibits and the schedules to the Registration Statement. For further information with respect to us and our common stock, you should read the Registration Statement, including its exhibits and schedules. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the corresponding exhibit. Copies of the Registration Statement and its exhibits are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the SEC's Public Reference Room, at the address listed above, or via the EDGAR database.

Selected Financial Data

The following table sets forth summary financial information regarding the Company for the periods as indicated:

				Three
	Year	Year	Year	Months	Year	Year
Statement of Earnings Data	Ended	Ended	Ended	Ended	Ended	Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Sept. 30,
(In thousands, except per share data)	2004	2003	2002	2001	2001	2000
Product revenue	$ 7,530	$ 5,547	$ 5,362	$1,246	$ 7,298	$ 5,558
Funded research and development revenue	1,040	2,311	1,573	90	-	-
Gain (loss) on derivatives	614	(6)	(188)	(26)	(1,266)	-
Net gain (loss) on sale of securities available for sale	3,626	7,483	(444)	-	-	-
Net gain on sale of holdings	-	-	6,369	-	28,838	-
Gain on exchange of securities	-	-	8,006	-	-	-
(Loss) income from continuing operations before income
taxes, equity in holdings' losses and minority interests	(9,121)	(1,731)	906	(17,161)	20,736	(4,917)
Income tax benefit (expense)	3,564	669	(367)	6,788	(7,524)	1,927
Minority interests in losses of consolidated subsidiary	1,366	490	418	104	123	-
Loss from continuing operations	(4,191)	(572)	(7,186)	(13,585)	(3,737)	(18,839)
Income from discontinued operations, net of taxes	-	13	225	-	-	243
Cumulative effect of accounting change for derivative
financial instruments for Company's own stock,
net of tax	-	-	-	-	1,468	-
Cumulative effect of accounting change for derivative
financial instruments, net of tax	-	-	-	-	6,110	-
Net (loss) income	$ (4,191)	$ (559)	$(6,961)	$(13,585)	$ 3,841	$(18,596)
Basic and Diluted (Loss) Earnings Per Share[1]
Loss from continuing operations	$ (0.14)	$ (0.02)	$ (0.21)	$ (0.38)	$ (0.10)	$ (0.54)
Income from discontinued operations	-	-	0.01	-	-	.01
Cumulative effect of accounting change for derivative
financial instruments for Company's own stock	-	-	-	-	.04	-
Cumulative effect of accounting change for derivative
financial instruments	-	-	-	-	.17	-
(Loss) earnings per share	$ (0.14)	$ (0.02)	$ (0.20)	$ (0.38)	$ 0.11	$ (0.53)
Balance Sheet Data:
Working capital	$ 34,812	$42,426	$ 36,681	$ 11,909	$ 13,833	$(23,151)
Securities available for sale	17,678	44,031	37,332	5,734	6,704	-
Securities available for sale - restricted	16,497	-	-	-	-	-
Holdings, at equity	-	-	-	38,937	47,197	64,356
Total assets	66,830	65,838	52,384	56,348	71,257	77,016
Total long-term obligations	24	24	24	4,406	8,453	2,852
Total shareholders' equity	55,584	48,266	40,748	47,608	54,047	45,029

1Earnings per share information has been retroactively adjusted to reflect the April 3, 2000 3-for-1 stock split.

Supplementary Financial Information

Selected Quarterly Financial Data

(Unaudited and in 000's except per share amounts)
	1st	2nd	3rd	4th
2004
Product revenue	$ 1,579	$ 1,231	$ 1,642	$3,078
Funded research and development revenue	388	191	175	286
Gross profit - product revenue	932	608	956	2,157
Gross loss - funded research and development	(766)	(350)	(706)	(1,178)
Net (loss) income from continuing operations	(242)	(1,363)	(3,393)	807

(Loss) Earnings per Share (Basic and Diluted):
Net (loss) earnings	(.01)	(.05)	(.12)	.03

2003
Product revenue	$ 1,283	$ 1,423	$ 1,598	$1,243
Funded research and development revenue	522	590	310	889
Gross profit - product revenue	728	865	843	729
Gross loss - funded research and development	(298)	(213)	(569)	(372)
Loss from continuing operations	(63)	(399)	(923)	(1,033)
Income from discontinued operations	-	13	-	-
Net (loss) earnings	(63)	(386)	923	(1,033)

(Loss) Earnings per Share (Basic and Diluted):
(Loss) income from continuing operations	(.00)	(.01)	.03	(.04)
Income from discontinued operations	-	-	-	-
Net (loss) earnings	(.00)	(.01)	.03	(.04)

Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is primarily engaged in the development and commercialization of MobionTM cord-free advanced portable power systems, through its subsidiary MTI MicroFuel Cells Inc. ("MTI Micro"), and in the design, manufacture, and sale of high-performance test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. ("MTI Instruments"). MTI also co-founded and retains a minority interest in Plug Power Inc. ("Plug Power") (Nasdaq: PLUG), a designer and developer of on-site energy systems based on proton exchange membrane fuel cells.

MTI Micro designs and develops MobionTM fuel cell systems for portable power applications. A micro fuel cell is a portable power source that converts chemical energy into useable electrical energy. MTI Micro is developing a micro fuel cell that uses methanol, a common alcohol, as its fuel. The Company believes direct methanol fuel cell ("DMFC") systems could potentially have an energy density of five to ten times that of Li-Ion batteries. The Company believes that, when commercialized, DMFC systems should be able to power a wireless electronic device for longer periods of time than Li-Ion batteries without recharging/refueling. In addition, MobionTM fuel cell systems may be instantly refueled eliminating the need for a power outlet or a lengthy recharge.

MTI Micro's fuel cell technology platform can be customized to provide portable power for a number of applications depending on the power level, required run time and size requirements. MTI Micro's initial product is a power source for hand held RFID tag readers. The first MobionTM fuel cell systems were delivered at the end of 2004 in low volumes to a single consumer.

MTI Micro has also developed prototype DMFC systems for military customers, including the RF Communications Division of Harris Corporation ("Harris"), a supplier of military communication devices. Pursuant to the Harris agreements, MTI Micro delivered prototypes during the first and second quarters of 2003 and the second quarter of 2004.

MTI Instruments has three product groups: aviation, general gaging and semiconductor. These product groups provide: electronic, computerized general gaging instruments for position, displacement and vibration applications; and semiconductor products for wafer characterization of semi-insulating and semi-conducting wafers and vibration analysis systems for aircraft engines. MTI Instruments' strategy is to continue to enhance and expand its product offerings with the goal of increasing market share and profitability. MTI Instruments' largest customers include the U.S. Air Force and industry leaders in the computer, electronic, semiconductor, automotive, aerospace, aircraft and bioengineering fields.

MTI Instruments' engine balancing and vibration analysis system primarily serves the aviation industry, both in the commercial and military sectors.  These systems perform a number of vibration analysis and engine balancing functions typically for large turbofan engines on the flight-line and in test cells.  In addition, MTI Instruments' engine balancing and vibration analysis system has recently been used for the first time in an industrial turbo machinery application.

MTI Instruments' general gaging product line employs three sensing technologies - capacitance, fiber optics and laser triangulation - to measure displacement, position, thickness, vibration and other dimensional measurement applications.  The advantages of each technology are generally related to the requirements of specific applications, which typically transcend the capabilities of conventional measuring techniques.  End-users cover a broad range of industrial markets, as well as research labs, universities and the government agencies.

MTI Instruments' semiconductor tools compete in the wafer metrology segment of the semiconductor equipment market. Product models include manual units, semi-automated units and fully automated systems that measure thickness, total thickness variation, bow, warp, site and global flatness. These metrology and inspection tools cover a broad range of applications both on the front-end and back-end of the manufacturing process. End-users of these tools include both wafer manufacturers (foundries) and device (chip) manufacturers.

From inception through December 31, 2004, the Company has incurred net losses of $66.6 million and expects to incur losses as it continues micro fuel cell product development and commercialization programs. The Company expects that losses will fluctuate from year to year and that such fluctuations may be substantial as a result of, among other factors, gains on sales of securities available for sale and the operating results of MTI Instruments and MTI Micro.

Critical Accounting Policies and Significant Judgments and Estimates

The Company's discussion and analysis of its financial condition and results of operations are based upon the Company's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Note 1 to the consolidated financial statements includes a summary of the Company's most significant accounting policies. The preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, securities available for sale, income taxes and derivatives. Management bases its estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting estimates were discussed with our Audit Committee.

The significant accounting policies that management believes are most critical to aid in fully understanding and evaluating our reported financial results include the following:

Revenue Recognition

The Company recognizes revenue from development contracts based upon the relationship of actual costs to estimated costs to complete the contract. These types of contracts typically provide development services to achieve a specific scientific result relating to DMFC technology. Some of these contracts require the Company to contribute to the development effort. The customers for these contracts are both commercial customers and various state and federal government agencies. When government agencies are providing revenue, we do not expect the government to be a significant end user of the resulting products. Therefore, the Company does not reduce funded research and product development expense by the funding received. When it appears probable that estimated costs will exceed available funding on fixed price contracts, and the Company is not successful in securing additional funding, the Company records the estimated additional expense before it is incurred. The Company recorded an accrual for contract losses totaling $557 thousand for the year ended December 31, 2004.

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, which superceded SAB No. 101, Revenue Recognition in Financial Statements. Product revenue is recognized when there is persuasive evidence of an arrangement, delivery of the product to the customer or distributor has occurred, at which time title generally is passed to the customer or distributor, and the Company has determined that collection of a fixed fee is probable, all of which occur upon shipment of the product. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation.

Inventory

Inventory is valued at the lower of cost or the current estimated market value of the inventory. We periodically review inventory quantities on hand and record a provision for excess and/or obsolete inventory based primarily on our estimated forecast of product demand, as well as based on historical usage. Demand and usage for products and materials can fluctuate significantly. A significant decrease in demand for our products could result in a short-term increase in the cost of inventory purchases and an increase of excess inventory quantities on hand. Therefore, although we make every effort to ensure the accuracy of our forecasts of future product demand, any significant unanticipated changes in demand could have a significant impact on the value of our inventory and our reported operating results.

Impairment of Securities Available for Sale and Equity Holdings

The Company has held interests in companies having operations or technology in areas within its strategic focus, all of which are publicly traded and have highly volatile share prices. The Company currently owns shares in Plug Power. The Company records an impairment charge when it believes shares of Plug Power have experienced a decline in value that is other than temporary. If the Company determines that the decline in value is temporary, unrealized losses, net of income taxes, would be reported as a separate component of shareholders' equity.

Future adverse changes in market conditions or poor operating results of Plug Power could result in significant losses and an inability to recover the carrying value of Plug Power, thereby possibly requiring an impairment charge in the future. Further, positive changes in market conditions could result in significant gains in the future on Plug Power stock which had been previously subjected to an impairment charge.

Income Taxes

As part of the process of preparing our consolidated financial statements, the Company is required to estimate its income taxes in each of the jurisdictions in which it operates. This process involves the estimation of our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. Included in this assessment is the determination of net operating loss carry forwards. These differences result in a net deferred tax asset. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance.

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a valuation allowance due to uncertainties related to our ability to utilize certain net deferred tax assets, primarily consisting of net operating losses being carried forward. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to adjust the recorded valuation allowance, which could materially impact our financial position and results of operations. The Company has recorded a $1.836 million valuation allowance against its deferred tax assets of $5.647 million as of December 31, 2004, due to uncertainties related to its ability to utilize certain of these assets. The valuation allowance is based on estimates of the recoverability of certain net operating losses. In the event actual results differ from these estimates or we adjust these estimates in future periods we may need to adjust our valuation allowance which could materially impact our financial position and results of operations.

Derivative Instruments

The Company has held or issued certain derivative instruments and embedded derivative instruments and records these derivatives and embedded derivative instruments separated from the host contract in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities. These standards require the Company to recognize all derivative instruments as either assets or liabilities on the statement of financial position and measure these instruments at fair value. Fair value is estimated using the Black Scholes Option-Pricing Model. Fair value estimates are subject to significant change between periods due to fluctuations of the variables used in the model.

Discussion and Analysis of Results of Operations

Results of Operations for the Year Ended December 31, 2004 Compared to December 31, 2003

The following is management's discussion and analysis of certain significant factors, which have affected the Company's results of operations for the year ended December 31, 2004 compared to the year ended December 31, 2003.

Product Revenue. Product revenue for 2004 increased in comparison to the same period in 2003 by $1.983 million, or 35.7%, to $7.530 million. This increase is primarily the result of an increase in sales to aviation customers of $1.203 million, reflecting an increase in shipments under two Air Force contracts and a $.782 million increase in semiconductor product sales, which includes shipments of the first two AutoScans and two 300 SA wafer metrology tools.

In the Test and Measurement Instrumentation segment, the U.S. Air Force accounted for $3.508 million or 46.7% of product revenues in 2004; as compared to 2003, where the U.S. Air Force accounted for $2.261 million or 40.8% and ASML accounted for $.546 million or 10.2% of product revenues.

Information regarding government contracts included in product revenue is as follows:

(Dollars in thousands, except contract values)
Total Contract
		Revenues	Revenues	Revenues	Orders Received
		Year Ended	Year Ended	Contract to Date	To Date
Contract	Expiration	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2004
$8.8 million Retrofit and
Maintenance of PBS 4100's	06/20/2008	$ 1,918	$ 1,740	$ 3,658	$ 3,712
$3.1 million PBS units and
Accessory Kits	09/30/2004	$ 1,447	$ 211	$ 2,469	$ 2,469

MTI Micro shipped its initial low volume production commercial product to a customer who plans to offer an RFID tag reader powered by a Mobion™ fuel cell. MTI Micro's initial shipments of low volume production Mobion™ products is a customer specific arrangement that includes fuel cell systems and continued warranty support. While contract terms require payment upon delivery of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance, the continuing obligation to warranty results in deferring recognition of product-related revenue and recognizing product-related revenue when the warranty obligations expire. The warranty on the product is for a period of fifteen months.

As MTI Micro gains commercial experience, including field experience relative to warranty based on the sales of its initial low volume production Mobion™ products, in future periods, MTI Micro may recognize product-related revenue upon delivery of the product or may continue to defer recognition, based on application of appropriate guidance within SAB 104, or changes in the manner contractual agreements are structured, including agreements with distribution partners.

Funded Research and Development Revenue. Funded research and development revenue for 2004 decreased in comparison to the same period in 2003 by $1.271 million to $1.040 million, a 55.0% decrease. The decrease is the result of the NIST and NYSERDA government contracts contributing $1.381 million less revenue in 2004 compared to 2003 due to the completion of Phase II of the NYSERDA contract in the fourth quarter of 2003 and the wind down of the NIST contract during the third quarter of 2004. Harris revenues of $.175 million and other military contractor revenue of $.204 million were also recorded in 2003. These decreases were partially offset by $.489 million in 2004 revenues under new contracts with ARL, CSMP and DOE.

Information regarding government contracts included in funded research and development revenue is as follows:

(Dollars in thousands, except contract values)
		Revenues	Revenues	Contract Revenues
		Year Ended	Year Ended	to Date as of
Contract	Expiration	December 31, 2004	December 31, 2003	December 31, 2004
$3.0 million DOE	07/31/07	$ 179	$ -	$ 179
$249.8 thousand Army	09/30/05	$ -	$ -	$ -
$1.0 million NYSERDA(1)	08/31/05	$ 105	$ 404	$ 806
$69.9 thousand Navy	06/30/05	$ -	$ -	$ -
$200 thousand NIST (2)	06/30/05	$ 110	$ -	$ 110
$250 thousand Harris	03/31/05	$ -	$ 175	$ -
$200 thousand ARL	12/31/04	$ 200	$ -	$ 200
$4.6 million NIST (3)	09/30/04	$ 446	$ 1,528	$ 3,342

(1) Total contract value is $1.048 million consisting of three Phases: Phase I for $500 thousand was from 3/12/02 thru 9/30/03; Phase II for $200 thousand was from 10/28/03 with a completion date of 10/31/04; and Phase III for $348 thousand commenced 8/23/04 and expires on 8/31/05. Phases I and II have been completed.

(2) This contract is a subcontract with CSMP under NIST.

(3) This contract is a joint venture with DuPont. DuPont's share of the contract revenue is $1.3 million.

Cost of Product Revenue. Cost of product revenue in the Test and Measurement Instrumentation segment for 2004 increased in comparison to the same period in 2003 by $.495 million, or 20.8%, to $2.877 million. The increase was directly due to the higher sales volume for 2004 and its product mix, which during 2004 included the shipment of two AutoScan metrology tools which had reduced carrying values due to the weak semiconductor market conditions over the last two years.

Gross profit as a percentage of product revenue increased to 61.8% for 2004 from 57.1% in the prior year. The gross profit percentage increase was primarily due to a five point increase in PBS product margins resulting from pricing escalations built into both U.S. Air Force contracts. Additionally, in general instruments, capacitance products showed a nine point increase in margins resulting from decreased material costs and improved assembly efficiencies. All of the other product lines showed at least a two point improvement in margins over the prior year. Further adding to the current year's improvement was the sale of two AutoScan metrology tools, which had reduced carrying values due to the weak semiconductor market conditions over the previous two years.

Funded Research and Product Development Expenses. Funded research and product development expenses in the New Energy segment increased by $.277 million or 7.4% to $4.040 million for 2004 in comparison to the same period in 2003. The increased costs were attributable to the development of prototypes for Harris and costs incurred under new contracts with ARL for the delivery of micro fuel cell units and CSMP and DOE for the advancement of the consumer DMFC platform. Expenses were further increased by an accrual of estimated losses on contracts totaling $557 thousand. This accrual was required because, during 2004, MTI Micro entered into a fixed price-cost-type completion contract with the Army for $250 thousand and the forecast to complete this project exceeds the funding by $540 thousand and the forecast to complete another fixed price contract exceeded costs incurred through December 31, 2004 by $17 thousand. These costs were partially offset by decreased development costs related to the completion of the Phase II of the NYSERDA contract during 2003 and reduced costs related to the NIST contract as it was winding down during the third quarter of 2004.

Unfunded Research and Product Development Expense. Unfunded research and product development expenses increased by $4.335 million or 94.5% to $8.920 million for 2004 in comparison to the same period in 2003. This increase reflects a $4.251 million increase in the New Energy segment reflecting increased internal development costs directed at commercializing micro fuel cells, including costs for the development of our micro fuel cell system and development costs in connection with Gillette and potential commercial products. Unfunded research and product development costs include the cost of micro fuel cell products shipped due to the initial fuel cell units being low volume production. Cost of micro fuel cell products includes the direct material cost incurred in the manufacture of the products we ship. These costs consist primarily of production materials and fees paid to outside suppliers for subcontracted components and services. This increase also includes a $.084 million increase in product development expenses in the Test and Measurement Instrumentation segment related to the continued development of the PBS-3300 and MTI-2100. The PBS-3300 is a smaller test cell system used for small turbines and props and the MTI-2100 is the newest version of the fiber-optic based vibration sensor.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by $.488 million to $6.325 million for 2004 in comparison to the same period in 2003. This change is primarily the result of an increase of $.294 million in professional fees related to the Fletcher amendment, increased public relations costs of $.167 million, increased insurance costs of $.248 million, increased depreciation expense of $.186 million due to an increase in capital expenditures offset by a decrease in professional fees of $.427 million due to a business transaction that occurred during 2003.

Operating Loss. Operating loss for 2004 in comparison to the same period last year increased by $4.883 million to $13.592 million, a 56.1% increase. This increase in operating loss results primarily from increases in research and product development expenses and selling, general and administration expenses and decreases in funded research and development revenue in the New Energy segment partially offset by increases in gross profits from product revenues in the Test and Measurement Instrumentation segment.

Other Income. Revenue from sales of micro fuel cell products was $0 million for the years ended December 31, 2004 and December 31, 2003. We defer recognition of initial micro fuel cell product-related revenue at the time of delivery and recognize this revenue as other income as the continued warranty obligations expire. The costs associated with the product and warranty obligations are expensed as they are incurred.

Our initial sales of low volume production Mobion™ products are a customer specific arrangement that includes fuel cell systems and continued warranty support. While contract terms require payment upon delivery of the System and are not contingent on the achievement of specific milestones or other substantive performance, the continuing obligation to warranty results in the Company deferring recognition of product-related revenue and recognizing product-related revenue as other income when the warranty obligations expire. The warranty on the product is for a period of fifteen months.

During the fourth quarter of 2004, we received a purchase order for 50 Systems and delivered 25 Systems during December 2004. The product-related revenue associated with these 25 Systems is subject to warranty obligations and has been deferred. For the year ended December 31, 2004, we deferred revenue in the amount of $3,125 for these Systems. We had no System sales in 2003.

Gain on Sale of Securities Available for Sale, Net. Results for 2004 included a $3.626 million gain on the sale of securities available for sale compared to a $7.483 million gain for the same period in 2003. The average selling price per share of Plug Power common stock was $9.33 for 2004. The average selling price per share of Plug Power and SatCon common stock was $5.07 and $1.75, respectively, for 2003.

Gain (Loss) on Derivatives. The Company recorded a gain of $.614 million and a loss of $.006 million on derivative accounting for 2004 and 2003, respectively. The 2004 gain relates to the embedded derivative for the purchase of Plug Power common stock, which is part of the 2004 private placement transaction, while the loss in 2003 related to warrants for the purchase of SatCon common stock held by the Company. Changes in derivative fair values for the embedded derivative and the SatCon warrants are calculated using the Black Scholes Option-Pricing Model.

Impairment Losses. In 2004 and 2003, the Company recorded a $0 and $.418 million charge for impairment losses for other than temporary declines in the value of certain securities available for sale.

Income Tax Benefit The income tax benefit rate for 2004 and 2003 was 39%. The tax benefit rates are primarily due to losses generated by operations. The valuation allowance at December 31, 2004 and 2003 was $1.836 million. The Company determined that it was more likely than not that the ultimate recognition of certain deferred tax assets would not be realized.

Further, as a result of ownership changes in 1996, the availability of $1.014 million of net operating loss carry-forwards to offset future taxable income will be limited pursuant to the Internal Revenue Code.

Results of Operations for the Year Ended December 31, 2003 Compared to December 31, 2002

The following is management's discussion and analysis of certain significant factors, which have affected the Company's results of operations for the year ended December 31, 2003 compared to the year ended December 31, 2002.

Product Revenue. Product revenue in the Test and Measurement Instrumentation segment for 2003 increased by $.185 million, or 3.5%, to $5.547 million. This increase is primarily the result of increased sales to aviation customers of $.115 million reflecting increases related to the fulfillment of orders under two Air Force contracts; increases of $.063 million in semiconductor product sales related to increases in the number of units sold and the sale of one 200 SA unit; and increases in sales to general gaging customers of $.007 million. The general gaging increase consists of increased sales of $.461 million in laser, accumeasure and parts and services products related to the first full year of sales for the MicroTrak II product offset by decreases of $.454 million in OEM and fotonic sensor products resulting from reduced sales to one major OEM customer.

In the Test and Measurement Instrumentation segment, in 2003 the U.S. Air Force accounted for $2.261 million or 40.8% of product revenues; in 2002, the U.S. Air Force accounted for $1.854 million or 34.6% and ASML accounted for $.546 million or 10.2% of product revenues.

The Air Force contracts were finalized during the third and fourth quarters of 2002. Information regarding these contacts is as follows:

(Dollars in thousands, except contract values)
		Revenues	Revenues	Total
		Year ended	Year ended	Orders
Contract	Expiration	12/31/2003	12/31/2002	Received
$8.8 million Retrofit and Maintenance of PBS 4100's	06/20/2008	$ 1,740	$ -	$ 1,753
$3.1 million PBS units and Accessory Kits	09/30/2004*	$ 211	$ 811	$ 1,022

* This contract may be extended by the Air Force at their discretion.

Funded Research and Development Revenue. Funded research and development revenue in the New Energy segment for 2003 increased by $.738 million to $2.311 million, a 46.9% increase. This increase is the result of government contracts moving toward completion as well as the addition of a NYSERDA contract for $.200 million in 2003 and the addition of private company development revenue related to the development and delivery of prototypes which totaled $.375 million in 2003.

Information regarding government contracts included in funded research and development revenue is as follows:
(Dollars in thousands, except contract values)		Revenues	Revenues
		Year Ended	Year Ended
Contract	Expiration	12/31/2003	12/31/2002

$4.6 million NIST *	09/30/04	$ 1,528	$ 1,278

$200,000 NYSERDA	01/31/04	$ 200	$ -

$500,000 NYSERDA	09/30/03	$ 204	$ 295

* This contract is a joint venture with DuPont. DuPont's share of the contract is $1.3 million.

Cost of Product Revenue. Cost of product revenue in the Test and Measurement Instrumentation segment for the year ended December 31, 2003 decreased by $.046 million or 1.9% to $2.382 million despite a higher sales volume for 2003 as compared to 2002. The 2003 change is primarily attributable to the increase in sales in the semiconductor product group whose gross margins increased to 59% in 2003 from 42% in 2002 due to product mix change to higher margin items.

Gross profit as a percentage of product revenue increased by 2.3% to 57.1% for the year ended December 31, 2003. This increase is primarily attributable to the increase in gross profits as a result of increased margins in the semiconductor products.

Funded Research and Product Development Expenses. Funded research and product development expenses in the New Energy segment increased by $1.203 million or 47.0% to $3.763 million for the year ended December 31, 2003. The increased costs are primarily attributable to increased development costs related to the NIST contract as it moved toward completion in 2004 and the addition of private company development contracts in 2003.

Unfunded Research and Product Development Expenses. Unfunded research and product development expenses for the year ended December 31, 2003 increased by $.530 million or 13.1% to $4.585 million. This increase reflects a $.425 million increase for the New Energy segment reflecting increased internal development costs directed at commercializing micro fuel cells and a $.105 million increase for the Test and Measurement Instrumentation segment for the development of a new calibrator to complement the PBS product line (aviation), enhancements to this segment's current PBS jet engine balancing and vibration analysis systems design and continued development of this segment's semiconductor products.

Selling, General and Administrative Expenses. Selling, general and administrative expenses for the year ended December 31, 2003 totaled $5.837 million, an increase of $.886 million or 17.9%. These increases are primarily the result of increased staffing levels needed to support business development and technical staff to support the New Energy segment's drive to commercialization, as well as patent filings, business transaction costs, insurance and commissions at the Test and Measurement Instrumentation segment.

Operating Loss. The year ended December 31, 2003 yielded an operating loss of $8.709 million, an increase of $1.650 million from 2002, or 23.4%. This change results primarily from increases in funded and unfunded research and development costs and selling, general and administrative expenses partially offset by increases in gross profits from product revenue in the Test and Measurement Instrumentation segment and funded research and development revenue in the New Energy segment.

Gain (Loss) on Sale of Securities Available for Sale, Net. Results for the year ended December 31, 2003 included a $7.483 million net gain compared to the prior year ended December 31, 2002 $.444 million net loss. The average selling price per share of Plug Power and SatCon common stock was $5.07 and $1.75, respectively, for the year ended December 31, 2003 and the average selling price for Plug Power, SatCon and Beacon Power common stock was $4.60, $1.25 and $0.07, respectively, for the year ended December 31, 2002.

Gain on Sale of Holdings, Net. Results for the year ended December 31, 2002 included a $6.369 million net gain. The average selling price per share of Plug Power and SatCon common stock was $7.77 and $4.28, respectively, for the year ended December 31, 2002.

Impairment Losses. As of December 31, 2003, the Company had sold all securities which have been subject to impairments in the past. For the year ended December 31, 2003 and 2002, the Company recorded impairment charges of $.418 and $5.652 million, respectively, related to securities available for sale.

Equity in Holdings' Losses, Net of Tax. Results for the year ended December 31, 2002 included an $8.143 million loss, net of tax from the recognition of the Company's proportionate share of losses in equity holdings including a $2.475 million before tax charge related to the impairment of these investments. Equity in holdings' losses resulted from the Company's minority ownership in certain companies, which were accounted for under the equity method of accounting. Under the equity method of accounting, the Company's proportionate share of each company's operating losses and the Company's impairment losses associated with these investments were included in equity in holdings' losses. Equity in holdings' losses for the year ended December 31, 2002 included the results from the Company's minority ownership in Plug Power and SatCon.

In 2002, equity in holdings' losses included a loss, before taxes, from Plug Power of $10.111 million, from SatCon of $1.110 million and a $2.475 million loss on impairment of the SatCon investment. SatCon was accounted for on a one-quarter lag until the accounting was changed to fair value from the equity method on July 1, 2002. Plug Power was accounted for under the equity method until the accounting was changed on December 20, 2002 to fair value. As of December 31, 2002, interests in Plug Power and SatCon are carried at fair value, designated as available for sale, and any unrealized gains and losses are included in shareholders' equity as a component of accumulated other comprehensive income (loss).

Income Tax Benefit. The tax rate for the year ended December 31, 2003 was 39% compared to the rate for the year ended December 31, 2002 of 41%. These tax rates are primarily due to losses generated by operations and the $.692 million change in valuation allowance in 2002. The valuation allowance at December 31, 2003 and 2002 was $1.836 million. The Company determined that it was more likely than not that the ultimate recognition of certain deferred tax assets would not be realized. Further, as a result of ownership changes in 1996, the availability of $1.467 million of net operating loss carry-forwards to offset future taxable income will be limited pursuant to the Internal Revenue Code.

Liquidity and Capital Resources

The Company has incurred significant losses as it continues to fund MTI Micro's DMFC product development and commercialization programs. The Company expects that losses will fluctuate from year to year and that such fluctuations may be substantial as a result of, among other factors, gains on sales of securities available for sale, the operating results of MTI Instruments and MTI Micro, the availability of equity financing including the additional investment rights issued in connection with the 2004 private placement and the ability to attract government funding resources to offset research and development costs. As of December 31, 2004, the Company had an accumulated deficit of $66.624 million. During the year ended December 31, 2004, the Company's results of operations resulted in a net loss of $4.191 million and used cash in operating activities totaling $11.982 million. This cash use in 2004 was funded primarily by net proceeds from the 2004 private placement received in January which totaled $8.985 million, proceeds from the sale of Plug Power securities which totaled $4.479 million and proceeds from subsidiary stock issuances of $2.194 million. The Company also received net proceeds of $7.939 million from the 2004 private placement in December. The Company expects to continue to incur losses as it seeks to develop and commercialize MobionTM fuel cell systems and it expects to continue funding its operations from current cash and cash equivalents, the sales of securities available for sale, proceeds, if any, from the exercise of additional investment rights issued in connection with the 2004 private placement or other equity financings and government program funding. The Company expects to spend approximately $12.5 million on research and development of MobionTM fuel cells and $1.2 million in research and development on MTI Instruments' products in 2005.

There can be no assurance that the Company will not require additional financing during 2005 or that any additional financing will be available to the Company on terms acceptable to the Company, if at all. Cash used in operations is expected to total approximately $16.5 million for 2005. Further, cash used for capital expenditures is expected to total approximately $1.5 million in 2005 and will consist of purchases for furniture, computer equipment, software and manufacturing and laboratory equipment. The Company believes it will have adequate resources to fund operations and capital expenditures through the fourth quarter of 2006 based on current cash and cash equivalents, current cash flow and revenue projections and the potential sale of unrestricted securities available for sale at current market values. Proceeds from the sale of unrestricted securities available for sale are subject to fluctuations in the market value of Plug Power as well as limitations on the ability to sell shares arising from the escrow of 2,700,000 shares in connection with the Fletcher right to purchase Plug Power common stock between June 1, 2005 and December 31, 2006, subject to the terms of the agreement with Fletcher. The Company may also seek to provide additional resources through an equity offering. Additional government revenues and Fletcher's potential exercise of additional investment rights totaling up to an additional $20 million could also provide additional resources. The Company anticipates that it will have to raise additional equity capital to fund its long-term business plan, regardless of whether Fletcher exercises any or all of its additional investment rights.

During 2004, the Company sold 480,000 shares of Plug Power common stock under Rule 144. Future sales of Plug Power securities will generate taxable income or loss, which is different from book income or loss, due to the tax bases in these assets being significantly different from their book bases. Book and tax bases as of December 31, 2004 are as follows:

		Average	Average
Security	Shares Held	Book Cost Basis	Tax Basis
Plug Power- unrestricted	2,893,227	$1.78	$0.96
Plug Power- restricted(A)	2,700,000	$1.78	$0.96

  In connection with the Company's 2004 private placement, the Company has escrowed 2.7 million shares of Plug Power common stock.

As of December 31, 2004, the Company owned 5,593,227 shares of Plug Power common stock. In connection with the 2004 private placement the Company has placed 2,700,000 of its Plug Power shares in escrow and Fletcher has the right, beginning June 1, 2005 and ending December 31, 2006, to purchase those shares, potentially at a discount. Plug Power stock is currently traded on the Nasdaq National Market and is therefore subject to stock market conditions. When acquired, these securities were unregistered. Plug Power securities are considered "restricted securities" as defined in Rule 144 and may not be sold in the future without registration under the Securities Act, unless in compliance with an available exemption there from.

Working capital was $34.812 million at December 31, 2004, a $7.614 million decrease from $42.426 million at December 31, 2003. This decrease is primarily the result of decreases in securities available for sale due to reclassification of securities to restricted assets and decreases in current deferred tax liabilities offset by an increase in current assets for the proceeds from the 2004 private placement.

At December 31, 2004, the Company's order backlog was $.480 million, compared to $.447 million at December 31, 2003.

Inventory and accounts receivable (from product revenues) turnover ratios and their changes for the last two annual periods are as follows for the years ended December 31:
	2004	2003	Change
Inventory	2.1	1.7	.4
Accounts receivable (from product revenues)	9.6	8.3	1.3

The changes in the inventory and accounts receivable turnover ratios are the result of the volume and timing of sales. The Test and Measurement Instrumentation segment had significantly higher monthly sales in December 2004 compared to December 2003, and higher sales in 2004 compared to 2003.

Cash flow used by operating activities excluding discontinued operations was $11.982 million in 2004 compared with $7.673 million in 2003. This cash use increase of $4.309 million reflects increases in cash expenditures to fund New Energy segment operations' growth, partially offset by balance sheet changes, which reflect the timing of cash payments and receipts.

Capital expenditures were $1.834 million in 2004, an increase of $.764 million from the prior year. Capital expenditures in 2004 included furniture, computer equipment, facility expansion, software, and manufacturing and laboratory equipment. Outstanding commitments for capital expenditures as of December 31, 2004 totaled $8 thousand and include expenditures for computer software. The Company expects to finance these expenditures with current cash and cash equivalents, the sale of unrestricted securities available for sale, equity financing and other sources, as appropriate and to the extent available.

On January 29, 2004, the Company sold 1,418,841 shares of our common stock to Fletcher for an aggregate purchase price of $10 million, or $7.048 per share. On December 22, 2004, we sold 1,261,829 shares of our common stock to Fletcher for an aggregate purchase price of $8 million (or $6.34 per share) in connection with Fletcher's exercise of an additional investment right. We originally issued such additional investment right along with shares of our common stock to Fletcher in a private placement transaction in January 2004. We amended the terms of this private placement in May 2004 (as amended, the 2004 private placement). Pursuant to additional investment rights and after giving effect to the 1,261,829 shares of common stock we issued to Fletcher on December 22, 2004, Fletcher has the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.34, which date and price may be extended and adjusted, respectively, in certain circumstances, and up to 2,700,000 shares of Plug Power common stock owned by us in certain circumstances.

We filed a registration statement on January 6, 2005 covering the resale of 1,261,829 shares of our common stock purchased by Fletcher on December 22, 2005. The Company failed to meet its contractual obligation with Fletcher to have such registration statement declared effective by March 22, 2005 and therefore under the terms of the Fletcher agreement we were required to issue additional shares of common stock to Fletcher and the exercise price for the Fletcher additional investment rights has been reduced to $6.023 per share. We are required to issue a number of shares of common stock that will result in Fletcher having effectively made its December 2004 investment at a price per share that is lower than the actual price paid. We refer to this reduced exercise price as the "deemed exercise price." More specifically, for each month during which we fail to satisfy the registration requirement, the deemed exercise price is reduced by $0.317 per share. As a consequence, on April 20, 2005 we issued 66,413 shares of common stock to Fletcher without any additional payment required by Fletcher, representing a deemed exercise price for Fletcher's December 2004 investment of $6.023 per share. Such deemed exercise price (as well as the exercise price for the Fletcher additional investment rights) will be further reduced by $0.317 per share, and we will be obligated to issue additional shares to Fletcher reflecting the new deemed exercise price, at the commencement of each additional month if on such date the above-referenced registration statement is not effective. In addition, we are required to file a registration statement covering the resale of any such additional shares issued to Fletcher.

During 2004, the Company sold 480,000 shares of Plug Power common stock with proceeds totaling $4.479 million and net gains totaling $3.626 million. These proceeds reflect the Company's previously announced strategy to raise additional capital through the sale of Plug Power stock in order to fund its micro fuel cell operations. Taxes on the net gains are expected to be offset by the Company's operating losses. As of December 31, 2004, the Company estimates its remaining net operating loss carry forwards to be approximately $24.727 million.

Contractual Obligations

Contractual obligations as of December 31, 2004, under agreements with non-cancelable terms are as follows:
	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Contractual obligations:
Operating leases	$2,032	$ 637	$ 790	$ 605	$ -
Purchase obligations	2,096	1,900	196	-
License obligations (A), (B)	3,750	250	500	750	2,250
Other long-term liabilities recorded
on the balance sheet	24	-	24	-	-
Total	$7,902	$2,787	$1,510	$1,355	$2,250

(A) Once products are sold under the LANL license agreement, royalties will be based on 2% of the first $50 million of net sales, 1% on net sales in excess of $50 million but less than $100 million and .5% on net sales in excess of $100 million. License payments made in any year may be applied against royalties due and total annual fees in any year shall not exceed $1 million.

(B) Under the Strategic Alliance Agreement (the "Agreement") with Gillette, if MTI Micro sells fuel refills in the target market after its exclusivity obligations have expired, then MTI Micro will be required to pay Gillette royalties as defined in the Agreement. The Agreement is subject to confidential treatment as filed with the SEC.

Off-Balance Sheet Arrangements

Pursuant to additional investment rights, Fletcher has the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.023 (adjusted from $6.34), which date and price may be extended and adjusted, respectively, in certain circumstances.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

None

Quantitative and Qualitative Disclosures About Market Risk

We develop products in the United States and sell them worldwide. As a result, our financial results could be affected by factors such as changes in foreign exchange rates or weak economic conditions in foreign markets. Since our sales are currently priced in U.S. dollars and are translated to local currency amounts, a strengthening of the dollar could make our products less competitive in foreign markets. Interest income is sensitive to changes in the general level of U.S. interest rates, particularly since our investments are in cash equivalents. Based on the nature and current levels of our cash equivalents, however, we have concluded that there is no material market risk exposure.

As a result of holding securities available for sale, the Company is exposed to fluctuations in market value. The Company recognizes changes in market value through the balance sheet, however if an other than temporary market decline were to occur, it could have a material impact on the Company's operating results.

The Company's issued derivatives consist of warrants and rights to purchase shares of the Company's common stock and Plug Power common stock owned by the Company. The fair value of the embedded derivative for the right to purchase Plug Power common stock is recorded in the financial statement line titled "Derivative liability." This derivative is valued quarterly using the Black Scholes Option-Pricing Model. The Company's held derivatives consist of warrants to purchase SatCon common stock. These held derivatives expired on January 31, 2004. The fair value of the warrants to purchase SatCon common stock is based on estimates using the Black Scholes Option-Pricing Model. The Company recognizes changes in fair value through the operating statement line titled "Gain (loss) on derivatives." The Company does not use derivative financial instruments for speculative or trading purposes.

Market risk represents the risk of changes in value of a financial instrument caused by fluctuations in interest rates and equity prices. The Company has performed a sensitivity analysis on its investments in Plug Power and its derivative financial instrument (Plug Power Investment Right). The sensitivity analysis presents the hypothetical change in fair value of the Company's financial investments as of the balance sheet date. Market risk is estimated as the potential change in fair value resulting from an immediate hypothetical one-percentage point parallel shift in the yield curve. The fair values of the Company's holdings in securities available for sale have been based on quoted market prices and its derivative financial instruments based on estimates using valuation techniques.

The fair market and estimated values of the Company's investments in Plug Power and derivatives and the calculated impact of a market price decrease of ten percent, is as follows:

(Dollars in thousands)
	Holdings/	Estimated	Ten Percent
Balance at	Derivatives	Fair Market Value	Market Decrease

December 31, 2004	Plug Power	$ 34,175	$ 3,418
	Derivative	$ 1,125	$ 113

December 31, 2003	Plug Power	$ 44,031	$ 4,403
	Derivative	$ -	$ -

Executive Officers

The executive officers of the registrant (all of whom serve at the pleasure of the Board of Directors), their ages, and the position or office held by each, are as follows:
Position or Office	Name	Age
Chief Executive Officer and Director	Steven N. Fischer	61
President of MTI Government Systems and Director	Dale W. Church	65
Vice President, Chief Financial Officer and Secretary	Cynthia A. Scheuer	43
Chief Executive Officer, MTI MicroFuel Cells Inc.	Dr. William P. Acker	43
Chief Technology Officer, MTI MicroFuel Cells Inc.	Dr. Shimshon Gottesfeld	63
President and Chief Operating Officer, MTI MicroFuel Cells Inc.	Alan J. Soucy	49
Vice President and General Manager, MTI Instruments, Inc.	Denis P. Chaves	64

Mr. Fischer, a Director since 2003, became Chairman and Chief Executive Officer effective September 1, 2004. Mr. Fischer is also a Director on the MTI Micro Board of Directors. Mr. Fischer was Chief Executive Officer of New York-based professional services firm UHY Advisors NY, Inc., formerly Urbach Kahn and Werlin Advisors Inc., and UKW P.C., a certified public accounting firm, from 1985 to December 31, 2001 and Chairman through July 31, 2004. Mr. Fischer joined Urbach Kahn and Werlin P.C. in 1971. Mr. Fischer holds a J.D. degree from New York University, a B.B.A. degree from the City College of New York and is a Certified Public Accountant.

Mr. Church, a Director since 1997, became President of MTI Government Systems on September 1, 2004. Prior to that, Mr. Church was Chief Executive Officer and Chairman of the Board from October 2002 through September 2004. Mr. Church is also a Director of the Company and Chairman of the Board of MTI Micro. He has been the Chief Executive Officer of Ventures & Solutions LLC (a consulting firm) since 1996 and the Chairman and CEO of Intelligent Inspection Corporation from 1999 to March 2003, and, prior to that time, was a partner in the law firm of McDermott, Will & Emery from 1993 to 1997. He served as General Counsel to the American Electronics Association from 1994 to 1998. Mr. Church has practiced law in private practice, government, and corporate environments for over 30 years with specialties in U.S. and international government contracting, developing companies, mergers and acquisitions and joint ventures. His other previous experience includes working for the U.S. Government's Central Intelligence Agency and Department of Defense and as corporate counsel to establish several companies in the Silicon Valley of California. He is a Trustee of the National Security Industrial Association and is a director of various private corporations.

Ms. Scheuer was appointed Vice President and Chief Financial Officer of the Company in November 1997. Ms. Scheuer was elected Secretary on March 10, 2005. Prior to joining the Company, she was a Senior Business Assurance Manager at PricewaterhouseCoopers LLP, where she was employed from 1983 to 1997. From 1989 to 1997, she was a Senior Business Assurance Manager responsible for the planning and delivery of audit and financial consulting services to a diverse group of clients in manufacturing, high technology, retailing and government.

Dr. Acker became Chief Executive Officer of MTI Micro on December 10, 2004 and was President and Chief Executive Officer of MTI Micro from its founding in 2001 until December 9, 2004. Dr. Acker also served as President of the Company from June 2000 to October 22, 2002 when he left this position to devote his full attention to MTI Micro. From 1997 to June 2000, Dr. Acker was Vice President of Technology and Product Development at Plug Power Inc., leading the development of the world's first residential PEM fuel cell system. Before his tenure at Plug Power, Dr. Acker joined Texaco in 1990 and served in numerous management positions including Global Manager for Engineering and Product Testing from 1996 to 1997, where he was responsible for the development of energy products and was involved in the formation of Texaco's strategic business direction.

Dr. Gottesfeld has been Vice President and Chief Technology Officer of MTI Micro since December 2000. Prior to this appointment, Dr. Gottesfeld led the Fuel Cell Research Program at The Los Alamos National Laboratory ("LANL") for more than 15 years and had earlier affiliations with Brookhaven and Bell Laboratories. Dr. Gottesfeld's work has been in electrochemistry, electrocatalysis and electrochemical power sources, a field in which he holds patents and has published extensively. He has served as an officer and chairman of the Physical Electrochemistry Division of the Electrochemical Society, and is a Fellow of the Society. He is also a Laboratory Fellow at LANL. Dr. Gottesfeld received his Ph.D. from the Technion, Israel Institute of Technology.

Mr. Soucy became President of MTI Micro on December 10, 2004, prior to that he was Chief Operating Officer of MTI Micro from August 2002 through December 9, 2004. From 1999-2002, Mr. Soucy served as Vice President of worldwide sales and marketing at Tripath Technology, Inc., a fabless semiconductor supplier for consumer electronics and broadband communications customers. His background also includes several years as general manager of Philips Mobile Computing Group, the portable digital products division of Philips Electronics, where he helped to establish Philips as a leading supplier of mobile products based on Microsoft's Windows CE operating system.

Mr. Chaves has been Vice President and General Manager of MTI Instruments since March 2000. He was Vice President and General Manager of the Company's Advanced Products Division from 1987 to March 2000, and

Vice President and General Manager of the Company's L.A.B Division from January 1994 until it was sold in September 1997. Previously, he served as Manager of Corporate Marketing for the Company from 1981 to 1987.

Board of Directors

Terms of Directors

Certain information regarding our current Board of Directors is set forth below. The Compensation, Nominating and Governance Committee of the Board of Directors will be meeting to consider and finalize the nominees to the Board of Directors to serve three-year terms, expiring in 2008. Dennis O'Connor and Thomas Marusak are serving terms expiring in 2005. Dale Church, Edward Dohring and William Phelan (named to the Board on December 16, 2004) are beginning the third year of a three-year term, expiring 2006. Steven Fischer, Dr. Walter Robb and Dr. Beno Sternlicht are beginning the second year of three-year terms, expiring in 2007.

Certain Information Regarding Directors

Mr. Church, 65, a Director since 1997, became President of MTI Government Systems on September 1, 2004. Prior to that, Mr. Church was Chief Executive Officer and Chairman of the Board from October 2002 through September 2004. Mr. Church is also a Director of the Company and Chairman of the Board of MTI Micro. He has been the Chief Executive Officer of Ventures & Solutions LLC (a consulting firm) since 1996 and the Chairman and CEO of Intelligent Inspection Corporation from 1999 to March 2003, and, prior to that time, was a partner in the law firm of McDermott, Will & Emery from 1993 to 1997. He served as General Counsel to the American Electronics Association from 1994 to 1998. Mr. Church has practiced law in private practice, government, and corporate environments for over 30 years with specialties in U.S. and international government contracting, developing companies, mergers and acquisitions and joint ventures. His other previous experience includes working for the U.S. Government's Central Intelligence Agency and Department of Defense and as corporate counsel to establish several companies in the Silicon Valley of California. He is a Trustee of the National Security Industrial Association and is a director of various private corporations.

Mr. Dohring, 71, a Director since 1997, served as President of MTI Instruments, Inc. from April 1, 2000 to April 5, 2002. Mr. Dohring retired on December 31, 1998 from Silicon Valley Group, Inc. ("SVG") where he had been Vice President since July 1992 and President of its SVG Lithography Systems, Inc. ("SVGL") unit since October 1994. From June 1992 to October 1994, he served as President of SVG's Track Systems Division. He joined SVG from Rochester Instrument Systems, Inc., where he served as President from April 1989 to June 1992. He also held management positions with General Signal, CVC Products, Bendix, Bell & Howell and Veeco Instruments. He is a member of the Board of Directors of Tegal Corporation, and has served as a director of Semiconductor Equipment & Materials International (SEMI) and International Disc Equipment Manufacturers Association (IDEMA) and a Trustee of the SUNY Maritime Foundation Board.

Mr. Fischer, 61, a Director since 2003, became Chairman and Chief Executive Officer effective September 1, 2004. Mr. Fischer previously served as Chairman of the Audit Committee from September 12, 2003 through July 29, 2004. Since March 4, 2004, Mr. Fischer has also been a member of the MTI Micro Board of Directors. Mr. Fischer was Chief Executive Officer of New York-based professional services firm UHY Advisors NY, Inc., formerly Urbach Kahn and Werlin Advisors Inc., and UKW P.C. , a certified public accounting firm, from 1985 to December 31, 2001 and Chairman through July 31, 2004. Mr. Fischer joined Urbach Kahn and Werlin P.C. in 1971. Mr. Fischer holds a J.D. degree from New York University, a B.B.A. degree from the City College of New York and is a Certified Public Accountant.

Mr. Marusak, 54, was appointed to MTI's Board of Directors on December 16, 2004. Since 1986, Mr. Marusak has been President of Comfortex Corporation, an internationally recognized manufacturer of window blinds and specialty shades and is the current Chairman of New York's Capital Region Center for Economic Growth. In 1997, he was appointed by Governor George Pataki, and then confirmed by the New York Senate as a Director for the New York State Energy and Development Authority (NYSERDA) and continues to serve on its board. Mr. Marusak has also represented the interests of small/medium size manufacturing businesses of New York as a delegate at the White House. He is currently a member of the Advisory Board of Directors for Key Bank of New York, Dynabil Industries Inc. and Clough Harbour Associates Technology Services Company of Albany. Mr. Marusak received a B.S. in Engineering from Pennsylvania State University, and an M.S. in Engineering from Stanford University.

Mr. O'Connor, 64, a Director since 1993, is a registered patent attorney, and from 1984 until his retirement in June 2000, was the Director of New Products and Technology for Masco Corporation, a diversified manufacturer of building, home improvement, and other specialty products for the home and family.

Mr. Phelan, CPA, 48, was appointed to MTI's Board of Directors and named Chairman of MTI's Audit Committee on December 16, 2004. Mr. Phelan was a founder and served as Chief Executive Officer of OneMade, Inc. from May 1999 to May 2004. OneMade, Inc. was recently sold to America Online (AOL). In addition, Mr. Phelan served as a member of the Board of Directors of Florists' Transworld Delivery (FTD), the largest floral services organization in the world, where he was instrumental in reorganizing the company, providing both strategic direction and operational oversight. He has also held numerous executive positions at Fleet Equity Partners, Cowen & Company, and UHY Advisors Inc., formerly Urbach Kahn & Werlin, PC. Mr. Phelan has a B.A. in Accounting and Finance from Siena College, and an M.S. in Taxation from City College of New York.

Dr. Robb, 76, a Director since 1997, served as Chairman of the Audit Committee from July 29, 2004 to December 16, 2004. Dr. Robb has been a management consultant and President of Vantage Management, Inc., since 1993. Prior to that, Dr. Robb was with General Electric Company ("GE") in a number of executive positions. He was Senior Vice President for Corporate Research and Development from 1986 until his retirement on December 31, 1992, directing the GE Research and Development Center, one of the world's largest and most diversified industrial laboratories, and serving on GE's Corporate Executive Council. He served on the Board of Directors of Plug Power Inc., from 1997 through October 9, 2002, and is a Director of Celgene Corp., an integrated biopharmaceutical company, and a number of privately owned companies.

Dr. Sternlicht, 76, a Director since 1996 and a co-founder of the Company, is also a Director of MTI MicroFuel Cells Inc. and a Director of MTI Instruments, Inc., has been President of Benjosh Management Assoc., a management firm in New York City, since 1976; President of AMEAST Corporation, a consulting and trading corporation, since 1974; and President of Arben International, LLC, a distribution and manufacturing firm for products for the furniture and home décor industry, with offices in Russia, China and the United States, since 1994. He has also served as Chairman of the Board of Comfortex Corp., a window shade developer and manufacturer, from 1992 until its sale to Hunter Douglas in 1999, and currently serves as shareholder representative to the board of directors of Hunter Douglas. Dr. Sternlicht was a Director of the Company from 1961 to 1992, and prior to 1985 held the position of Technical Director and Board Chairman. Dr. Sternlicht was one of the founders of VITA (Volunteers in Technical Assistance), and has served on various advisory committees of NASA, the Department of Energy and the Commerce Department under Presidents Carter, Reagan and Bush, and served as an Advisor on Energy to the People's Republic of China, Israel and India.

Audit Committee

The Audit Committee currently consists of Mr. Phelan (Chairman), Dr. Robb and Mr. O'Connor. The Board of Directors has designated Mr. Phelan as an "Audit Committee Financial Expert" under the Securities Exchange Act of 1934 and NASD standards.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's common stock to file with the SEC initial reports of ownership of the Company's common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the Company's records and written representations by the persons required to file such reports, all filing requirements of Section 16(a) were satisfied with respect to the Company's most recent calendar year.

Code of Ethics

The Company has adopted a Code of Ethics for employees, officers and directors. The Code of Ethics was filed on March 10, 2004 as Exhibit 14.1 to the Company's Form 10-K for the year ended December 31, 2003. A copy may be obtained at no charge by written request to the attention of the Secretary of the Company at 431 New Karner Road, Albany, New York 12205. A copy of the Code of Ethics is also available on the Company's website at www.mechtech.com.

Compensation, Nominating and Governance Committee Interlocks and Insider Participation

In 2004, the Compensation, Nominating and Governance Committee consisted of Drs. Robb and Sternlicht and Mr. O'Connor, none of whom are employees of the Company. For information concerning the committee members' relationship to the Company, see "Securities Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions."

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services rendered to the Company for the years ended December 31, 2004, 2003 and 2002, of those persons who were at December 31, 2004 (i) the

Chief Executive Officer of the Company and (ii) the four most highly compensated executive officers (collectively, the "Named Employees"):

SUMMARY COMPENSATION TABLE
		ANNUAL COMPENSATION		LONG-TERM COMPENSATION
	TWELVE				SECURITIES
	MONTH			RESTRICTED	UNDERLYING	ALL
NAME AND	FISCAL			STOCK	OPTIONS	OTHER
PRINCIPAL POSITION	PERIOD ENDED	SALARY	BONUS	AWARD	(#)	COMPENSATION
Steven N. Fischer,	12/31/20041	$ 62,308	$ -	$ -	229,1676	$ -
Chief Executive Officer
Dale W. Church,	12/31/2004	$244,616	$ -	$ -	135,0008	$ 9,6005
President Government Systems	12/31/2003	$240,000	$ -	$ -	124,6672	$ 6,2405
	12/31/20021	$ 23,077	$ -	$50,0004	70,0003	$ -
Dr. William P. Acker,	12/31/2004	$241,347	$ -	$ -	400,2427	$ 8,0485
President and CEO	12/31/2003	$200,000	$ -	$ -	166,6677	$ 8,0005
MTI MicroFuel Cells Inc.	12/31/2002	$193,750	$ -	$ -	83,3347	$ 6,8275
Dr. Shimshon Gottesfeld,	12/31/2004	$241,885	$ -	$ -	113,9777	$ 8,9065
Vice President of R&D and	12/31/2003	$180,000	$ 20,000	$ -	100,0017	$ 5,4005
Chief Technology Officer	12/31/2002	$180,000	$ 40,000	$ -	16,6677	$ 7,7729
MTI MicroFuel Cells Inc.
Alan J. Soucy	12/31/2004	$300,673	$ 50,000	$ -	361,5227	$ 6,5815
Chief Operating Officer	12/31/2003	$296,539	$ 50,000	$ -	100,0017	$ 6,3545
MTI MicroFuel Cells Inc.	12/31/20021	$121,154	$ -	$ -	141,66710	$ -

1 Represents compensation for a portion of the fiscal year based upon employment dates:

Mr. Fischer joined the Company as Chairman and Chief Executive Officer on September 1, 2004.

Mr. Church joined the Company as Chairman and Chief Executive Officer on October 22, 2002.
Mr. Soucy joined MTI MicroFuel Cells Inc. as Chief Operating Officer on August 5, 2002.

2 Represents 53,000 options to purchase shares of the Company's common stock and 71,667 options to purchase shares of common stock of MTI MicroFuel Cells Inc., a subsidiary of the Company.

3 Represents 45,000 options to purchase shares of the Company's common stock awarded under the Directors' Stock Option Program for services as a Director and 25,000 options to purchase shares of common stock of MTI MicroFuel Cells Inc., a subsidiary of the Company.

4 Represents 50,000 shares of restricted common stock of the Company valued at $1 per share based on the market price on the date of issue. The restrictions lapsed on October 22, 2003.

5 Represents Company matching contributions of $1.00 for each $1.00 contributed by the named individual to the Company's 401(k) Savings Plan up to a maximum of 4% of base salary.

6 Represents 182,500 options to purchase shares of the Company's common stock and 46,667 options to purchase shares of common stock of MTI MicroFuel Cells Inc., a subsidiary of the Company.

7 Represents options to purchase shares of common stock of MTI MicroFuel Cells Inc., a subsidiary of the Company.

8 Represents options to purchase shares of the Company's common stock.

9 Represents Company matching contribution of $4,846 to the 401(k) Savings Plan and $2,926 in moving expenses reimbursement.

10 Represents 50,000 options to purchase shares of the Company's common stock and 91,667 options to purchase shares of common stock of MTI MicroFuel Cells Inc., a subsidiary of the Company.

Option Grants Table

The following table sets forth information concerning individual grants of stock options to purchase the Company's common stock made to the Named Employees during 2004:

OPTION GRANTS IN 2004 TO PURCHASE THE COMPANY'S COMMON STOCK
________________Individual Grants________________

	Number of	Percentage			Potential Realizable Value
	Shares	Of Total			at Assumed Annual Rates
	Underlying	Options	Exercise		of Stock Price Appreciation
	Options	Granted to	Price	Expiration	for Option Term1
Name	Granted	Employees	(per share)	Date	5%($)	10%($)
Steven N. Fischer	25,0003	2.84%	$6.17	06/24/2014	$ 97,007	$ 245,835
	7,5003	0.85%	$6.17	06/24/2014	$ 29,102	$ 73,750
	150,0003	17.05%	$4.00	07/29/2014	$ 377,337	$ 956,245
Dale W. Church	15,0003	1.70%	$6.17	06/23/2014	$ 58,204	$ 147,501
	120,0005	13.64%	$6.17	06/23/2014	$ 465,634	$ 1,180,007
Dr. William P. Acker	-	-	$ -	-	$ -	$ -
Dr. Shimshon Gottesfeld	-	-	$ -	-	$ -	$ -
Alan J. Soucy	-	-	$ -	-	$ -	$ -

1 Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the 10-year term. These numbers are calculated based upon SEC requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10-year term of the option and subtracting from that the aggregate option exercise price.

2 Options vest on a two-year vesting schedule, fifty percent vesting on each anniversary of the date of grant.

3 100% exercisable at grant.

4 Options vest on a four-year vesting schedule, twenty-five percent vesting on each anniversary of the date of grant.

5 Options vest on a two-year vesting schedule, fifty percent vesting on each anniversary of the date of grant.

MTI MicroFuel Cells Inc., a subsidiary of the Company, also grants options to purchase shares of its common stock to officers, directors and employees of the Company. The following table sets forth information concerning individual grants of stock options to purchase MTI MicroFuel Cells Inc. common stock made to the Named Employees during 2004:

OPTION GRANTS IN 2004 TO PURCHASE MTI MICROFUEL CELLS INC. COMMON STOCK
________________Individual Grants________________
					Potential Realizable
					Value at Assumed
	Number of	Percentage			Annual Rates of
	Shares	of Total			Stock Price
	Underlying	Options	Exercise		Appreciation for
	Options	Granted to	Price	Expiration	Option Term1
Name	Granted	Employees	(per share)	Date	5%($)	10%($)
Steven N. Fischer	46,6672	3.09%	$2.76	03/04/2014	$ 80,904	$ 205,026
Dale W. Church	-	-%	$ -	-	$ -	$ -
Dr. William P. Acker	400,2423	26.54%	$2.39	12/10/2014	$601,587	$1,524,540
Dr. Shimshon Gottesfeld	41,6674	2.76%	$2.76	03/04/2014	$ 72,236	$ 183,059
	72,3103	4.79%	$2.39	12/10/2014	$108,686	$ 275,432
Alan J. Soucy	361,5223	23.97%	$2.39	12/10/2014	$543,389	$1,377,053

  Potential realizable value is based on the assumption that the common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the 10-year term. These numbers are calculated based upon SEC requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value on the date of grant, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire 10-year term of the option and subtracting from that the aggregate option exercise price.

  100% exercisable at grant.
  Options vest on a quarterly vesting schedule, 6.25% vesting each quarter beginning January 1, 2005.
  Options vest on a four-year vesting schedule, twenty-five percent vesting on each anniversary of the date of grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

The following table sets forth certain information regarding stock options exercised during 2004 and held as of December 31, 2004 by the Named Employees of the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES - MTI
			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
			Year End (#)		at Year End ($)(2)
	Shares
	Acquired	Value
	On Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven N. Fischer	10,000	$26,020	199,500	-	$372,313	$ -
Dale W. Church	-	$ -	243,000	135,000	$905,592	$ 63,585
Dr. William P. Acker	-	$ -	275,000	-	$327,400	$ -
Dr. Shimshon Gottesfeld	-	$ -	50,000	-	$163,700	$ -
Alan J. Soucy	-	$ -	37,500	12,500	$193,838	$ 64,612

(1) Represents the difference between the exercise price and the fair value of the Company's common stock on the date of exercise.

(2) Value is based on the closing sale price of the Company's common stock on the Nasdaq National Market on December 31, 2004, less the option exercise price.

MTI MicroFuel Cells Inc., a subsidiary of the Company, also grants options to purchase shares of its common stock to officers, directors and employees of the Company. The following table sets forth certain information regarding stock options exercised during 2004 and held as of December 31, 2004 by the Named Employees of the Company. There is no public market for MTI MicroFuel Cells Inc. common stock.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES - MTI MICROFUEL CELLS INC.
			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
			Year End (#)		at Year End ($)
	Shares
	Acquired	Value
	On Exercise	Realized
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven N. Fischer	-	$ -	-	46,667	$ -	$ -
Dale W. Church	-	$ -	54,584	42,083	$ -	$ -
Dr. William P. Acker	-	$ -	125,001	525,242	$ -	$ -
Dr. Shimshon Gottesfeld	-	$ -	33,335	197,310	$ -	$ -
Alan J. Soucy	-	$ -	93,751	459,440	$ -	$ -

(1) Represents the difference between the exercise price and the fair value of the Company's common stock on the date of exercise.

Employment Agreements

Mr. Steven N. Fischer, Chief Executive Officer, has an employment agreement with the Company that provides a base salary of $180,000. He will receive 100% of his base salary and benefits for six months if he is terminated without cause. This agreement continues unless modified.

Mr. Dale W. Church, President of Government Systems, has an employment agreement with the Company that provides a base salary of $20,000 per month and expires on June 30, 2005. He will receive his base salary and benefits for six months if he is terminated at the end of his contract term.

Dr. William P. Acker, Chief Executive Officer and President of MTI MicroFuel Cells Inc. ("MTI Micro") has an employment agreement with MTI Micro that provides a base salary of $250,000. He will also receive 100% of his base salary and benefits for one year, subject to reduction for any amounts earned in other employment, if he is terminated without cause. This agreement continues unless modified.

Dr. Shimshon Gottesfeld, Vice President of Research and Development and Chief Technology Officer of MTI Micro, has an employment agreement, effective March 4, 2004, for a 3 year term expiring on March 4, 2007. The agreement provides for a base salary of $250,000 per year. He will also receive 100% of his base salary for 6 months if he is terminated without cause or if he leaves employment for certain reasons as defined in the agreement.

Mr. Alan J. Soucy, Chief Operating Officer of MTI Micro has an employment agreement with MTI Micro that provides a base salary of $300,000 and an annual bonus based on performance as determined in the discretion of the CEO and Board of Directors of MTI Micro. He will also receive 100% of his base salary for 6 months, subject to reduction for any amounts earned in other employment, if he is terminated without cause. This agreement continues unless modified.

Director Compensation

On December 16, 2004, the MTI Board changed its compensation for non-management directors, effective January 1, 2005, to provide that each non-management director will now receive a cash retainer $16,000 per year and are reimbursed for reasonable travel and related expenses. This cash retainer will commence on January 1, 2005 and is paid quarterly. In addition, 1) non-management directors receive options to purchase 20,000 shares of the Company's common stock (reduced from 25,000 options), 2) the Chairman of the Audit Committee receives additional options to purchase 7,500 shares of the Company's common stock, 3) members of the Audit Committee each receive additional options to purchase 3,750 shares of the Company's common stock, 4) the Chairman of the Compensation, Nominating and Governance Committee receives additional options to purchase 5,000 shares of the Company's common stock, and 5) members of the Compensation, Nominating and Governance Committee each receive additional options to purchase 2,500 shares of the Company's common stock. All options are issued to directors on the date of the Annual Meeting and are priced based on the closing price of the Company's stock on the Nasdaq National Market System on the date of grant and are immediately vested.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of Mechanical Technology Incorporated common stock as of February 28, 2005 for:

  all persons known by us to own beneficially 5% or more of the common stock;

  each of our directors;
  the executive officers listed in the Summary Compensation Table; and
  all such directors and executive officers as a group.
	Shares Beneficially Owned1 ____________________________________________
Name of Beneficial Owner	Number2		Percent
First Albany Companies Inc.	2,916,040	14	9.53%
Fletcher International, Ltd.	2,968,845	3	9.24
Dr. William P. Acker	325,000	4	1.05
Dale W. Church	425,014	5	1.38
Edward A. Dohring	268,689	6	*
Steven N. Fischer	209,500	7	*
Dr. Shimshon Gottesfeld	86,500	8	*
E. Dennis O'Connor	343,250	9	1.11
Dr. Walter L. Robb	309,300	10	1.00
Alan J. Soucy	37,500	11	*
Dr. Beno Sternlicht	848,531	12	2.76
All present directors and officers as a group (15 persons)	3,560,859	13	10.80

*Percentage is less than 1.0% of the outstanding common stock.

1 Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the shareholder. First Albany Companies Inc. (NASDAQ: FAC) is a public company and its address is 677 Broadway, Albany, New York 12207. The address of Fletcher International, Ltd. is c/o A.S.&K. Services Ltd. Cedar House, 41 Cedar House, Hamilton HM EX, Bermuda. The address of all other listed shareholders is c/o Mechanical Technology Inc., 431 New Karner Road, Albany, New York 12205. This table does not include any beneficially owned shares of MTI MicroFuel Cells Inc., a subsidiary of the Company.

2 The number of shares beneficially owned by each shareholder is determined under rules promulgated by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after February 28, 2005, through the exercise of any warrant, stock option or other right. The inclusion in this schedule of such shares, however, does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of such shares. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person, which are exercisable within 60 days of February 28, 2005, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 30,610,213 shares of common stock outstanding as of February 28, 2005.

3 Represents 200,000 shares of common stock owned by Fletcher, 1,261,829 shares of common stock purchased by Fletcher in connection with the exercise of an investment right received in the 2004 Private Placement and 1,507,016 shares of common stock that Fletcher may acquire pursuant to the exercise of its additional investment rights acquired in connection with the 2004 Private Placement. Pursuant to a contractual limitation, Fletcher may not acquire any shares of common stock pursuant to exercises of additional investment rights without first providing us sixty-five days notice of such exercise if such exercise would result in Fletcher beneficially owning more than 9.25% of the total outstanding number of shares of our common stock. Includes shares held in one or more accounts managed by Fletcher Asset Management, Inc. ("FAM") for Fletcher. FAM is an investment adviser to Fletcher and is registered under Section 203 of the Investment Advisors Act of 1940, as amended. An investment advisory agreement between FAM and Fletcher gives FAM the authority to vote and dispose of the securities in these accounts. By reason of the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, Fletcher and FAM may each beneficially own the securities registered under the registration statement of which this prospectus is a part. Additionally, by virtue of Alphonse Fletcher, Jr.'s position as chairman and chief executive officer of FAM, Mr. Fletcher may have the shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, these securities. For these reasons, Mr. Fletcher may also be a beneficial owner of these securities.

4 Includes options for 275,000 shares, which are exercisable as of February 28, 2005.

5 Includes options for 258,000 shares, which are exercisable within 60 days of February 28, 2005 and 2,250 shares owned by Mr. Church's wife. Mr. Church disclaims beneficial ownership of such shares.

6 Includes options for 240,000 shares, which are exercisable as of February 28, 2005.

7 Includes options for 199,500 shares, which are exercisable as of February 28, 2005.

8 Includes options for 50,000 shares, which are exercisable as of February 28, 2005 and 16,500 shares owned by Dr. Gottesfeld's wife. Dr. Gottesfeld disclaims beneficial ownership of such shares.

9 Includes options for 201,750 shares, which are exercisable as of February 28, 2005.

10 Includes options for 201,000 shares, which are exercisable as of February 28, 2005.

11 Includes options for 37,500 shares, which are exercisable within 60 days of February 28, 2005.

12 Includes options for 239,000 shares, which are exercisable as of February 28, 2005 and 200,970 shares held by Dr. Sternlicht's wife as custodian for their children. Dr. Sternlicht disclaims beneficial ownership of such shares.

13 Includes options for 2,365,575 shares, which are exercisable within 60 days of February 28, 2005.

14 With respect to its ownership of Company common stock, First Albany Companies Inc. filed with the SEC an amended Schedule 13D dated January 3, 2003 which included Alan Goldberg and George McNamee as reporting persons. According to this Amended Schedule 13D, Messrs. Goldberg and McNamee were reporting persons due to their indirect ownership of First Albany Companies Inc., although each of them disclaimed beneficial ownership of the shares of Company common stock reported as owned by First Albany Companies Inc.

Stock Option Plans

As of December 31, 2004, the Company has two stock option plans. See Note 13 to the Consolidated Financial Statements referred to in Item 8 for a description of these plans. The following table presents information regarding these plans:

	Number of Securities To Be		Number of Securities
	Issued Upon Exercise of	Weighted Average Exercise	Remaining Available for
	Outstanding	Price of Outstanding	Future Issuance Under
Plan Category	Options, Warrants, Rights(1)	Options, Warrants, Rights	Equity Compensation Plans
Equity compensation plans approved by security holders	3,752,063	$4.06	2,632,901

(1)Under both the 1996 and 1999 plans, the securities available under the plans for issuance and issuable pursuant to exercises of outstanding options may be adjusted in the event of a change in outstanding stock by reason of stock dividend, stock splits, reverse stock splits, etc.

The 1996 plan also provides for increases to securities available by 10% of any increase in shares outstanding, excluding shares issued under option plans.

On December 22, 2003, the Company announced the completion of the first phase of its stock option exchange offer. A total of 757,000 options with an average exercise price of approximately $19 per share were tendered by employees and then cancelled by the Company in exchange for the future issuance of options at a one-for-two ratio. New options totaling 341,000 were issued in the final phase of the exchange offer on June 23, 2004 at an exercise price of $6.17 per share to employees and directors who were employed by the Company or served as directors of the Company from December 22, 2003, the acceptance date, through June 23, 2004.

Certain Relationships and Related Transactions

Management believes transactions among related parties are as fair to the Company as obtainable from unaffiliated third parties.

On March 29, 2004, the Company acquired 4,762 shares of its common stock for $25 thousand from its then CEO, Dale Church, in connection with a revised tax liability of Mr. Church resulting from the vesting of restricted stock in October 2003. The Company had previously acquired 15,724 shares in connection with the payment of Mr. Church's original tax liability as reported on October 28, 2003.

During 2003, the Company sold 773,600 shares of SatCon Technology Corporation ("SatCon") common stock and as of December 31, 2003 held no shares of SatCon common stock. David B. Eisenhaure, a director of the Company at the time of such transaction, was President, Chief Executive Officer and Chairman of the Board of Directors of SatCon during 2003.

On December 20, 2002, the Company and First Albany Companies Inc. ("FAC") completed a share exchange transaction in which FAC exchanged 8 million shares of the Company's common stock owned by FAC for 2,721,088 shares of Plug Power common stock owned by the Company. As a condition of the exchange, FAC agreed not to sell its remaining shares of the Company for two years ("lock-up agreement"). The Company waived this lock-up agreement in late December 2002 to permit FAC to gift shares. The Company recorded a non-cash gain on the exchange transaction of $8.006 million and recorded treasury stock at a non-cash cost of $13.606 million. As of December 31, 2002, FAC owned 2,991,040 shares, or approximately 10.83%, of the Company.

As a result of the transaction, the Company became no longer required to account for its remaining holdings in Plug Power under the equity method of accounting. Under the equity method of accounting, the Company was required to report its proportionate share of Plug Power's financial results.

During the twelve months ended December 31, 2002, FAC sold 662,705 shares of the Company's common stock in the public markets.

As of December 31, 2002, the Company owned approximately 4.58% of SatCon's outstanding stock. David B. Eisenhaure, a director of the Company at such time, was President, Chief Executive Officer and Chairman of the Board of Directors of SatCon during 2002.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Balance Sheets as of December 31, 2004 and 2003	F-3- F-4

Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002	F-5

Statements of Shareholders' Equity and Comprehensive Income (Loss) for the
Years Ended December 31, 2004, 2003 and 2002	F-6

Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002	F-7

Notes to Consolidated Financial Statements	F-8 - F-45

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Mechanical Technology Incorporated

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Mechanical Technology Incorporated at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

Albany, New York

March 2, 2005

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003
	(Dollars in thousands)
	2004	2003
Assets
Current Assets:
Cash and cash equivalents	$22,545	$12,380
Securities available for sale	17,678	44,031
Accounts receivable, less allowances of $58 in 2004 and $0 in 2003	1,772	962
Other receivables - related parties	3	-
Inventories	1,136	1,300
Prepaid expenses and other current assets	504	514
Total Current Assets	43,638	59,187

Securities available for sale - restricted	16,497	-
Property, plant and equipment, net	2,884	1,999
Deferred income taxes	3,811	4,652
Notes receivable - noncurrent, less allowance of $660 in 2003	-	-
Total Assets	$66,830	$65,838

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003
	(Dollars in thousands)
	2004	2003
Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$ 13	$ 692
Accrued liabilities	3,287	1,528
Accrued liabilities - related parties	-	48
Income taxes payable	40	12
Deferred income taxes	5,486	14,481
Total Current Liabilities	8,826	16,761
Long-Term Liabilities:
Derivative liability	1,125	-
Other credits	24	24
Total Liabilities	9,975	16,785
Commitments and Contingencies
Minority interests	1,271	787
Shareholders' Equity
Common stock, par value $1 per share, authorized 75,000,000;
38,650,949 issued in 2004 and 35,776,510 issued in 2003	38,651	35,776
Paid-in-capital	82,769	68,708
Accumulated deficit	(66,624)	(62,433)
Accumulated Other Comprehensive Income:
Unrealized gain on securities available for sale, net of tax	14,542	19,944

Common stock in treasury, at cost, 8,040,736 shares in 2004
and 8,035,974 shares in 2003	(13,754)	(13,729)
Total Shareholders' Equity	55,584	48,266
Total Liabilities and Shareholders' Equity	$ 66,830	$ 65,838

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars in thousands, except per share)
	Year Ended	Year Ended	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
	2004	2003	2002
Product revenue	$ 7,530	$ 5,547	$ 5,362
Funded research and development revenue	1,040	2,311	1,573
Total revenue	8,570	7,858	6,935
Operating costs and expenses:
Cost of product revenue	2,877	2,382	2,428
Research and product development expenses:
Funded research and product development	4,040	3,763	2,560
Unfunded research and product development	8,920	4,585	4,055
Total research and product development expenses	12,960	8,348	6,615
Selling, general and administrative expenses	6,325	5,837	4,951
Operating loss	(13,592)	(8,709)	(7,059)
Interest	-	(7)	(46)
Gain (loss) on derivatives	614	(6)	(188)
Gain (loss) on sale of securities available for sale, net	3,626	7,483	(444)
Gain on sale of holdings, net	-	-	6,369
Gain on exchange of securities	-	-	8,006
Impairment losses	-	(418)	(5,652)
Other income (expense), net	231	(74)	(80)
(Loss) income from continuing operations before
income taxes, equity in holdings' losses and
minority interests	(9,121)	(1,731)	906
Income tax benefit (expense)	3,564	669	(367)
Equity in holdings' losses (net of tax benefit of
$5,553 in 2002)	-	-	(8,143)
Minority interests in losses of consolidated subsidiary	1,366	490	418
Loss from continuing operations	(4,191)	(572)	(7,186)
Income from discontinued operations (net of taxes
of $8 in 2003 and $154 in 2002)	-	13	225
Net loss	$(4,191)	$ (559)	$(6,961)

(Loss) Earnings per Share (Basic and Diluted):
Loss from continuing operations	$ (.14)	$ (.02)	$ (.21)
Income from discontinued operations	-	-	.01
Loss per share	$ (.14)	$ (.02)	$ (.20)

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

AND COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars in thousands)
	Year Ended	Year Ended	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
COMMON STOCK	2004	2003	2002
Balance, beginning	$ 35,776	$ 35,648	$ 35,505
Issuance of shares - private placement	2,681	-	-
Issuance of shares - options	194	128	93
Issuance of shares - restricted stock	-	-	50
Balance, ending	$ 38,651	$ 35,776	$ 35,648
PAID-IN-CAPITAL
Balance, beginning	$ 68,708	$ 67,479	$ 67,045
Private placement, net of expenses	12,505	-	-
Derivative tax asset	696	-	-
Issuance of shares - options	215	93	18
MTI MicroFuel Cell investment	351	881	(28)
Plug Power holding, net of taxes	-	-	430
SatCon holding, net of taxes	-	-	(90)
Compensatory options	-	32	49
Stock option exercises recognized differently for
financial reporting and tax purposes	294	223	55
Balance, ending	$ 82,769	$ 68,708	$ 67,479
ACCUMULATED DEFICIT
Balance, beginning	$(62,433)	$(61,874)	$(54,913)
Net loss	(4,191)	(559)	(6,961)
Balance, ending	$(66,624)	$(62,433)	$(61,874)
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS):
UNREALIZED GAIN (LOSS) ON SECURITIES AVAILABLE FOR
SALE, NET OF TAXES
Balance, beginning	$ 19,944	$ 13,170	$ -
Change in unrealized (loss) gain on securities available for sale (net of taxes of
$2,550 in 2004, $6,705 in 2003 and $8,781 in 2002)	(3,826)	10,057	13,170
Less reclassification adjustment for gains included in net income (net of taxes
of $1,051 in 2004 and $2,189 in 2003)	(1,576)	(3,283)	-
Balance, ending	$ 14,542	$ 19,944	$ 13,170
TREASURY STOCK
Balance, beginning	$(13,729)	$(13,635)	$ (29)
Stock acquisition	(25)	(94)	(13,606)
Balance, ending	$(13,754)	$(13,729)	$(13,635)
RESTRICTED STOCK GRANTS
Balance, beginning	$ -	$ (40)	$ -
Grants issued	-	-	(50)
Grants vested	-	40	10
Balance, ending	$ -	$ -	$ (40)
TOTAL SHAREHOLDERS' EQUITY	$ 55,584	$ 48,266	$ 40,748
TOTAL COMPREHENSIVE (LOSS) INCOME:
Net loss	$ (4,191)	$ (559)	$ (6,961)
Other comprehensive (loss) income:
Change in unrealized (loss) gain on securities available for sale, net	(5,402)	6,774	13,170
Total comprehensive (loss) income	$ (9,593)	$ 6,215	$ 6,209

The accompanying notes are an integral part of the consolidated financial statements.

MECHANICAL TECHNOLOGY INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004, 2003 and 2002

(Dollars in thousands)	Year Ended Dec. 31, 2004	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002
OPERATING ACTIVITIES
Net loss excluding discontinued operations	$ (4,191)	$ (572)	$(7,186)
Adjustments to reconcile net loss to net cash used by operating activities:
(Gain) loss on derivatives	(614)	6	188
Loss on retirement of subsidiary treasury stock	-	5	-
Impairment losses	-	418	5,652
(Gain) loss on sale of securities available for sale, net	(3,626)	(7,483)	444
Gain on sale of holdings, net	-	-	(6,369)
Gain on exchange of securities	-	-	(8,006)
Depreciation and amortization	911	599	592
Minority interests in losses of consolidated subsidiary	(1,366)	(490)	(418)
Equity in holdings' losses, gross	-	-	13,696
Allowance for bad debts	58	-	-
Loss on disposal of fixed assets	38	26	15
Deferred income taxes and other credits	(3,563)	(671)	(4,974)
Stock based compensation	8	72	59
Changes in operating assets and liabilities net of effects from discontinued operations:
Accounts receivable	(868)	483	(543)
Other receivables - related parties	(3)	-	-
Inventories	164	78	132
Prepaid expenses and other current assets	10	161	266
Accounts payable	(679)	(68)	116
Income taxes payable	28	(80)	64
Accrued liabilities - related parties	(48)	(142)	89
Accrued liabilities	1,759	(15)	(89)
Net cash used by operating activities excluding discontinued operations	(11,982)	(7,673)	(6,272)
Discontinued Operations:
Income from discontinued operations	-	13	225
Deferred income taxes and other credits	-	8	154
Changes in net liabilities/assets	-	-	(356)
Net cash provided by discontinued operations	-	21	23
Net cash used by operating activities	(11,982)	(7,652)	(6,249)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,834)	(1,070)	(527)
Proceeds from sale of securities available for sale	4,479	11,654	865
Proceeds from sale of holdings	-	-	9,969
Change in restricted cash equivalents, net	-	-	14
Principal payments from notes receivable	-	-	25
Net cash provided by investing activities	2,645	10,584	10,346
FINANCING ACTIVITIES
Gross proceeds from private placement	18,000	-	-
Proceeds from stock option exercises	409	221	111
Net proceeds from subsidiary stock issuance	2,194	2,001	-
Purchase of common stock for treasury	(25)	(94)	-
Treasury stock purchase by subsidiary	-	-	(15)
Financing costs	(1,076)	-	-
Payments under lines-of-credit	-	-	(1,000)
Net cash provided (used) by financing activities	19,502	2,128	(904)
Increase in cash and cash equivalents	10,165	5,060	3,193
Cash and cash equivalents - beginning of year	12,380	7,320	4,127
Cash and cash equivalents - end of year	$ 22,545	$12,380	$ 7,320

The accompanying notes are an integral part of the consolidated financial statements.

  Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. The equity method of accounting is used for holdings in entities over which the Company has significant influence, generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%, or where the Company has the ability to exercise significant influence (through board representation, and significant shareholdings) over operating and financial policies of the underlying entity. All significant intercompany transactions are eliminated in consolidation.

Minority interest in subsidiaries consists of equity securities issued by a subsidiary of the Company. No gain or loss was recognized as a result of the issuance of these securities, and the Company owned a majority of the voting equity of the subsidiary both before and after the transactions. The Company reflects the impact of the equity securities issuances in its investment in subsidiary and additional paid-in-capital accounts for the dilution or anti-dilution of its ownership interest in the subsidiary.

Under the equity method of accounting, the Company recognized its proportionate share of income or loss of holdings. Holdings' losses were generally recognized only to the extent of holdings. Changes in equity of holdings, other than income or loss, which changed the Company's proportionate interest in the underlying equity of holdings, were generally accounted for as changes in holdings and additional paid-in-capital. Non-monetary contributions to equity holdings were recorded at book value, and if the Company's calculated share of net assets of holdings exceeded the book value of non-monetary contributions, the difference was accounted for as a basis difference. Original differences between the Company's carrying amount of an equity holding and its calculated share of the holding's net assets were treated as an embedded difference if the Company's carrying amount was higher, or as a basis difference if lower. Until January 1, 2002, embedded differences were amortized into net income (loss) from holdings generally over a five-year period while basis differences were generally not amortized due to the research and development nature of holdings. Upon an equity holdings' initial public offering, basis differences were eliminated in connection with the change in equity. Impairment was measured in accordance with the Company's asset impairment policy.

Change in Year-End

On February 13, 2002, the Company changed its fiscal year-end from September 30 to December 31, effective with the calendar year beginning January 1, 2002. This new fiscal year made the Company's annual and quarterly reporting periods consistent with those used by Plug Power Inc. ("Plug Power") and permitted the Company to continue to account for its holdings in Plug Power on a timely basis through December 20, 2002, the date of its change in accounting for Plug Power from the equity method to the fair value method.

Change in Accounting for Holdings

SatCon Technology Corporation ("SatCon")

The Company's holdings in SatCon were accounted for on a one-quarter lag under the equity method of accounting from their acquisition date through July 1, 2002. On July 1, 2002, the Company determined that it no longer had the ability to exercise significant influence over the operating and financial policies of SatCon as a result of waiving the Company's right to nominate and recommend directors to SatCon's board and our reduction of ownership in SatCon and, therefore, accounted for its investment in SatCon since July 1, 2002 using the fair value method as set forth in Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Debt and Equity Securities. The Company was no longer

  Accounting Policies (Continued)

required to record its share of any losses from SatCon and the investment was carried at fair value, designated as available for sale and any unrealized holding gains or losses were included in shareholders' equity as a component of accumulated other comprehensive income (loss) until the investment was sold during 2003.

Plug Power

The Company's holdings in Plug Power were accounted for under the equity method of accounting from their acquisition date through December 20, 2002. On December 20, 2002, the Company determined that it no longer had the ability to exercise significant influence over the operating and financial policies of Plug Power as a result of its reduced ownership and lack of representation on Plug Power's board of directors and, therefore, accounted for its investment in Plug Power since December 20, 2002 using the fair value method as set forth in SFAS No. 115, Accounting for Certain Debt and Equity Securities. The Company was no longer required to record its share of any losses from Plug Power and the holding was carried at fair value, designated as available for sale and any unrealized holding gains or losses were included in shareholders' equity as a component of accumulated other comprehensive income (loss).

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, unbilled contract costs and fees, warrants to purchase shares of common stock and accounts payable. The estimated fair value of these financial instruments approximate their carrying values at December 31, 2004 and 2003. The estimated fair values have been determined through information obtained from market sources, where available, or Black-Scholes valuations.

Accounting for Derivative Instruments

The Company accounts for derivative instruments and embedded derivative instruments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Derivative Instruments and Certain Hedging Activities, which establishes a model for accounting for derivatives and hedging activities. These standards require an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Fair value is estimated using the Black Scholes Option-Pricing Model. The Company also follows Emerging Issues Task Force ("EITF") Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company's Own Stock, which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF Issue No. 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required.

  Accounting Policies (Continued)

The Company held or has outstanding as of December 31, the following derivative financial instruments:
	2004	2003	Expiration
Derivatives issued:
Warrants, exercisable beginning February 5, 2005, to purchase the Company's common
stock issued to Chicago Investment Group, L.L.C. at a purchase price of $10.572 per share	28,377	-	February 5, 2006

Second Investment Right, exercisable beginning December 22, 2004, to purchase the Company's common stock issued to Fletcher International, Ltd. at a purchase
price of $6.34 per share through December 31, 2006 (1)	3,154,575	-	December 31, 2006

Plug Power Investment Right, exercisable at any time from June 1, 2005 through
December 31, 2006 to purchase a number of the Company's shares of Plug Power common stock (to the extent of the number of shares remaining in escrow pursuant to the agreement)
equal to $10,000,000 divided by the prevailing price per share of Plug Power common stock (1)	(2)	-	December 31, 2006

Warrants, immediately exercisable, to purchase the Company's
common stock issued to SatCon at a purchase price of $12.56 per share	-	192,000	January 31, 2004
Derivatives held:
Warrants, immediately exercisable, to purchase SatCon common
stock at a purchase price of $7.84 per share	-	64,000	January 31, 2004

(1) The Company and Fletcher International, Ltd. entered into an amended private placement agreement on May 4, 2004 (see Note 11 - Shareholders' Equity).

(2) The exercise price for the Plug Power Investment Right is $10,000,000 less the positive difference between $18,000,000 and the product of the 2,680,671 shares multiplied by the prevailing price per share of our common stock on the date Fletcher elects to exercise such right, all divided by the quotient obtained by dividing 10,000,000 by the prevailing price of Plug Power common stock on the date Fletcher elects to exercise such right (see Note 11- Shareholders' Equity).

The Plug Power Investment Right is legally detached and separate. In accordance with EITF 00-19, since this contract is indexed not only to MTI's stock but also to Plug Power's stock and it settles in Plug Power stock and not MTI stock, this contract is not solely indexed to the Company's stock in accordance with the guidance in EITF 01-6 and as a result is a derivative. The contract meets the definition of a derivative under par. 6 of FAS 133. Management considered whether or not the contract would be eligible for a scope exception described in par. 11.a. of FAS 133 relating to instruments indexed to a company's own stock and determined that the contract is not eligible for this scope exception.

The First and Second Investment Rights meet the criteria of SFAS No. 133, paragraph 11, as well as guidance in EITF 00-19 and EITF 01-06. The Rights are indexed to the Company's stock and require settlement in shares and because these rights were part of the initial Fletcher investment, they are part of the original investment's fair value and are recorded as permanent equity and are not separately valued.

The Plug Power Investment Right is valued on a quarterly basis using the Black-Scholes Option Pricing model. Significant assumptions used in the valuation include exercise dates, closing stock prices for MTI and Plug Power, volatility of MTI and Plug Power, risk-free interest rate and estimated number of shares in escrow. Gains (losses) on derivatives are included in "Gain (loss) on derivatives" in the Consolidated Statements of Operations.

Accounts Receivable and Allowance for Doubtful Accounts

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience and current exposures identified. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over a specified amount are reviewed individually for collectibility. All other balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when we feel it is probable the receivable will not be recovered. We do not have any off-balance-sheet credit exposure related to our customers.

  Accounting Policies (Continued)

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market.

Property, Plant, and Equipment

Property, plant and equipment are stated at cost and depreciated using primarily the straight-line method over their estimated useful lives:
Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement
Machinery and equipment	2 to 10 years
Office furniture, equipment and fixtures	2 to 10 years

Significant additions or improvements extending assets' useful lives are capitalized; normal maintenance and repair costs are expensed as incurred. The costs of fully depreciated assets remaining in use are included in the respective asset and accumulated depreciation accounts. When items are sold or retired, related gains or losses are included in net income (loss).

Income Taxes

The Company accounts for taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax bases of existing assets and liabilities. Under SFAS No. 109, the effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. The provision for taxes is reduced by investment and other tax credits in the years such credits become available. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Revenue Recognition

The Company applies the guidance within SEC Staff Accounting Bulletin ("SAB") No. 104, Revenue Recognition, which superceded SAB No. 101, Revenue Recognition in Financial Statements in the evaluation of its contracts to determine when to properly recognize revenue. Under SAB No. 104, revenue is recognized when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

Product Revenue

Product revenue is recognized when there is persuasive evidence of an arrangement, the collection a fixed fee is probable or determinable, delivery of the product to the customer or distributor has occurred, at which time title generally is passed to the customer or distributor, all of which generally occur upon shipment of the product. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation. If the product requires specific customer acceptance, revenue is deferred until customer acceptance occurs or the acceptance provisions lapse, unless the Company can objectively and reliably demonstrate that the criteria specified in the acceptance provisions are satisfied.

The Company defers recognition of its initial micro fuel cell product-related revenue at the time of delivery and recognizes revenue as the continued warranty obligations expire. The costs associated with the product and warranty obligations are expensed as they are incurred.

  Accounting Policies (Continued)

The Company's initial shipment of its micro fuel cell product is a customer specific arrangement that includes fuel cell systems and continued warranty support. While contract terms require payment upon delivery of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance, the continuing obligation to warranty the product results in the Company deferring recognition of product-related revenue and recognizing product-related revenue when the warranty obligations expire. The warranty on the product is for a period of fifteen months. When micro fuel cell product-related revenue qualifies for revenue recognition it will be recorded in the Consolidated Statements of Operations in the line titled "Other income."

As the Company gains commercial experience, including field experience relative to warranty based on the sales of its initial products, in future periods, the Company may recognize product-related revenue upon delivery of the product or may continue to defer recognition, based on application of appropriate guidance within SAB No. 104, or changes in the manner contractual agreements are structured, including agreements with distribution partners.

MTI Instruments, Inc. ("MTI Instruments"), a wholly-owned subsidiary of MTI, currently has distributor agreements in place for (1) the domestic sale of its semiconductor products and (2) for the international sale of general instrument and semiconductor products in certain global regions.  Such agreements grant a distributor the right of first refusal to act as distributor for such products in the distributor's territory.  In return, the distributor agrees to not market other products which are considered by MTI Instruments to be in direct competition with MTI Instruments' products. The distributor is allowed to purchase MTI Instruments' equipment at a price which is discounted off the published domestic/international list prices. Such list prices can be adjusted by MTI Instruments during the term of the distributor agreement, but MTI Instruments must provide advance notice at least 90 days before the price adjustment goes into effect.  Generally, payment terms with the distributor are standard net 30 days; however, on occasion, extended payment terms have been granted.  Title to the product passes to the distributor upon delivery to the independent carrier (standard FOB factory), and the distributor is responsible for any required training and/or service with the end-user.  The sale (and subsequent payment) between MTI Instruments and the distributor is not contingent upon the successful resale of the product by the distributor.  Distributor sales are covered by MTI Instruments' standard one-year warranty and there are no special return policies for distributors.

Some of MTI Instruments' direct sales, particularly sales of semi-automatic and fully-automated semiconductor metrology equipment, involve on-site customer acceptance and/or training.  In those instances, revenue recognition does not take place at time of shipment.  Instead, MTI Instruments recognizes the sale after the unit is installed and/or training is performed and an on-site acceptance is given by the customer.  Agreed-upon acceptance terms and conditions, if any, are negotiated at time of purchase.

Funded Research and Development Revenue

The Company performs funded research and development for government agencies and commercial companies under both cost reimbursement and fixed-price contracts.  Cost reimbursement contracts provide for the reimbursement of allowable costs.  On fixed-price contracts, revenue is generally recognized on the percentage of completion method based upon the proportion of costs incurred to the total estimated costs for the contract. Revenue from reimbursement contracts is recognized as the services are performed. In each type of contract, the Company generally receives periodic progress payments or payments upon reaching interim milestones. When the current estimates of total contract revenue for commercial development contracts indicate a loss, a provision for the entire loss on the contract is recorded. Any losses incurred in performing funded research and development projects are recognized as research and development

  Accounting Policies (Continued)

expense as incurred. When government agencies are providing funding they do not expect the government to be the only significant end user of the resulting products.  These contracts do not require delivery of products that meet defined performance specifications, but are best efforts arrangements to achieve overall research and development objectives. Included in accounts receivable are billed and unbilled work-in-progress on contracts. Billings in excess of contract revenues earned are recorded as deferred revenue. While the Company's accounting for government contract costs is subject to audit by the sponsoring entity, in the opinion of management, no material adjustments are expected as a result of such audits. Adjustments are recognized in the period made.

The Company has fixed-price contracts with the following entities: Harris Corporation ("Harris"), Army Research Laboratories ("ARL"), Cabot Superior Micro Powders ("CSMP"), the U.S. Navy and the U.S. Army. These contracts will each result in the following funding amounts upon completion of research tasks (CSMP and the U.S. Navy) or prototypes (Harris, ARL and the U.S. Army) of $250,000, $200,000, $200,000, $69,907 and $249,831, respectively.

The Company has three cost-shared contracts with the following entities: the National Institute of Standard and Technology ("NIST"); the New York State Energy Research and Development Authority ("NYSERDA"); and the Department of Energy ("DOE"). These contracts require that the Company's subsidiary MTI MicroFuel Cells Inc. ("MTI Micro") conduct research and deliver direct methanol micro fuel cell ("DMFC") prototypes pursuant to predefined work plans and schedules. The contracts with NIST, NYSERDA and DOE result in the following total multi-year contract expenditures by MTI Micro: $6,696,968, $2,095,470 and $6,144,094, and result in total multi-year funding of $3,342,085, $1,047,735 and $3,000,000, respectively.

MTI Micro retains ownership of the intellectual property ("IP") generated under each of its federal government contracts and under contracts with Harris and CSMP. Each federal government agency retains a government use license and march- in rights if MTI Micro fails to commercialize technology generated under the contract. In addition, under the

NYSERDA contract, MTI Micro has the right to elect to retain any invention made under the NYSERDA contract within six months of invention. NYSERDA also retains rights to a government use license for New York State and its political subdivisions for any inventions made under the contract. In addition, MTI Micro agreed to pay NYSERDA a royalty of 1.5% of the sales price of any product sold incorporating IP developed pursuant to the NYSERDA contract if the product is manufactured by a New York State manufacturer. This royalty increases to 5% if the manufacturer is not deemed to be a New York State manufacturer. In any event, the royalty is subject to a cap equal to two times the total contract funds paid by NYSERDA to MTI Micro as reduced to reflect any New York State jobs created by MTI Micro.

Cost of Product Revenue

Cost of product revenue includes material, labor and overhead. Costs incurred in connection with funded research and development arrangements are included in funded research and product development expenses.

Deferred revenue consists of payments received from customers in advance of services performed, products shipped or installation completed.

Warranty

The Company records a warranty reserve at the time product revenue is recorded based on a historical rate. The reserve is reviewed during the year and is adjusted, if appropriate, to reflect new product offerings or changes in experience. Actual warranty claims are tracked by product.

  Accounting Policies (Continued)

Accounting for Goodwill and Other Intangible Assets

Intangible assets include patents and trade names. Goodwill and other intangible assets are accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Intangible assets with finite useful lives are amortized over those periods. Indefinite lived intangible assets will be tested for impairment annually, and will be tested for impairment between annual tests if an event occurs or circumstances change that would indicate that the carrying amount may be impaired. Definite lived assets are tested for impairment whenever events or circumstances indicate that a carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted cash flows used in determining the fair value of the asset. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is generally determined using a discounted cash flow analysis. Costs related to internally-developed intangible assets are expensed as incurred.

Accounting for Impairment or Disposal of Long-Lived Assets

The Company accounts for impairment or disposal of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board ("APB") Opinion No. 30. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets and specifies how impairment will be measured and how impaired assets will be classified in the consolidated financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid short-term investments with original maturities of less than three months.

Securities Available for Sale

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and reevaluates such determinations at each balance sheet date. Marketable securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale. Securities available for sale are carried at fair value, with the unrealized gains and losses, net of income taxes, reported as a separate component of shareholders'

equity. The Company has had no investments that qualify as trading or held to maturity. Realized gains and losses are included in "Gain (loss) on sale of securities available for sale, net" in the Consolidated Statements of Operations. The cost of securities sold is based on the specific identification method.

Net (Loss) Income per Basic and Diluted Common Share

The Company reports net (loss) income per basic and diluted common share in accordance with SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting (loss) income per share. Basic (loss) income per share is computed by dividing net (loss) income attributable to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted (loss) income per share reflects the potential dilution, if any, which would occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the (loss) income of the Company.

Stock Based Compensation

At December 31, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 13, Stock Based Compensation. SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants granted to employees to be included in the Consolidated Statement of Operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company

  Accounting Policies (Continued)

accounts for stock-based compensation of employees under the intrinsic value method of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations and has elected the disclosure-only alternative under SFAS No. 123, Share-Based Payment. The Company records the fair market value of stock options and warrants granted to non-employees in exchange for services in accordance with EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, in the Consolidated Statement of Operations. The Company does not intend to adopt the transition provisions of SFAS No. 148, Accounting for Stock- Based Compensation- Transition and Disclosure.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation for each of the years ended December 31:
(Dollars in thousands, except per share data)	2004	2003	2002
Net loss, as reported	$(4,191)	$ (559)	$(6,961)
Add: Total stock-based employee compensation expense already
recorded in financial statements, net of related tax effects	5	44	30
Deduct: Total stock-based employee compensation expense determined
under fair value based method for all awards, net of related tax effects	(3,116)	(1,604)	(1,995)
Pro forma net loss	$(7,302)	$(2,119)	$(8,826)
Loss per Share:
Basic and diluted - as reported	$ (.14)	$ (.02)	$ (.20)
Basic and diluted - pro forma	$ (.25)	$ (.08)	$ (.25)

Advertising

The costs of advertising are expensed as incurred. Advertising expense was approximately $41, $25 and $37 thousand in 2004, 2003 and 2002, respectively.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents, marketable securities, trade accounts receivable and unbilled contract costs.

The Company's trade accounts receivable and unbilled contract costs and fees are primarily from sales to commercial customers and U.S. government and state agencies. The Company does not require collateral and has not historically experienced significant credit losses related to receivables or unbilled contract costs and fees from individual customers or groups of customers in any particular industry or geographic area.

The Company deposits its cash and invests in marketable securities primarily through commercial banks and investment companies. Credit exposure to any one entity is limited by Company policy.

Research and Development Costs

The Company expenses research and development costs as incurred.

  Accounting Policies (Continued)

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss), as well as changes in shareholders' equity, other than those resulting from investments by shareholders (i.e., issuance or repurchase of common shares and dividends).

Effect of Recent Accounting Pronouncements

In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities ("FIN 46") which was amended by FIN 46R issued in December 2003. FIN 46 addresses consolidation by business enterprises of variable interest entities ("VIE's") that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support or (2) for which the equity investors lack an essential characteristic of a controlling financial interest. FIN 46 requires consolidation of VIE's for which MTI is the primary beneficiary and disclosure of a significant interest in a VIE for which MTI is not the primary beneficiary. As a result of our review, no entities were identified requiring disclosure or consolidation under FIN 46.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs-an amendment of ARB No. 43, Chapter 4 ("FAS 151"), which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004) Share-Based Payment ("SFAS No. 123R"). SFAS No. 123R addresses all forms of share-based payment ("SBP") awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. SFAS No. 123R will require the Company to expense SBP awards with compensation cost for SBP transactions measured at fair value. The FASB originally stated a preference for a lattice model because it believed that a lattice model more fully captures the unique characteristics of employee stock options in the estimate of fair value, as compared to the Black-Scholes model which the Company currently uses for its footnote disclosure. The FASB decided to remove its explicit preference for a lattice model and not require a single valuation methodology. SFAS No. 123R requires the Company to adopt the new accounting provisions beginning in its third quarter of 2005. The Company has not yet determined the impact of applying the various provisions of SFAS No. 123R. The unvested value to be amortized into the operating statement is approximately $5.7 million as of December 31, 2004.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29. SFAS No. 153 addresses the measurement of exchanges of non-monetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 is effective for non-monetary asset exchanges beginning in our second quarter of fiscal 2006. The Company is in the process of evaluating the impact of this standard on its consolidated financial statements.

Reclassification

Certain 2002 amounts have been reclassified to conform to the 2004 presentation. The reclassifications have no effect on total revenues, total expenses, net loss or shareholders' equity as previously reported.

  Accounting Policies (Continued)

  The reclassifications impact our Consolidated Statements of Operations in the following ways:

  - Equity in holdings' losses (net of tax) now includes impairment losses previously included in Impairment losses.

  Accounts Receivable and Allowance for Doubtful Accounts

Receivables consist of the following at December 31:
(Dollars in thousands)	2004	2003
U.S. and State Government:
Amount billable	$301	$272
Amount billed	844	282
Retainage	11	65
Total U.S. and State Government	$1,156	$619
Commercial:	674	343
	1,830	962
Allowance for bad debts	(58)	-
Total	$1,772	$962

The balances billed but not paid by customers pursuant to retainage provisions in contracts are due upon completion of the contracts and acceptance by the customer. Based on the Company's experience, most retainage amounts are expected to be collected within the ensuing year.

Following are the changes in the allowance for doubtful accounts during the years ended December 31:
(Dollars in thousands)	Balance Beginning of Year	Additions	Write-offs, Net of Recoveries	Balance End of Year
2004	$ -	58	-	$ 58
2003	$ -	-	-	$ -
2002	$ -	-	-	$ -
  Issuance of Stock by Subsidiary

MTI Micro was formed on March 26, 2001. As of December 31, 2004, the Company owns approximately 89% of MTI Micro's outstanding common stock.

On April 7, 2004, MTI Micro sold 3,218,885 and 215,000 shares of MTI Micro common stock to the Company and a group of private investors, respectively, at a price of $4.66 per share for approximately $15 million and $1 million, respectively. Further, on May 20, 2004, MTI Micro sold 215,000 shares of MTI Micro common stock to a private investor at a price of $4.66 per share for approximately $1 million.

On September 19, 2003, MTI Micro entered into a strategic alliance agreement with Gillette whereby Gillette purchased 1,088,278 shares of MTI Micro common stock at a price of $.92 per share for $1 million pursuant to an equity investment agreement (the "Investment Agreement"). In addition to the foregoing referenced $1 million investment in MTI Micro common stock, Gillette may make additional investments of up to $4 million subject to agreed milestones. The Company agreed to invest $20 million in MTI Micro before September 19, 2005 if other sources of funding are not available. Immediately prior to the Gillette transaction closing, the Company invested $11 million ($7.4 million in cash and $3.6 million through the conversion of a loan receivable to equity) of its $20 million commitment in MTI Micro common stock.

  Issuance of Stock by Subsidiary (Continued)

On October 29, 2003, Jeong Kim, a member of the board of directors of MTI Micro, purchased 1,088,278 shares of MTI Micro common stock at a price of $.92 per share for $1 million

As a result of the Company's 2004 investment in MTI Micro common stock, it has fully satisfied its remaining investment guaranty under The Gillette Company ("Gillette") agreement.

In connection with the Gillette transaction, MTI Micro converted its Junior Convertible Preferred Class A and Senior Convertible Preferred Class B stock into common stock and treasury stock of $15 thousand was retired.

During 2002, MTI Micro purchased treasury shares from former employees with a total value of $15 thousand.

The increase (decrease) in the Company's paid-in-capital of $351, $881 and $(28) thousand in 2004, 2003 and 2002, respectively, represents the changes in the Company's equity investment in MTI Micro, which resulted from third-party stock transactions in MTI Micro.

  Inventories

Inventories consist of the following at December 31:

(Dollars in thousands)	2004	2003
Finished goods	$ 318	$ 300
Work in process	100	316
Raw materials, components and assemblies	718	684
	$1,136	$1,300

  Property, Plant and Equipment

Property, plant and equipment consist of the following at December 31:

(Dollars in thousands)	2004	2003
Leasehold improvements	$ 1,162	$ 899
Machinery and equipment	4,087	2,683
Office furniture and fixtures	273	333
Construction in progress	-	3
	5,522	3,918
Less accumulated depreciation	2,638	1,919
	$2,884	$1,999

Depreciation expense was $911, $599 and $497 thousand for 2004, 2003 and 2002, respectively. Repairs and maintenance expense was $111, $83 and $71 thousand for 2004, 2003 and 2002, respectively.

  Notes Receivable

Notes receivable consist of the following at December 31:
(Dollars in thousands)	2004	2003
Notes receivable (A)	$ -	$ 660
Less: Current portion	-	-
Less: Allowance for losses	-	(660)
	$ -	$ -
  Notes Receivable (Continued)

(A) On August 13, 2003, the Company converted its existing note receivable to a redeemable subordinated debenture. The debenture accrues interest at the rate of 12% per annum. Repayments are scheduled to begin December 1, 2004 in accordance with the debenture agreement.

During 2004, the Company received a $50 thousand payment under an agreement to settle the outstanding note, and wrote the remaining note receivable off against its allowance for bad debts.

  Securities Available for Sale

Securities available for sale are classified as current assets and accumulated net unrealized gains (losses) are charged to other comprehensive income (loss). In connection with the Company's private placement consummated on January

29, 2004 and the amendment of the private placement agreement on May 4, 2004, the Company has escrowed 2.7 million shares of Plug Power common stock (see Note 11 - Shareholders' Equity).

The principal components of the Company's securities available for sale consist of the following:

(Dollars in thousands, except share data)
				Quoted
		Fair		Market
	Book	Value	Recorded	Price
Security	Basis	Adjustment	Fair Value	Per NASDAQ	Ownership	Shares
December 31, 2004
Plug Power:
Current	$ 5,141	$12,537	$17,678	$6.11	3.95%	2,893,227
Restricted(1)	4,797	11,700	16,497	$6.11	3.69%	2,700,000
	$ 9,938	$24,237	$34,175		7.64%	5,593,227
December 31, 2003
Plug Power	$10,791	$33,240	$44,031	$ 7.25	8.36%	6,073,227

(1) In connection with the amended private placement agreement, the Company has deposited 2.7 million shares of Plug Power common stock into escrow.

The book basis roll forward of Plug Power and SatCon common stock as of December 31 is as follows:

Plug Power - Current (beginning December 20, 2002)
(Dollars in thousands)	2004	2003
Securities available for sale, beginning of period	$10,791	$14,344
Sale of shares	(853)	(3,553)
Transfer 3,000,000 shares to restricted on 1/29/04	(5,330)	-
Transfer 300,000 shares from restricted on 5/6/04	533	-
Securities book basis	5,141	10,791
Unrealized gain on securities available for sale	12,537	33,240
Securities available for sale, end of period	$17,678	$44,031

Plug Power - Restricted
(Dollars in thousands)	2004	2003
Securities available for sale, beginning of period	$ -	$ -
Transfer 3,000,000 shares from current on 1/29/04	5,330	-
Transfer 300,000 shares to current on 5/6/04	(533)	-
Securities book basis	4,797	-
Unrealized gain on securities available for sale	11,700	-
Securities available for sale - restricted, end of period	$16,497	$ -
  Securities Available for Sale (Continued)

Accumulated net unrealized gains (losses) related to securities available for sale for each of the years ended December 31 are as follows:
(Dollars in thousands)	2004	2003
Accumulated unrealized gains	$24,237	$ 33,240
Accumulated deferred tax expense on unrealized gains	(9,695)	(13,296)
Accumulated net unrealized gains	$14,542	$ 19,944
  Impairment Losses

The Company regularly reviews its securities available for sale and holdings to determine if any declines in value of those securities available for sale and holdings are other than temporary. The Company assesses whether declines in the value of its securities and holdings in publicly traded companies, measured by comparison of the current market price of the securities to the carrying value of the Company's securities and holdings, are considered to be other than temporary based on factors that include (1) the length of time carrying value exceeds fair market value, (2) the Company's assessment of the financial condition and the near term prospects of the companies and (3) the Company's intent with respect to the securities and holdings.

The sluggish economy over the last few years has had a negative impact on the equity value of companies in the new energy sector, including our investments in SatCon and Beacon, and based on the results of the reviews described above it was determined that the value of these publicly traded investments had declined for at least two consecutive quarters and there was no indication of an immediate recovery. As a result, a determination was made that the decline in value was likely to continue and it was appropriate to record adjustments for other than temporary declines in their value based on the then public market values. The Company recorded other than temporary impairment charges with respect to its securities available for sale and holdings in publicly traded companies. Pre-tax impairment losses are recorded in the Statement of Operations line titled Equity in Holdings' Losses, Net of Tax for equity investments (see Note 14- Equity in Holdings' Losses, Net of Tax) and in the line titled Impairment losses for securities available for sale. Impairment losses are as follows:
	Year Ended	Year Ended	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2004	2003	2002
Securities available for sale (SatCon)	$ -	$ (418)	$ (668)
Securities available for sale (Beacon)	-	-	(4,984)
	$ -	$(418)	$(5,652)
  Income Taxes

Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

  Income Taxes (Continued)

  Income tax benefit (expense) for each of the years ended December 31 consists of the following:
(Dollars in thousands)	2004	2003	2002
Continuing operations before equity holdings' losses
Federal	$ 96	$ -	$ 625
State	(95)	(2)	(264)
Deferred	3,563	671	(728)
	3,564	669	(367)
Equity in holdings' losses
Deferred	-	-	5,553
Total continuing operations	3,564	669	5,186
Discontinued operations
Deferred	-	(8)	(154)
Total discontinued operations	-	(8)	(154)
Total	$ 3,564	$ 661	$ 5,032

Income tax benefit (expense) allocated directly to shareholders' equity for each of the years ended December 31 is as follows:

Increase in additional paid-in capital for equity holdings, and warrants
and options issued - Deferred tax expense	$ -	$ -	$ (227)
Derivative deferred tax	696	-	-
Increase in unrealized (gain) loss on available for sale securities -
Deferred tax (expense) benefit	3,601	(4,516)	(8,781)
Expenses for employee stock options recognized differently for
financial reporting/tax purposes - Federal tax benefit	294	223	55
	$4,591	$(4,293)	$(8,953)

  The significant components of deferred income tax benefit (expense) for each of the years ended December 31 consists of the following:

(Dollars in thousands)	2004	2003	2002
Continuing operations
Deferred tax benefit (expense)	$ (570)	$(1,324)	$(709)
Net operating loss carry forward	4,133	1,995	673
Valuation allowance	-	-	(692)
	3,563	671	(728)
Equity in holdings' losses
Deferred tax benefit	-	-	5,553
	-	-	5,553
Discontinued operations
Deferred tax expense	-	(8)	(154)
	$ 3,563	$ 663	$ 4,671
  Income Taxes (Continued)

The Company's effective income tax rate from continuing operations, including equity in holdings' losses, differed from the Federal statutory rate for each of the years ended December 31 is as follows:
2004	2003	2002
Federal statutory tax rate	34%	34%	34%
State taxes, net of federal tax effect	5	6	5
Change in valuation allowance	-	-	(5)
Research and development credit	-	-	-
Other, net	-	(1)	7
	39%	39%	41%

Pre-tax loss from continuing operations before minority interests, including pre-tax losses from equity holdings, was $9,121, $1,731 and $12,790 thousand for 2004, 2003 and 2002, respectively.

The deferred tax assets and liabilities as of December 31 consist of the following tax effects relating to temporary differences and carry forwards:

(Dollars in thousands)	2004	2003
Current deferred tax (liabilities) assets:
Bad debt reserve	$ 23	$ 264
Inventory valuation	27	3
Inventory capitalization	13	20
Securities available for sale	(5,964)	(15,289)
Vacation pay	176	181
Warranty and other sale obligations	15	11
Stock options	-	269
Other reserves and accruals	224	60
Net current deferred tax liabilities	$ (5,486)	$(14,481)

Noncurrent deferred tax assets (liabilities):
Net operating loss	$9,918	$ 5,785
Property, plant and equipment	(166)	(145)
Securities available for sale - restricted	(5,566)	-
Stock options	259	-
Derivatives	450	-
Other	239	239
Research and development tax credit	459	459
Alternative minimum tax credit	54	150
	5,647	6,488
Valuation allowance	(1,836)	(1,836)
Noncurrent net deferred tax assets	$ 3,811	$ 4,652
Other credits	$ (24)	$ (24)

  Income Taxes (Continued)

The valuation allowance at December 31, 2004 and 2003 was $1,836 thousand. The valuation allowance reflects the estimate that it is more likely than not that certain net operating losses may be unavailable to offset future taxable income.

At December 31, 2004, the Company has unused Federal net operating loss carry forwards of approximately $24,727 thousand. The Federal net operating loss carry forwards, if unused, will begin to expire in 2010. The use of $1,014 thousand of loss carry forwards is limited on an annual basis, pursuant to the Internal Revenue Code, due to certain changes in ownership and equity transactions, which occurred in 1997. For the year ended December 31, 2004, the Company has approximately $459 thousand of research and development tax credit carry forwards, which begin to expire in 2018, and approximately $54 thousand of alternative minimum tax credit carry forwards, which have no expiration date.

  Accrued Liabilities

Accrued liabilities consist of the following at December 31:

(Dollars in thousands)	2004	2003
Salaries, wages and related expenses	$ 588	$ 556
Acquisition and disposition costs	363	363
Legal and professional fees	384	300
Warranty and other sale obligations	38	28
Commissions	33	54
Litigation settlement	35	-
Deferred revenue	479	50
Accrued contract losses	557	-
Cash overdraft	390	-
Other	420	177
	$3,287	$1,528
  Shareholders' Equity

Common Shares

Changes in common shares for the years ended December 31 are as follows:
	2004	2003	2002
Balance, beginning	35,776,510	35,648,135	35,505,235
Issuance of shares for stock option exercises	193,768	128,375	92,900
Issuance of shares in private placement	2,680,671	-	-
Issuance of shares for restricted stock grant	-	-	50,000
Balance, ending	38,650,949	35,776,510	35,648,135

Treasury Stock

Changes in treasury stock for the years ended December 31 are as follows:
	2004	2003	2002
Balance, beginning	8,035,974	8,020,250	20,250
Shares acquired for cash	4,762	15,724	-
Shares acquired as part of a share exchange transaction (see Note 17)	-	-	8,000,000
Balance, ending	8,040,736	8,035,974	8,020,250

Warrants Issued

On February 5, 2004, the Company issued to Chicago Investment Group, L.L.C. a warrant to purchase 28,377 shares of the Company's common stock at an exercise price of $10.572 per share. The estimated fair value of this warrant at the date issued was $1.39 per share, using a Black Scholes Option-Pricing Model and assumptions similar to those used for valuing the Company's stock options. The warrant may not be exercised until February 5, 2005 and expires on February 5, 2006.

  Shareholders' Equity (Continued)

The Company issued to SatCon warrants to purchase 108,000 and 192,000 shares of the Company's common stock on October 21, 1999 and January 31 2000, respectively. The warrants were immediately exercisable at $12.56 per share. The estimated fair value of these warrants at the dates issued were $4.94 and $16.38 per share, respectively, using a Black-Scholes option pricing model and assumptions similar to those used for valuing the Company's stock options. The warrants to purchase the 108,000 shares expired unexercised on October 21, 2003 and the warrants to purchase the 192,000 shares expired unexercised on January 31, 2004.

Reservation of Shares

The Company has reserved common shares for future issuance as of December 31, 2004 as follows:
Stock options outstanding	3,752,063
Stock options available for issuance	2,632,901
Additional Investment Rights as required by the 2004 private placement agreement	3,943,218
Warrants outstanding	28,377
Number of common shares reserved	10,356,559

Completion of Option Exchange

On December 22, 2003, the Company announced the completion of the first phase of its stock option exchange offer. A total of 757,000 options with an average exercise price of approximately $19 per share were tendered by employees and then cancelled by the Company in exchange for the future issuance of options at a one-for-two ratio. New options totaling 341,000 were issued in the final phase of the exchange offer on June 23, 2004 at an exercise price of $6.17 per share to employees and directors who were employed by the Company or served as directors of the Company from December 22, 2003, the acceptance date, through June 23, 2004.

Sale of Common Stock

Private Placement

On January 29, 2004, the Company issued to Fletcher International, Ltd., or Fletcher, in a private placement (1) 1,418,842 shares of our common stock for an aggregate purchase price of $10 million, or $7.048 per share, and (2) rights to purchase up to an additional $26 million of our common stock and in certain instances up to 3,000,000 shares of Plug Power Inc. (NASDAQ:PLUG) common stock owned by us, which rights are referred to herein as the additional investment rights.

On May 4, 2004, the Company amended its agreement with Fletcher. This agreement, as amended, ("the 2004 private placement") includes a change in the exercise price for the rights to purchase additional shares of MTI common stock to a fixed price of $6.34 per share from, in the original agreement, $7.048 per share until December 31, 2005 and the lesser of $7.048 per share or a variable price in 2006. The price is subject to adjustment upon the occurrence of certain limited events. The amended terms also included: (1) an increase in the rights to purchase additional shares of MTI common stock to $28 million from $26 million, (2) a reduction in Fletcher's right to purchase Plug Power common stock escrowed by the Company to a maximum of 2,700,000 shares from a maximum of 3,000,000 shares, (3) an extension of the exercise period for the right to purchase Plug Power common stock to one or more purchases between June 1, 2005 and December 31, 2006 from a one-time purchase in June of 2005, (4) an extension of MTI's ability to withdraw Plug Power common stock from escrow through December 31, 2006 instead of through June 30, 2005 and (5) an extension of the exercise period for the right to invest the first $8 million in MTI's common stock to any time prior to December 31, 2004 from any time prior to ninety business days after the effective date of MTI's registration statement.

On May 20, 2004, the SEC declared effective the Company's registration statement covering the resale of the 1,418,842 shares issued to Fletcher.

  Shareholders' Equity (Continued)

On December 22, 2004, the Company sold 1,261,829 shares of its common stock to Fletcher for an aggregate purchase price of $8 million (or $6.34 per share) in connection with Fletcher's exercise of an additional investment right. Pursuant to additional investment rights and after giving effect to the 1,261,829 shares of common stock the Company issued to Fletcher on December 22, 2004, Fletcher has the right, but not the obligation, to purchase, in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.34, which date and price may be extended and adjusted, respectively, in the event that we have not satisfied our contractual obligations with respect to the registration for resale of common stock issued or issuable to Fletcher and upon the occurrence of certain events. Fletcher also has the right to purchase in a single or multiple purchases, up to 2,700,000 share of Plug Power common stock owned by the Company. On January 6, 2005, we filed with the SEC a registration statement for the registration of the 1,261,829 shares of our common stock issued to Fletcher in order to permit Fletcher to resell such shares.

Additional Investment Rights

The additional investment rights provide Fletcher with the right, but not the obligation, to purchase in a single purchase or multiple purchases, up to an additional $20 million of our common stock at any time prior to December 31, 2006 at a price per share equal to $6.34, which date and price may be extended and adjusted, respectively, in the event that we have not satisfied our contractual obligations with respect to the registration for resale of common stock issued or issuable to Fletcher.

The table below illustrates the number of shares Fletcher would receive upon exercise of its $20 million additional investment right at a price per share equal to $6.34 (such exercise price is subject to adjustment as described below under "Adjustment Provisions"). Note that the Company's 2004 private placement agreement with Fletcher provides that the maximum number of shares we could potentially issue to Fletcher is 8,330,411 shares.

Purchase Price MTI Stock	Shares Issuable in Exchange for $20 Million Investment
$6.34	3,154,575

Plug Power Shares

The Company has 2,700,000 shares in escrow of Plug Power common stock that are available for purchase by Fletcher. Fletcher may, on one or multiple occasions, from June 1, 2005 to December 31, 2006, exercise its right to purchase from us a number of shares of Plug Power common stock totaling $10,000,000 divided by the prevailing price per share of Plug Power common stock, but only to the extent of the number of shares remaining in escrow. Commencing immediately after the SEC declares effective the registration statement relating to shares of our common stock that Fletcher owns (or may acquire), we continue to have the right to have 250,000 of such shares released from escrow to us, on a monthly

  Shareholders' Equity (Continued)

basis, in the event that on any day during such month, the prevailing price of our common stock exceeds $6.343 (which price may have been adjusted to reflect stock splits, recombinations, stock dividends or the like).

The exercise price for the Plug Power investment right is $10,000,000 less the positive difference between $18,000,000 and the product of 2,680,671 shares multiplied by the prevailing price per share of our common stock on the date Fletcher elects to exercise such right, all divided by the quotient obtained by dividing 10,000,000 by the prevailing price of Plug Power common stock on the date Fletcher elects to exercise such right. As used herein, a prevailing price is the average of the daily volume-weighted average price per share of common stock during the sixty-business-day period ending three days prior to the date Fletcher elects to exercise such right, provided however that the price may not exceed the average of the daily volume-weighted average prices for any ten business days within such sixty-business-day period. Each of the above referenced per share exercise prices for the additional investment rights was subject to adjustment as described below under "Adjustment Provisions."

As a result of this exercise price calculation, we may be required to sell shares of Plug Power at a discount to prices we would otherwise obtain in sales at market prices. The table below illustrates such potential discounts based on assumed decreases in our stock price from $5.00 (which, for the purposes of this illustration, serves as an approximation of the price of our common stock) and an assumed price of Plug Power common stock at the time of exercise.

	Assumed	Effective	Percentage
MTI	Plug	Exercise	Discount	Plug Shares	Proceeds to
Price	Price	Price	to Market	Purchased	MTI
$5.00	$7.00	$3.78	46%	1,428,571	$5,399,998
$4.50	$7.00	$2.84	59%	1,428,571	$4,063,023
$3.00	$7.00	$0.03	99%	1,428,571	$ 42,016
$1.50	$7.00	$ -	100%	1,428,571	$ -

Adjustment Provisions

The 2004 private placement agreement with Fletcher also provides that the Company may be required to issue additional shares to Fletcher, reduce the exercise prices described above for the additional investment rights and/or extend the investment term upon the occurrence of certain events (each as more fully described below) including:

  a restatement of our financial results,
  a change in control of our company,
  a future issuance of our capital stock at a price less than $7.048 as it relates to the initial $10 million investment and $6.34 as it relates to all additional investments, or our failure to maintain the effectiveness of the registration statement relating to shares of our common stock that Fletcher owns or may acquire, as well as our failure to satisfy the other requirements relating to registration.

Restatement

In the event we restate any portion of our financial statements prior to January 29, 2005, or prior to the first anniversary of the closing of any additional investment, as the case may be, the exercise price for the additional investment rights will be adjusted to equal the prevailing price of our common stock sixty days after we restate our financial statements. In addition, with respect to any investments made prior to the time of the restatement, Fletcher will receive additional shares of common stock such that all such investments will have been effectively made at such adjusted exercise price.

  Shareholders' Equity (Continued)

Change in Control

In the event of a change of control of our company prior to sixty days after the expiration of the additional investment term, we may have to issue additional shares of our common stock to Fletcher and the additional investment rights (including the right to purchase the Plug Power shares) may be accelerated. If the consideration per share paid to our shareholders in the change of control transaction is less than twice the amount of the price per share paid by Fletcher for any of its investments pursuant to the agreement with Fletcher or the certificate of additional investment rights, then we must issue to Fletcher a number of shares of our common stock such that all of its investments will have been effectively made at a price per share equal to such per share change of control consideration multiplied by 0.5.

Dilutive Issuances

If, after December 31, 2004 and ending December 31, 2006, we issue any equity securities at a price below $7.048 as it relates to the initial $10 million investment and $6.34 as it relates to any additional investments which have been made, the exercise price for the additional investment rights shall be adjusted to provide Fletcher "weighted average" anti-dilution protection and we must issue to Fletcher a number of additional shares such that all prior investments will have been effectively made at such adjusted exercise price.

Registration Obligations

In the event we fail to satisfy our contractual obligations to register for resale shares of common stock issued or issuable to Fletcher, then we must issue to Fletcher a number of additional shares to reflect the number of shares it would have acquired if its purchase price was based on the actual exercise price reduced by five percent for each month in which we fail to satisfy our obligations and adjust the exercise price for the additional investment rights to such lower price. In addition, such failure will result in an extension of the investment term for each day we fail to satisfy our registration obligations. These registration obligations include, among other things, maintaining the effectiveness of registration statements.

Other

The 2004 private placement agreement also provides Fletcher certain other rights including, but not limited to, indemnification rights with respect to (1) breaches of representations, warranties and covenants contained in the agreements with Fletcher, and (2) misstatements in or omissions from the prospectus and the registration statement relating to shares of our common stock that Fletcher owns or may acquire.

Placement and Amendment Fees

In connection with the 2004 private placement, in February 2004 the Company paid placement fees, recorded in equity against the proceeds of the private placement, of $600 thousand to Chicago Investment Group, L.L.C. and issued a warrant to purchase 28,377 shares of the Company's common stock at an exercise price of $10.572 per share. The warrant may not be exercised until February 5, 2005 and expires on February 5, 2006. In connection with the amendment of the private placement, the Company paid advisory fees of $300 thousand to Citigroup Global Markets Inc.

  Earnings per Share

The following is the reconciliation of the numerators and denominators of the basic and diluted per share computations of loss from continuing operations for the years ended December 31:
(Dollars in thousands, except shares)	2004	2003	2002
Loss from continuing operations	$ (4,191)	$ (572)	$ (7,186)
Basic EPS:
Common shares outstanding, beginning of period	27,740,536	27,627,885	35,484,760
Weighted average common shares issued during the period	1,424,259	30,905	47,893
Unvested restricted common stock	-	-	(9,726)
Weighted average common shares reacquired during the period	(3,617)	(2,800)	(263,014)
Weighted average shares outstanding	29,161,178	27,655,990	35,259,913
Loss from continuing operations per weighted average share	$ (.14)	$ (.02)	$ (.21)
Diluted EPS:
Common shares outstanding, beginning of period	27,740,536	27,627,885	35,484,760
Weighted average common shares issued during the period	1,424,259	30,905	47,893
Weighted average common shares reacquired during the period	(3,617)	(2,800)	(263,014)
Weighted average shares outstanding	29,161,178	27,655,990	35,269,639
Loss from continuing operations per weighted average share	$ (.14)	$ (.02)	$ (.21)

During 2004, options to purchase 3,752,063 shares of common stock at prices ranging from $0.54 to $20.92 per share, additional investment rights to purchase approximately 3,154,575 shares ($20,000,000 divided by $6.34 per share) of common stock with an exercise price of $6.34 per share and warrants to purchase 28,377 shares of common stock with an exercise price of $10.572 per share were outstanding but were not included in the computation of earnings per share-assuming dilution because the Company incurred a loss from continuing operations during this period and inclusion would be anti-dilutive. The options expire between December 20, 2006, and December 16, 2014. Warrants for the

purchase of 28,377 shares expire on February 5, 2006. Investment rights issued to Fletcher expire on December 31, 2006,

subject to extension in certain instances.

During 2003, options to purchase 2,875,150 shares of common stock at prices ranging from $0.54 to $20.92 per share and warrants to purchase 192,000 shares of common stock at $12.56 per share were outstanding but were not included in the computation of earnings per share-assuming dilution because the Company incurred a loss from continuing operations during this period and inclusion would be anti-dilutive. The options expire between December 20, 2006, and September

8, 2013. The warrants expired unexercised on January 31, 2004.

During 2002, options to purchase 3,327,525 shares of common stock at prices ranging from $0.54 to $21.92 per share and warrants to purchase 300,000 shares of common stock at $12.56 per share were outstanding but were not included in the computation of earnings per share-assuming dilution because the Company incurred a loss from continuing operations during this period and inclusion would be anti-dilutive. The options expire between December 20, 2006 and November 19, 2012. Warrants for the purchase of 108,000 shares expired unexercised on October 21, 2003 and warrants for the purchase of 192,000 shares expired unexercised on January 31 2004.

  Stock Based Compensation

MTI Option Plans

The 1999 Employee Stock Incentive Plan ("1999 Plan") was approved by shareholders during March 1999. The 1999 Plan provides that an initial aggregate number of 1 million shares of common stock may be awarded or issued. The number of shares which may be awarded under the 1999 Plan and awards outstanding have been adjusted for stock splits, and during

2004, 2003 and 2002, the total number of shares which may be awarded under the 1999 Plan were 4,500,000 shares. Under the 1999 Plan, the Board of Directors is authorized to award stock options to officers, employees and others.

The 1996 Stock Incentive Plan ("1996 Plan") was approved by shareholders during December 1996. The 1996 Plan provides that an initial aggregate number of 500,000 shares of common stock may be awarded or issued. The number of shares which may be awarded under the 1996 Plan may be increased by 10% of any increase in the number of outstanding shares of common stock for reasons other than shares issued under this 1996 Plan. The number of shares which may be awarded under the 1996 Plan and awards outstanding have been adjusted for stock splits and rights offerings, and during 2004, 2003 and 2002, the total number of shares which may be awarded under the 1996 Plan were 3,478,746 shares. Under the 1996 Plan, the Board of Directors is authorized to award stock options, stock appreciation rights, restricted stock, and other stock-based incentives to officers, employees and others.

Options are generally exercisable in from one to four cumulative annual amounts beginning 12 months after the date of grant. Certain options granted may be exercisable immediately or begin vesting immediately. Restricted stock awards generally vest in one to four cumulative annual amounts beginning 12 months after the award date. Certain restricted stock awards may vest over a shorter period of time. Option exercise prices are not less than 85 percent of the market value of the Company's common stock on the date of grant. Unexercised options generally terminate ten years after date of grant. The Company has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, in accounting for employee stock-based compensation and to provide the disclosures required under SFAS No. 123, Accounting for Stock Based Compensation. APB Opinion No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by the Company, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or not less than 85 percent of the market value at the date of grant. However, APB Opinion No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.

  Stock Based Compensation (Continued)

On December 22, 2003, the Company announced the completion of the first phase of its stock option exchange offer. A total of 757,000 options with an average exercise price of approximately $19 per share were tendered by employees and then cancelled by the Company in exchange for the future issuance of options at a one-for-two ratio. New options totaling 341,000 were issued in the final phase of the exchange offer on June 23, 2004 at an exercise price of $6.17 per share to employees and directors who were employed by the Company or served as directors of the Company from December 22, 2003, the acceptance date, through June 23, 2004.

During 2002, the Company awarded 50,000 restricted shares of common stock which vested over a one-year period. During 2000, the Company awarded 60,000 options to acquire common stock to consultants. Certain of these shares underlying options vest over a four-year period. Presented below is a summary of compensation expense recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations for each of the years ended December 31:
(Dollars in thousands)	2004	2003	2002
SFAS 123 - Consultants	$ -	$ 32	$ 49
Restricted stock	-	40	10
APB No. 25 -stock option compensation	-	-	-
Total compensation expense	$ -	$ 72	$ 59

Presented below is a summary of the Company's stock option plans' activity for the years ended December 31:
	2004	2003	2002
Shares under option, beginning	2,875,150	3,327,525	3,199,175
Granted	1,097,500	439,750	280,000
Exercised	(193,768)	(128,375)	(92,900)
Canceled	(26,819)	(763,750)	(58,750)
Shares under option, ending	3,752,063	2,875,150	3,327,525
Options exercisable	3,331,968	2,511,650	2,776,835
Remaining shares available for granting of options	2,632,901	3,703,582	3,379,582
The weighted average exercise price is as follows for each of the years ended December 31:
	2004	2003	2002
Shares under option, beginning	$3.29	$ 7.01	$7.15
Granted:
Exercise price equal to fair market value at grant date	5.72	2.04	2.77
Exercised	2.11	1.72	1.19
Canceled	3.70	19.01	3.63
Shares under option, ending	4.06	3.29	7.01
Options exercisable, ending	4.03	3.45	6.60

  Stock Based Compensation (Continued)

The following table summarizes information for options outstanding and exercisable at December 31, 2004:

Options Outstanding Options Exercisable

		Weighted
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price		Contractual	Exercise		Exercise
Range	Number	Life	Price	Number	Price
$ 0.54 - $ 0.76	293,925	2.5	$ 0.67	293,925	$ 0.67
$ 0.98 - $ 1.33	509,375	4.1	$ 1.27	496,875	$ 1.28
$ 1.65 - $ 2.03	586,013	6.4	$ 1.87	437,168	$ 1.84
$ 2.62 - $ 3.42	591,250	6.1	$ 3.06	579,000	$ 3.06
$4.00 - $4.40	625,000	6.1	$ 4.14	599,500	$ 4.14
$6.01 - $6.40	875,000	7.6	$ 6.17	654,000	$ 6.17
$9.25 - $12.96	211,500	5.5	$10.65	211,500	$10.65
$20.92	60,000	2.9	$20.92	60,000	$20.92
	3,752,063	5.8	$ 4.06	3,331,968	$ 4.03

The fair value of options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for each of the years ended December 31:
	2004	2003	2002
Expected life of option	5 yrs	5 yrs	5 yrs
Risk-free interest rate	3.77%	2.88%	4.33%
Expected volatility of the Company's stock	80.8%	93.4%	97%
Expected dividend yield on the Company's stock	0%	0%	0%
The weighted average fair value of options granted for each of the years ended December 31 is as follows:
	2004	2003	2002
Fair value of each option granted	$ 3.93	$ 1.48	$ 2.09
Number of options granted	1,097,500	439,750	280,000
Fair value of all options granted	$4,133,652	$650,830	$585,200

In accordance with SFAS No. 123, the weighted average fair value of stock options granted is required to be based on a theoretical statistical model using the preceding Black-Scholes assumptions.

The weighted average fair value of restricted stock granted for each of the years ended December 31 is as follows:
	2004	2003	2002
Fair value of each option granted	$ -	$ -	$ 1
Number of options granted	-	-	50,000
Fair value of all options granted	$ -	$ -	$50,000

  Stock Based Compensation (Continued)

MTI Micro Option Plan

The MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan (Amended and Restated as of September 23, 2004) ("2001 MTI Micro Plan") was approved by MTI Micro's shareholders in 2001. The 2001 MTI Micro Plan provides that an initial aggregate number of 1,766,000 shares of MTI Micro common stock may be awarded. The number of shares which may be awarded under the 2001 MTI Micro Plan may be and has been increased by MTI Micro's Board of Directors. The number of shares which may be awarded under the 2001 MTI Micro Plan and awards outstanding have been adjusted for a reverse stock split, and during 2004, 2003 and 2002, the total number of shares which may be awarded under the 2001 MTI Micro Plan were 3,416,667, 2,166,667, and 1,766,000 shares. Under the 2001 MTI Micro Plan, the MTI Micro Board of Directors is authorized to award stock options to officers, directors, employees and consultants.

Options are generally exercisable in from one to four cumulative annual amounts beginning 12 months after the date of grant. Certain options granted may be exercisable immediately or begin vesting immediately. Option exercise prices are determined by MTI Micro's Board of Directors. Unexercised options generally terminate ten years after date of grant. MTI Micro has elected to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, in accounting for employee stock-based compensation and to provide the disclosures required under SFAS No. 123, Accounting for Stock Based Compensation. APB Opinion No. 25 requires no recognition of compensation expense for most of the stock-based compensation arrangements provided by MTI Micro, namely, broad-based employee stock purchase plans and option grants where the exercise price is equal to or not less than 85 percent of the market value at the date of grant. However, APB Opinion No. 25 requires recognition of compensation expense for variable award plans over the vesting periods of such plans, based upon the then-current market values of the underlying stock. In contrast, SFAS No. 123 requires recognition of compensation expense for grants of stock, stock options, and other equity instruments, over the vesting periods of such grants, based on the estimated grant-date fair values of those grants.

Presented below is a summary of compensation expense recorded in "Selling, general and administrative expenses" in the Consolidated Statements of Operations for each of the years ended December 31:
(Dollars in thousands)	2004	2003	2002
APB No. 25 - stock option compensation	$ 8	$ -	$ -
Total compensation expense	$ 8	$ -	$ -

Presented below is a summary of the 2001 MTI Micro stock option plans activity for the years ended December 31:
	2004	2003	2002
Shares under option, beginning	1,570,711	496,687	62,838
Granted	1,508,110	1,089,276	550,854
Exercised	(57,626)	(167)	-
Canceled	(144,314)	(15,085)	(117,005)
Shares under option, ending	2,876,881	1,570,711	496,687
Options exercisable	604,881	266,810	79,837
Remaining shares available for granting of options	481,993	595,789	1,269,313

  Stock Based Compensation (Continued)
The weighted average exercise price for MTI Micro options is as follows for each of the years ended December 31:
	2004	2003	2002
Shares under option, beginning	$ 2.94	$ 3.75	$3.00
Granted:
Exercise price equal to fair market value at grant date	4.16	2.56	3.80
Exercise price less than fair market value at grant date	2.39	-	-
Exercised	3.28	3.80	-
Canceled	3.31	2.64	3.56
Shares under option, ending	3.00	2.94	3.75
Options exercisable, ending	3.14	3.71	3.73

The following table summarizes information for MTI Micro's options outstanding and exercisable at December 31, 2004:

Options Outstanding Options Exercisable

		Weighted
		Average	Weighted		Weighted
Exercise		Remaining	Average		Average
Price		Contractual	Exercise		Exercise
Range	Number	Life	Price	Number	Price
$ 2.39 - $2.55	1,859,239	6	$ 2.47	302,011	$ 2.55
$ 2.76 - $3.00	185,840	6	$ 2.79	22,754	$ 2.97
$ 3.80 - $4.66	831,802	6	$ 4.23	280,116	$ 3.80
	2,876,881	6	$ 3.00	604,881	$ 3.14

The fair value of MTI Micro options granted, which is amortized to expense over the option vesting period in determining the pro forma impact, is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for each of the years ended December 31:
	2004	2003	2002
Expected life of option	5 yrs	5 yrs	5 yrs
Risk-free interest rate	3.77%	2.88%	4.33%
Expected volatility of the MTI Micro's stock	80.8%	93.4%	97%
Expected dividend yield on MTI Micro's stock	0%	0%	0%
The weighted average fair value of MTI Micro options granted for each of the years ended December 31 is as follows:
	2004	2003	2002
Fair value of each option granted	$ 3.11	$ 2.56	$ 3.80
Number of options granted	1,508,110	1,089,276	550,854
Fair value of all options granted	$3,851,202	$2,069,936	$1,533,292

In accordance with SFAS No. 123, the weighted average fair value of stock options granted is required to be based on a theoretical statistical model using the preceding Black-Scholes assumptions.

  Equity in Holdings' Losses, Net of Tax

The Company's proportionate share of losses, from holdings, net of tax, accounted for under the equity method for each of the years ended December 31 is as follows:

(Dollars in thousands)	2004	2003	2002
Plug Power(A)	$ -	$ -	$(5,683)
SatCon(B)	-	-	(2,460)
	$ -	$ -	$(8,143)

(A) The accounting for the Company's holdings in Plug Power was changed on December 20, 2002 to fair value from the equity method (see Note 1).

(B) The Company's holdings in SatCon were accounted for on a one-quarter lag (through SatCon's quarter ended June 29, 2002) until accounting for the holdings was changed on July 1, 2002 to fair value from the equity method (see Note 1).

Holding	Description of Business
Plug Power	Plug Power designs and develops on-site energy systems based on proton exchange membrane fuel cells. The foregoing description is based on our review of certain publicly available information.
SatCon

SatCon Technology Corporation manufactures and sells power control systems for military systems, alternative energy and high-reliability industrial automation applications. Products include inverter electronics from 5 kilowatts to 5 megawatts, power switches, and hybrid microcircuits for industrial, medical, military and aerospace applications. SatCon also develops and builds digital power electronics, high-efficiency machines and control systems for a variety of defense applications. The foregoing description is based on our review of certain publicly available information.

Plug Power

Summarized below is financial information for Plug Power whose fiscal year ends December 31.

	Year Ended	Year Ended	Unaudited
	Dec. 31,	Dec. 31,	Three Months Ended
(Dollars in thousands)	2002	2001	December 31, 2001
Current assets	$ 67,135	$ 100,565	$ 100,565
Noncurrent assets	41,548	50,809	50,809
Current liabilities	10,259	10,199	10,199
Noncurrent liabilities	5,727	6,172	6,172
Stockholders' equity	92,697	135,003	135,003

Gross revenue	11,818	5,742	2,505
Gross profit (loss)	478	(5,549)	(2,207)
Net loss	(47,218)	(73,112)	(17,070)

  Equity in Holdings' Losses, Net of Tax (Continued)

SatCon

Summarized below is financial information for SatCon. SatCon's fiscal year ends September 30. The Company's holdings in SatCon were accounted for on a one-quarter lag, except for sales of common stock, which were effected as of the sale date.
		Unaudited	Unaudited
	Year Ended	Nine Months Ended	Three Months Ended
(Dollars in thousands)	September 30, 2002	June 29, 2002	December 29, 2001
Current assets	$22,189	$25,046	$35,352
Noncurrent assets	20,171	20,792	25,183
Current liabilities	11,217	11,445	12,131
Noncurrent liabilities	1,217	932	1,105
Stockholders' equity	29,926	33,461	47,299
Gross revenue	41,630	30,395	8,340
Gross profit	4,809	3,552	687
Net loss	(20,761)	(15,389)	(5,397)
  Gain (Loss) on Sale of Securities Available for Sale, Net

The Company sold shares of the following securities and recognized gains (losses) and proceeds for each of the years ended December 31 as follows:

(Dollars in thousands, except shares)	2004	2003	2002
Plug Power
Shares sold	480,000	2,000,000	35,000
Proceeds	$ 4,479	$10,251	$ 163
Gross gain on sales	$ 3,626	$ 6,698	$ 91

SatCon
Shares sold	-	773,600	313,900
Proceeds	$ -	$ 1,403	$ 392
Gross gain on sales	$ -	$ 785	$ -
Gross loss on sales	$ -	$ -	$ (95)

Beacon Power
Shares sold	-	-	4,410,797
Proceeds	$ -	$ -	$ 310
Gross loss on sales	$ -	$ -	$(440)
Total net gain (loss) on sales	$ 3,626	$ 7,483	$(444)

  Gain on Sale of Holdings, Net

The Company sold shares of the following equity holdings and recognized gains and proceeds for each of the years ended December 31 as follows:
(Dollars in thousands, except shares)	2004	2003	2002
Plug Power
Shares sold	-	-	1,165,000
Proceeds	$ -	$ -	$ 9,059
Gross gain on sales	$ -	$ -	$ 6,291

SatCon
Shares sold	-	-	212,500
Proceeds	$ -	$ -	$ 910
Gross gain on sales	$ -	$ -	$ 78

Total net gain on sales	$ -	$ -	$ 6,369

  Share Exchange Transaction

On December 20, 2002, the Company and First Albany Companies Inc. ("FAC"), an investor in the Company since 1995, completed a share exchange transaction whereby FAC exchanged 8 million shares of the Company's common stock owned by FAC for 2,721,088 shares of Plug Power common stock owned by the Company. As a condition of the exchange, FAC agreed not to sell its remaining shares of the Company's common stock for two years. This lockup agreement expired in December 2004.

The Company recorded a gain on the exchange transaction of $8,006 thousand and recorded treasury stock at a cost of $13,606 thousand.

As a result of the transaction, effective December 20, 2002, the Company was no longer required to account for its remaining holdings in Plug Power under the equity method of accounting. Under the equity method of accounting, the Company was required to report its proportionate share of Plug Power's financial results.

  Retirement Plan

The Company maintains a voluntary savings and retirement plan (Internal Revenue Code Section 401(k) Plan) covering substantially all employees. The Company plan allows eligible employees to contribute a percentage of their compensation and the Company makes additional voluntary contributions in amounts as determined by management and the Board of Directors. The investment of employee contributions to the plan is self-directed. The cost of the plan was $242, $187, and $150 thousand for 2004, 2003 and 2002, respectively.

  Commitments and Contingencies

Litigation

Lawrence

On September 9, 1998, Barbara Lawrence, the Lawrence Group, Inc. ("Lawrence"), and certain other Lawrence-related entities ("Plaintiffs") initially filed suit in the Bankruptcy Court and the United States District Court for the Northern District of New York which were subsequently consolidated in the District Court, against First Albany Corporation

("FAC"), Mechanical Technology, Dale Church, Edward Dohring, Beno Sternlicht, Alan Goldberg and George McNamee (former Directors of the Company), Marty Mastroianni (former President and Chief Operating Officer of the Company), and 33 other individuals ("Defendants") who purchased a total of 820,909 (2,462,727 shares post split) shares of the Company's stock from the Plaintiffs. The case concerns the Defendants' 1997 purchase of Mechanical Technology shares from the Plaintiffs at the price of $2.25 per share ($0.75 per share post split). FAC acted as Placement Agent for the

  Commitments and Contingencies (Continued)

  Defendants in the negotiation and sale of the shares and in proceedings before the Bankruptcy Court for the Northern District of New York, which approved the sale in September 1997.

  Plaintiffs claim that the Defendants failed to disclose material inside information concerning Plug Power, LLC to the Plaintiffs and therefore the $2.25 per share ($0.75 per share post split) purchase price was unfair. Plaintiffs are seeking damages of $5 million plus punitive damages and costs. In April 1999, Defendants filed a motion to dismiss the amended complaint, which was denied by the Bankruptcy Court. On appeal in October 2000, Plaintiffs' cause of action was dismissed by the United States District Court for the Northern District of New York. In November 2000, Plaintiffs filed an appeal of that dismissal with the United States Court of Appeals for the Second Circuit. In June 2002, the Second Circuit Court of Appeals reversed the District Court decision and remanded the case for further consideration of the Plaintiff's claims as motions to modify the Bankruptcy Court sale order. The Plaintiff's claims have now been referred back to Bankruptcy Court for such consideration. In September 2003, the Bankruptcy Court issued an order permitting Plaintiffs to conduct limited discovery concerning how First Albany formed an opinion about the Company's stock up until the date the Stock Purchase Agreement was executed.

  The Company believes the claims have no merit and intends to defend them vigorously. The Company cannot predict the outcome of the claims nor reasonably estimate a range of possible loss given the current status of the litigation. Accordingly, no amounts have been reserved for this matter.

  Ling Electronics, Inc.

  On July 8, 2003, Donald R. Gililland, Sharon Gililland, Vernon Dunham and Jean Dunham, owners of 4890 E. La

  Palma Avenue, Anaheim, CA 92870 ("Plaintiffs"), the former location of Ling Electronics, Inc. ("Ling"), filed suit in the Superior Court of California for Orange County against SatCon Power Systems, Inc., a subsidiary of SatCon Technology Corporation ("SatCon"), and the Company. In September 2003, SatCon and the Company filed a joint answer to the complaint. In September 2004, the Company and SatCon each retained independent counsel.

  The complaint alleges breach of the lease and, among other things, Ling's failure to maintain and repair the premises. Ling was a subsidiary of the Company until it was sold to SatCon Technology Corporation in 1999. The Plaintiffs allege that the correction and repair of the various breaches by SatCon and the Company of their obligations under the lease will exceed $400,000. The building was leased from 1983 through lease expiration in 2003. The Company remained as a guarantor on the lease after the sale of Ling to SatCon.

  During January 2005, the Superior Court of California for Orange County approved a settlement of this lawsuit. On March 5, 2005, the Company entered into the settlement agreement. Pursuant to the Settlement, SatCon will pay $240 thousand and the Company will pay $35 thousand to the plaintiffs. The settlement released the Company from any future obligation and the settlement of this claim is accounted for in the results of operations for the year ended December 31, 2004 and will be paid in the Company's first quarter 2005.

  Leases

  The Company and its subsidiaries lease certain manufacturing, laboratory and office facilities. The leases generally provide for the Company to pay either an increase over a base year level for taxes, maintenance, insurance and other costs of the leased properties or the Company's allocated share of insurance, taxes, maintenance and other costs of leased properties. The leases contain renewal provisions.

  Future minimum rental payments required under non-cancelable operating leases are (dollars in thousands): $620 in 2005, $472 in 2006, $318 in 2007, $316 in 2008 and $289 in 2009. Rent expense under all leases was $706, $636 and $536 thousand for 2004, 2003 and 2002, respectively. Contingent rent included in the rent expense amounts was $53, $46 and $31 thousand for 2004, 2003 and 2002, respectively.

  Commitments and Contingencies (Continued)

  Warranties

  Below is a reconciliation of changes in product warranty liabilities at December 31:

(Dollars in thousands)	2004	2003
Balance, beginning of period	$ 28	$ 54
Accruals for warranties issued	38	55
Accruals related to pre-existing warranties (including changes in estimates)	(16)	(66)
Settlements made (in cash or in kind)	(12)	(15)
Balance, end of period	$ 38	$ 28

  Licenses

  The Company licenses, on a non-exclusive basis, certain DMFC technology from Los Alamos National Laboratory. Under this agreement, the Company is required to pay future minimum annual license fees of $250 thousand annually through 2019. Once products are being sold, royalties will be based on 2% of the first $50 million of net sales, 1% on net sales in excess of $50 million but less than $100 million and .5% on net sales in excess of $100 million. License payments made in any year can be applied against royalties due and total annual fees in any year shall not exceed $1 million.

  Employment Agreements

  The Company has employment agreements with certain employees that provide severance payments and accelerated vesting of certain options upon termination of employment under certain circumstances, as defined in the applicable agreements. As of December 31, 2004, the Company's potential minimum obligation to these employees was approximately $1,040 thousand.

  Guaranty of Subsidiary Funding

  In connection with the Strategic Alliance Agreement between MTI Micro and Gillette, the Company guaranteed additional investments in its subsidiary, MTI Micro, of up to $20 million before September 19, 2005, if other sources of funding are not available. Immediately prior to the Gillette transaction closing in September 2003, the Company invested $11 million ($7.4 million in cash and $3.6 million through the conversion of a loan receivable to equity) of its $20 million commitment in MTI Micro common stock. In October 2003, Jeong Kim, an MTI Micro board member, invested $1 million in MTI Micro common stock and on April 7, 2004, the Company invested $15 million into MTI Micro fulfilling its guaranty obligation.

  The Company also agreed not to assert any defenses that it might have arising out of or related to the Investment Company Act ("Investment Company Defense") to any "claim, action, cause of action, suit, litigation, arbitration, charge, complaint, demand, notice or proceeding brought by Gillette, and to defend, indemnify and hold Gillette and the Gillette indemnities harmless for all losses arising out of or related to non-compliance with the Investment Company Act. Because the Company has already paid the full amount of the $20 million guarantee and agreed not to assert an Investment Company Defense, the Company's liability pursuant to this indemnification is likely to be zero.

  Investment Company Act

  The Company's securities available for sale constitute investment securities under the Investment Company Act of 1940 (the "Investment Company Act"). In general, a company may be deemed to be an investment company if it owns investment securities with a value exceeding 40% of its total assets, subject to certain exclusions and exemptions. Investment companies are subject to registration under, and compliance with, the Investment Company Act unless a particular exemption or safe harbor provision applies. If the Company were to be deemed an investment company, the

  Company would become subject to the requirements of the Investment Company Act. As a consequence, the Company

  Commitments and Contingencies (Continued)

would be prohibited from engaging in certain businesses or issuing certain securities, certain of our contracts might be voidable, and the Company might be subject to civil and criminal penalties for noncompliance.

Until fiscal 2001, the Company qualified for a safe harbor exemption under the Investment Company Act based upon the level of ownership of shares of Plug Power and influence over its management or policies. However, since the Company sold some of its shares of Plug Power during fiscal 2001, this safe harbor exemption may not be available.

On December 3, 2001, the Company made an application to the Securities and Exchange Commission ("SEC") requesting that they either declare that the Company is not an investment company because it is primarily engaged in another business or exempt it from the provisions of the Investment Company Act for a period of time. The Company amended this application on October 20, 2003. This application is pending. If the Company's application is not granted, the Company will have to find another safe harbor or exemption that it can qualify for, which may include a one-year safe harbor granted by the Investment Company Act, or become an investment company subject to the regulations of the Investment Company Act.

If the Company was deemed to be an investment company and could not find another safe harbor or exemption and failed to register as an investment company, the SEC could require the Company to sell its interest in Plug Power until the value of its securities available for sale are reduced below 40% of total assets. This could result in sales of securities in quantities of shares at depressed prices and the Company may never realize anticipated benefits from, or may incur losses on, these sales. Also, in connection with the strategic alliance agreement with Gillette, the Company has agreed to indemnify Gillette against any losses arising out of or related to the Company's noncompliance with the Investment Company Act or any regulations thereunder.

Further, the Company may be unable to sell some securities due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, the Company may incur tax liabilities when selling assets.

Contract Losses

During 2004, MTI Micro entered into a fixed price-cost type completion contract with the Army. The contract which totals $250 thousand permits monthly cost progress payments and calls for the delivery of five DMFC power system units. These prototypes require substantial engineering to meet the performance requirements of the customer. At the end of 2004, MTI Micro forecasted that the contract would be completed during 2005 and accrued $540 thousand for the then anticipated cost needed to be incurred to complete the project. Although MTI Micro believes that it will complete this contract to the satisfaction of the customer, it is possible that MTI Micro will not be successful. Through monthly reports, MTI Micro updates the customer on accomplishments, technical issues, financial status, forecast to complete and anticipated solutions.

Additionally, other contracts have forecasted costs in excess of contract values as of the end of 2004. MTI Micro has accrued $17 thousand for the then anticipated cost overruns for the projects.

  Related Party Transactions

Management believes transactions among related parties are as fair to the Company as obtainable from unaffiliated third parties.

On March 29, 2004, the Company acquired 4,762 shares of its common stock from its then CEO, Dale Church, in connection with a revised tax liability of Mr. Church resulting from the vesting of restricted stock in October 2003. The Company had previously acquired 15,724 shares in connection with the payment of Mr. Church's original tax liability as reported on October 28, 2003.

On September 19, 2003, Gillette invested $1 million in MTI Micro pursuant to a strategic alliance agreement and on October 29, 2003, Jeong Kim, a member of the board of directors of MTI Micro, invested $1 million in MTI Micro. (See Notes 3 and 24)

  Related Party Transactions (Continued)

On December 20, 2002, as a condition of the agreement to exchange 8 million shares of the Company's common stock owned by FAC for 2,721,088 shares of the Plug Power common stock owned by the Company, FAC agreed not to sell its remaining shares of the Company for two years ("lock-up agreement"). MTI waived this lock-up agreement in late December 2002 to permit FAC to gift shares to Albany, New York area charities. This lockup agreement expired in December 2004. (See Note 17)

During the twelve months ended December 31, 2002, FAC sold 662,705 shares of the Company's common stock in the public markets. FAC owned 2,916,040 shares or approximately 9.53% of the Company's common stock at December 31, 2004.

In connection with the NIST contract billings, as of December 31, 2004 and 2003, the Company has a liability to DuPont for approximately $0 and $47 thousand, respectively. The Company also purchases materials from DuPont; such purchases totaled $253, $190 and $29 thousand in 2004, 2003 and 2002, respectively. The Company has a liability for materials purchases to DuPont as of December 31, 2004 and 2003 of $0 and $1 thousand, respectively. These liabilities are included in the financial statement line "Accrued liabilities - related parties." The Company has a net receivable due from DuPont for material purchases as of December 31, 2004 of $2 thousand. This receivable is included in the financial statement line "Other receivables - related parties."

The Company was party to a management services agreement with First Albany Corporation, a wholly owned subsidiary of FAC, to provide certain services to the Company on a month-to-month basis. Under this agreement, FAC billed services to the Company (phone, network, postage, etc.) on a cost reimbursement basis through 2002. Billings under these agreements amounted to approximately $11 thousand for 2002.

  Discontinued Operations

The sale of the Company's Technology Division, the sole component of the Company's former Technology segment, to NYFM, Incorporated (a wholly-owned subsidiary of Foster-Miller, Inc., a Waltham, Massachusetts-based technology company) was completed on March 31, 1998. Accordingly, the Company no longer includes the Technology Division among its reportable business segments. The Technology Division has been reported as a discontinued operation since December 26, 1997. In exchange for the Technology Division's assets, NYFM, Incorporated (a) agreed to pay the Company a percentage of gross sales on an annual basis for a period of five years after the sale as follows: yearly combined gross sales (in excess of $2.5 million) multiplied by .13, .053, .027, for years one, two and three-to-five, respectively; (b) assumed approximately $40 thousand of liabilities; and (c) established a credit for warranty work of approximately $35 thousand. The Company received approximately $21 thousand as contingent sales proceeds from NYFM, Incorporated in both 2003 and 2002. Those amounts are included in the financial statement line, "Income from discontinued operations."

During the third quarter of 2002, the Company reversed $358 thousand of the previously recorded loss on disposal of the Technology Division. The reversal included estimated reductions in warranty and accounts receivable reserves.

  Discontinued Operations (Continued)

Discontinued operations for each of the years ended December 31 consists of the following:
(Dollars in thousands)	2004	2003	2002
Sales	$ -	$ -	$ -
Income from discontinued operations before income tax	-	$ 21	$ 21
Income tax expense	-	(8)	-
Net income from discontinued operations	$ -	$ 13	$ 21
Gain on disposal of Division	$ -	$ -	$ 358
Income tax expense	-	-	(154)
Net gain on disposal of Division	$ -	$ 13	$ 225

There were no liabilities of the Company's discontinued operations as of December 31, 2004 and 2003.

  Geographic and Segment Information

The Company sells its products on a worldwide basis with its principal markets listed in the table below where information on product revenue and funded research and development revenue is summarized by geographic area for the Company as a whole for each of the years ended December 31:
(Dollars in thousands)
Geographic Area	2004	2003	2002
Product revenue:
United States	$6,373	$4,602	$4,527
Europe	247	227	201
Japan	353	308	249
Pacific Rim	314	245	230
Israel	87	34	-
China	65	48	2
Canada	39	18	56
Rest of World	52	65	97
Total product revenue	7,530	5,547	5,362
Funded research and development revenue:
United States	1,040	2,311	1,573
Total revenue	$8,570	$7,858	$6,935

Revenues are attributed to regions based on the location of the customers.

  Geographic and Segment Information (Continued)

Total product revenues contributed by product lines and their percentage of total product revenues for each of the years ended December 31 are shown below:

	2004		2003		2003
(Dollars in thousands)	Dollars	Percent	Dollars	Percent	Dollars	Percent
Test and Measurement
Instrumentation
Products:
Aviation	$4,027	53.48%	$ 2,931	52.85%	$ 2,816	52.52%
General Gaging	2,393	31.78%	2,289	41.26	2,282	42.56
Semiconductor	1,110	14.74%	327	5.89	264	4.92
Total	$7,530	100%	$ 5,547	100%	$ 5,362	100%

The Company operates in two business segments, New Energy and Test and Measurement Instrumentation. The New Energy segment is focused on commercializing DMFCs. The Test and Measurement Instrumentation segment designs, manufactures, markets and services computer-based balancing systems for aircraft engines, high performance test and measurement instruments and systems, and wafer characterization tools for the semiconductor industry. The Company's principal operations are located in North America.

The accounting policies of the New Energy and Test and Measurement Instrumentation segments are the same as those described in the summary of significant accounting policies (See Note 1). The Company evaluates performance based on profit or loss from operations before income taxes, accounting changes, items management does not deem relevant to segment performance, and interest income and expense. Inter-segment sales are not significant.

In the Test and Measurement Instrumentation Segment, in 2004, the U.S. Air Force accounted for $3.508 million or 46.7% of product revenues; in 2003, the U.S. Air Force accounted for $2.261 million or 40.8% of product revenues; and in 2002, the U.S. Air Force accounted for $1.854 million or 34.6% of product revenues and ASML accounted for $.546 million or 10.2% of product revenues.

Summarized financial information concerning the Company's reportable segments is shown in the following table. The "Other" column includes corporate related items and items such as income taxes or unusual items, which are not allocated to reportable segments. The reconciling items column includes minority interests in a consolidated subsidiary and income tax allocation to equity in holdings' losses. In addition, segments' non-cash items include any depreciation and amortization in reported profit or loss. The New Energy segment figures include the Company's micro fuel cell operations, equity securities of Plug Power, SatCon and Beacon Power, and the results of the Company's equity method of accounting for certain holdings, gains (losses) on the sale of these securities, gains (losses) related to the embedded derivative for the purchase of Plug Power common stock and warrants to purchase SatCon common stock. The results for Plug Power and SatCon were derived from their published unaudited quarterly and audited annual financial statements.

The Company's holdings in SatCon were accounted for on a one-quarter lag (through SatCon's quarter ended June 29, 2002) until accounting for the holding was changed on July 1, 2002 to fair value from the equity method. The sale of SatCon stock was effected as of the date of sale. The accounting for the Company's holdings in Plug Power was changed on December 20, 2002 to fair value from the equity method (See Note 1).

  Geographic and Segment Information (Continued)
(Dollars in thousands)		Test and
		Measurement		Reconciling	Consolidated
	New Energy	Instrumentation	Other	Items	Totals
Year Ended December 31, 2004
Product revenue	$ -	$ 7,530	$ -	$ -	$ 7,530
Funded research and
development revenue	1,040	-	-	-	1,040
Research and product
development expenses	11,811	1,149	-	-	12,960
Selling, general and
administrative expenses	1,395	1,677	3,253	-	6,325
Gain on derivatives	614	-	-	-	614
Segment (loss) profit from continuing
operations before income taxes,
equity in holdings' losses and
minority interests	(8,970)	1,530	(1,681)	-	(9,121)
Segment (loss) profit	(8,970)	1,530	1,883	1,366	(4,191)
Total assets	47,940	2,373	16,517	-	66,830
Securities available for sale	17,678	-	-	-	17,678
Securities available for sale - restricted	16,497	-	-	-	16,497
Derivative liability	1,125	-	-	-	1,125
Capital expenditures	942	64	828	-	1,834
Depreciation and amortization	441	68	402	-	911
(Dollars in thousands)		Test and
		Measurement		Reconciling	Consolidated
	New Energy	Instrumentation	Other	Items	Totals
Year Ended December 31, 2003
Product revenue	$ -	$ 5,547	$ -	$ -	$ 5,547
Funded research and development revenue	2,311	-	-	-	2,311
Research and product development expenses	7,283	1,065	-	-	8,348
Selling, general and administrative expenses	2,195	1,563	2,079	-	5,837
Impairment losses	(418)	-	-	-	(418)
Segment (loss) profit from continuing
operations before income taxes, equity in
holdings' losses and minority interests	(309)	354	(1,776)	-	(1,731)
Segment (loss) profit	(309)	354	(1,094)	490	(559)
Total assets	52,875	1,926	11,037	-	65,838
Securities available for sale	44,031	-	-	-	44,031
Capital expenditures	544	43	483	-	1,070
Depreciation and amortization	282	101	216	-	599
  Geographic and Segment Information (Continued)
Year Ended December 31, 2002

Product revenue	$ -	$ 5,362	$ -	$ -	$ 5,362
Funded research and development revenue	1,573	-	-	-	1,573
Research and product development expenses	5,655	960	-	-	6,615
Selling, general and administrative expenses	1,935	1,741	1,275	-	4,951
Equity in holdings' losses	(13,696)	-	-	5,553	(8,143)
Impairment losses	(5,652)	-	-	-	(5,652)
Segment profit (loss) from continuing operations
operations before income taxes, equity
in holdings' losses and minority interests	1,966	110	(1,170)	-	906
Segment (loss) profit	(11,730)	110	4,241	418	(6,961)
Total assets	39,723	2,657	10,004	-	52,384
Securities available for sale	37,332	-	-	-	37,332
Capital expenditures	394	10	123	-	527
Depreciation and amortization	216	142	234	-	592

The following table presents the details of "Other" segment (loss) profit for each of the years ended December 31:
(Dollars in thousands)	2004	2003	2002
Corporate and other (expenses) income:
Depreciation and amortization	$ (402)	$ (216)	$ (234)
Interest expense	-	(7)	(46)
Interest income	37	105	102
Income tax benefit	3,564	661	5,032
Other expense, net	(1,316)	(1,658)	(992)
Income from discontinued operations	-	21	379
Total (expense) income	$1,883	$(1,094)	$4,241
  Cash Flows - Supplemental Information
	Year Ended	Year Ended	Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2004	2003	2002
Non-Cash Investing and Financing Activities:
Additional holdings and paid-in-capital resulting from
other investors' activity in Plug Power stock	$ -	$ -	$ 717
Additional holdings and paid-in-capital resulting from other investors'
activity in SatCon stock	-	-	(150)
Additional paid-in-capital resulting from stock option exercises
treated differently for financial reporting and tax purposes	294	223	55
Change in investment and paid-in-capital resulting from
other investors' activity in MTI Micro stock	344	881	(28)
Prepaid material in exchange for investment in subsidiary	-	3	(18)
Treasury stock from exchange of securities	-	-	(13,606)
Derivative tax asset	696	-	-
Cash Payments:
Interest	$ -	$ 7	$ 48
(Tax refunds) taxes paid, net	(143)	25	(112)

  Gillette Strategic Alliance and Issuance of Stock by Subsidiary

On September 19, 2003, MTI Micro entered into a Strategic Alliance Agreement with Gillette whereby MTI Micro, Gillette and Gillette's Duracell business unit will seek to jointly develop and commercialize micro fuel cell products to power low-power, hand-held, mass market, high volume, portable consumer devices. On August 18, 2004, MTI Micro entered into an amendment to the strategic alliance agreement with Gillette. The amendment to the agreement clarified the allocation of deliverables in milestones 3 and 4; added an additional milestone; and changed the due dates for MTI Micro's and Gillette's deliverables. MTI Micro also granted a non-exclusive license to Gillette to any improvements by MTI Micro to IP developed by Gillette.

The agreement provides for a multi-year exclusive relationship for the design, development and commercialization of a low power direct methanol micro fuel cell power system and a compatible fuel refill system. Pursuant to the agreement, MTI Micro will focus on the development of the DMFC and Gillette will focus on the development of the fuel refill. In addition, both MTI Micro and Gillette transferred and licensed from each other certain IP assets, and both have the ability to earn royalties. This exchange has been accounted for as a nonmonetary transaction with no assets and no gains or losses being recorded as a result of the exchange.

Gillette purchased 1,088,278 shares of MTI Micro common stock at a price of $.92 per share for $1 million pursuant to an Investment Agreement. In addition to the foregoing referenced $1 million investment in MTI Micro common stock, Gillette may make additional investments of up to $4 million subject to agreed milestones. The Company has agreed to invest $20 million in MTI Micro during the first two years of the agreement if other sources of funding are not available. Immediately prior to the Gillette transaction closing, the Company invested $11 million ($7.4 million in cash and $3.6 million through the conversion of a loan receivable to equity), of its $20 million commitment in MTI Micro common stock.

On October 29, 2003, Jeong Kim, a member of the board of directors of MTI Micro, purchased 1,088,278 shares of MTI Micro common stock at a price of $.92 per share for $1 million and on April 7, 2004, the Company invested $15 million into MTI Micro fulfilling its guaranty obligation.

  Subsequent Events

Litigation

During January 2005, the Superior Court of California for Orange County approved a settlement of this lawsuit. On March 5, 2005, the Company entered into the settlement agreement. Pursuant to the Settlement, SatCon will pay $240 thousand and the Company will pay $35 thousand to the plaintiffs. The settlement released the Company from any future obligation and the settlement of this claim is accounted for in the results of operations for the year ended December 31, 2004 and will be paid in the Company's first quarter 2005.

Independent Auditors' Report

The Board of Directors and Stockholders

Plug Power Inc.:

We have audited the accompanying consolidated balance sheet of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2002 and 2001 and for the period June 27, 1997 (inception) to December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The cumulative consolidated statements of operations, stockholders' equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2002 include amounts for the period from June 27, 1997 (inception) to December 31, 1997 and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000 is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Plug Power Inc. and subsidiary (a development stage enterprise) as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years ended December 31, 2002 and 2001 and for the period June 27, 1997 (inception) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Albany, New York

February 7, 2003, except as to

Note 15 which is as

of March 25, 2003

Report of Independent Accountants

To the Board of Directors and Stockholders of Plug Power Inc. and Subsidiary:

In our opinion, the accompanying consolidated statements of operations, stockholders' equity and cash flows of Plug Power Inc. and its subsidiary (a development stage enterprise) present fairly, in all material respects the results of their operations and their cash flows for the year ended December 31, 2000 and, cumulatively, for the period from June 27, 1997 (date of inception) to December 31, 2000 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Albany, New York

February 9, 2001

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

Consolidated Balance Sheets

Assets	December 31, 2002	December 31, 2001
Current assets:
Cash and cash equivalents	27,257,641	53,648,145
Restricted cash	325,000	310,000
Marketable securities	28,590,378	39,034,314
Accounts receivable	4,145,328	2,608,321
Inventory	2,031,995	2,271,278
Prepaid development costs	2,145,265	1,760,131
Prepaid expenses and other current assets	2,639,630	932,719

Total current assets	67,135,237	100,564,908
Restricted cash	4,675,274	5,000,274
Property, plant and equipment, net	26,320,676	30,240,631
Intangible asset	514,847	3,470,139
Investment in affiliates	9,488,762	11,498,000
Other assets	547,995	600,055

Total assets	108,682,791	151,374,007

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	947,839	762,972
Accrued expenses	3,103,135	3,421,106
Deferred revenue	5,878,784	5,684,793
Current portion of capital lease obligation and long-term debt	329,706	330,072

Total current liabilities	10,259,464	10,198,943
Long-term debt	4,644,288	5,000,274
Deferred revenue	200,000	400,000
Capital lease obligation	-	4,706
Other liabilities	882,271	767,193

Total liabilities	15,986,023	16,371,116

Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value per share; 5,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value per share; 245,000,000 shares authorized at December 31, 2002 and December 31, 2001; 50,997,073 shares issued and outstanding, December 31, 2002 and 50,322,928 shares issued and outstanding, December 31, 2001	509,971	503,229
Paid-in capital	347,747,664	342,842,203
Deficit accumulated during the development stage	(255,560,867)	(208,342,541)

Total stockholders' equity	92,696,768	135,002,891

Total liabilities and stockholders' equity	108,682,791	151,374,007

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2002 , 2001 and 2000 and Cumulative Amounts from Inception

	December 31, 2002	December 31, 2001	Cumulative Amounts from Inception
Product and service revenue	9,426,803	2,573,434	$12,000,237
Research and development contract revenue	2,391,374	3,168,091	32,672,579

Total revenue	11,818,177	5,741,525	44,672,816
Cost of revenues	11,340,657	11,290,891	61,275,110
In-process research and development	-	-	9,026,640
Research and development expense:
Noncash stock-based compensation	1,003,616	1,300,807	2,552,205
Other research and development	39,285,548	59,299,042	190,680,956
General and administrative expense:
Noncash stock-based compensation	481,927	502,370	12,020,170
Other general and administrative	6,473,957	6,990,119	31,907,492

Operating loss	(46,767,528)	(73,641,704))	(262,789,757)
Interest income	1,655,075	4,070,419	17,227,053
Interest expense	(96,635)	(259,958))	(909,175)

Loss before equity in losses of affiliates	(45,209,088)	(69,831,243))	(246,471,879)
Equity in losses of affiliates	(2,009,238)	(3,280,784))	(9,088,988)

Net loss	(47,218,326)	(73,112,027))	$(255,560,867)

Loss per share:
Basic and diluted	(0.93)	(1.56))

Weighted average number of common shares outstanding	50,644,950	46,840,091

The accompanying notes are an integral part on the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2002, 2001 and 2000 and cumulative amounts from inception

	December 31, 2002	December 31, 2001	December 31, 2000	Cumulative Amounts from Inception
Cash Flows From Operating Activities:
Net loss	(47,218,326)	(73,112,027)	(86,241,899)	(255,560,867)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,478,831	4,750,510	3,037,818	15,306,195
Equity in losses of affiliates	2,009,238	3,280,784	2,327,216	9,088,988
Amortization of intangible asset	2,955,292	3,356,927	2,797,434	9,109,653
Noncash prepaid development costs	1,614,866	5,419,630	820,239	7,854,735
Loss on disposal of property, plant and equipment	(76,132)	108,625	-	32,493
In-kind services	-	-	840,000	1,340,000
Stock-based compensation	1,485,543	2,013,177	8,096,779	15,036,299
Amortization of deferred grant revenue	(200,000)	(200,000)	(200,000)	(600,000)
Amortization of deferred rent	-	-	-	150,000
Write-off of deferred rent	-	-	-	1,850,000
In-process research and development	-	-	-	4,042,640
Changes in assets and liabilities:
Accounts receivable	(1,537,007)	(1,193,272)	3,797,894	(4,145,328)
Inventory	239,283	(103,272)	(1,863,295)	(2,031,995)
Due from investor	-	-	-	286,492
Prepaid development costs	-	375,000	(375,000)	-
Prepaid expenses and other current assets	(1,706,911)	(238,541)	(569,798)	(2,617,716)
Accounts payable and accrued expenses	(133,104)	(5,229,482)	1,764,938	4,002,866
Deferred revenue	193,991	5,484,793	-	6,678,784
Due to investor	-	-	-	(286,492)

Net cash used in operating activities	(36,894,436)	(55,287,148)	(65,767,674)	(190,463,253)

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(1,267,556)	(2,678,802)	(11,994,519)	(29,460,926)
Proceeds from disposal of property, plant and equipment	274,000	36,666	-	310,666
Purchase of intangible asset	-	-	(9,624,500)	(9,624,500)
Investment in affiliate	-	-	(1,500,000)	(1,500,000)
Marketable securities	10,443,936	(10,812,462)	(28,221,852)	(28,590,378)

Net cash provided by (used in) investing activities	9,450,380	(13,454,598)	(51,340,871)	(68,865,138)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	-	9,600,000	-	140,342,782
Proceeds from initial public offering, net	-	-	-	94,611,455
Proceeds from secondary public offering, net	-	52,017,750	-	52,017,750
Stock issuance costs	-	(429,199)	-	(2,068,776)
Proceeds from shares issued for stock option exercises and employee stock purchase plan	1,104,610	2,782,546	4,201,480	8,130,543
Cash released from (placed in) escrow	310,000	290,000	275,000	(5,000,274)
Principal payments on long-term debt and capital lease obligations	(361,058)	(382,769)	(352,658)	(1,447,448)

Net cash provided by financing activities	1,053,552	63,878,328	4,123,822	286,586,032

(Decrease) increase in cash and cash equivalents	(26,390,504)	(4,863,418)	(112,984,723)	27,257,641
Cash and cash equivalents, beginning of period	53,648,145	58,511,563	171,496,286	-

Cash and cash equivalents, end of period	27,257,641	53,648,145	58,511,563	27,257,641

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. and Subsidiary

(A Development Stage Enterprise)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

For the years ended December 31, 2002, 2001 and 2000

	Common Stock	Common stock Amount	Additional Paid-in Capital	Deficit Accumulated During the Development Stage	Total Stockholders' Equity
Balance, December 31, 1999	43,015,508	430,155	249,964,994	(48,988,615)	201,406,534
Stock issued for equity in affiliate	7,000	70	827,680		827,750
Stock issued for development agreement	104,869	1,048	4,998,952		5,000,000
Stock issued to employees	3,041	31	253,893		253,924
Stock based compensation			7,842,855		7,842,855
Stock option exercises	632,378	6,324	3,786,704		3,793,028
Stock issued under employee stock purchase plan	32,717	327	408,125		408,452
In-kind services			840,000		840,000
Net loss				(86,241,899)	(86,241,899)

Balance, December 31, 2000	43,795,513	437,955	268,923,203	(135,230,514)	134,130,644
Public offering, net	4,575,000	45,750	51,542,801		51,588,551
Private placement proceeds, net	833,332	8,333	9,591,667		9,600,000
Stock issued for development agreement	96,336	963	2,999,037		3,000,000
Stock option issued to affiliate			5,000,000		5,000,000
Stock based compensation	189,084	1,891	2,011,286		2,013,177
Stock option exercises	760,531	7,606	2,044,348		2,051,954
Stock issued under employee stock purchase plan	73,132	731	729,861		730,592
Net loss				(73,112,027)	(73,112,027)

Balance, December 31, 2001	50,322,928	503,229	342,842,203	(208,342,541)	135,002,891
Stock issued for development agreement	243,383	2,434	1,997,566		2,000,000
Stock based compensation	213,987	2,140	1,805,453		1,807,593
Stock option exercises	138,567	1,386	707,545		708,931
Stock issued under employee stock purchase plan	78,208	782	394,897		395,679
Net loss				(47,218,326)	(47,218,326)

Balance, December 31, 2002	50,997,073	509,971	347,747,664	(255,560,867)	92,696,768

The accompanying notes are an integral part of the consolidated financial statements.

PLUG POWER INC. AND SUBSIDIARY

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Operations

Description of Business

Plug Power Inc. and subsidiary (Company), was originally formed as a joint venture between Edison Development Corporation (EDC) and Mechanical Technology Incorporated (MTI) in the State of Delaware on June 27, 1997 and succeeded by merger to all of the assets, liabilities and equity of Plug Power, L.L.C. in November 1999.

The Company is a development stage enterprise formed to design, develop and manufacture on-site electric power generation systems utilizing proton exchange membrane (PEM) fuel cells for stationary applications. The Company is focused on fuel cell systems with electrical output of approximately 1-100 kW, fueled by natural gas, liquid petroleum gas (LPG), and hydrogen gas, for a variety of stationary applications. The Company is developing an architected technology platform from which it expects to offer multiple point products, ranging from DC back-up power for telecom applications, to AC prime power for residential and light commercial applications. The platform approach is expected to improve return on investment, while allowing the Company to leverage the volume of several products into cost reduction of common platform components and modules.

The Company's initial product is a fully integrated, grid-parallel 5-kilowatt (kW) fuel cell system that operates on natural gas. This initial product is being marketed to a select number of customers, including utilities, government entities and our distribution partners, GE Fuel Cell Systems, LLC and DTE Energy Technologies, Inc and is intended to offer quality power, provide valuable field testing experience and data and demonstrate fuel cells as a preferred form of alternative distributed power generation. In June 2002, the Company's five-kilowatt product became the first fuel cell system to be certified by the California Energy Commission under the state's Rule 21 grid interconnection standard, and in July, it launched the GenSysTM 5C, which added the capability of capturing heat for combined heat and power applications. In October, the Company added stand-by capability and launched the GenSysTM 5CS. Stand-by capability allows the fuel cell system to provide power to critical loads upon grid interruption. The Company expects subsequent product enhancements to expand the market opportunity for it's fuel cells by lowering the installed cost, decreasing operating and maintenance costs, increasing efficiency, and improving reliability.

Liquidity

The Company's cash requirements depend on numerous factors, including but not limited to product development activities, ability to commercialize its fuel cell systems, market acceptance of its systems and other factors. The Company expects to continue to devote substantial capital resources to its development programs directed at commercializing fuel cell systems worldwide, to hire and train production staff, develop and expand manufacturing capacity and continue research and development activities. The Company will pursue expansion of its operations through internal growth and strategic alliances and expects such activities will be funded from existing cash and cash equivalents, issuance of additional equity or debt securities or additional borrowings subject to market and other conditions.

At December 31, 2002, the Company had unrestricted cash, cash equivalents and marketable securities in the amount of $55.8 million and working capital of $56.9 million. Management believes that the Company's current available cash, cash equivalents and marketable securities will provide sufficient capital to fund operations for at least the next twelve months.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

2.    Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the financial statements of Plug Power Inc. and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

Reclassifications

Certain prior year amounts have been reclassified to conform to the 2002 presentation.

Cash Equivalents and Restricted Cash

Cash equivalents consist of money market accounts, overnight repurchase agreements and certificates of deposit with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

At December 31, 2002 and 2001, the Company has restricted cash in the amount of $5,000,274 and $5,310,274, respectively, that is required to be placed in escrow to collateralize debt related to the purchase of real estate. The escrowed amounts are recorded under the captions, "Restricted cash" in the accompanying consolidated balance sheets.

Marketable Securities

Marketable securities includes investments in corporate debt securities and US Treasury obligations which are carried at fair value. These investments are considered available for sale, and the difference between the cost and the fair value of these securities would be reflected in other comprehensive income (loss) and as a component of stockholders' equity. There was no significant difference between cost and fair value of these investments at December 31, 2002, 2001 or 2000.

Inventory

Inventory is stated at the lower of average cost or market and consists of raw materials.

Product and Service Revenue

The Company applies the guidance within Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB 101) in the evaluation of its contracts to determine when to properly recognize revenue. Under SAB 101 revenue is recognized when title and risk of loss have passed to the customer, there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured.

The Company's initial commercial sales for the delivery of limited edition fuel cell systems are contract specific arrangements containing multiple obligations, that may include a combination of fuel cell systems, continued service, maintenance and other support, which are limited to a defined operating period that does not extend beyond the stated contractual term, as well as certain cancellation privileges that expire ratably over the stated contractual term. The multiple obligations within the Company's contractual arrangements are not accounted for separately based on its limited commercial experience and available evidence of fair value. The

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Company's contractual arrangements under its initial commercial sales are with a limited number of customers and the arrangements are separately negotiated and not combined. Contract terms on our initial commercial sales require payment upon delivery and installation of the fuel cell system and are not contingent on the achievement of specific milestones or other substantive performance.

The Company defers recognition of product and service revenue as a result of the cancellation privileges and revenue is recognized on a straight line basis as the cancellation privileges expire ratably over the stated contractual term, which are for periods of six to twenty-four months. At December 31, 2002, the Company has deferred product and service revenue in the amount of $5.5 million.

Research and Development Contract Revenue

Research and development contract revenue primarily relates to cost reimbursement research and development contracts associated with the development of PEM fuel cell technology. We generally share in the cost of these programs with cost sharing percentages between 25% and 50%. Revenue from "time and material" contracts is recognized on the basis of hours utilized, plus other reimbursable contract costs incurred during the period.

Property, Plant and Equipment

Property, plant and equipment are stated at cost or fair value at the date of purchase under purchase accounting. Machinery and equipment under capital leases are stated at the present value of minimum lease payments. Expenditures for maintenance and repairs are expensed as costs are incurred.

Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Machinery and equipment held under capital leases are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

The Company provides for depreciation and amortization of buildings, building improvements and machinery and equipment over the following estimated useful lives:

Buildings	20 years
Building improvements	5-20 years
Machinery and equipment	3-15 years

Investments in Affiliated Companies

Investments in two affiliated companies, GE Fuel Cell Systems LLC (GEFCS) and Advanced Energy Incorporated, are accounted for by the equity method. The Company would recognize a loss when there is a loss in value in the investment which is other than a temporary decline.

Intangible Assets

Intangible assets, including purchased technology and other intangible assets, are carried at cost less accumulated amortization. The Company amortizes intangible assets on a straight-line basis over their estimated useful lives. The range of estimated useful lives on the Company's identifiable intangibles is three to ten years.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Impairment of Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale; and broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's consolidated financial statements.

In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and intangible assets not subject to amortization, if any, are tested annually for impairment, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset's fair value.

Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Research and Development

Costs incurred in the research and development of the Company's fuel cell systems are expensed as incurred.

Stock-Based Compensation

The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations including Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation an interpretation of APB Opinion No. 25", to account for its fixed

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, "Accounting for Stock-Based Compensation," established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above, and has adopted the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net loss if the fair-value-based method had been applied to all outstanding and unvested awards in each period:

	2002	2001	2000
Net loss, as reported	(47,218,326)	(73,112,027)	(86,241,889)
Add: Stock-based employee compensation expense included in reported net loss	1,485,543	1,803,177	7,842,855
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(23,660,210)	(30,491,031)	(44,268,028)

Proforma net loss	(69,392,993)	(101,799,881)	(122,667,062)

Loss per share:
Basic and diluted-as reported	(0.93)	(1.56)	(1.99)

Basic and diluted-pro forma	(1.37)	(2.17)	(2.83)

Per Share Amounts

Basic earnings per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company (such as stock options and warrants).

The following table provides calculations of basic and diluted earnings per share:

	2002	2001	2000
Numerator:
Net loss	(47,218,326)	(73,112,027)	(86,241,899)

Denominator:
Weighted average number of common shares	50,644,950	46,840,091	43,308,158

No options or warrants outstanding were included in the calculation of diluted loss per share because their impact would have been anti-dilutive. These dilutive potential common shares are summarized below:

Number of dilutive potential common shares	6,522,164	6,733,932	5,079,450

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Use of Estimates

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires the Company to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The Company also records a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. The Company is required to adopt SFAS No. 143 on January 1, 2003. Management is currently evaluating the impact, if any, that the adoption of SFAS No. 143 may have on the Company's consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses accounting for restructuring and similar costs. SFAS No. 146 nullifies previous accounting guidance, principally EITF Issue No. 94-3. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The Company is required to adopt the provisions of SFAS No. 146 for exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34" ("FIN 45"). This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of FIN 45 are applicable to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective for financial statement periods ending after December 15, 2002. To date, the Company has not entered into any transactions whereby it has guaranteed, either directly or indirectly, any indebtedness. Management anticipates that the adoption of this Interpretation will not have a material effect on the Company's consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both the annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

3.    Investment in Affiliates

GE Fuel Cell Systems, LLC

In February 1999, we entered into a joint venture agreement with GE MicroGen, Inc. to form GE Fuel Cell Systems, LLC (GEFCS), to exclusively market, sell, install and service certain of our PEM fuel cell systems under 35 kW designed for use in residential, commercial and industrial stationary power applications on a global basis, with the exception of the states of Illinois, Indiana, Michigan and Ohio, in which DTE Energy Technologies, Inc., has exclusive distribution rights. GE MicroGen, Inc. is a wholly owned subsidiary of General Electric Company that operates within the GE Power Systems business.

In connection with the original formation of GEFCS, the Company issued 2,250,000 shares of its common stock to GE MicroGen, Inc. in exchange for a 25% interest in GEFCS. As of the date of issuance of such shares, the Company capitalized $11.3 million, the fair value of the shares issued, under the caption "Investment in affiliates" in the accompanying consolidated financial statements. In accordance with the terms of the agreement, General Electric will provide capital in the form of a loan not to exceed $8.0 million, to fund the operations of GEFCS.

In August 2001, the Company amended it's agreements with GE Microgen, Inc. and GEFCS to expand GEFCS' exclusive worldwide distribution rights to include all of it's stationary PEM fuel cell systems. In addition, the Company increased our ownership interest in GEFCS from 25% to 40%. In return, the Company granted GE Power Systems Equities, Inc. an option to purchase 725,000 shares of our common stock at any time prior to August 21, 2006 at an exercise price of $15.00 per share. The Company also replaced the product specifications, prices and delivery schedule in their distribution agreement with a high-level, multi-generation product plan, with subsequent modifications being subject to mutual agreement, and extended the term of the agreement to December 31, 2014. In connection with these transactions, the Company capitalized $5.0 million, the fair value, calculated using the Black-Scholes pricing model, of the option to purchase 725,000 shares of Plug Power common stock, under the caption "Investment in affiliates" in the accompanying consolidated financial statements, and is amortizing this amount over the remaining term of the original distribution agreement.

The Company accounts for its interest in GEFCS on the equity method of accounting and adjusts its investment by its proportionate share of income or losses under the caption "Equity in losses of affiliates" in the accompanying consolidated statements of operations. GEFCS had an operating and net loss of $300,287 for the year ended December 31, 2002. For the years ended December 31, 2002, 2001 and 2000, equity in losses of affiliates, related to GEFCS, was $1,911,715, $1,687,627 and $1,690,146 including amortization of $1,791,600, $1,402,750 and $1,125,000, respectively. Accumulated amortization at December 31, 2002 and 2001 was $5,350,600 and $3,559,000, respectively.

Under a separate agreement, the Company has agreed to source from General Electric Company technical support services for its product development effort, including engineering, testing, manufacturing and quality control services. Under this agreement, the Company has committed to purchase a minimum of $12.0 million of such services over a five year period, which began September 30, 1999. At December 31, 2002 and 2001, approximately $135,000 and $35,000, respectively, was payable to General Electric Company under this arrangement. Through December 31, 2002, the Company has purchased approximately $6.6 million of such services. General Electric Company has agreed to act as the agent in procuring certain equipment, parts and components and is providing training services to the Company's employees regarding procurement activities pursuant to this agreement.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Advanced Energy Incorporated

In March 2000, we acquired a 28% ownership interest in Advanced Energy Incorporated (AEI) in exchange for a combination of $1.5 million cash and 7,000 shares of Plug Power common stock valued at approximately $828,000, the closing price on the date of issuance. We account for our interest in AEI on the equity method of accounting and adjust our investment by our proportionate share of income or losses. The amount by which the purchase price of the Company's ownership interest exceeded the underlying equity in net assets of AEI at the acquisition date was approximately $1,773,000 and was fully amortized as of December 31, 2001. As of March 31, 2002, we recorded equity in losses of affiliates, related to AEI, of $97,523 which reduced the carrying value of our investment to zero. We have no additional legal obligations to provide funding or other support to AEI and have ceased recording any proportionate share of losses incurred by AEI.

4.    Property, Plant and Equipment

Property, plant and equipment at December 31, 2002 and 2001 consists of the following:

	December 31, 2002	December 31, 2001
Land	$90,000	$90,000
Buildings	14,557,080	14,757,080
Building improvements	5,992,404	5,977,712
Machinery and equipment	20,279,219	18,740,855

	40,918,703	39,565,647
Less accumulated depreciation and amortization	(14,598,027)	(9,325,016)

Property, plant, and equipment, net	$26,320,676	$30,240,631

Depreciation expense was $5,311,693, $4,583,372 and $3,037,818 for the years ended December 31, 2002, 2001 and 2000, respectively.

5.    Intangible Assets

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations. SFAS No. 141 specifies criteria that intangible assets acquired in a business combination must meet to be recognized and reported separately from goodwill. The Company adopted the provisions of SFAS No. 141 as of July 1, 2001.

Effective January 1, 2002, the Company adopted SFAS No. 142. This statement changed the accounting for goodwill and indefinite-lived intangible assets from an amortization approach to an impairment-only approach. Goodwill and intangible assets with indefinite useful lives are subject to a periodic impairment test. If the carrying value of goodwill or an intangible asset exceeds its fair value, an impairment loss shall be recognized. Acquired intangible assets with determinable useful lives continue to be amortized over their estimated useful lives in proportion to the economic benefits consumed. These estimated useful lives are required to be reevaluated each reporting period. Amortizable intangible assets are to be reviewed for impairment in accordance with SFAS No. 144.

In conjunction with the adoption of SFAS No. 142, the Company reassessed the useful lives and the classification of its finite-lived acquired intangible assets and determined that no revisions were necessary. The

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

gross carrying amount and accumulated amortization of the Company's acquired intangible assets as of December 31, 2002 and December 31, 2001 were as follows:

	Weighted Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Distribution Agreement	10 years	16,250,000	6,761,238	16,250,000	4,849,592
Purchased Technology	3 years	9,267,500	8,752,653	9,267,500	5,797,361

Total		25,517,500	15,513,891	25,517,500	10,646,883

Amortization expense for acquired intangible assets during the years ended December 31, 2002 and December 31, 2001 was $4,746,892 and 4,759,676 respectively. Estimated amortization expense for 2003 and the four succeeding years is as follows:

Estimated Amortization Expense
2003	$2,306,446
2004	1,791,660
2005	1,791,660
2006	1,791,660
2007	1,791,660

6.    Debt

In connection with the Company's purchase of real estate in July, 1999, the Company assumed a $6.2 million letter of credit issued by KeyBank National Association for the express purpose of servicing $6.2 million of debt related to Industrial Development Revenue Bonds issued by the Town of Colonie Industrial Development Agency in favor of the acquired property. The debt matures in 2013 and accrues interest at a variable rate of interest which was approximately 1.55% at December 31, 2002. Simultaneous with the assumption, the Company was required to escrow $6.2 million to collateralize the debt. This debt also contains a subjective acceleration clause based on adverse financial conditions. The bank has provided the Company with a waiver through January 1, 2004 for any adverse changes in financial condition occurring prior to December 31, 2002.

The outstanding balance of the debt as of December 31, 2002 was $5.0 million and the amount of the corresponding escrow requirement as of December 31, 2002 was $5.0 million and is recorded under the balance sheet captions, "Restricted cash." Principal payments due on long-term debt are: 2003, $325,000; 2004, $345,000; 2005, $365,000; 2006, $385,000; 2007, $410,000 and thereafter, $3,139,288.

7.    Accrued Expenses

Accrued expenses at December 31, 2002 and 2001 consisted of:

	2002	2001
Accrued payroll and compensation related costs	470,955	343,936
Accrual for Celanese development agreement	-	1,750,000
Accrual for H-Power acquisition costs	872,951	-
Other accrued liabilities	1,759,229	1,327,170

	3,103,135	3,421,106

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

8.    Income Taxes

There was no current income tax expense for the years ended December 31, 2002, 2001 and 2000. The Company was a Limited Liability Company (LLC) until its merger into Plug Power Inc. effective November 3, 1999. From inception through November 3, 1999, the Company was treated as a partnership for federal and state income tax purposes and accordingly the Company's income taxes or credits resulting from earnings or losses were payable by, or accrued to its members. Therefore, no provision for income taxes has been made prior to November 3, 1999.

Effective November 3, 1999, the Company is taxed as a corporation for Federal and State income tax purposes and the effect of deferred taxes recognized as a result of the change in tax status of the Company have been included in operations. Deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates.

The significant components of deferred income tax expense (benefit) for the years ended December 31, 2002, 2001 and 2000 are as follows:

	2002	2001	2000
Deferred tax benefit	(1,535,911)	(13,405,600)	(6,695,100)
Net operating loss carryforward	(17,090,891)	(25,373,800)	(28,476,400)
Valuation allowance	18,626,802	38,779,400	35,171,500

Provision for income taxes	-	-	-

The Company's effective income tax rate differed from the Federal statutory rate as follows:

	Years ended December 31,
	2002	2001	2000
Federal statutory tax rate	(35.0%	(35.0)%	(35.0)%
Deferred state taxes, net of federal benefit	(4.9)	(4.5)	(5.0)
Other, net	1.0	(1.7)	1.0
Tax credits	(0.5)	(9.7)	(2.0)
Adjustment to opening deferred tax balance	-	(2.1)	-
Change in valuation allowance	39.4	53.0	41.0

	0.0%	0.0%	0.0%

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The deferred tax assets and liabilities as of December 31, 2002 and 2001 consist of the following tax effects relating to temporary differences and carryforwards:

	2002	2001
Deferred tax assets:
Intangible assets	7,867,412	7,074,900
Stock-based compensation	384,720	334,000
Deferred income	2,271,514	2,193,900
Investment in affiliates	801,594	678,600
Other reserves and accruals	1,281,418	1,189,200
Tax credit carryforwards	9,923,198	9,686,500
Net operating loss	87,006,391	69,915,500

Total deferred tax assets	109,536,247	91,072,600
Less valuation allowances	(107,488,402)	(88,861,600)
Deferred tax liability:
Property, plant and equipment	(2,047,845)	(2,211,000)

Net deferred tax assets and liabilities	-	-

The Company has recorded a valuation allowance, as a result of uncertainties related to the realization of its net deferred tax asset, for the years ended December 31, 2002 and 2001 of approximately $107.5 million and $88.9 million, respectively. The increase of approximately $18.6 million and $41.8 million during 2002 and 2001, respectively, relates primarily to the net operating losses incurred during each year. The deferred tax asset has been offset by a full valuation allowance because it is more likely than not that the tax benefits of the net operating loss carryforward may not be realized. Included in the valuation allowance as of December 31, 2002 and 2001 are $14.7 million and $14.5 million, respectively, of deferred tax assets resulting from the exercise of employee stock options, which upon subsequent realization of the tax benefits will be allocated directly to paid-in capital.

At December 31, 2002, the Company has unused Federal and State net operating loss carryforwards of approximately $217.5 million. The net operating loss carryforwards if unused will expire as follows: $3.9 million on December 31, 2019, $93.2 million on December 31, 2020, $78.5 million on December 31, 2021 and 41.9 million on December 31, 2022.

9.    Stockholders' Equity

Common Stock

The Company has one class of common stock, par value $.01 per share. Each share of the Company's common stock is entitled to one vote on all matters submitted to stockholders. As of December 31, 2002 there were 50,997,073 shares of common stock issued and outstanding.

Through December 31, 2002, our stockholders in the aggregate have contributed $293.0 million in cash, including $93.0 million in net proceeds from our initial public offering and $51.6 million in net proceeds from our follow-on public offering of common stock, and $35.4 million in other contributions, consisting of in-process

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

research and development, real estate, other in-kind contributions and equity interests in affiliates. The following represents a summary of the issuances of shares of common stock since inception.

	No. of Common Shares	Cash Contribution	Noncash Contribution		Total Capital Contribution
1997
DTE Energy Company	4,750,000	4,750,000	-		4,750,000
Mechanical Technology Incorporated	4,750,000	-	4,750,000	(a)	4,750,000

	9,500,000	4,750,000	4,750,000		9,500,000

1998
DTE Energy Company	4,950,000	7,750,000	-		7,750,000
Mechanical Technology Incorporated	2,700,000	3,000,000	550,000	(a)	5,500,000
Stock based compensation and other noncash transactions	-	-	212,000	(c)	(1,738,000)

	7,650,000	10,750,000	762,000		11,512,000

1999
Edison Development Corporation	4,004,315	28,697,782	-		28,697,782
Mechanical Technology Incorporated	6,254,315	24,000,000	8,897,782	(a)	30,947,782
General Electric Company	5,250,000	37,500,000	11,250,000	(b)	48,750,000
Other private investors	3,549,850	25,045,000	-		25,045,000
Initial public offering-net	6,782,900	92,971,878	-		92,971,878
Stock option exercises	24,128	41,907	-		41,907
Stock based compensation and other noncash transactions	-	-	978,800	(c)	2,928,800

	25,865,508	208,256,567	21,126,582		229,383,149

2000
Stock option exercises	632,378	3,793,028	-		3,793,028
Stock issued under employee stock purchase plan	32,717	408,452	-		408,452
Stock issued for development agreement	104,869	-	5,000,000	(d)	5,000,000
Stock issued for equity in affiliate	7,000	-	827,750	(e)	827,750
Stock based compensation andother noncash transactions	3,041	-	8,936,779	(c)	8,936,779

	780,005	4,201,480	14,764,529		18,966,009

2001
Edison Development Corporation	416,666	4,800,000	-		4,800,000
General Electric Company	416,666	4,800,000	-		4,800,000
Public offering-net	4,575,000	51,588,551	-		51,588,551
Stock option exercises	760,531	2,051,954	-		2,051,954
Stock issued under employee stock purchase plan	73,132	730,592	-		730,592
Stock issued for development agreement	96,336	-	3,000,000	(d)	3,000,000
Stock option issued to affiliate	-	-	5,000,000	(f)	5,000,000
Stock based compensation and other noncash transactions	189,084	-	2,013,177	(g)	2,013,177

	6,527,415	63,971,097	10,013,177		73,984,274

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

	No. of Common Shares	Cash Contribution	Noncash Contribution		Total Capital Contribution
2002
Stock option exercises	138,567	708,931	-		708,931
Stock issued under employee stock purchase plan	78,208	395,679	-		395,679
Stock issued for development agreement	243,383	-	2,000,000	(d)	2,000,000
Stock based compensation and other noncash transactions	213,987	-	1,807,593	(g)	1,807,593

	674,145	1,104,610	3,807,593		4,912,203

Total as of December 31, 2002	50,997,073	293,033,754	55,223,881		$348,257,635

a.

Since inception, MTI has contributed in-process research and development of $4,042,640; certain net assets at inception of $707,360; $2,000,000 of deferred rent related to a below market lease for office and manufacturing facilities; $500,000 of in-kind services; land and buildings valued at approximately $4,697,782; and research contracts valued at approximately $2,250,000.

b.

In February 1999, the Company issued 2,250,000 shares of common stock to GE MicroGen, Inc. in exchange for a 25% interest in GE Fuel Cell Systems, LLC. The fair value of the shares issued of $11,250,000 was recorded under the balance sheet caption "Investment in affiliates". See note 3.

c.

These issuances primarily represent stock based compensation issued to employees, consultants and others for services performed. These amounts are recorded at the fair value of the issuance on the date the compensation is awarded.

d.	Represents the fair value of shares issued to Engelhard Corporation for the development and supply of advanced catalysts as part of a development agreement discussed in note 14.
e.	Represents the fair value of shares issued along with cash for a 28% ownership interest in Advanced Energy Incorporated as described in note 3.
f.

Represents the fair value of an option to purchase 725,000 shares of the Company's common stock issued to GE Power Systems Equities, Inc. as part of the amendment to the GE Fuel Cell Systems LLC distribution agreement. See note 3.

g.	Represents stock based compensation issued to employees, consultants and others for services performed and is recorded at the fair value of the issuance on the date the compensation is awarded.

Preferred Stock:

The Company has authorized 5.0 million shares of preferred stock, par value $.01 per share. Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board of Directors is authorized to fix the voting rights, if any, designations, powers, preferences, qualifications, limitations and restrictions thereof, applicable to the shares of each series. As of December 31, 2002, there was no preferred stock outstanding.

10.    Employee Benefit Plans

Stock Option Plans (the Plans):

Effective July 1, 1997, the Company established a stock option plan to provide employees, consultants, and members of the Board of Directors the ability to acquire an ownership interest in the Company. Options for employees generally vest 20% per year and expire ten years after issuance. Options granted to members of the Board generally vest 50% upon grant and 25% per year thereafter. Options granted to consultants generally vest

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

one-third on the expiration of the consultant's initial contract term, with an additional one-third vesting on each anniversary thereafter. At December 31, 2002, there were a total of 1,342,971 options granted and outstanding under this plan. Although no further options will be granted under this plan, the options previously granted will continue to vest in accordance with this plan and vested options will be exercisable for shares of common stock.

In August 1999, the Board of Directors and stockholders adopted the 1999 Stock Option and Incentive Plan. At December 31, 2002 there were 4,454,193 options granted and outstanding, and an additional 581,902 options available to be issued under the plan. Additionally, the number of shares of common stock available for issuance under the plan will increase by the amount of any forfeitures under the 1999 Stock Option and Incentive Plan and under the 1997 Stock Option Plan. The number of shares of common stock under the plan will further increase January 1 and July 1 of each year by an amount equal to 16.4% of any net increase in the total number of shares of stock outstanding. The 1999 Stock Option and Incentive Plan permits the Company to: grant incentive stock options; grant non-qualified stock options; grant stock appreciation rights; issue or sell common stock with vesting or other restrictions, or without restrictions; grant rights to receive common stock in the future with or without vesting; grant common stock upon the attainment of specified performance goals; and grant dividend rights in respect of common stock.

To date, options granted under the 1999 Stock Option and Incentive Plan have vesting provisions ranging from immediate vesting to five years in duration and expire ten years after issuance. These grants may be made to officers, employees, non-employee directors, consultants, advisors and other key persons of the Company.

The following table summarizes information about the stock options outstanding under the Plans at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price range	Shares	Average Remaining Life	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$ 0.00 - 1.00	525,601	4.8	$0.95	500,087	$1.00
1.01 - 8.50	548,204	6.3	6.02	411,410	5.91
8.51 - 9.00	867,362	8.3	8.53	323,946	8.53
9.01 - 11.00	465,700	7.4	10.62	258,320	10.84
11.01 - 15.00	1,069,980	7.7	12.11	489,460	13.08
15.01 - 18.00	902,099	7.9	17.92	372,801	17.89
18.01 - 25.00	519,838	4.6	22.37	248,009	22.25
25.01 - 70.00	229,770	7.3	51.46	177,173	50.78
70.01 - 85.00	531,110	6.9	83.38	318,240	83.38
85.01 - 140.00	137,500	7.2	98.58	82,500	98.58

	5,797,164	7.0	$21.83	3,181,946	$22.24

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

The following table summarizes activity under the Plans:

Option Activity	Number of Shares Subject to Option	Weighted Average Exercise Price per Share
Balance January 1, 2000	3,680,715	$5.90

Granted at fair value	2,488,813	49.73
Forfeited or terminated	(457,700)	6.00
Exercised	(632,378)	26.24

Balance December 31, 2000	5,079,450	25.53

Granted at fair value	2,382,628	14.54
Forfeited or terminated	(692,615)	40.06
Exercised	(760,531)	2.71

Balance December 31, 2001	6,008,932	23.36

Granted at fair value	206,298	9.08
Forfeited or terminated	(253,720)	37.46
Exercised	(164,346)	4.31

Balance December 31, 2002	5,797,164	$21.83

At December 31, 2002, 581,902 shares of common stock were reserved for issuance under future stock option exercises.

The per share weighted average fair value of the options granted during 2002, 2001 and 2000 was $6.25, $11.78 and $41.65, respectively, using the Black-Scholes pricing model with the assumptions outlined below.

The dividend yield was assumed to be zero for all periods. The risk free interest rate ranged from 2.9% to 7.4% in 2002, 3.9% to 5.0% in 2001 and 5.0% to 6.7% in 2000. An expected life of 5 years was assumed for each year. Expected volatility of 84% in 2002, 124% in 2001 and 127% in 2000 was used in determining fair value under the Black-Scholes pricing model and was excluded using the minimum value method.

During 1998 the Company awarded 197,000 options to key employees for which issuance was contingent upon the attainment of specified performance objectives. Of those awarded, 87,500 have been forfeited prior to becoming fully vested. The Company recorded a charge to operations for the difference between the exercise price and the fair value of the options at the measurement date in the amount of $168,740 for the year ended December 31, 2000.

1999 Employee Stock Purchase Plan:

In 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the Plan) under which employees will be eligible to purchase shares of the Company's common stock at a discount through periodic payroll deductions. The Plan is intended to meet the requirements of Section 423 of the Internal Revenue Code. Purchases occur at the end of six month offering periods at a purchase price equal to 85% of the market value of the Company's common stock at either the beginning of the offering period or the end of the offering period, whichever is lower. Participants may elect to have from 1% to 10% of their pay withheld for purchase of common stock at the end of the offering period, up to a maximum of $12,500 within any offering period. The Company has reserved 1,000,000 shares of common stock for issuance under the Plan. The Company issued 78,208, 73,132 and 32,717 shares of stock under the Plan during 2002, 2001 and 2000, respectively.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

401(k) Savings & Retirement Plan:

The Company offers a 401(k) Savings & Retirement Plan to eligible employees meeting certain age and service requirements. This plan permits participants to contribute up to 15% of their salary, up to the maximum allowable by the Internal Revenue Service regulations. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are vested in the Company's matching contribution based on the years of service completed. Participants are fully vested upon completion of three years of service. During 2002, the Company began funding its matching contribution in common stock. Accordingly, in 2002 the Company issued 90,423 shares of common stock to the Plug Power Inc. 401(k) Savings & Retirement Plan.

The Company's expense for this plan, including the issuance of shares in 2002, was $773,000, $774,000 and $517,000 for years ended December 31, 2002, 2001 and 2000, respectively.

11.    Other Related Party Transactions

On June 27, 1997, the Company entered into a distribution agreement with the EDC. Under the agreement, EDC was appointed the Company's exclusive independent distributor in Michigan, Ohio, Indiana and Illinois to promote and assist in the sale of products developed by the Company, subject to certain terms and conditions.

On August 30, 2001, the Company finalized an amendment to the distribution agreement with DTE Energy Technologies, Inc. (an affiliate of EDC and a DTE Energy Company) expanding their exclusive distribution rights within the states of Michigan, Illinois, Ohio and Indiana. Under the agreement, they will market and distribute all sizes of Plug Power's stationary PEM fuel cell systems for use in any power application, except for propulsion.

As of December 31, 2002 and 2001, the Company has a receivable from DTE Energy Technologies, Inc. in the amount of $210,000 and $150,000 respectively.

12.    Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the provision of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". Although the estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies, the estimates presented are not necessarily indicative of the amounts that the Company could realize in current market exchanges.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents, restricted cash, accounts receivables, accounts payables, and accrued expenses:    The carrying amounts reported in the consolidated balance sheets approximate fair value because of the short maturities of these instruments.

Marketable securities:    The carrying amounts of available-for-sale debt securities reported in the consolidated balance sheets approximate fair values as both amounts are based on quoted market prices at the reporting date for those or similar investments.

Long-term debt:    The fair value of the Company's long-term debt in the consolidated balance sheets approximates the carrying value at December 31, 2002 and 2001. The debt accrues interest at a variable rate of interest which was approximately 1.55% and 2.20% at December 31, 2002 and 2001, respectively.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

13.    Supplemental Disclosures of Cash Flows Information

The following represents required supplemental disclosures of cash flows information and noncash financing and investing activities which occurred during the years ended December 31, 2002, 2001 and 2000:

	2002	2001	2000
Cash paid for interest	$97,009	$239,715	$372,369
Cash paid for income taxes	-	-	-
Issuance of shares for property, plant and equipment	322,050	210,000	253,924
Issuance of shares under Engelhard Corporation development agreement	2,000,000	3,000,000	5,000,000
Issuance of stock option/shares for increased investment in GE Fuel Cell Systems, LLC	-	5,000,000	-
Issuance of shares for acquisition of 28% share of Advanced Energy Systems, Inc.	-	-	827,750

14.    Commitments and Contingencies

Litigation:

havePOWER, LLC Litigation: On or about December 9, 2002, a complaint was filed by havePOWER, LLC ("havePOWER") in the United States District Court for the District of Maryland naming Plug Power and H Power as defendants. havePOWER alleges breach of a Memorandum of Understanding with H Power and that certain dealings with H Power gave rise to a form of exclusive distributorship for the sale of fuel cell products in several states. The complaint seeks damages against H Power of not less than $10,000,000, as well as certain injunctive relief. The complaint also sets forth claims against Plug Power alleging that the merger between Plug Power and H Power constitutes tortious interference with havePOWER's contractual relations and prospective business relations with H Power. havePOWER seeks damages against Plug Power in an amount to be proven at trial, allegedly no less than $10,000,000, and also seeks $30,000,000 in exemplary and punitive damages and certain injunctive relief. H Power has filed an answer to the complaint denying all material allegations, and Plug Power has filed a motion to dismiss all claims against it, which motion is pending. Discovery has only recently commenced. We believe that the allegations against Plug Power and H Power are without merit and intend to defend vigorously those claims.

Shareholder Class Action Lawsuit:    As previously disclosed in September 2000, a shareholder class action complaint was filed in the federal district court for the Eastern District of New York alleging that Plug Power and various of its officers and directors violated certain federal securities laws by failing to disclose certain information concerning the Company's products and future prospects in a registration statement issued in connection with the Company's initial public offering ("IPO") and in subsequent press releases. A consolidated amended complaint extending the class period was subsequently filed.

The Company served its motion to dismiss the claims in May 2001. By order dated January 21, 2003, the Court dismissed all claims relating to pre-IPO press releases, the IPO prospectus and all but three post-IPO press releases. The Court ruled that the three remaining press releases raised questions of fact that could not be resolved on a motion to dismiss. The Court also denied the motion to dismiss the claims against the individual defendants at that time.

The Company believes that the remaining allegations are without merit and intends to vigorously defend against those claims. The Company does not believe that the outcome of these actions will have a material adverse effect upon its financial position, results of operations or liquidity. However, litigation is inherently

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

uncertain and there can be no assurances at to the ultimate outcome or effect of these actions. If the plaintiffs were to prevail, such an outcome would have a material adverse effect on the Company's financial condition, results of operations and liquidity.

Alliances and development agreements:

Gastec:    In February 2000, the Company acquired from Gastec, NV, a Netherlands-based company, certain fixed assets and all of its intellectual property related to fuel processor development for fuel cell systems capable of producing up to 100 kW of electric power. The total purchase price was $14.8 million, paid in cash. In connection with the transaction, the Company recorded in-process research and development expense in the amount of $5.0 million, fixed assets in the amount of $192,000 and intangible assets in the amount of $9.6 million. Through December 31, 2002, the Company has expensed $9.1 million related to the intangible assets.

The amount attributable to in-process research and development was valued using an income approach which reflects the present value of future avoided costs the Company estimates it would otherwise have spent if it were to acquire the exclusive rights to this technology, for its remaining useful life, from another entity. The Company then discounted the net avoided cost using a 40% discount rate which the Company believes to be consistent with the risk associated with this early stage technology. This amount was further adjusted to reflect the technology's state of completion, of approximately 30%, in order to reflect the value of the in-process research and development attributable to the efforts of the seller up to the date of the transaction. The fixed assets were capitalized at their fair value and are being depreciated over their useful life and the intangible assets have been capitalized and are being amortized over 36 months. For the years ended December 31, 2002, 2001 and 2000, the Company has recorded amortization of the related intangibles in the amounts of $2,955,293, $3,356,926 and $2,796,934, respectively. Accumulated amortization at December 31, 2002, 2001 and 2000 was $9,109,153, $6,153,860 and $2,796,934, respectively.

Vaillant:    In March 2000, the Company finalized a development agreement with Vaillant GmbH (Vaillant), to develop a combination furnace, hot water heater and fuel cell system that will provide both heat and electricity for the home. Under the agreement, Vaillant will obtain fuel cell subsystems from GEFCS and then will produce the fuel cell heating appliances for its customers in Germany, Austria, Switzerland and the Netherlands, and for GEFCS customers throughout Europe.

In March 2002, the Company amended its agreements with Vaillant to expand their distribution territory, on a non-exclusive basis, to include all of Europe. Also under the amended agreements, the Company will sell fuel cell subsystems directly and exclusively to Vaillant. In exchange for the right to sell fuel cell subsystems directly and exclusively to Vaillant the Company has agreed to pay GE MicroGen, Inc. a royalty, based on a prescribed percentage of sales of fuel cell subsystems (as defined in the amended agreement), beginning in 2003.

Celanese:    In April 2000, the Company entered into a joint development agreement with Celanese GmbH, to develop a high temperature membrane electrode unit whereby the Company agreed to fund a portion of the total joint development effort.

In August 2002, the Company amended and restated the agreement with Celanese. Under the restated agreement the Company will work exclusively with Celanese on the development of a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of 750 watts up to 25 kilowatts. Additionally, the Company will work with Celanese on a non-exclusive basis to develop a high temperature membrane electrode unit for stationary fuel cell systems with net electrical output of less than 750 watts and greater than 25 kilowatts. Under the new agreement, the Company and Celanese will each fund their own development efforts.

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Engelhard:    In September 2000, the Company finalized a joint development agreement and a supply agreement with Engelhard Corporation for development and supply of advanced catalysts to increase the overall performance and efficiency of the Company's fuel processor. Over the course of the joint development agreement the Company has contributed $10.0 million to fund Engelhard's development efforts, and Engelhard in turn has acquired $10.0 million of the Company's common stock. Of this amount, $7.9 million has been expensed, based on the actual spending incurred by Engelhard under the joint development agreement with the remaining $2.1 million being recorded under the balance sheet caption "Prepaid development costs" as of December 31, 2002. The supply agreement with Engelhard also specifies the rights and obligations for Engelhard to supply products to the Company over the next 10 years.

Honda:    In October 2002, the Company signed a definitive agreement with Honda R&D Co., Ltd. of Japan, a subsidiary of Honda Motor Co., Ltd., to exclusively and jointly develop and test an initial prototype of a home refueling system for fuel cell automobiles. Under the terms of this agreement, the Company's associated research and development efforts will be funded through total installments of $2.975 million. As part of the program, the Company expects to integrate one of its GenSys™5C stationary fuel cell systems with additional components necessary for the home refueling concept. A home refueling system is a fuel cell product that is expected to provide heat, hot water, and electricity to a home, while also providing hydrogen fuel for a fuel cell vehicle. The device will be fueled by natural gas, and is expected to be environmentally friendly due to its high efficiency and low emissions. The exclusive agreement covers the first phase of what is expected to be a multi-phase development project. Through December 31, 2002, the Company has invoiced $1 million under this agreement and recognized research and development contract revenue and associated cost of revenue in the amount $821,105. At December 31, 2002, $178,895 is included in deferred revenue on the accompanying consolidated balance sheet, and will be recognized as actual costs are incurred under this agreement.

Leases:

The Company leases certain equipment under capital lease transactions with an original cost of $261,168, which had a net book value at December 31, 2002 and 2001 of $20,942 and $58,515 respectively, and which is included in machinery and equipment. The Company also has several noncancelable operating leases, primarily for warehouse facilities and office space, that expire over the next five years. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 2002, 2001, and 2000 was $496,342, $357,605 and $152,965, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2002 are:

Year ending December 31	Capital leases	Operating leases
2003	$4,921	$419,494
2004	-	331,796
2005	-	283,802
2006	-	53,125
2007	-	-

Total minimum lease payments	4,921	$1,088,216

Less amount representing interest	(215)

Present value of net minimum capital lease payments	$4,706

PLUG POWER INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-(Continued)

Concentrations of credit risk:

Concentrations of credit risk with respect to receivables exist due to the limited number of select customers that the Company has initial commercial sales arrangements. To mitigate credit risk, the Company applies standard credit approvals and performs appropriate evaluation of a prospective customer's financial condition. At December 31, 2002, four customers comprise approximately 71% of the total accounts receivable balance, with each customer individually representing 27%, 20%, 12% and 12% of total accounts receivable, respectively. For the year ended December 31, 2002, product and service revenue recognized on sales arrangements with these four customers represented approximately 81% of total product and service revenue, with each customer individually representing 66%, 1%, 3%, and 11% of recognized product and service revenue, respectively.

The Company has cash deposits in excess of federally insured limits. The amount of such deposits is approximately $8.7 million at December 31, 2002.

Employment Agreements:

The Company is party to employment agreements with certain executives which provide for compensation and certain other benefits. The agreements also provide for severance payments under certain circumstances.

15.    Subsequent Event

Acquisition of H Power Corp.: On March 25, 2003, the Company consummated a merger transaction with H Power Corp. ("H Power"), a company also involved in the design, development, and manufacture of proton-exchange membrane fuel cells and fuel cell systems, pursuant to which the Company acquired H Power in a stock-for-stock exchange. In connection with the transaction, H Power stockholders will receive 0.8305 shares of the Company's common stock for each share of H Power common stock held immediately prior to the transaction resulting in the issuance of approximately 9.0 million shares of the Company's common stock. Immediately following the transaction, the Company will have approximately 60.0 million shares outstanding and H Power will become a wholly-owned subsidiary of the Company.

Based upon the quoted market price of the Company's common stock on March 25, 2003, the fair value of the shares to be issued as a result of the transaction is estimated at approximately $47.3 million. As part of the acquisition, the Company acquired cash, cash equivalents and marketable securities of H Power of approximately $30 million after payment of certain integration costs and expenses associated with the consummation of the merger. The Company will include H Power in its consolidated financial position and results of operations beginning in the first quarter of 2003.

16.    Quarterly Financial Data (unaudited)

	Quarters Ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
Product and service revenue	$2,573	$2,190	$2,619	$2,045
Contract revenue	332	354	374	1,331
Net loss	(11,596)	(12,229)	(10,674)	(12,719)
Loss per share:
Basic and diluted	(0.23)	(0.24)	(0.21)	(0.25)

	Quarters Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
Product and service revenue	$-	$-	$437	$2,136
Contract revenue	1,027	1,289	483	369
Net loss	(19,014)	(18,320)	(18,708)	(17,070)
Loss per share:
Basic and diluted	(0.43)	(0.41)	(0.38)	(0.34)

SATCON TECHNOLOGY CORPORATION TABLE OF CONTENTS

Page
PART I. FINANCIAL INFORMATION
Item 1. Financial Statements
Financial Statements of SatCon Technology Corporation
Consolidated Balance Sheets as of June 29, 2002 (Unaudited) and as of September 30, 2001 (Audited)	F-81
Consolidated Statements of Operations (Unaudited)	F-82
Consolidated Statement of Changes in Stockholders' Equity (Unaudited)	F-84
Consolidated Statements of Cash Flows (Unaudited)	F-85
Notes to Interim Consolidated Financial Statements (Unaudited)	F-87

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS
	June 29, 2002 (unaudited)	September 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$4,247,532	$11,051,465
Marketable securities	-	9,872,317
Accounts receivable, net of allowance of $737,640 at June 29, 2002 and $775,706 at September 30, 2001	7,294,045	8,636,740
Unbilled contract costs and fees	1,023,513	578,098
Inventory	11,538,444	11,413,616
Prepaid expenses and other current assets	942,058	913,860

Total current assets	25,045,592	42,466,096
Investment in Beacon Power Corporation	1,035,300	7,152,984
Warrants to purchase common stock	22,358	576,915
Property and equipment, net	9,435,311	7,778,904
Goodwill, net	6,234,653	6,234,653
Intangibles, net	3,892,293	4,347,601
Other long-term assets	172,306	219,306

Total assets	$45,837,813	$68,776,459

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$311,178	$331,824
Accounts payable	5,206,419	7,419,898
Accrued payroll and payroll related expenses	1,904,883	1,437,665
Other accrued expenses	2,984,967	2,271,502
Deferred revenue	1,037,987	1,381,040

Total current liabilities	11,445,434	12,841,929
Long-term debt, net of current portion	790,748	1,039,487
Other long-term liabilities	141,201	149,274
Contingent obligation to common stock warrant holders	-	234,699
Stockholders' equity:
Preferred stock; $0.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock; $0.01 par value, 50,000,000 shares authorized; 16,600,089 and 16,539,597 shares issued and outstanding at June 29, 2002 and September 30, 2001, respectively	166,001	165,396
Additional paid-in capital	115,002,883	114,593,612
Accumulated deficit	(79,848,753)	(64,459,763)
Accumulated other comprehensive income (loss)	(1,859,701)	4,211,825

Total stockholders' equity	33,460,430	54,511,070

Total liabilities and stockholders' equity	$45,837,813	$68,776,459

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Revenue:
Product revenue	$8,758,121	$7,562,978	$22,347,890	$23,490,125
Funded research and development and other revenue	2,996,198	3,076,851	8,046,656	8,179,847

Total revenue	11,754,319	10,639,829	30,394,546	31,669,972

Operating costs and expenses:
Cost of product revenue	7,849,003	6,225,769	21,606,070	19,084,186
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	1,910,781	2,076,568	5,236,104	5,798,089
Unfunded research and development expenses	1,108,486	1,478,212	4,752,742	4,311,088

Total research and development and other revenue expenses	3,019,267	3,554,780	9,988,846	10,109,177
Selling, general and administrative expenses	3,911,287	3,560,648	11,789,757	9,407,917
Write-off of public offering costs	-	95,021	-	1,420,627
Amortization of intangibles (including goodwill for 2001)	149,079	322,735	446,303	968,205
Restructuring costs	1,500,000	-	1,500,000	-

Total operating costs and expenses	16,428,636	13,758,953	45,330,976	40,990,112

Operating loss	(4,674,317)	(3,119,124)	(14,936,430)	(9,320,140)
Net realized gain on sale of marketable securities	-	-	16,956	-
Net unrealized gain/loss on warrants to purchase common stock	(168,700)	767,644	(512,306)	(224,777)
Other expense	(132,027)	-	(132,027)	-
Interest income	9,927	150,245	273,807	415,554
Interest expense	(30,862)	(33,943)	(98,990)	(72,485)

Net loss before loss from Beacon Power Corporation and cumulative effect of change in accounting principle	(4,995,979)	(2,235,178)	(15,388,990)	(9,201,848)
Loss from Beacon Power Corporation	-	(1,303,306)	-	(3,697,512)

Net loss before cumulative effect of change in accounting principle	(4,995,979)	(3,538,484)	(15,388,990)	(12,899,360)
Cumulative effect of change in accounting principle	-	854,113	-	(167,612)

Net loss	(4,995,979)	(2,684,371)	(15,388,990)	(13,066,972)
Cumulative effect of change in accounting principle	-	(1,940,798)	-	(1,940,798)

Net loss attributable to common stockholders	$(4,995,979)	$(4,625,169)	$(15,388,990)	$(15,007,770)

Net loss before cumulative effect of change in accounting principle per weighted average share, basic and diluted	$(0.30)	$(0.24)	$(0.93)	$(0.92)
Cumulative effect of change in accounting principle per weighted average share, basic and diluted	-	(0.08)	-	(0.15)

Net loss per weighted average share, basic and diluted	$(0.30)	$(0.32)	$(0.93)	$(1.07)

Weighted average number of common shares, basic and diluted	16,569,843	14,492,407	16,549,679	14,063,268

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended June 29, 2002
(Unaudited)
	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity	Comprehensive Loss
Balance, September 30, 2001	16,539,597	$165,396	$114,593,612	$(64,459,763)	$4,211,825	$54,511,070
Net loss	-	-	-	(15,388,990)	-	(15,388,990)	$(15,388,990)
Change in unrealized gain (loss) on marketable securities	-	-	-	-	(26,367)	(26,367)	(26,367)
Change in unrealized gain (loss) on Beacon Power Corporation common stock	-	-	-	-	(6,117,684)	(6,117,684)	(6,117,684)
Reclassification of common stock warrants from liability to equity	-	-	192,448	-	-	192,448
Stock-based compensation related to options to purchase common stock to consultants	-	-	20,831	-	-	20,831
Issuance of common stock to 401(k) Plan	60,492	605	195,992	-	-	196,597
Foreign currency translation adjustment	-	-	-	-	72,525	72,525	72,525

Comprehensive loss							$(21,460,516)

Balance, June 29, 2002	16,600,089	$166,001	$115,002,883	$(79,848,753)	$(1,859,701)	$33,460,430

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	June 29, 2002	June 30, 2001
Cash flows from operating activities:
Net loss	$(15,388,990)	$(13,066,972)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,616,180	1,794,157
Allowance for doubtful accounts	125,007	153,391
Allowance for excess and obsolete inventory	1,008,000	1,000,399
Loss from Beacon Power Corporation	-	3,697,512
Net realized gain on sale of marketable securities	(16,956)	-
Net unrealized loss on warrants to purchase common stock	554,557	1,246,502
Change in contingent obligation to common stock warrant holders	(42,251)	(854,113)
Amortization of prepaid consulting expense	-	112,500
Common stock issued in connection with settlement agreement	-	162,500
Write-off of public offering costs	-	1,420,627
Stock-based compensation expense	217,428	-
Changes in operating assets and liabilities:
Accounts receivable	1,217,688	(321,565)
Unbilled contract costs and fees	(445,415)	494,971
Prepaid expenses and other current assets	(28,198)	(290,246)
Inventory	(1,132,828)	(3,048,640)
Other long-term assets	47,000	68,270
Accounts payable	(2,213,479)	1,631,295
Accrued expenses and payroll	1,180,683	268,942
Other liabilities	(351,126)	(264,615)

Total adjustments	1,736,290	7,271,887

Net cash used in operating activities	(13,652,700)	(5,795,085)

Cash flows from investing activities:
Patent and intangible expenditures	-	(19,200)
Purchases of property and equipment	(2,817,279)	(1,343,147)
Purchases of marketable securities	-	(9,845,950)
Proceeds from the sale of marketable securities	9,889,273	-
Acquisitions, net of cash acquired	-	(169,364)

Net cash provided by (used in) investing activities	7,071,994	(11,377,661)

Cash flows from financing activities:
Proceeds from long-term debt	-	1,505,182
Repayment of long-term debt	(269,385)	(342,138)
Net proceeds from issuance of common stock	-	17,090,573
Proceeds from exercise of stock options	-	677,077
Proceeds from exercise of stock warrants	-	6,329,520
Deferred equity financing costs	-	(741,647)

Net cash (used in) provided by financing activities	(269,385)	24,518,567

Effect of foreign currency exchange rates on cash and cash equivalents	46,158	(3,189)

Net increase in cash and cash equivalents	(6,803,933)	7,342,632
Cash and cash equivalents at beginning of period	11,051,465	8,814,324

Cash and cash equivalents at end of period	$4,247,532	$16,156,956

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Non-Cash Investing and Financing Activities:
Accretion of redeemable preferred stock discount	$-	$1,940,798
Contingent obligation to Class D preferred stockholders of Beacon Power Corporation	$-	$(5,793,879)
Valuation adjustment for warrants to purchase common stock	$(554,557)	$224,777
Net gain on investment in Beacon Power Corporation	$-	$10,779,224
Contingent obligation to common stock warrant holders	$(42,251)	$651,308
Retirement of treasury shares	$-	$(249,704)
Change in unrealized gain(loss) on marketable securities	$(26,367)	$-
Change in unrealized gain(loss) on Beacon Power Corporation common stock	$(6,117,684)	$-

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note A. Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of SatCon Technology Corporation and its majority-owned subsidiaries (collectively, the "Company") as of June 29, 2002 and have been prepared by the Company in accordance with generally accepted accounting principles for interim financial reporting and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All intercompany accounts and transactions have been eliminated. These consolidated financial statements, which in the opinion of management reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation, should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K, as amended, for the year ended September 30, 2001. Operating results for the three and nine months ended June 29, 2002 are not necessarily indicative of the results that may be expected for any future interim period or for the entire fiscal year.

Change in Reporting Period

In fiscal year 2002, the Company has changed the reporting periods for operational purposes for the first three quarters of its fiscal year to the 13-week periods ending on the last Saturday of the last month of each quarter. As a result, the Company's third quarter of fiscal year 2002 ended on June 29, 2002. The Company believes that due to this fact there is no material difference between the 2002 and 2001 reporting period for the three and nine month periods and that the results of both periods are comparable.

Note B. Liquidity and Capital Resources

Since inception, the Company has financed its operations and met its capital expenditure requirements primarily through the sale of private equity securities, public security offerings, borrowings on a line of credit and capital equipment leases.

As of June 29, 2002, the Company's cash, cash equivalents and marketable securities were $4.2 million, a decrease of $16.7 million from September 30, 2001. Cash used in operating activities for the nine months ended June 29, 2002 was $13.7 million as compared to $5.8 million for the nine months ended June 30, 2001. Cash used in operating activities during the nine months ended June 29, 2002 was primarily attributable to the Company's net loss offset by non-cash items such as depreciation and amortization, increases in allowances for doubtful accounts and excess and obsolete inventory, unrealized loss from warrants to purchase common stock, change in contingent obligation to common stock warrant holders and non-cash compensation expense.

Cash used in investing activities during the nine months ended June 29, 2002 was $2.8 million, excluding the sale of marketable securities of $9.9 million, as compared to $1.5 million, excluding the purchase of marketable securities of $9.8 million, for the nine months ended June 30, 2001. Net cash used in investing activities during the nine months ended June 29, 2002 included capital expenditures of $2.8 million primarily at the Company's Power Systems Division to expand its capacity to manufacture its power conversion products. The Company estimates that its capital expenditures for the balance of fiscal year 2002 will approximate depreciation. The Company expects these additions will be financed principally from lease financing and, to a lesser extent, cash on hand.

Cash used by financing activities for the nine months ended June 29, 2002 was $269,000 as compared to $24.5 million provided by financing activities for the nine months ended June 30, 2001.

Net cash used by financing activities during the nine months ended June 29, 2002 includes $269,000 of repayment of long-term debt.

The Company leases equipment and office space under non-cancelable capital and operating leases. Future minimum rental payments, as of June 29, 2002, under the capital and operating leases with non-cancelable terms are as follows:

Year Ended September 30,	Capital Leases	Operating Leases
2002	$91,683	$612,754
2003	366,733	2,147,815
2004	279,550	739,570
2005	236,456	501,108
2006	316,762	262,367
Thereafter	-	1,168,000

Total (Operating lease commitments not reduced by minimum sublease rentals of $209,366)	$1,291,184	$5,431,614

The Company anticipates that, barring unforeseen circumstances, the existing cash and cash equivalents available at June 29, 2002 will be sufficient to fund operations through September 30, 2002. However, in the event that the Company is unable to realize cost-saving measures that are underway, its expenses are higher than anticipated or its revenues or collections are lower or slower than anticipated, the Company may need additional cash prior to September 30, 2002. The Company may also need additional future funds in order to fund unanticipated operating losses, to grow, to develop new or enhance existing products and services, to respond to competitive pressures or to acquire complementary businesses, products or technologies. Sources of additional funding could include obtaining a credit facility or the issuance of debt or equity securities. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the Company's stockholders will be reduced and the Company's stockholders may experience additional dilution. The terms of additional funding may also limit the Company's operating and financial flexibility. There can be no assurance that additional financing of any kind will be available to the Company on terms acceptable to the Company, or at all. If adequate funds are not available or are not available on acceptable terms, the Company would be required to scale back its operations. Failure to obtain future funding when needed or on acceptable terms would materially, adversely affect the Company's financial position and results of operations.

In late July 2002 the Company received a letter of commitment from the Silicon Valley Bank for a $5 million revolving line of credit. This commitment provided that the line of credit will be secured by most of the assets of the Company and is formula based with a 75% draw against eligible receivables as defined in the agreement, and requires the Company to raise $4 million of subordinated debt or equity by December 1, 2002. On August 2, 2002 the Company accepted the terms of the commitment and is working with the bank on the documentation and the other conditions to close the loan before the expiration of the commitment. However, there can be no assurance that the Company will close the loan or, if the loan closes, that the Company will be able to raise the $4 million of equity or subordinated debt as specified by December 1, 2002 to continue the loan. Further, if the Company's cash at June 29, 2002 is insufficient to fund operations through September 30, 2002, and the Company does not close the proposed loan with the Silicon Valley Bank or, if the loan is closed the Company is unable to raise the $4 million of equity or subordinated debt by December 1, 2002, the Company will need to consider other options. Some of the options include selling assets or businesses, restructuring the Company so that it is able to operate using only its cash flow or securing some other form of financing. There can be no assurance, however, that the Company would be successful in executing any of these options. If the Company is not successful, it will likely have a material adverse effect on the Company's financial position and results of operation.

Note C. Significant Accounting Policies

Accounting for Derivative Instruments

On October 1, 2000, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded an unrealized loss on its investments in derivatives, consisting of warrants to purchase Mechanical Technology Incorporated common stock, in its results of operations as a cumulative effect of a change in accounting principle of $1,021,725.

In September 2000, the Emerging Issues Task Force issued EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. In accordance with EITF 00-19, the Company had determined that the outstanding warrants to purchase 100,000 shares of the Company's Common Stock issued to Mechanical Technology Incorporated be designated as a liability, as a result of the warrant holders having rights that rank higher than those of common stockholders. Effective December 28, 2001, the Company amended these warrants, removing the provisions providing the warrant holders with rights that rank higher than those of common stockholders. As a result of the amendment, these warrants meet the criteria of equity instruments in accordance with EITF 00-19 and, therefore, the Company reclassified the value of these warrants to equity from liabilities.

Accounting for Goodwill and Other Intangible Assets

Effective October 1, 2001, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement affects the Company's treatment of goodwill and other intangible assets. The statements require that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement's criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives will cease.

The Company completed the first step of the transitional goodwill impairment test during the three months ended March 30, 2002 based on the amount of goodwill as of the beginning of fiscal year 2002, as required by SFAS No. 142. The Company utilized a third party independent valuation to determine the fair value of each of the reporting units based on a discounted cash flow income approach. Based on the results of the first step of the transitional goodwill impairment test, the Company has determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed as of October 1, 2001. As a result, the second step of the transitional goodwill impairment test is not required to be completed. The Company will be required to continue to perform a goodwill impairment test on an annual basis.

The Company did not record expense related to the amortization of goodwill during the three and nine months ended June 29, 2002. The Company recorded expense related to the amortization of goodwill of $159,716 and $479,148 during the three and nine months ended June 30, 2001, respectively. The Company has determined that all of its intangible assets have finite lives and, therefore, the Company has continued to amortize its intangible assets. The Company recorded expense related to the amortization of its intangible assets of $149,079 and $163,019 during the three months ended June 29, 2002 and June 30, 2001, respectively, and $446,303 and $489,057 during the nine months ended June 29, 2002 and June 30, 2001, respectively.

Goodwill by reporting segment consists of the following:

Reporting Unit	Balance as of June 29, 2002
Applied Technology	$123,714
Power Systems	5,530,291
Electronics	580,648

$6,234,653

Intangible assets consist of the following:

			As of June 29, 2002
Reporting Unit	Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization
Applied Technology	Patents	15-20	$755,748	$(91,954)
Applied Technology	Completed Technology	10	3,142,882	(825,006)
Applied Technology	Favorable Lease	5	36,999	(19,425)
Applied Technology	Transition Service Agreement	3	101,542	(88,850)
Power Systems	Customer List	5	125,000	(87,500)
Power Systems	Drawings and Documentation	5	194,250	(152,950)
Power Systems	Completed Technology	5	260,000	(57,402)
Electronics	Customer List	10	250,000	(130,208)
Electronics	Drawings and Documentation	10	300,000	(156,250)
Electronics	Design and Manufacturing Cert.	10	700,000	(364,583)

			$5,866,421	$(1,974,128)

The estimated amortization expense for each of the five succeeding fiscal years:

Year Ended September 30,
2002	$666,385
2003	$689,506
2004	$634,938
2005	$622,213
2006	$610,746

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets,which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is currently reviewing this statement to determine its effect on the Company's financial statements.

In November 2001, the Emerging Issues Task Force (EITF) issued Topic No. D-103 (Topic D-103) relating to the accounting for reimbursements received for out-of-pocket expenses. In accordance with Topic D-103, reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the statement of operations. The Company's arrangements have historically included reimbursement for expenses as part of the overall fee charged. As a result, the Company has historically accounted for these reimbursements as revenue and recorded the associated costs as either cost of product revenue or funded research and development and other revenue expenses. As a result, the Company's adoption of Topic D-103 had no impact on the Company's financial position, results of operations and cash flows.

Revenue Recognition

The Company recognizes revenue from product sales in accordance with SEC Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is probable. Title to the product generally passes upon shipment of the product as the products are shipped FOB shipping point, except for certain foreign shipments. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation. The Company provides for a warranty reserve at the time the product revenue is recognized.

The Company performs funded research and development and product development for commercial companies and government agencies under cost reimbursement and fixed-price contracts. Cost reimbursement contracts provide for the reimbursement of allowable costs and, in some situations, the payment of a fee. These contracts may contain incentive clauses providing for increases or decreases in the fee depending on how costs compare with a budget. On fixed-price contracts, revenue is generally recognized on the percentage of completion method based upon the proportion of costs incurred to the total estimated costs for the contract. Revenue from reimbursement contracts is recognized as services are performed. In each type of contract, the Company receives periodic progress payments or payment upon reaching interim milestones and retains the rights to the intellectual property developed in government contracts. All payments to the Company for work performed on contracts with agencies of the U.S. government are subject to audit and adjustment by the Defense Contract Audit Agency. Adjustments are recognized in the period made. When the current estimates of total contract revenue and contract costs for commercial product development contracts indicate a loss, a provision for the entire loss on the contract is recorded. Any losses incurred in performing funded research and development projects are recognized as funded research and development expenses as incurred. As of June 29, 2002 and September 30, 2001, the Company has accrued $75,000 for anticipated contract losses on commercial contracts. For the three months ended June 29, 2002 and June 30, 2001, revenue from commercial contracts, which represents other revenue, is included in funded research and development and other revenue and amounted to $86,898 and $116,722, respectively, and $175,394 and $401,944 during the nine months ended June 29, 2002 and June 30, 2001, respectively.

Cost of product revenue includes cost of product revenue including material, labor and overhead. Costs incurred in connection with funded research and development and other revenue arrangements are included in funded research and development and other revenue expenses. For the three months ended June 29, 2002 and June 30, 2001, costs and expenses from commercial contracts, which represents other revenue expenses, are included in funded research and development and other revenue expenses and amounted to $58,376 and $31,892, respectively, and $151,387 and $245,403 for the nine months ended June 29, 2002 and June 30, 2001, respectively.

Deferred revenue consists of payments received from customers in advance of services performed, product shipped or installation completed.

Unbilled contract costs and fees represent revenue recognized in excess of amounts billed due to contractual provisions or deferred costs that have not yet been recognized as revenue or billed to the customer. These amounts included retained fee and unliquidated costs totaling $51,129 and $173,685 at June 29, 2002 and September 30, 2001, respectively.

Note D. Significant Events

Investment in Beacon Power Corporation

During substantially all of the fiscal year ended September 30, 2001, the Company accounted for its investment in Beacon Power Corporation under the equity method of accounting and recorded $5,065,034 of losses from Beacon Power. On September 28, 2001, the Company distributed 5,000,000 shares of Beacon Power common stock to its stockholders. Upon the distribution of the 5,000,000 shares, the Company recorded the distribution of the 5,000,000 shares as a reduction of additional paid-in capital based on the book value per share prior to the distribution, or $0.59 per share. After the distribution, the Company owned 4,705,910 shares, or approximately 11.0%, of Beacon Power's outstanding voting stock. Additionally, the Company has determined that it does not have the ability to exercise significant influence over the operating and financial policies of Beacon Power and, therefore, has accounted for its investment in Beacon Power since September 28, 2001 using the fair value method as set forth in SFAS No. 115, Accounting for Certain Debt and Equity Securities. The Company is no longer required to record its share of any losses from Beacon Power and the investment is carried at fair value and designated as available for sale and any unrealized holding gains or losses are to be included in stockholders' equity as a component of accumulated other comprehensive income/(loss). As of June 29, 2002, the Beacon Power common stock had a fair value of $1,035,300 and the Company recorded an unrealized loss of $6,117,684 in stockholders' equity as a component of accumulated other comprehensive income/(loss) during the nine months ended June 29, 2002.

As of June 29, 2002, the fair market value of Beacon Power's common stock was $0.22 per share. The Company's cost basis in its investment in Beacon Power's common stock is $0.59 per share. As of June 29, 2002, the Company believes the decline in market value currently represents a temporary decline and no loss has currently been recognized in the statements of operations.

Additionally, the Company has a warrant to purchase 173,704 shares of Beacon Power's common stock that has an exercise price of $1.25 per share and expires in 2005. The Company accounts for this warrant in accordance with SFAS No. 133 and, therefore, records the warrant at its fair value and records any change in value in its statement of operations. As of June 29, 2002, the warrant to purchase Beacon Power common stock had a fair value of $20,654 and is included in warrants to purchase common stock on the accompanying balance sheet.

Restructuring Costs

During April 2002, the Company commenced a restructuring plan designed to streamline its production base, improve efficiency and enhance its competitiveness and recorded a restructuring charge of $1.5 million. The restructuring charge includes approximately $600,000 for severance costs associated with the reduction of approximately 53 employees, or 15% of the work force. The reductions occurred in the following business segments: Applied Technology - 5; Corporate - 1; Electronics - 13; and Power Systems - 34 and the following functions: manufacturing - 40; research and development - 3; and selling, general and administrative - 10. As of June 29, 2002, 47 employees have been terminated and the remaining are expected to be terminated by the end of this fiscal year. In addition, as of June 29, 2002, $323,000 of the severance has been paid and the remaining will be paid by the end of this fiscal year. The balance of the restructuring charge relates to the closing of the Anaheim, CA facility. These costs include approximately $325,000 of cash charges primarily related to rent, real estate taxes and operating costs to be paid through the remainder of the lease and an estimated $350,000 of other cash charges for restoration and clean-up. In addition, approximately $225,000 of the restructuring charge relates to non-cash charges on assets to be disposed of. The Company anticipates the Anaheim, CA facility to be closed during the first quarter of fiscal year 2003.

Note E. Loss per Share

The following is the reconciliation of the numerators and denominators of the basic and diluted per share computations of net loss before cumulative effect of change in accounting principle, the cumulative effect of change in accounting principle and net loss:

	Three Months Ended		Nine Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Net loss before cumulative effect of change in accounting principle	$(4,995,979)	$(3,538,484)	$(15,388,990)	$(12,899,360)
Cumulative effect of change in accounting principle	-	(1,086,685)	-	(2,108,410)

Net loss	$(4,995,979)	$(4,625,169)	$(15,388,990)	$(15,007,770)

Basic and diluted:
Common shares outstanding, beginning of period	16,539,597	13,889,836	16,539,597	13,796,685
Weighted average common shares issued during the period	30,246	602,571	10,082	266,583

Weighted average shares outstanding-basic and diluted	16,569,843	14,492,407	16,549,679	14,063,268

Net loss before cumulative effect of change in accounting principle per weighted average share, basic and diluted	$(0.30)	$(0.24)	$(0.93)	$(0.92)
Cumulative effect of change in accounting principle per weighted average share, basic and diluted	-	(0.08)	-	(0.15)

Net loss per weighted average share, basic and diluted	$(0.30)	$(0.32)	$(0.93)	$(1.07)

As of June 29, 2002 and June 30, 2001, 4,094,973 and 3,337,121 common stock equivalents, respectively, were excluded from the diluted weighted average common shares outstanding as their effect on net loss per share would be antidilutive.

In December 2001, the Company granted options to purchase 15,000 shares of the Company's Common Stock to a public relations agency at an exercise price of $6.00 per share. This option vests equally in twelve monthly installments beginning in December 2001. As of June 29, 2002, options to purchase 8,750 shares of the Company's Common Stock have vested. The Company has recorded the fair value of the vested options, as determined by the Black-Scholes option-pricing model, of $20,831 to selling, general and administrative expenses during the nine months ended June 29, 2002. The Company will continue to record the fair value of these options as a charge to operations over the vesting term.

Note F. Inventory

Inventory consists of the following:

	June 29, 2002	September 30, 2001
Raw material	$7,290,099	$6,146,102
Work-in-process	2,779,992	3,297,713
Finished goods	1,468,353	1,969,801

	$11,538,444	$11,413,616

Note G. Segment Disclosures

The Company's organizational structure is based on strategic business units that perform services and offer various products to the principal markets in which the Company's products are sold. These business units equate to three reportable segments: Applied Technology, Power Systems and Electronics.

The Company's Technology Center and its Electronic Power Products operation in Maryland perform research and development services in collaboration with third parties. The MagMotor Division, Ling Electronics and Advanced Fuel Cell Power products operations specialize in the engineering and manufacturing of power systems. Film Microelectronics, Inc. designs and manufactures electronic products. The Company's principal operations and markets are located in the United States.

The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on revenue and profit and loss from operations before income taxes, interest income, interest expense, other income and loss, loss from Beacon Power Corporation, realized gain on sale of marketable securities, unrealized loss on warrants to purchase common stock and cumulative effect of change in accounting principle, excluding the effects of the write-off of the public offering costs, restructuring costs and the amortization of goodwill and intangible assets associated with acquisitions. Common costs not directly attributable to a particular segment are included in the Applied Technology segment. These costs include corporate costs such as executive and officer compensation, facility costs, legal, audit and tax and other professional fees and totaled $941,770 and $1,064,350 for the three months ended June 29, 2002 and June 30, 2001, respectively, and $3,111,913 and $2,869,482 for the nine months ended June 29, 2002 and June 30, 2001, respectively.

The following is a summary of the Company's operations by operating segment:

	Three Months Ended		Nine Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Applied Technology:
Funded research and development and other revenue	$2,996,198	$3,076,851	$8,046,656	$8,179,847

Loss from operations, net of amortization of goodwill and intangibles	$(526,681)	$(707,421)	$(2,619,518)	$(2,306,561)

Power Systems:
Product revenue	$6,170,803	$4,437,416	$14,824,776	$14,620,353
Loss from operations, net of amortization of goodwill and intangibles	$(2,376,487)	$(2,150,574)	$(9,232,436)	$(4,045,600)

Electronics:
Product revenue	$2,587,318	$3,125,562	$7,523,114	$8,869,772

Income (loss) from operations, net of amortization of goodwill and intangibles	$(122,070)	$156,627	$(1,138,173)	$(579,147)

Consolidated:
Product revenue	$8,758,121	$7,562,978	$22,347,890	$23,490,125
Funded research and development and other revenue	2,996,198	3,076,851	8,046,656	8,179,847

Total revenue	$11,754,319	$10,639,829	$30,394,546	$31,669,972

Loss from operations, net of amortization of goodwill and intangibles	$(3,025,238)	$(2,701,368)	$(12,990,127)	$(6,931,308)
Write-off of public offering costs	-	(95,021)	-	(1,420,627)
Amortization of goodwill and intangibles	(149,079)	(322,735)	(446,303)	(968,205)
Restructuring costs	(1,500,000)	-	(1,500,000)	-

Operating loss	(4,674,317)	(3,119,124)	(14,936,430)	(9,320,140)
Net realized gain on sale of marketable securities	-	-	16,956	-
Net unrealized loss on warrants to purchase common stock	(168,700)	767,644	(512,306)	(224,777)
Other expense	(132,027)	-	(132,027)	-
Interest income	9,927	150,245	273,807	415,554
Interest expense	(30,862)	(33,943)	(98,990)	(72,485)

Net loss before loss from Beacon Power Corporation and cumulative effect of change in accounting principle	$(4,995,979)	$(2,235,178)	$(15,388,990)	$(9,201,848)

Common assets not directly attributable to a particular segment are included in the Applied Technology segment. These assets include cash and cash equivalents, marketable securities, prepaid and other corporate assets. The following is a summary of the Company's total assets by operating segment:

	June 29, 2002	September 30, 2001
Applied Technology:
Segment assets	$11,894,287	$29,223,705
Power Systems:
Segment assets	24,220,530	21,835,106
Electronics:
Segment assets	8,665,338	9,987,749

Consolidated:
Segment assets	44,780,155	61,046,560
Investment in Beacon Power Corporation	1,035,300	7,152,984
Warrants to purchase common stock	22,358	576,915

Total assets	$45,837,813	$68,776,459

The Company operates and markets its services and products on a worldwide basis with its principal markets as follows:

	Three Months Ended		Nine Months Ended
	June 29, 2002	June 30, 2001	June 29, 2002	June 30, 2001
Revenue by geographic region:
United States	$9,486,962	$9,147,911	$25,409,372	$27,555,264
Rest of world	2,267,357	1,491,918	4,985,174	4,114,708

Total revenue	$11,754,319	$10,639,829	$30,394,546	$31,669,972

Note H. Legal Matters

From time to time, the Company is a party to routine litigation and proceedings in the ordinary course of business. The Company is not aware of any current or pending litigation to which the Company is or may be a party that the Company believes could materially adversely affect its results of operations or financial condition.

Unaudited Pro Forma Combined Consolidated Financial Statements

On July 13, 2001, the Company acquired substantially all of the assets and assumed certain liabilities of Inverpower Controls Ltd., a corporation based in Burlington, Ontario, Canada ("Inverpower"). Inverpower is a manufacturer of power electronics modules and advanced high-speed digital controls for use in industrial power-supply, power conversion and power quality systems. The acquired assets, including plant, equipment and other physical property, were used by Inverpower in connection with its power electronics and controls business.

In consideration for the acquisition of Inverpower, SatCon paid $100,000 in cash and issued 400,000 shares of its common stock, $0.01 par value per share (the "Common Stock").

The aggregate purchase price of $4,351,160 consists of $100,000 of cash, Common Stock valued at $3,917,600 and transaction costs of $333,560 and has been allocated as follows:

Current assets	$2,425,865
Fixed assets and other long term assets	440,773
Developed technology	260,000
Goodwill	2,695,992
Liabilities assumed	(1,471,470)

Total	$4,351,160

The unaudited pro forma information combines the historical statement of operations of SatCon for the nine months ended June 30, 2001 and the historical statement of operations of Inverpower for the nine months ended January 28, 2001. All financial information for Inverpower is presented in U.S. dollars and is presented in accordance with accounting principles generally accepted in the United States.

The following unaudited pro forma combined consolidated statement of operations for the nine months ended June 30, 2001 assumes the acquisition was consummated on October 1, 2000.

	Nine Months Ended June 30, 2001
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined
Revenue:
Product revenue	$23,490,125	$3,153,000		$26,643,125
Funded research and development and other revenue	8,179,847	-		8,179,847

Total revenue	31,669,972	3,153,000	-	34,822,972

Operating costs and expenses:
Cost of product revenue	19,084,186	3,001,000	-	22,085,186
Research and development and other revenue expenses:
Funded research and development revenue	5,798,089	-	-	5,798,089
Unfunded research and development expenses	4,311,088	1,144,000	-	5,455,088

Total research and development and other revenue expenses	10,109,177	1,144,000	-	11,253,177
Selling, general and administrative expenses	9,407,917	1,407,000	-	10,814,917
Write-off of public offering costs	1,420,627	-	-	1,420,627
Amortization of goodwill and intangibles	968,205	27,000	$12,000 (1)	1,007,205

Total operating expenses	40,990,112	5,579,000	12,000	46,581,112

Operating loss	(9,320,140)	(2,426,000)	(12,000)	(11,758,140)
Other income/(loss), net	(224,777)	24,000	-	(200,777)
Interest income	415,554	18,000	-	433,554
Interest expense	(72,485)	(720,000)	-	(792,485)

Net loss before loss from Beacon Power Corporation and cumulative effect of change in accounting principle	(9,201,848)	(3,104,000)	(12,000)	(12,317,848)
Loss from Beacon Power Corporation	(3,697,512)	-	-	(3,697,512)

Net loss before cumulative effect of change in accounting principle	(12,899,360)	(3,104,000)	(12,000)	(16,015,360)
Cumulative effect of change in accounting principle	(167,612)	-	-	(167,612)

Net loss	(13,066,972)	(3,104,000)	(12,000)	(16,182,972)
Cumulative effect of change in accounting principle	(1,940,798)	-	-	(1,940,798)

Net loss attributable to common stockholders	$(15,007,770)	$(3,104,000)	$(12,000)	$(18,123,770)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(0.92)			$(1.11)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.15)			(0.14)

Net loss per weighted average share, basic and diluted	$(1.07)			$(1.25)

Weighted average number of common shares, basic and diluted	14,063,268		400,000 (2)	14,463,268

The following is a summary of adjustments reflected in the unaudited pro forma combined consolidated statements of operations for the nine months ended June 30, 2001:

(1)

Represents amortization of developed technology associated with the acquisition of Inverpower, which is being amortized on a straight-line basis over a 5-year period, or $39,000 for the nine months ended June 30, 2001, net of the elimination of amortization expense related to certain assets not assumed in the acquisition. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill is not being amortized. (2)

Pro forma loss per share has been computed using the weighted average shares of Common Stock outstanding adjusted for the issuance of 400,000 shares in connection with the acquisition.

SATCON TECHNOLOGY CORPORATION TABLE OF CONTENTS

Page
Consolidated Financial Statements of SatCon Technology Corporation
Reports of Independent Public Accountants	F-100
Consolidated Financial Statements:
Consolidated Balance Sheets as of September 30, 2002 and 2001	F-102
Consolidated Statements of Operations for the Years Ended September 30, 2002, 2001 and 2000	F-103
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Loss for the Years Ended September 30, 2002, 2001 and 2000	F-104
Consolidated Statements of Cash Flows for the Years Ended September 30, 2002, 2001 and 2000	F-108
Notes to Consolidated Financial Statements	F-109

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
SatCon Technology Corporation:

We have audited the accompanying consolidated balance sheet of SatCon Technology Corporation and its subsidiaries (the Company) (a Delaware corporation) as of September 30, 2002 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of SatCon Technology Corporation as of September 30, 2001 and for the two years then ended were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated December 4, 2001.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SatCon Technology Corporation and its subsidiaries as of September 30, 2002 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company incurred a net loss of $20,760,598 during the year ended September 30, 2002, and, as of that date, the Company used $15,339,425 in its operating activities. The Company is operating under a forbearance agreement with its primary lender in which, unless other defaults occur, the primary lender would not exercise its rights as a creditor under the loan agreement until January 15, 2003. The Company needs an infusion of equity capital and, in addition, needs to achieve quarterly revenues at levels it has not achieved in the recent past in order to reach an estimated breakeven cash run rate. These factors, among others, as discussed in Note B to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed above, the consolidated financial statements of the Company as of September 30, 2001 and 2000, and for the years then ended were audited by other auditors who have ceased operations. As described in Note C, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS No. 142) which was adopted by the Company as of October 1, 2001. Our audit procedures with respect to the disclosures in Note C for fiscal 2001 and 2000 included (i) agreeing the previously reported net loss attributable to common stockholders before cumulative effect of changes in accounting principles ("net loss") to the previously issued consolidated financial statements and the adjustments to reported net loss representing amortization expense (including any related tax effects) recognized in those periods related to goodwill that are no longer being amortized to the Company's underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related loss per weighted average share amounts. In our opinion, the disclosures for fiscal 2001 and 2000 in Note C related to the transitional disclosures of SFAS No. 142 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the Company's consolidated financial statements for fiscal 2001 and 2000 other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the Company's fiscal 2001 and 2000 consolidated financial statements taken as a whole.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
December 20, 2002

Provided below, pursuant to Rule 2-02(e) of Regulation S-X, is a copy of the accountants report issued by Arthur Andersen LLP, our former independent public accountants, in connection with the filing of our Annual Report of Form 10-K for the fiscal year ended September 30, 2001. This audit report has not been reissued by Arthur Andersen in connection with the filing of this Annual Report on Form 10-K for the fiscal year ended September 30, 2002. Note that the previously issued Arthur Andersen report includes references to certain fiscal years which are not required to be presented in the accompanying consolidated financial statements as of and for the year ended September 30, 2002. We are unable to obtain a reissued accountants report from Arthur Andersen, and we will be unable to obtain future accountants reports from Arthur Andersen, because Arthur Andersen has discontinued its auditing practice. This means that we will also be unable to obtain consents to incorporate any financial statements audited by Arthur Andersen into registration statements that we may file in the future or that we may have previously filed. Accordingly, investors will not be able to sue Arthur Andersen pursuant to Section 11(a)(4) of the Securities Act with respect to any such registration statements and, therefore, ultimate recovery on a successful claim may be limited. The ability of investors to recover from Arthur Andersen may also be limited as a result of Arthur Andersen's financial condition or other matters resulting from the various civil and criminal lawsuits against that firm.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
SatCon Technology Corporation:

We have audited the accompanying consolidated balance sheets of SatCon Technology Corporation and its subsidiaries (the Company) (a Delaware corporation) as of September 30, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and comprehensive loss and cash flows for each of the three years in the period ended September 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SatCon Technology Corporation and its subsidiaries as of September 30, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2001 in conformity with auditing standards generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP

Boston, Massachusetts
December 4, 2001

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED BALANCE SHEETS

	September 30, 2002	September 30, 2001
ASSETS
Current assets:
Cash and cash equivalents	$2,120,306	$11,051,465
Marketable securities	-	9,872,317
Accounts receivable, net of allowance of $898,322 and $775,706 at September 30, 2002 and 2001, respectively	7,227,006	8,561,619
Unbilled contract costs and fees	1,607,244	578,098
Inventory	10,246,022	11,413,616
Prepaid expenses and other current assets	988,040	988,981
Total current assets	22,188,618	42,466,096
Investment in Beacon Power Corporation	800,005	7,152,984
Warrants to purchase common stock	15,988	576,915
Property and equipment, net	9,239,363	7,778,904
Goodwill, net	6,234,653	6,234,653
Intangibles, net	3,729,483	4,347,601
Other long-term assets	152,015	219,306
Total assets	$42,360,125	$68,776,459
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$266,808	$331,824
Accounts payable	5,877,805	7,419,898
Accrued payroll and payroll related expenses	1,669,372	1,437,665
Other accrued expenses	1,772,180	2,271,502
Deferred revenue	638,769	1,381,040
Accrued restructuring costs	992,496	-

Total current liabilities	11,217,430	12,841,929
Long-term debt, net of current portion	772,679	1,039,487
Other long-term liabilities	444,406	149,274
Contingent obligation to common stock warrant holders	-	234,699
Commitments and contingencies (Note K)
Stockholders' equity:	-
Preferred stock; $0.01 par value, 1,000,000 shares authorized; no shares issued	-	-
Common stock; $0.01 par value, 50,000,000 shares authorized; 16,741,646 and 16,539,597 shares issued at September 30, 2002 and 2001, respectively	167,416	165,396
Additional paid-in capital	115,800,692	114,593,612
Accumulated deficit	(85,220,361)	(64,459,763
Accumulated other comprehensive (loss) income	(822,137)	4,211,825
Total stockholders' equity	29,925,610	54,511,070
Total liabilities and stockholders' equity	$42,360,125	$68,776,459

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended September 30,
	2002	2001	2000
Revenue:
Product revenue	$30,798,655	$30,779,861	$22,427,428
Funded research and development and other revenue	10,831,004	10,904,375	8,627,601

Total revenue	41,629,659	41,684,236	31,055,029

Operating costs and expenses:
Cost of product revenue	29,644,267	27,827,909	19,069,192
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	7,176,806	7,445,625	6,847,439
Unfunded research and development expenses	5,850,405	6,228,901	3,453,326

Total research and development and other revenue expenses	13,027,211	13,674,526	10,300,765
Selling, general and administrative expenses	15,850,332	13,593,197	9,969,580
Write-off of public offering costs	-	1,420,627	-
Amortization of goodwill	-	638,864	609,855
Amortization of intangibles	588,661	723,501	607,635
Restructuring costs	1,500,000	-	-

Total operating costs and expenses	60,610,471	57,878,624	40,557,027

Operating loss	(18,980,812)	(16,194,388)	(9,501,998)
Net realized gain on sale of marketable securities	16,956	-	-
Net unrealized loss on warrants to purchase common stock	(518,676)	(1,480,190)	-
Write-down of investment in Beacon Power Corporation	(1,400,000)	-	-
Other (loss) income	(10,000)	-	9,891
Interest income	291,679	688,593	453,631
Interest expense	(159,745)	(104,994)	(3,176)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(20,760,598)	(17,090,979)	(9,041,652)
Equity loss from Beacon Power Corporation	-	(5,065,034)	(899,493)

Net loss before cumulative effect of changes in accounting principles	(20,760,598)	(22,156,013)	(9,941,145)
Cumulative effect of changes in accounting principles	-	(167,612)	-

Net loss	(20,760,598)	(22,323,625)	(9,941,145)
Accretion of redeemable convertible preferred stock discount	-	-	(3,105,888)
Cumulative effect of change in accounting principle	-	(1,940,798)	-

Net loss attributable to common stockholders	$(20,760,598)	$(24,264,423)	$(13,047,033)
Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.25)	$(1.51)	$(1.03)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	-	(0.14)	-

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(1.25)	$(1.65)	$(1.03)

Weighted average number of common shares, basic and diluted	16,596,814	14,665,683	12,629,822

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
For the Years Ended September 30, 2002, 2001 and 2000

Accumulated Other Comprehensive Loss

	Common Shares	Common Stock	Additional Paid-in Capital	Common Shares Held in Escrow	Common Stock Held in Escrow	Amounts Receivable From Exercise of Stock Options	Accumulated Deficit	Unrealized Gain/ (Loss) on Marketable Securities	Unrealized Gain/ (Loss) on Beacon Power Corporation
Balance, September 30, 1999	9,617,009	$96,170	$37,074,161	42,860	$(428,600)	$(1,816,667)	$(30,254,195)	-	-
Net loss	-	-	-	-	-	-	(9,941,145)	-	-
Common stock issued in connection with Ling acquisition	770,000	7,700	7,748,656	-	-	-	-	-	-
Common stock issued in connection with MTI investment	1,030,000	10,300	6,964,926	-	-	-	-	-	-
MTI warrants received in connection with MTI investment	-	-	3,495,438	-	-	-	-	-	-
Valuation adjustment for MTI warrants	-	-	-	-	-	-	-	-	-
Common stock issued in connection with NGC asset acquisition	578,761	5,788	5,465,770	-	-	-	-	-	-
Conversion of redeemable convertible preferred stock into common stock	1,025,641	10,256	7,989,744	-	-	-	-	-	-
Exercise of common stock options	701,774	7,018	5,496,853	-	-	-	-	-	-
Exercise of common stock warrants	118,000	1,180	1,111,720	-	-	-	-	-	-
Payments on amounts receivable from exercise of stock options	-	-	-	-	-	1,816,667	-	-	-
Valuation adjustment for common stock held in escrow	-	-	257,160	-	(257,160)	-	-	-	-
Common stock released from escrow	-	-	-	(42,860)	685,760	-	-	-	-
Accretion of redeemable convertible preferred stock discount	-	-	(3,105,888)	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-
Comprehensive loss
Balance, September 30, 2000	13,841,185	$138,412	$72,498,540	-	-	-	$(40,195,340)	-
Net loss	-	-	-	-	-	-	(22,323,625)	-
Exercise of common stock options	88,484	885	676,192	-	-	-	-	-	-
Exercise of common stock warrants, net of issuance costs of $230,580	777,000	7,770	6,321,750	-	-	-	-	-	-
Termination of contingent put right granted to Class D preferred stockholders of Beacon Power Corporation	-	-	5,831,879	-	-	-	-	-	-
Net gain on investment in Beacon Power Corporation	-	-	10,779,224	-	-	-	-	-	-
Distribution of Beacon Power Corporation common stock	-	-	(2,963,240)	-	-	-	-	-	-
Cumulative effect of accounting change for Mechanical Technology Incorporated warrants	-	-	-	-	-	-	-	-	-
Reclassification of common stock warrants from equity to liability	-	-	(1,505,421)	-	-	-	-	-	-
Common stock issued in connection with settlement agreement	12,500	125	162,375	-	-	-	-	-	-
Retirement of treasury shares	(44,500)	(445)	(249,259)	-	-	-	-	-	-
Sale of common stock, net of offering costs of $671,679	1,464,928	14,649	17,075,924	-	-	-	-	-	-
Common stock issued in connection with Inverpower Controls Ltd. acquisition	400,000	4,000	3,913,600	-	-	-	-	-	-
Cumulative effect of accounting change to record beneficial conversion feature of redeemable preferred stock	-	-	1,940,798	-	-	-	(1,940,798)	-	-
Record charge for acceleration of stock option vesting schedule	-	-	111,250	-	-	-	-	-	-
Change in unrealized gain on marketable securities	-	-	-	-	-	-	-	26,367	-
Change in unrealized gain on Beacon Power Corporation common stock	-	-	-	-	-	-	-	-	4,364,035
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-
Comprehensive loss
Balance, September 30, 2001	16,539,597	$165,396	$114,593,612	-	-	-	$(64,459,763)	$26,367	$4,364,035
Net loss	-	-	-	-	-	-	(20,760,598)	-	-
Change in unrealized gain on marketable securities	-	-	-	-	-	-	-	(26,367)	-
Change in unrealized gain (loss) on Beacon Power Corporation common stock	-	-	-	-	-	-	-	-	(6,352,979)
Other than temporary write-down of investment in Beacon Power Corporation	-	-	-	-	-	-	-	-	1,400,000
Reclassification of common stock warrants from liability to equity	-	-	192,448	-	-	-	-	-	-
Stock-based compensation related to options to purchase common stock to consultants	-	-	49,741	-	-	-	-	-	-
Issuance of common stock to 401(k) Plan	202,049	2,020	421,071	-	-	-	-	-	-
Issuance of warrants to purchase common stock	-	-	510,820	-	-	-	-	-	-
Record charge for acceleration of stock option vesting schedule	-	-	33,000	-	-	-	-	-	-
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-
Comprehensive loss
Balance, September 30, 2002	16,741,646	$167,416	$115,800,692	-	-	-	$(85,220,361)	$-	$(588,944)

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND COMPREHENSIVE LOSS
For the Years Ended September 30, 2002, 2001 and 2000 (continued)

Accumulated Other Comprehensive Loss

	Valuation Adjustment for MTI warrants	Foreign Currency Translation Adjustment	Total Accumulated Other Comprehensive Loss	Treasury Shares	Treasury Stock	Total Stockholders' Equity	Comprehensive Loss
Balance, September 30, 1999	$-	$-	$-	44,500	$(249,704)	$4,421,165
Net loss	-	-	-	-	-	(9,941,145)	$(9,941,145)
Common stock issued in connection with Ling acquisition	-	-	-	-	-	7,756,356	-
Common stock issued in connection with MTI investment	-	-	-	-	-	6,975,226	-
MTI warrants received in connection with MTI investment	-	-	-	-	-	3,495,438	-
Valuation adjustment for MTI warrants	(1,021,725)	-	(1,021,725)	-	-	(1,021,725)	(1,021,725)
Common stock issued in connection with NGC asset acquisition	-	-	-	-	-	5,471,558	-
Conversion of redeemable convertible preferred stock into common stock	-	-	-	-	-	8,000,000	-
Exercise of common stock options	-	-	-	-	-	5,503,871	-
Exercise of common stock warrants	-	-	-	-	-	1,112,900	-
Payments on amounts receivable from exercise of stock options	-	-	-	-	-	1,816,667	-
Valuation adjustment for common stock held in escrow	-	-	-	-	-	-	-
Common stock released from escrow	-	-	-	-	-	685,760	-
Accretion of redeemable convertible preferred stock discount	-	-	-	-	-	(3,105,888)	-
Foreign currency translation adjustment	-	(51,778)	(51,778)	-	-	(51,778)	(51,778)
Comprehensive loss							$(11,014,648)

Balance, September 30, 2000	$(1,021,725)	$(51,778)	$(1,073,503)	44,500	$(249,704)	$31,118,405
Net loss	-	-	-	-	-	(22,323,625)	$(22,323,625)
Exercise of common stock options	-	-	-	-	-	677,077	-
Exercise of common stock warrants, net of issuance costs of $230,580	-	-	-	-	-	6,329,520	-
Termination of contingent put right granted to Class D preferred stockholders of Beacon Power Corporation	-	-	-	-	-	5,831,879	-
Net gain on investment in Beacon Power Corporation	-	-	-	-	-	10,779,224	-
Distribution of Beacon Power Corporation common stock	-	-	-	-	-	(2,963,240)	-
Cumulative effect of accounting change for Mechanical Technology Incorporated warrants	1,021,725	-	1,021,725	-	-	1,021,725	-
Reclassification of common stock warrants from equity to liability	-	-	-	-	-	(1,505,421)	-
Common stock issued in connection with settlement agreement	-	-	-	-	-	162,500	-
Retirement of treasury shares	-	-	-	(44,500)	249,704	-	-
Sale of common stock, net of offering costs of $671,679	-	-	-	-	-	17,090,573	-
Common stock issued in connection with Inverpower Controls Ltd. acquisition	-	-	-	-	-	3,917,600	-
Cumulative effect of accounting change to record beneficial conversion feature of redeemable preferred stock	-	-	-	-	-	-	-
Record charge for acceleration of stock option vesting schedule	-	-	-	-	-	111,250	-
Change in unrealized gain on marketable securities	-	-	26,367	-	-	26,367	26,367
Change in unrealized gain on Beacon Power Corporation common stock	-	-	4,364,035	-	-	4,364,035	4,364,035
Foreign currency translation adjustment	-	(126,799)	(126,799)	-	-	(126,799)	(126,799)
Comprehensive loss							$(18,060,022)

Balance, September 30, 2001	-	$(178,577)	$4,211,825	-	-	$54,511,070
Net loss	-	-	-	-	-	(20,760,598)	$(20,760,598)
Change in unrealized gain on marketable securities	-	-	(26,367)	-	-	(26,367)	(26,367)
Change in unrealized gain (loss) on Beacon Power Corporation common stock	-	-	(6,352,979)	-	-	(6,352,979)	(6,352,979)
Other than temporary write-down of investment in Beacon Power Corporation	-	-	1,400,000	-	-	1,400,000	1,400,000
Reclassification of common stock warrants from liability to equity	-	-	-	-	-	192,448	-
Stock-based compensation related to options to purchase common stock to consultants	-	-	-	-	-	49,741	-
Issuance of common stock to 401(k) Plan	-	-	-	-	-	423,091	-
Issuance of warrants to purchase common stock	-	-	-	-	-	510,820	-
Record charge for acceleration of stock option vesting schedule	-	-	-	-	-	33,000	-
Foreign currency translation adjustment	-	(54,616)	(54,616)	-	-	(54,616)	(54,616)
Comprehensive loss							$(25,794,560)
Balance, September 30, 2002	$-	$(233,193)	$(822,137)	-	-	$29,925,610

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Years Ended September 30,
	2002	2001	2000
Cash flows from operating activities:
Net loss	$(20,760,598))	$(22,323,625)	$(9,941,145)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,270,704	2,514,102	2,038,391
Allowance for uncollectible accounts	287,630	540,975	265,744
Allowance for excess and obsolete inventory	2,598,190	1,153,564	658,774
Loss from Beacon Power Corporation	-	5,065,034	899,493
Net realized gain on sale of marketable securities	(16,956)	-	-
Net unrealized loss on warrants to purchase common stock	560,927	1,480,190	-
Net unrealized loss on contingent obligation to common stock warrant holders	(42,251)	-	-
Write-off of impaired assets	41,194	243,504	-
Write-down of investment in Beacon Power Corporation	1,400,000	-	-
Compensation expense related to release of stock from escrow, issuance of stock options and warrants to non-employees and issuance of common stock to 401(k) Plan	538,893	150,000	385,760
Common stock issued in connection with settlement agreement	-	162,500	-
Compensation expense related to acceleration of stock option vesting schedule	33,000	111,250	-
Cumulative effect of changes in accounting principles	-	167,612	-
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	1,046,983	(1,307,675)	(3,025,520)
Unbilled contract costs and fees	(1,029,146)	290,024	637,372
Prepaid expenses and other assets	445,700	(599,238)	144,687
Inventory	(1,099,888)	(3,216,367)	(628,472)
Other long-term assets	67,291	1,082,145)	8,072
Accounts payable	(1,542,093)	3,864,325	869,225
Accrued expenses and payroll	308,134	583,606	641,266
Other current liabilities	(447,139)	(946,507)	1,566,051

Total adjustments	5,421,173	11,339,044	4,460,843

Net cash used in operating activities	(15,339,425)	(10,984,581)	(5,480,302)

Cash flows from investing activities:
Purchases of marketable securities	-	(9,845,950)	-
Sales of marketable securities	9,889,273	-	-
Patent and intangible expenditures	-	-	(78,962)
Purchases of property and equipment	(3,068,200))	(2,205,917)	(2,463,777)
Acquisitions, net of cash acquired	-	210,427	(24,054)
Investment in Beacon Power Corporation	-	-	(333,333)

Net cash provided by (used in) investing activities	6,821,073	(11,841,440))	(2,900,126)

Cash flows from financing activities:
Proceeds from long-term debt	-	1,459,750	-
Repayment of long-term debt	(331,824)	(46,453)	(16,226)
Net proceeds from issuance of common stock	-	17,090,573	6,975,226
Proceeds from exercise of stock options and payment of amounts receivable from exercise of stock options	-	677,077	7,320,538
Proceeds from exercise of warrants	-	6,329,520	1,112,900
Deferred equity financing costs	-	-	(678,980)

Net cash (used in) provided by financing activities	(331,824)	25,110,467	14,713,458

Effect of foreign currency exchange rates on cash and cash equivalents	(80,983)	(47,305)	(51,778))

Net (decrease) increase in cash and cash equivalents	(8,931,159)	2,237,141	6,281,252
Cash and cash equivalents at beginning of year	11,051,465	8,814,324	2,533,072

Cash and cash equivalents at end of year	$2,120,306	$11,051,465	$8,814,324

The accompanying notes are an integral part of these consolidated financial statements.

SATCON TECHNOLOGY CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. ORGANIZATION AND BASIS OF PRESENTATION

Organization

SatCon Technology Corporation (the "Company" or "SatCon") was organized as a Massachusetts corporation in February 1985 and reincorporated in Delaware in 1992. SatCon is developing enabling technologies for the emerging critical power marketplace where power quality and uninterruptible power are important. SatCon designs, develops and manufactures high-efficiency high power electronics and a variety of standard and custom high-performance machines for specific applications. SatCon's critical power products convert, store and manage electricity for businesses and consumers, the U.S Government and military that require high-quality, uninterruptible power. SatCon is utilizing its engineering and manufacturing expertise to develop products that it believes will be integral components of distributed power generation and power quality systems. SatCon's specialty motors are typically designed and manufactured for unique customer requirements such as high power-to-size requirements or high efficiency.

SatCon has expanded its business and capabilities through the following acquisitions:

K&D Magmotor Corp.-a manufacturer of custom electric motors, acquired in January 1997.
Film Microelectronics, Inc. ("FMI")-a manufacturer of hybrid microelectronics, acquired in April 1997.
Inductive Components, Inc.-a value-added supplier of customized electric motors, acquired in January 1999.

Lighthouse Software, Inc.-a supplier of control software for machine tools, acquired in January 1999.

HyComp, Inc.-a manufacturer of electronic multi-chip modules, acquired in April 1999.

Ling Electronics, Inc.-a manufacturer of test equipment, power converters, amplifiers and converters, acquired in October 1999.

Inverpower Controls Ltd.-a manufacturer of power electronics modules and advanced high-speed digital controls, acquired in July 2001.

All of these acquisitions were accounted for using the purchase method of accounting. In addition, in November 1999, the Company acquired intellectual property, tooling and other assets from Northrop Grumman Corporation and in September 2002, the Company acquired certain intellectual property, equipment and other assets from Sipex Corporation. See Note R.

Basis of Consolidation

The consolidated financial statements include the accounts of SatCon and its majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

B. REALIZATION OF ASSETS AND LIQUIDITY

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years. In addition, the Company has used, rather than provided, cash in its operations.

The Company needs an infusion of equity capital to sustain its operations. The Company anticipates that its existing cash and cash resources will enable it to fund its operations through only approximately January 15, 2003. As more fully discussed below, if Silicon Valley Bank, the Company's senior lender, decides to discontinue lending, which it has the right to do, or the Company is unable to raise additional equity by January 15, 2003, it will be forced to furlough or permanently lay off a significant portion of its work force which will have a material adverse impact. Under these circumstances, the Company may not be able to continue its operations. Further, without additional cash resources, the Company may not be able to keep all or significant portions of its operations going for a sufficient period of time to enable it to sell all or portions of its assets or operations at other than distressed sale prices.

The Company has incurred significant costs to develop its technologies and products. These costs have exceeded total revenue. As a result, the Company has incurred losses in each of the past five years. As of September 30, 2002, it had accumulated deficit of $85.2 million. During the fiscal year ended September 30, 2002, the Company incurred a loss of $20.8 million and a reduction in is cash from $20.9 million to $2.1 million.

However, even with a reduced cost structure, the Company needs to achieve levels of quarterly revenue, which it has failed to achieve in the past, in order to reach an estimated breakeven cash run rate. Assuming the Company can execute its current operating plan, it does not expect to achieve a breakeven cash run rate until the fourth quarter of fiscal year 2003 at the earliest. As a result, because the Company had only $2.1 million in cash at the end of fiscal 2002, it will need significant borrowing capacity and additional capital, in the aggregate, in order to fund its current business plan for the next 12 months. It may also need additional future funds in order to fund unanticipated operating losses, to grow, to develop new or existing products and services and to respond to competitive pressures.

During December 2002, the Company became in default, as defined, of its Loan and Security Agreement, dated September 13, 2002 (the "Loan Agreement"). As of September 30, 2002, no amount was payable under the Loan Agreement. As of December 19, 2002, $885,527 was outstanding. On December 19, 2002, the Company entered into a Forbearance Agreement under which the Loan Agreement was extended until January 15, 2003, subject to certain terms and conditions, as defined.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheet is dependent upon the continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements, on a continuing basis, including raising permanent equity, to maintain present financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management of the Company intends to take the following steps to revise its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue its existence:

Close and fund an equity transaction with an institutional investor for $3 to $5 million the week of January 6, 2003 which will be subject to Company shareholder approval. In the event that the Company does not obtain the approval of its shareholders it would be required to redeem all or a portion of the investment in cash;
Work with Silicon Valley Bank (the "Bank") to amend its existing Loan Agreement before January 15, 2003; and
Hire an outside financial advisor in early January 2003 to assist in identifying non-core assets and monetizing them as soon as practical to provide additional liquidity.

However, there can be no assurance that the Company will be successful in consummating the equity transaction with the institutional investor on schedule and the amount planned and amending its Loan Agreement with the Bank on schedule with acceptable terms. If both of these transactions are not completed with terms and the timetable envisioned, the Company will likely be forced to furlough or permanently lay off a significant portion of its workforce which will have a material adverse effect on its financial position and results of operations. Further, without additional cash resources, the Company, may not be able to keep all or significant portions of its operations going for a sufficient period of time to enable it to sell all or a portion of its assets or operations at other than distressed sale prices.

C. SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue from product sales in accordance with Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition. Product revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, delivery of the product to the customer has occurred and the Company has determined that collection of the fee is probable. Title to the product generally passes upon shipment of the product, as the products are shipped FOB shipping point except for certain foreign shipments. If the product requires installation to be performed by the Company, all revenue related to the product is deferred and recognized upon the completion of the installation. If the product requires specific customer acceptance, revenue is deferred until customer acceptance occurs or the acceptance provisions lapse unless the Company can objectively and reliably demonstrate that the criteria specified in the acceptance provisions are satisfied. The Company provides for a warranty reserve at the time the product revenue is recognized.

The Company performs funded research and development and product development for commercial companies and government agencies under both cost reimbursement and fixed-price contracts. Product development revenue is included in product revenue. Cost reimbursement contracts provide for the reimbursement of allowable costs and, in some situations, the payment of a fee. These contracts may contain incentive clauses providing for increases or decreases in the fees depending on how costs compare with a budget. On fixed-price contracts, revenue is generally recognized on the percentage of completion method based upon the proportion of costs incurred to the total estimated costs for the contract. Revenue from reimbursement contracts is recognized as the services are performed. In each type of contract, the Company receives periodic progress payments or payments upon reaching interim milestones. All payments to the Company for work performed on contracts with agencies of the U.S. government are subject to audit and adjustment by the Defense Contract Audit Agency. Adjustments are recognized in the period made. When the current estimates of total contract revenue for commercial product development contracts indicate a loss, a provision for the entire loss on the contract is recorded. Any losses incurred in performing funded research and development projects are recognized as research and development expense as incurred. As of September 30, 2002 and 2001, the Company has accrued $150,000 and $75,000, respectively, for anticipated contract losses on commercial contracts. For the fiscal years ended September 30, 2002, 2001 and 2000, revenue from commercial contracts, which represents other revenue, is included in funded research and development and other revenue and amounted to $203,254, $662,614 and $763,023, respectively.

Cost of product revenue includes cost of product revenue including material, labor and overhead. Costs incurred in connection with funded research and development and other revenue arrangements are included in research and development and other revenue expenses. For the fiscal years ended September 30, 2002, 2001 and 2000, costs and expenses from commercial contracts, which represents other revenue expenses, are included in funded research and development and other revenue expenses and amounted to $182,406, $484,982 and $397,527, respectively.

Deferred revenue consists of payments received from customers in advance of services performed, product shipped or installation completed.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments with maturities of three months or less when acquired. Cash equivalents are stated at cost, which approximates market value.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. In accordance with SFAS No. 115, investments are classified as held to maturity, available for sale or trading.

Management determines the appropriate classification of its investments in marketable securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which the Company does not have the intent or ability to hold to maturity are classified as available for sale.

Securities available for sale are carried at fair value, based on quoted market prices, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity except for unrealized losses determined to be permanent in nature. Such unrealized losses are included in the determination of net income in the period in which management determines the decline to be permanent. The Company is not actively involved in the purchase and sale of investments classified as trading. At September 30, 2002, the Company had no investments that qualified as trading or held to maturity.

The amortized cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and interest are included in interest income. Realized gains and losses are included in other income or loss. The cost of securities sold is based on the specific identification method.

Inventory

Inventories are stated at the lower of cost or market and costs are determined based on the first-in, first-out method of accounting and include material, labor and manufacturing overhead costs.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the asset's estimated useful life. The estimated useful lives of property and equipment are as follows:

Estimated Lives
Computer equipment and software	3-5 years
Electronic laboratory and shop equipment	5 years
Mechanical laboratory and shop equipment	10 years
Sales and demonstration equipment	3-10 years
Furniture and fixtures	7-10 years
Leasehold improvements	Lesser of the life of the lease or the useful life of the improvement

When assets are retired or otherwise disposed of, the cost and related depreciation and amortization are eliminated from the accounts and any resulting gain or loss is reflected in other income.

Long-lived Assets

Effective October 1, 2001, the Company adopted the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. This statement affects the Company's treatment of goodwill and other intangible assets. The statements require that goodwill existing at the date of adoption be reviewed for possible impairment and that impairment tests be periodically repeated, with impaired assets written down to fair value. Additionally, existing goodwill and intangible assets must be assessed and classified within the statement's criteria. Intangible assets with finite useful lives will continue to be amortized over those periods. Amortization of goodwill and intangible assets with indeterminable lives will cease.

The Company completed the first step of the transitional goodwill impairment test during the three months ended March 30, 2002 based on the amount of goodwill as of the beginning of fiscal year 2002, as required by SFAS No. 142. The Company determined the fair value of each of the reporting units based on a discounted cash flow income approach. The income approach indicates the fair value of a business enterprise based on the discounted value of the cash flows that the business can be expected to generate in the future. This analysis is based upon projections prepared by the Company and data from sources of publicly available information available at the time of preparation. These projections were based on a strategic plans conducted by each business unit using financial projections for a 3 to 5 year time horizon and represented managements best estimate of future results. In making these projections, the Company considered the markets it was addressing, the competitive environment and its advantages. There will usually be differences between estimated and actual results as events and circumstances frequently do not occur as expected, and those differences may be material. In addition, the Company performed a macro assessment of the overall likelihood that it would achieve the projected cash flows and performed sensitivity analysis using historical data as the basis for projected cash flows. Based on the results of the first step of the transitional goodwill impairment test, the Company determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed as of October 1, 2001. As a result, the second step of the transitional goodwill impairment test was not required to be completed. The Company performed a goodwill impairment test as of the beginning of its fiscal fourth quarter 2002, as required by SFAS No. 142 on an annual basis. The Company again determined the fair value of each of the reporting units based on a discounted cash flow income approach consistent with the initial test. Based on the results of the first step of the annual goodwill impairment test, the Company determined that the fair value of each of the reporting units exceeded their carrying amounts and, therefore, no goodwill impairment existed as of the beginning of its fiscal fourth quarter 2002. As a result, the second step of the annual goodwill impairment test was not required to be completed. The Company will continue to perform a goodwill impairment test on an annual basis and on an interim basis, if certain conditions exist.

The Company did not record expense related to the amortization of goodwill during the fiscal year ended September 30, 2002. The Company recorded expense related to the amortization of goodwill of $638,864 during the fiscal year ended September 30, 2001. The Company has determined that all of its intangible assets have finite lives and, therefore, the Company has continued to amortize its intangible assets. The Company recorded expense related to the amortization of its intangible assets of $618,118 and $674,732 during the fiscal year ended September 30, 2002 and 2001, respectively.

Goodwill by reporting segment consists of the following:

	September 30,
Reporting Unit	2002	2001
Applied Technology	$123,714	$123,714
Power Systems	5,530,291	5,530,291
Electronics	580,648	580,648

	$6,234,653	$6,234,653

Intangible assets consist of the following:
			As of September 30, 2002		As of September 30, 2001
Reporting Unit	Description	Estimated Useful Life	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Applied Technology	Patents	15-20	$755,748	$114,270	$755,748	$91,795
Applied Technology	Completed Technology	10	3,142,882	903,578	3,142,882	589,290
Applied Technology	Favorable Lease	5	36,999	21,275	36,999	13,875
Applied Technology	Transition Service Agreement	3	101,542	97,311	101,542	63,464
Power Systems	Customer List	5	125,000	93,750	125,000	68,750
Power Systems	Drawings and Documentation	5	194,250	156,250	194,250	123,813
Power Systems	Completed Technology	5	260,000	68,213	260,000	10,542
Electronics	Customer List	10	250,000	136,458	250,000	111,458
Electronics	Drawings and Documentation	10	300,000	163,750	300,000	133,750
Electronics	Design and Manufacturing Cert.	10	700,000	382,083	700,000	312,083

			$5,866,421	$2,136,938	$5,866,421	$1,518,820

The estimated remaining amortization expense for each of the five succeeding fiscal years:

Year Ended September 30,
2003	$665,919
2004	$604,938
2005	$592,212
2006	$575,075
2007	$481,997

The following table reconciles the Company's net loss and per weighted average share amounts before the cumulative effect of changes in accounting to net loss and per weighted average share amounts adjusted for the amortization of goodwill.

	For the Years Ended September 30,
	2002	2001	2000
Net loss attributable to common stockholders before cumulative effect of changes in accounting principles	$(20,760,598)	$(22,156,013)	$(13,047,033)
Amortization of goodwill	-	638,864	609,855

Adjusted net loss attributable to common stockholders before cumulative effect of changes in accounting principles	$(20,760,598)	$(21,517,149)	$(12,437,178)

Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$(1.25)	$(1.51)	$(1.03)
Amortization of goodwill	-	0.04	0.05

Adjusted net loss before cumulative effect of changes in accounting principles	$(1.25)	$(1.47)	$(0.98)

Foreign Currency Translation

The functional currency of the Company's foreign subsidiary is the local currency. Assets and liabilities of foreign subsidiaries are translated at the rates in effect at the balance sheet date, while stockholders' equity (deficit) is translated at historical rates. Statements of operations and cash flow amounts are translated at the average rate for the period. Translation adjustments are included as a component of accumulated other comprehensive loss. Foreign currency gains and losses arising from transactions are reflected in the loss from operations and were not significant during the fiscal years ended September 30, 2002, 2001 and 2000.

Treasury Stock

The Company was authorized to repurchase up to 5% of the Company's outstanding shares of common stock through July 2000. Under the repurchase program, the Company purchased 44,500 shares of the Company's outstanding common stock at a cost of $249,704. During the fiscal year ended September 30, 2001, the Company retired the 44,500 shares purchased under the repurchase program.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period reported. Actual results could differ from these estimates.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, which is the asset and liability method for accounting and reporting for income taxes. Under SFAS No. 109, deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and income tax basis of assets and liabilities using statutory rates. In addition, SFAS No. 109 requires a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Stock-based Compensation

SFAS No. 123, Accounting for Stock-Based Compensation, requires the measurement of the fair value of stock options or warrants granted to employees to be included in the statement of operations or, alternatively, disclosed in the notes to consolidated financial statements. The Company accounts for stock-based compensation of employees under the intrinsic value method of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and has elected the disclosure-only alternative under SFAS No. 123. The Company records the fair value as determined using the Black-Scholes option-pricing model of stock options and warrants granted to non-employees in exchange for services in accordance with Emerging Issues Task Force (EITF) No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, and is amortized ratably over the period the service is performed in the consolidated statement of operations.

Net Loss per Basic and Diluted Common Share

The Company reports net loss per basic and diluted common share in accordance with SFAS No. 128, Earnings Per Share, which establishes standards for computing and presenting earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

Concentration of Credit Risk

Financial instruments that subject the Company to concentrations of credit risk principally consist of cash equivalents, marketable securities, trade accounts receivable, unbilled contract costs and amounts receivable from exercise of stock options.

The Company's trade accounts receivable and unbilled contract costs and fees are primarily from sales to U.S. government agencies and commercial customers. The Company does not require collateral and has not historically experienced significant credit losses related to receivables or unbilled contract costs and fees from individual customers or groups of customers in any particular industry or geographic area.

The Company deposits its cash and invests in short-term investments primarily through a regional commercial bank and an investment company. Credit exposure to any one entity is limited by Company policy.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development and other revenue expenses include costs incurred in connection with both funded research and development and other revenue arrangements and unfunded research and development activities.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net loss, change in unrealized gains and losses on marketable securities, change in unrealized gains and losses on investment in Beacon Power and foreign currency translation adjustments.

Fair Value of Financial Instruments

The Company's financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, unbilled contract costs and fees, warrants to purchase shares of common stock, accounts payable, debt instruments and contingent obligation to the common stock warrant holders. The estimated fair values of these financial instruments approximate their carrying values at September 30, 2002 and 2001. The estimated fair values have been determined through information obtained from market sources and management estimates.

Accounting for Derivative Instruments

On October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded an unrealized loss on its investment in derivatives, consisting of warrants to purchase Mechanical Technology Incorporated common stock in its results of operations as a cumulative effect of a change in accounting principle of $1,021,725 to reflect the impact of adopting this accounting standard on October 1, 2000.

In September 2000, the Emerging Issues Task Force issued EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, which requires freestanding contracts that are settled in a company's own stock, including common stock warrants, to be designated as an equity instrument, asset or a liability. Under the provisions of EITF 00-19, a contract designated as an asset or a liability must be carried at fair value, with any changes in fair value recorded in the results of operations. A contract designated as an equity instrument must be included within equity, and no fair value adjustments are required. In accordance with EITF 00-19, the Company has determined that outstanding warrants as of September 30, 2001 to purchase 100,000 shares of the Company's Common Stock issued to Mechanical Technology Incorporated should be designated as a liability and warrants to purchase 605,050 shares of the Company's Common Stock are designated as an equity instrument. Effective June 30, 2001, all warrants designated as a liability must be recorded as a liability and therefore, the Company reclassified the warrants designated as a liability from equity to liabilities, which had a fair value on the issuance date of $1,505,421, using the Black-Scholes option-pricing model. At September 30, 2001, the outstanding warrants designated as a liability, as a result of the warrant holders having rights that rank higher than those of common stockholders, have been recorded at a fair value of $234,699 through a reduction of $1,270,722 in the fair value included in the results of operations of which $854,113 is included in cumulative effect of changes in accounting principles and $416,609 is included in net unrealized loss on warrants to purchase common stock. Effective December 28, 2001, the Company amended these warrants, removing the provisions providing the warrant holders with rights that rank higher than those of common stockholders. As a result of the amendment, these warrants meet the criteria of equity instruments in accordance with EITF 00-19 and, therefore, the Company reclassified the value of these warrants to equity from liabilities.

To summarize, during the fiscal year ended September 30, 2001, the Company recorded a charge of $1,021,725 for the adoption of SFAS No. 133 offset by $854,113 for the adoption of EITF No. 00-19, for a net charge to cumulative effect of changes in accounting principles of $167,612.

Accounting for Beneficial Conversion Feature

In November 2000, the Emerging Issues Task Force issued EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments, which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument as it relates to measuring the intrinsic value using the effective conversion price based on the proceeds allocated to convertible instruments. Based upon this guidance, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company was required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

Reclassifications

Certain prior-year balances have been reclassified to conform to current-year presentations.

Recent Accounting Pronouncements

In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets,which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is currently reviewing this statement to determine its effect on the Company's consolidated financial statements.

In April, 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that statement, SFAS No. 44, Accounting for Intangible Assets of Motor Carriers, and SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements. This statement amends SFAS No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions. This statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions and is effective for fiscal years beginning after May 15, 2002. The Company is currently reviewing this statement to determine its effect on its consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement is effective for exit and disposal activities initiated after December 31, 2002. The Company is currently reviewing this statement to determine its effect on its consolidated financial statements.

In November 2001, the EITF issued Topic No. D-103 (Topic D-103) relating to the accounting for reimbursements received for out-of-pocket expenses. In accordance with Topic D-103, reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the statement of operations. The Company's arrangements have historically included reimbursement for expenses as part of the overall fee charged. As a result, the Company has historically accounted for these reimbursements as revenue and recorded the associated costs as either cost of product revenue or funded research and development and other revenue expenses. As a result, the Company's adoption of Topic D-103 had no impact on the Company's financial position, results of operations and cash flows.

D. MARKETABLE SECURITIES

At September 30, 2001, marketable securities have been categorized as available for sale, and as a result, are stated at fair value.

As of September 30, 2001, marketable securities consisted of the following:

Security Category	Contracted Maturities	Amortized Cost Basis	Aggregate Fair Value	Gross Unrealized Gains	Gross Unrealized (Losses)
Corporate Debt Securities	May 2004 through October 2004	$ 9,845,950	$ 9,872,317	$ 26,367	-

Total		$ 9,845,950	$ 9,872,317	$ 26,367	-

The change in net unrealized gains during the fiscal year ended September 30, 2001 was $26,367 and is included in the balance sheet in a separate component of stockholders' equity, net of tax effect. Proceeds from sales of marketable securities during fiscal year 2002, 2001 and 2000 were $9,889,273, $0 and $0, respectively. Gross realized gains from sale of securities classified as available for sale during fiscal year 2002, 2001 and 2000 were $16,956, $0 and $0, respectively.

E. UNBILLED CONTRACT COSTS AND FEES

Unbilled contract costs and fees represent revenue recognized in excess of amounts billed due to contractual provisions or deferred costs that have not yet been recognized as revenue or billed to the customer. These amounts included retained fee and unliquidated costs totaling $66,699 and $173,685 at September 30, 2002 and 2001, respectively.

F. INVENTORY

Inventory includes material, labor and overhead and consisted of the following:

	September 30,
	2002	2001
Raw material	$6,251,301	$6,146,102
Work-in-process	3,216,982	3,297,713
Finished goods	777,739	1,969,801

	$10,246,022	$11,413,616

The provision for excess and obsolete inventory for the fiscal years ended September 30, 2002, 2001 and 2000 was $2,598,190, $1,153,564 and $658,774, respectively. The fourth quarter of the fiscal year ended September 30, 2002 includes a provision of $1,290,190 for excess and obsolete inventory as compared to $153,165 during the fourth quarter of the fiscal year ended September 30, 2001. The fourth quarter of 2002 provision includes approximately $800,000 for inventory related to residential fuel cell and battery UPS products. Based on the Company's strategic business plan to focus its efforts on its rotary UPS systems, the Company deemed it appropriate during the fourth quarter to establish these reserves.

G. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	September 30,
	2002	2001
Machinery and equipment	$10,130,300	$9,506,275
Furniture and fixtures	517,092	475,457
Computer software	1,281,420	1,094,840
Leasehold improvements	3,557,961	1,340,463

	15,486,773	12,417,035
Less: accumulated depreciation and amortization	(6,247,410)	(4,638,131)

	$9,239,363	$7,778,904

Depreciation and amortization expense relating to property and equipment for the fiscal years ended September 30, 2002, 2001 and 2000 was $1,652,500, $1,233,273 and $808,577, respectively.

As of September 30, 2002 and 2001, there was $1,810,503 of property under capital leases included in machinery and equipment, respectively. Of these capital leases, $1,459,750 relates to asset purchases made during the fiscal year ended September 30, 2000 for which the Company entered into a sale-leaseback transaction during the fiscal year ended September 30, 2001. As of September 30, 2002 and 2001, there was $29,910 of property under capital leases that were included in computer software.

As of September 30, 2002 and 2001, accumulated depreciation and amortization included $329,915 and $138,894, respectively, associated with these capital leases.

During the fiscal year ended September 30, 2001, the Company consolidated its Electronics manufacturing facilities, and as a result, had written-off the net book value of the leasehold improvements of the vacated premise of $32,767, which has been included in cost of product revenue.

H.    INVESTMENT IN BEACON POWER CORPORATION

        During the fiscal years ended September 30, 2000 and substantially all of the fiscal year ended September 30, 2001, the Company accounted for its investment in Beacon Power under the equity method of accounting. During the fiscal years ended September 30, 2001 and 2000, the Company recorded $5,065,034 and $899,493, respectively, of losses from Beacon Power, representing the Company's share of losses up to the extent of committed capital.

        On November 17, 2000, Beacon Power listed its common stock on the NASDAQ National Market. In connection with the listing, the put right granted to the Class D preferred stockholders of Beacon Power was terminated and the contingent obligation to Class D preferred stockholders of Beacon Power was reclassified to additional paid-in capital.

        On November 22, 2000, Beacon Power completed an initial public offering of its common stock and issued 8,000,000 shares of its common stock at $6.00 per share. Upon the closing of Beacon Power's initial public offering, each share of Beacon Power's class A, C, D, E and F preferred stock was converted into two shares of Beacon Power's common stock, or 29,359,530 shares of common stock, of which the Company received 9,691,440 shares of Beacon Power's common stock. In addition, upon the closing of Beacon Power's initial public offering, Beacon Power issued 873,794 shares of common stock in payment for consulting fees and accrued dividends on Beacon Power's class D and E preferred stock, of which the Company received 11,098 shares of Beacon Power's common stock. After these events, the Company owned approximately 25.0% of Beacon Power's outstanding voting stock. In accordance with SAB No. 51, the Company's investment in Beacon Power and additional paid-in capital was written up to reflect its beneficial interest in the book value of the stockholders' equity of Beacon Power at November 22, 2000, which was $14,988,382, less losses previously recorded in connection with the put right obligation in the amount of $5,831,879 for a net gain of $9,156,503. On December 19, 2000, Beacon Power issued an additional 1,200,000 shares of its common stock at $6.00 per share to cover over-allotments. Upon the issuance of the additional 1,200,000 shares, the Company owned approximately 24.2% of Beacon Power's outstanding voting stock. The Company's investment in Beacon Power and additional paid-in capital was written up in accordance with SAB No. 51 to reflect its beneficial interest in the increase in book value of the stockholders' equity of Beacon Power at December 19, 2000, which was $1,622,721. On December 20, 2000, Beacon Power issued 985,507 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 985,507 shares, the Company owned approximately 23.7% of Beacon Power's outstanding voting stock. On December 22, 2000, Beacon Power issued 997,369 shares of its common stock in connection with the cashless exercise of warrants to purchase shares of Beacon Power's common stock. Upon the issuance of the additional 997,369 shares, the Company owned approximately 23.1% of Beacon Power's outstanding voting stock.

        After the write-up of its investment in Beacon Power, the Company continued to account for its investment in Beacon Power under the equity method of accounting and recorded its share of losses from Beacon Power on a one fiscal quarter trailing basis.

        On September 28, 2001, the Company distributed 5,000,000 shares of Beacon Power common stock to its stockholders. Upon the distribution of the 5,000,000 shares, the Company recorded the distribution of the 5,000,000 shares as a reduction of additional paid-in-capital based on the book value per share prior to the distribution, or $0.59 per share. After the distribution, the Company owned approximately 11.0% of Beacon Power's outstanding voting stock. Additionally, the Company has determined that it does not have the ability to exercise significant influence over the operating and financial policies of Beacon Power and, therefore, now accounts for its investment in Beacon Power using the fair value method as set forth in SFAS No. 115, Accounting for Certain Debt and Equity Securities. The Company is no longer required to record its share of any losses from Beacon Power and the investment is carried at fair value and designated as available for sale and any unrealized holding gains or losses to be included in stockholders' equity as a component of accumulated other comprehensive income/(loss) so long as any unrealized losses are deemed temporary in nature. If the decline in fair value is judged to be other than temporary, the cost basis shall be written down to fair value as a new cost basis and the amount of the write-down shall be included in the statement of operations. The new cost basis shall not be changed for subsequent recoveries in fair value. Subsequent increases in the fair value shall be included in stockholders' equity as a component of accumulated other comprehensive income/(loss). Subsequent decreases in fair value, if not an other-than-temporary impairment, also shall be included in stockholders' equity as a component of accumulated other comprehensive income/(loss).

        As of September 30, 2002, the quoted fair market value of Beacon Power's common stock held by the Company was $0.17 per share, or $800,005. The Company's historical cost basis in its investment in Beacon Power's common stock was approximately $0.59 per share, or $2,788,949, resulting in an unrealized loss of $1,988,944 as of September 30, 2002. The Company determined that of this $1,988,044, $1,400,000 represented an other than temporary decline based on the extent and length of time the stock has been below its cost basis as well as its assessment of the financial condition and near term prospects of Beacon Power. The Company recorded a charge of $1,400,000 in the statement of operations to realize this portion of the loss. This charge was measured based on the trading value of Beacon Power's common stock during the month of November and early December and was less than the gross unrealized loss due to subsequent recovery of Beacon Power's stock price, as well as the Company's ability and intent to hold the stock for a long enough period of time for it to recover to the new cost basis. After this write-down, the new cost basis of the Beacon Power common stock held by the Company is approximately $0.30 per share and the unrealized loss of the Beacon Power common stock held by the Company was $588,944 as of September 30, 2002.

        The following summarizes the Company's investment in Beacon Power Corporation:

	As of September 30, 2002		As of September 30, 2001
	$	Per Share of Beacon Power Corporation Common Stock	$	Per Share of Beacon Power Corporation Common Stock
Carrying Value	$800,005	$0.17	$7,152,983	$1.52
Cost	$1,388,949	$0.30	$2,788,949	$0.59
Unrealized Gain/(Loss)	$(588,944)	$(0.13)	$4,364,034	$0.93
Realized Loss	$(1,400,000)	$(0.30)	$-	$-

        Additionally, the Company has a warrant to purchase 173,704 shares of Beacon Power's common stock that has an exercise price of $1.25 per share and expires in 2005. The Company accounts for this warrant in accordance with SFAS No. 133 and, therefore, records the warrant at its fair value. As of September 30, 2002 and 2001, the warrant to purchase Beacon Power common stock had a fair value of $14,365 and $201,436, respectively, and is included in warrants to purchase common stock on the accompanying balance sheets.

        Beacon Power accounted for $226,159, $242,460 and $470,996 of the Company's total revenue for the fiscal years ended September 30, 2002, 2001 and 2000, respectively. At September 30, 2002 and 2001, the Company had $0 and $172,598, respectively, of accounts receivable and unbilled contract costs and fees from Beacon Power.

I. LINE OF CREDIT

On September 13, 2002, the Company entered in a Loan and Security Agreement obtaining a $5 million revolving line of credit (the "Loan") with Silicon Valley Bank (the "Bank"). Interest on outstanding borrowings accrues at a rate equal the greater of (i) 6.75% per annum or (ii) at the Bank's prime rate of interest plus 2%. The Loan is secured by most of the assets of the Company and is formula based with a 75% draw against eligible accounts receivables, as defined. As of September 30, 2002, there were no amounts outstanding under the Loan. Based on eligible accounts receivables at September 30, 2002, the Company had $3 million available for borrowing. The terms of the Loan require the Company to raise $4 million of subordinated debt or equity by December 1, 2002. In addition, the Loan contains certain financial covenants. The Loan matures on September 12, 2003. See Note B.

J. LONG-TERM DEBT

Long-term debt consists of the following:

	September 30,
	2002	2001
Capital lease obligations	$1,039,487	$1,371,311
Less: Current portion	(266,808)	(331,824)

	$772,679	$1,039,487

At September 30, 2002, maturities of these obligations are as follows:

Fiscal Year	Principal	Interest	Total
2003	$266,808	$99,925	$366,733
2004	271,090	70,696	341,786
2005	190,412	46,044	236,456
2006	311,177	5,585	316,762
2007	-	-	-

	$1,039,487	$222,250	$1,261,737

On March 1, 1999, the Company reached a definitive settlement arrangement with Albert R. Snider (the "Settlement Agreement"), the holder of a note payable that commenced on April 16, 1997, regarding a suit filed against Mr. Snider for breach of certain representations made by him, including statements of inventory balances in the Asset Purchase Agreement dated as of April 3, 1997 between FMI and Mr. Snider relating to the purchase of the business of FMI and a counterclaim filed by Mr. Snider seeking, among other things, payments allegedly due from the Company under a promissory note.

Pursuant to the terms of the Settlement Agreement, the Company made a $100,000 cash payment to Mr. Snider on March 9, 1999 and the parties executed mutual general releases dismissing any and all claims between them. In addition, the Settlement Agreement provides a right of first refusal in favor of the Company with respect to certain shares of the Company's Common Stock, beneficially owned by Mr. Snider. Concurrently with the execution of the Settlement Agreement, the Company and Mr. Snider entered into a consulting agreement pursuant to which Mr. Snider would perform certain consulting, advisory and related services as the Company may reasonably request from time to time between October 1, 1999 and October 1, 2002. In exchange for these services, the Company issued 42,860 shares of its Common Stock to Mr. Snider, which were held by an escrow agent. The Company has recorded these shares held in escrow at market value and as a reduction to stockholders' equity as of September 30, 1999.

On April 26, 2000, the escrow agent, as authorized by the Company released the 42,860 shares of the Company's Common Stock that were held in escrow to Mr. Snider. The Company recorded these securities at fair value until they were released from escrow at a market price of $16.00 per share or $685,760. The Company determined that the value of these securities exceeded the net realizable value of the underlying services to be received by $235,760. The Company has charged this excess amount to selling, general and administrative expenses during the fiscal year ended September 30, 2000. The Company was amortizing the realizable asset of $450,000 over the three-year period of service through September 30, 2002. At September 30, 2001, the Company determined that the services provided under the consulting agreement will no longer be requested and has written off the unamortized asset of $150,000 to selling, general and administrative expenses during the fiscal year ended September 30, 2001.

K. COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases its facilities under various operating leases that expire through October 2010. The Company has also entered into leasing agreements to lease various items of equipment.

Future minimum annual rentals under lease agreements at September 30, 2002 are as follows:

Fiscal Year
2003	$2,214,846
2004	739,570
2005	501,108
2006	262,367
2007	264,000
Thereafter	904,000

Total (not reduced by minimum sublease rentals of $177,116)	$4,885,891

Total rental expense including operating expenses and real estate taxes for operating leases amounted to $2,884,385, $2,727,286 and $2,157,506 for the fiscal years ended September 30, 2002, 2001 and 2000, respectively.

Certain of the facility leases contain escalation clauses, effective October 1, 1998 and rental expense has been recognized on a straight-line basis over the remaining lease term. At September 30, 2002 and 2001, deferred rent expense amounted to $135,622 and $175,700, respectively.

Letters of Credit

The Company utilizes a standby letter of credit to satisfy security deposit requirements. This letter of credit is irrevocable and has a one-year renewable term. Outstanding standby letters of credit as of September 30, 2002 and 2001 was $70,000. The Company is required to pledge cash as collateral on these outstanding letters of credit. As of September 30, 2002 and 2001, the cash pledged as collateral for these letters of credit was $68,467 and $66,916, respectively, and is included in cash and cash equivalents on the balance sheet.

Line of Credit Fees

In connection with the loan agreement entered into on September 13, 2002, the Company is committed to the following fees: (1) $1,500 ($750 when not borrowing) per month; (2) an unused line fee in an amount equal to 0.50% per annum on the difference between $5 million and the average daily principal balance of the loans outstanding during the month; and (3) a termination fee in the amount equal to (i) $50,000 if a Cancellation Event, as defined, occurs on or before March 13, 2003 or (ii) $25,000 if a Cancellation Event occurs after March 13, 2003 but prior to September 12, 2003.

Royalty Agreements

In connection with the purchase of certain intellectual property, equipment and other assets from Sipex Corporation ("Sipex") on September 27, 2002, Sipex will receive royalty payments of up to $183,500 based on cash receipts from existing backlog and between $400,000 and $1,050,000 from cash receipts from new business of Sipex products by the Company for the subsequent three years.

Employment Agreements

The Company has employment agreements with certain employees that provide severance payments and accelerated vesting of options upon termination of employment under certain circumstances or a change of control, as defined. As of September 30, 2002, the Company's potential minimum obligation to these employees was approximately $1,265,000.

Litigation

From time to time, the Company is a party to routine litigation and proceedings in the ordinary course of business. The Company is not aware of any current or pending litigation to which the Company is or may be a party that the Company believes could materially adversely affect the Company's results of operations or financial condition or net cash flows.

L. EMPLOYEE BENEFIT PLAN

The Company offers a 401(k) Employee Benefit Plan (the "Plan"). Under the Plan, any regular employee, as defined by the Plan, who has completed six months of service and has attained the age of 21 years is eligible to participate. Under the terms of the Plan, an employee may defer up to 15% of his or her compensation through contributions to the Plan. During 1999, the Company extended the Plan to its wholly-owned U.S. subsidiaries. During 2002, the Company amended the Plan to, among other things, (1) allow any employee to be eligible to participate on his or her hire date; (2) allow an employee to defer up to 100% of his or her compensation, as limited under IRC Section 402(g), through contributions to the Plan; (3) increase the Company's match to 100% in the Company's common stock up to the first 6% of an employee's pay that he or she contributes to the Plan; and (4) make matching contributions in the Company's common stock which will be 100% vested. The match contribution will be determined in dollars and converted to shares of the Company's common stock using the share price of the last business day of each calendar quarter. The Company recorded matching contributions to the Plan of $772,068, $398,281 and $366,264 during the fiscal years ended September 30, 2002, 2001 and 2000, respectively. During 2002, the Company issued 202,049 shares of the Company's common stock valued at $423,091 as matching contributions to the Plan.

M. INCOME TAXES

The provision for income taxes consists of the following:

	For the Years Ended September 30,
	2002	2001	2000
Current payable:
Federal	-	-	$(14,699)
State	-	-	-
Foreign	-	-	14,699

	-	-	-
Deferred tax expense/(benefit):
Federal	$(6,097,603)	$(4,748,257)	$(2,962,183)
Foreign	-	(250,953)	-
State	(1,870,065)	(1,465,988)	(890,122)
Change in valuation allowance	7,967,668	6,465,198	3,852,305

	-	-	-

	-	-	-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As of September 30, 2002 and 2001, the components of the net deferred tax assets/(liabilities) are as follows:

	2002	2001
Federal net operating loss	$20,763,994	$15,695,932
State net operating loss, net of federal benefit	3,825,551	2,865,093
Credits	771,861	572,646
Depreciation	(1,231,734)	(613,991)
Warrants to purchase common stock	625,474	410,235
Write-down of investment in Beacon Power Corporation	580,970	-
Net unrealized gains (losses) on securities available for sale	825,368	(1,837,412)
Other	2,931,366	1,369,897
Valuation allowance	(29,092,850)	(18,462,400)

Net deferred income taxes	-	-

A valuation allowance against the recoverability of net deferred tax assets has been established because more likely than not the Company will not be able to utilize certain deferred tax assets in future years. The Company has offset certain deferred tax liabilities with deferred tax assets which are expected to generate offsetting deductions within the same periods. The recognition of a portion of the valuation allowance on the deferred tax asset related to the net unrealized loss on the available for sale securities will subsequently be applied directly to other comprehensive income

The provision for income taxes differs from the federal statutory rate due to the following:

	For the Years Ended September 30,
	2001	2000	1999
Tax at statutory rate	(34.0)%	(34.0)%	(34.0)%
State taxes, net of federal benefit	(6.3)	(4.3)	(6.2)
Other	(0.7)	9.3	1.6
Change in valuation allowance	41.0	29.0	38.6

Effective tax rate	-%	-%	-%

At September 30, 2002, the Company had net operating loss carry-forwards of approximately $61,000,000 and $44,000,000 for federal and state income tax purposes, respectively. The federal net operating losses expire beginning September 30, 2007 through 2022. The state net operating losses will expire beginning September 30, 2003 through 2007. The use of these losses may be limited due to ownership change limitations under Section 382 of the Internal Revenue Code.

N. STOCKHOLDERS' EQUITY

Investment from Mechanical Technology Incorporated

On October 21, 1999, the Company received a $7,070,000 investment from Mechanical Technology Incorporated ("MTI"). In consideration for MTI's investment, MTI received 1,030,000 shares of the Company's Common Stock at a discounted price of approximately $6.80 per share, and warrants to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $8.80 per share and an expiration date four years from the date of issuance. MTI funded $2,570,000 of its investment in the Company on October 21, 1999 and received 370,800 of the 1,030,000 shares of the Company's Common Stock and a warrant to purchase 36,000 of the 100,000 shares of the Company's Common Stock. MTI made the remaining investment on January 31, 2000 of $4,500,000 and received the remaining 659,200 shares of the Company's Common Stock and a warrant to purchase the remaining 64,000 shares of the Company's Common Stock. The Company incurred approximately $95,000 of legal, accounting, consultation and filing fees in connection with this transaction. The Company has valued the warrants issued to MTI on October 21, 1999 and January 31, 2000, at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model.

In addition, the Company received a warrant to purchase 108,000 shares of MTI's common stock on October 21, 1999 and a warrant to purchase 192,000 shares of MTI's common stock on January 31, 2000 at exercise prices of $12.56 per share, as adjusted to reflect a 3:1 stock split in April 2000, and expiration dates four years from the date of issuance. The Company has valued the warrant received on October 21, 1999 and January 31, 2000 at $568,553 and $2,926,885, respectively, using the Black-Scholes option-pricing model, and has recorded the warrants as an asset and additional paid in capital. In accordance with EITF No. 96-11, Accounting for Forward Contracts and Purchased Options to Acquire Securities Covered by FASB Statement No. 115, options that are entered into to purchase securities that will be accounted for under SFAS No. 115 should, at inception, be designated as held-to-maturity, available-for-sale, or trading and accounted for in a manner consistent with the accounting prescribed by SFAS No. 115 for that category of securities. The Company has designated that the securities to be purchased under the warrant agreement will be available-for-sale securities and, therefore, the Company has marked to market the fair value of the warrants at each reporting period date and has recorded any unrealized gains and losses as a component of accumulated other comprehensive loss included in stockholders' equity. At September 30, 2000, the warrants have an unrealized loss of $1,021,725, which is included in accumulated other comprehensive loss included in stockholders' equity.

On October 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes a new model for accounting for derivatives and hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value. Upon adoption of SFAS No. 133, the Company recorded the $1,024,725 unrealized loss on its investment in warrants to purchase MTI's common stock in its results of operations as a cumulative effect of a change in accounting principle to reflect the impact of adopting this accounting standard on October 1, 2000. As of September 30, 2002 and 2001, the warrants to purchase MTI's common stock have a fair value of $1,623 and $375,479, respectively, using the Black-Scholes option-pricing model. During the fiscal year ended September 30, 2002 and 2001, the Company recorded a unrealized loss in its statement of operations on the warrants to purchase MTI's common stock of $373,856 and $2,098,234, respectively.

Stock Options

Under the Company's 1992, 1994, 1996, 1998, 1999, 2000 and 2002 Stock Option Plans (collectively, the "Plans"), both qualified and non-qualified stock options may be granted to certain officers, employees, directors and consultants to purchase up to 5,250,000 shares of the Company's Common Stock. At September 30, 2002, 4,452,344 of the 5,250,000 stock options available for grant under the Plans have been granted.

The Plans are subject to the following provisions:

The aggregate fair market value (determined as of the date the option is granted) of the Company's Common Stock that any employee may purchase in any calendar year pursuant to the exercise of qualified options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of a qualified option to him or her, more than 10% of the total combined voting power of all classes of stock of the Company shall be eligible to receive any qualified options under the Plans unless the option price is at least 110% of the fair market value of the Company's Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

Qualified options are issued only to employees of the Company, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees of the Company. Options granted under the Plans may not be granted with an exercise price less than 100% of fair value of the Company's Common Stock, as determined by the Board of Directors on the grant date.

Options under the Plans must be granted within 10 years from the effective date of the Plan. Qualified options granted under the Plans cannot be exercised more than 10 years from the date of grant, except that qualified options issued to 10% or greater stockholders are limited to five-year terms. All options granted under the Plans provide for the payment of the Company's exercise price in cash, or by delivery to the Company of shares of the Company's Common Stock already owned by the optionee having fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Generally, the options vest and become exercisable ratably over a four-year period.

The Plans contain antidilutive provisions authorizing appropriate adjustments in certain circumstances. Shares of the Company's Common Stock subject to options that expire without being exercised or that are canceled as a result of the cessation of employment are available for further grants.

A summary of the status of the Company's stock options as of September 30, 2002, 2001 and 2000 and changes for the fiscal years then ended are presented below.

	2002		2001		2000
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Outstanding at beginning of year	2,708,073	$ 11.59	1,877,105	$ 11.89	1,851,227	$ 8.06
Granted	1,147,500	4.62	1,172,600	10.93	820,050	16.62
Exercised	-	-	(88,484	7.65	(701,774)	7.84
Canceled	(563,158	12.10	(253,148	12.07	(92,398)	7.83

Outstanding at end of year	3,292,415	$ 9.08	2,708,073	$ 11.59	1,877,105	$ 11.89

Options exercisable at year-end	1,470,116	$ 10.17	896,330	$ 11.13	463,764	$ 9.26

The following table summarizes information about stock options outstanding as of September 30, 2002.
		Options Outstanding		Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.13-$3.48	369,000	9.54	$ 3.16	71,000	$ 3.48
$5.00-$6.38	922,225	8.42	5.42	296,475	5.68
$8.05-$10.50	988,540	6.91	8.85	560,165	8.78
$10.56-$13.38	600,800	7.23	11.98	310,925	11.75
$13.81-$20.63	370,850	7.55	17.56	202,926	17.55
$27.06-$31.25	41,000	7.82	30.99	28,625	31.15

	3,292,415	7.77	$ 9.08	1,470,116	$ 10.17

At September 30, 2002, an additional 797,656 shares were available under the Plans for future grants.

During 1999, the Company granted fully vested and immediately exercisable options to purchase 755,000 shares of the Company's Common Stock to consultants at exercise prices ranging from $5.75 to $10.00 per share, of which 300,000 stock options were granted outside of the Plans. The Company has recorded the fair value of the options, as determined by the Black-Scholes option-pricing model, of $2,152,277, to selling, general and administrative expenses during the fiscal year ended September 30, 1999. As of September 30, 1999, options to purchase 450,000 shares at an exercise price of $7.00 per share were exercised. As of September 30, 1999, the Company received $1,333,333 of cash on these exercises and the remaining amount due from the stockholders is classified within stockholders' equity as amounts receivable from exercise of stock options. As of September 30, 2001, options to purchase 750,000 shares at exercise prices ranging from $5.75 to $10.00 per share have been exercised. As of September 30, 2001, the Company has received full payment on these exercises.

During 2000, the Company granted 216,000 non-qualified stock options to employees at an exercise price of $17.56 per share outside of the Board approved Plans. As of September 30, 2002 and 2001, there were 41,000 and 197,250, respectively, options outstanding, which are included in the above table. As of September 30, 2002, an additional 175,000 shares were available outside of the Board approved Plans for future grants.

Warrants

On August 25, 1999, in connection with the $8 million private placement of 8,000 shares of the Company's Series A Convertible Preferred Stock, $0.01 par value per share, with Brown Simpson Strategic Growth Funds (see Note O), the Company issued common stock warrants to purchase up to 120,000 and 675,000 shares of the Company's Common Stock at an exercise price of $7.80 and $8.54, respectively. These warrants expire on August 25, 2003. The Company has valued these warrants at $2,369,292, using the Black-Scholes option-pricing model. At September 30, 2000, 18,000 shares of the Company's Common Stock had been purchased at an exercise price of $7.80 per share. On May 25, 2001, the Company issued 675,000 shares of its Common Stock in connection with the exercise of the warrant to purchase 675,000 shares of the Company's Common Stock at an exercise price of $8.54 per share. The aggregate gross proceeds to the Company as a result of the warrant exercised were $5,764,500. H.C. Wainwright & Co., Inc. received a commission of $230,580 upon the exercise of these warrants. In connection with the warrant exercise, the Company issued a new warrant to purchase 438,750 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrant has a term of three years. The Company has valued this new warrant at $4,942,508 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2001, none of these warrants were exercised. On June 1, 2001, the Company issued 102,000 shares of its Common Stock in connection with the exercise of a warrant to purchase the Company's Common Stock at an exercise price of $7.80 per share. The aggregate gross proceeds to the Company as a result of the warrants exercised were $795,600. In connection with the warrant exercises, the Company issued new warrants to purchase 66,300 shares of the Company's Common Stock at an exercise price of $16.70 per share. The new warrants have a term of three years. The Company has valued these new warrants at $707,036 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

On October 21, 1999, in connection with an investment by MTI, the Company issued a warrant to purchase up to 36,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. On November 26, 2001, pursuant to the antidilutive provisions of this warrant, the Company adjusted the exercise price to $7.84 per share to reflect the effect of the distribution of the 5,000,000 shares of Beacon Power's common stock to its stockholders. This warrant expires on October 21, 2003. On January 31, 2000, in connection with a second closing of this investment, the Company issued an additional warrant to purchase up to 64,000 shares of the Company's Common Stock at an exercise price of $8.80 per share. On November 26, 2001, pursuant to the antidilutive provisions of this warrant, the Company adjusted the exercise price to $7.84 per share to reflect the effect of the distribution of the 5,000,000 shares of Beacon Power's common stock to its stockholders. This warrant expires on January 31, 2004. The Company valued the warrants issued to MTI on October 12, 1999 and January 31, 2000 at $231,912 and $1,273,509, respectively, using the Black-Scholes option-pricing model. At September 30, 2001, none of these warrants had been exercised. At September 30, 2001, the Company valued these warrants at $234,699 and had designated the warrants as a liability in accordance with EITF 00-19, as a result of the warrant holders having rights that rank higher than those of common stockholders. Effective December 28, 2001, the Company amended these warrants, removing the provisions providing the warrant holders with right that rank higher than those of common stockholders. As a result of the amendment, these warrants meet the criteria of equity instruments in accordance with EITF 00-19 and, therefore, the Company reclassified the value of these warrants to equity from liabilities.

On November 16, 1999, in connection with the acquisition of certain intellectual property, equipment and other assets from Northrop Grumman Corporation, the Company issued a warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has valued this warrant at $631,000 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. As of September 30, 2002, all of this warrant had been exercised.

On February 4, 2000, the Company issued to Northrop Grumman Corporation an additional warrant to purchase up to 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant was exercisable upon the occurrence of certain defined events. This warrant expires on December 31, 2006, but since these conditions were not met, this warrant is no longer exercisable.

On August 23, 2002, in connection with the Investment Banking Agreement with J.P. Turner & Company, LLC, the Company issued a warrant to purchase up to 250,000 shares of the Company's Common Stock at an exercise price of $1.75 per share and vests in four equal installments. This warrant expires on August 23, 2005. The Company has valued this warrant at $299,925 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

On September 13, 2002, in connection with the Loan and Security Agreement between the Company and Silicon Valley Bank, the Company issued a warrant to purchase up to 181,951 shares of the Company's Common Stock at an exercise price of $1.374 per share. This warrant expires on September 13, 2007. The Company has valued this warrant at $210,895 using the Black-Scholes option-pricing model and has designated the warrant as an equity instrument in accordance with EITF 00-19. At September 30, 2002, none of these warrants were exercised.

A summary of the status of the Company's warrants as of September 30, 2002, 2001 and 2000 and the changes for the fiscal years then ended are presented below.

	2002		2001		2000
	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price	Number of Shares	Weighted Average Price
Outstanding at beginning of year	705,050	$14.45	977,000	$8.48	926,063	$8.82
Granted	431,951	1.59	505,050	16.70	300,000	9.10
Exercised	-	-	(675,000)	8.50	(118,000)	9.43
Canceled	(100,000)	9.73	(102,000)	7.80	(131,063)	11.43
Outstanding at end of year	1,037,001	$9.55	705,050	$14.45	977,000	$8.48

Stock-based Compensation

During 2001, the Company accelerated the vesting schedule of a stock option award in connection with an employee termination and recorded a charge of $111,250 to selling, general and administrative expenses, based on the intrinsic value of the stock options.

Had compensation cost for the Company's stock-based compensation been determined based on fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss and loss per share for the fiscal years ended September 30, 2002, 2001 and 2000 would have been increased to the pro forma amounts indicated below:

	20002		2001		2000
	Net Loss Attributable To Common Stockholders	Loss Per Common Share	Net Loss Attributable To Common Stockholders	Loss Per Common Share	Net Loss Attributable To Common Stockholders	Loss Per Common Share
As reported	$ (20,760,598)	$ (1.25)	$ (24,264,423))	$ (1.65)	$ (13,047,033)	$ (1.03)
Pro forma	$ (25,654,880)	$ (1.55))	$ (29,257,543)	$ (1.99)	$ (17,092,280)	$ (1.35)

The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. SFAS No. 123 does not apply to awards prior to 1996 and additional awards in future years are anticipated.

The fair value of each stock option is estimated on the date of the grant using the Black-Scholes option-pricing model with the following assumptions: an expected life of seven years, expected volatility ranging from 86.0% to 114.4%, no dividends, and risk-free interest rate ranging from 4.00% to 4.50% for the fiscal year ended September 30, 2002; an expected life of seven years, expected volatility ranging from 96.6% to 125.0%, no dividends, and risk-free interest rate ranging from 4.50% to 5.87% for the fiscal year ended September 30, 2001; and an expected life of seven years, expected volatility ranging from 80.1% to 112.3%, no dividends, and risk-free interest rate of 6.17% for the fiscal year ended September 30, 2000. The weighted average price of the fair value of options granted for the fiscal years ended September 30, 2002, 2001 and 2000 are $3.62, $9.64 and $14.05, respectively.

In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25." This interpretation clarifies the application of APB Opinion No. 25, including (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Interpretation is effective July 1, 2000, and the effects of applying the Interpretation are recognized on a prospective basis. The adoption of this Interpretation did not have a material impact on the Company's financial condition or results of operations.

Common Stock Offering

On October 30, 2000, the Company filed for a public offering of its Common Stock. In connection with this offering, the Company incurred $1,325,606 of equity financing costs as of March 31, 2001. On April 25, 2001, the Company announced that it would not proceed with this public offering and the Company filed an amendment to the registration statement it initially filed, converting the filing to a shelf registration statement. Accordingly, the Company has expensed the $1,325,606 costs incurred associated with the initial registration statement. On June 1, 2001, the Company completed its shelf registration statement and incurred an additional $95,021 in expenses in connection with the shelf registration statement and has expensed these costs as incurred during the three months ended June 30, 2001.

On June 6, 2001, the Company issued 1,464,928 shares of its Common Stock at a price of $12.125 per share for gross proceeds of $17,762,252. The Company incurred issuance costs of $671,679 related to this transaction.

O. PREFERRED STOCK

The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions.

On August 25, 1999, the Company completed an $8 million private placement of 8,000 shares of its Series A Redeemable Convertible Preferred Stock, $0.01 par value per share (the "Series A Preferred Stock"), with Brown Simpson Strategic Growth Funds ("Brown Simpson"). The Series A Preferred Stock was convertible into 1,025,641 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock").

In connection with the transaction, Brown Simpson also received warrants to purchase up to 675,000 fully vested and immediately exercisable additional shares of Common Stock at $8.54 per share (the "Brown Simpson Warrants"). The Brown Simpson Warrants expire on August 25, 2003. The Company has valued these warrants at $1,818,558 based on the fair value of these warrants, as determined by the Black-Scholes option-pricing model, and has recorded this amount as a discount to the Preferred Stock. In addition, the Company incurred direct costs of $1,338,234 in connection with this preferred stock offering which have also been recorded as a discount to the Series A Preferred Stock.

H.C. Wainwright & Co., Inc. ("H.C. Wainwright") served as placement agent for the transaction and received a commission of $560,000 and warrants to purchase 120,000 shares of the Company's Common Stock at $7.80 per share. These warrants expire on August 25, 2003. H.C. Wainwright will also receive a future fee in the amount of 4% of any monies received by the Company upon the exercise of the Brown Simpson Warrants. The Company has recorded the fair value of these warrants, as determined by the Black-Scholes option-pricing model, of $550,734 as a discount to the Series A Preferred Stock.

The Company valued the Series A Preferred Stock at issuance to be $4,843,208 based on the relative fair market values of the financial instruments issued in connection with this placement and net of offering costs. The Company was accreting the carrying value of the preferred stock to its redemption value of $8,000,000 at August 25, 2003, using the effective interest method.

On March 7, 2000, the preferred stockholders elected to convert all 8,000 shares of the Series A Preferred Stock into 1,025,641 shares of the Company's Common Stock, which resulted in the accretion of an additional $3,105,888 of the discount on the redeemable preferred stock during the fiscal year ended September 30, 2000.

In November 2000, the Emerging Issues Task Force issued EITF 00-27, "Application of Issue No. 98-5 to Certain Convertible Instruments," which provides guidance on the calculation of a beneficial conversion feature on a convertible instrument. Based upon the guidance provided in EITF 00-27, the Company has determined that the redeemable preferred stock issued in August 1999 and converted into the Company's Common Stock in March 2000 had a beneficial conversion feature of $1,940,798. Under the guidance of EITF 00-27, the Company is required to record the beneficial conversion feature of $1,940,798 as a cumulative effect of a change in accounting principle upon adoption during the fiscal year ended September 30, 2001.

P. SIGNIFICANT CUSTOMERS

Significant customers, defined as those customers that account for 10% or more of total net revenue in a fiscal year or 10% or more of accounts receivable and unbilled contract costs and fees at the end of a fiscal year, were as follows:

*

	Percentage of Total Revenue Year Ended September 30,			Percentage of Accounts Receivable and Unbilled Contract Costs and Fees at September 30,
Customer
	2002	2001	2000	2002	2001
U.S. government:
U.S. Department of Defense	*	*	*	*	*
U.S. Department of Energy	*	*	11.5%	*	*
Applied Materials	*	*	10.6%	*	*
General Atomics	12.0%	*	*	15.3%	*

*Less than 10%

Q. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Non-Cash Investing and Financing Activities

	Year Ended September 30,
	2002	2001	2000
Accretion of redeemable convertible preferred stock discount	-	$1,940,798	$3,105,888
Acquisition of equipment under capital leases	-	$324,143	-
Contingent obligation to Class D preferred stockholders of Beacon Power Corporation	-	$(5,793,879)	$484,764
Conversion of redeemable convertible preferred stock to common stock	-	-	$8,000,000
Common stock held in escrow issued in connection with settlement agreement	-	-	-
Valuation adjustment for common stock held in escrow	-	-	$257,160
Warrants issued in connection with MTI investment	-	-	$1,505,421
MTI warrant received in connection with MTI investment	-	-	$3,495,438
Valuation adjustment for warrants to purchase common stock	$(560,927)	$(1,896,798)	$(1,021,725)
Net gain on investment in Beacon Power Corporation	-	$10,779,224	-
Contingent obligation to common stock warrant holders	$(42,251)	$234,699	-
Retirement of treasury shares	-	$(249,704)	-
Distribution of Beacon Power Corporation common stock	-	$(2,963,240)	-
Change in unrealized gain (loss) on marketable securities	$(26,367)	$26,367	-
Change in unrealized gain (loss) on Beacon Power Corporation common stock	$(6,352,979)	-	-
Write-down of investment in Beacon Power Corporation	$(1,400,000)	-	-

Net cash paid for the acquisitions of Ling Electronics, Inc., certain intellectual property, equipment and other assets from Northrop Grumman Corporation, Inverpower Controls Ltd. and certain intellectual property, equipment and other assets from Sipex Corporation was as follows:

	Year Ended September 30,
	2002	2001	2000
Fair value of assets acquired	$416,747	$3,126,638	$11,200,265
Cost in excess of net assets of companies acquired, net	-	2,695,992	3,754,910
Liabilities assumed, including transaction costs	(416,747)	(1,805,030)	(2,476,383)
Fair value of common stock issued	-	(3,917,600)	(12,408,792)

Cash paid	-	$100,000	$70,000
Less: Cash acquired	-	(310,427)	(45,946)

Net cash (received) paid for the acquisitions	-	$(210,427)	$24,054

Interest and Income Taxes Paid

Cash paid for interest and income taxes was as follows:

	For the Years Ended September 30,
	2002	2001	2000
Interest	$159,745	$104,994	$3,176
Income taxes	-	-	-

R. ACQUISITIONS

Ling Electronics, Inc.

On October 21, 1999, the Company acquired Ling Electronics, Inc. and Ling Electronics, Ltd. (collectively, "Ling Electronics") from MTI. In consideration for the acquisition of Ling Electronics, MTI received $70,000 and 770,000 shares of the Company's Common Stock valued at $9.8438 per share or $7,579,726. In addition, the Company incurred approximately $177,000 of legal, accounting, consultation and filing fees as a cost of this transaction. The purchase price of the acquisition has been allocated as follows:

Cash and cash equivalents	$45,946
Accounts receivable	1,937,023
Inventory	3,127,991
Prepaid expenses and other assets	260,239
Property and equipment	250,000
Goodwill	3,754,910
Accounts payable	(641,687)
Accrued payroll and payroll related expenses	(334,129)
Deferred revenue	(13,500)
Other accrued expenses	(560,437)

$7,826,356

The following unaudited pro forma financial information combines SatCon and Ling's results of operations as if the acquisition had taken place on October 1, 1998. The pro forma results are not necessarily indicative of what the results of operations actually would have been if the transaction had occurred on the applicable dates indicated and are not intended to be indicative of future results of operations.

	Year Ended September 30,
	(unaudited) 2000	1999
Revenue	$31,194,618	$23,849,881
Operating loss	$(9,822,203)	$(11,316,689)
Net loss	$(10,260,029)	$(15,881,125)
Net loss attributable to common stockholders	$(13,365,917)	$(15,932,029)
Net loss per share, basic and diluted	$(1.06)	$(1.60)

Northrop Grumman Corporation

On November 16, 1999, the Company purchased certain intellectual property, equipment and other assets from Northrop Grumman Corporation ("NGC"). These assets were used by NGC in connection with its power electronics product business. The Company is amortizing the purchase price allocated to completed technology on a straight-line basis over a 10-year period. The Company is depreciating the purchase price allocated to property and equipment on a straight-line basis over a 10-year period. The Company also entered into (i) a sublease with NGC pursuant to which it agreed to a five-year sublease for approximately 14,863 square feet of rentable space in the Baltimore, Maryland area and (ii) a three-year Transition Services Agreement providing the Company access to certain test facilities and personnel of NGC on a fee basis. In consideration for these foregoing assets and agreements, NGC received 578,761 shares of the Company's Common Stock valued at $8.3438 per share or $4,829,066. In addition, the Company issued to NGC a warrant to purchase an additional 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. The Company has recorded the fair value of this warrant, as determined by the Black-Scholes option-pricing model, of approximately $631,000 and approximately $119,000 of legal, accounting, consultation and filing fees as a cost of this transaction. On February 4, 2000, the Company issued to NGC an additional warrant to purchase 100,000 shares of the Company's Common Stock at an exercise price of $9.725 per share. This warrant is exercisable upon the occurrence of certain defined events, none of which had occurred as of September 30, 2000. The purchase price of the asset purchase has been allocated as follows:

Inventory		$1,206,000
Property and equipment		1,091,643
Intangibles:
Completed technology	$3,142,882
Transition services agreement	101,542
Favorable lease	36,999

Total intangibles		3,281,423

		$5,579,066

The pro forma financial information has not been presented, as this transaction is the purchase of assets rather than as a business combination. The Company has determined that this transaction was the acquisition of assets and not the acquisition of a business as this business ceased operations more than 12 months prior to this acquisition of assets, the Company did not acquire facilities, employees or customer base and there is not sufficient continuity of the acquired entity's operations prior to and after the transaction.

For the fiscal year ended September 30, 2002, 2001 and 2000, the Company recognized $603,303, $239,532 and $413,991, respectively, of revenue, primarily related to funded research and development arrangements, from NGC. At September 30, 2002 and 2001, the Company had $61,711 and $64,437, respectively, of accounts receivable and unbilled contract costs and fees from NGC.

Inverpower Controls Ltd.

On July 13, 2001, the Company acquired substantially all of the assets and assumed certain liabilities of Inverpower Controls Ltd., a corporation based in Burlington, Ontario, Canada ("Inverpower"). Inverpower is a manufacturer of power electronics modules and advanced high-speed digital controls for use in industrial power-supply, power conversion and power quality systems. As a result of this acquisition, SatCon has the ability to expand its product lines into higher power ranges and provide broader market opportunities for its power technologies. The acquired assets, including plant, equipment and other physical property, were used by Inverpower in connection with its power electronics and controls business.

In consideration for the acquisition of Inverpower, SatCon paid $100,000 in cash and issued 400,000 shares of its Common Stock, $0.01 par value per share.

The aggregate purchase price of $4,351,160 consists of $100,000 of cash, Common Stock valued at $3,917,600 and transaction costs of $333,560 and has been allocated as follows:

Current assets	$2,425,865
Fixed assets and other long term assets	440,773
Developed technology	260,000
Goodwill	2,695,992
Liabilities assumed	(1,471,470)

Total	$4,351,160

The unaudited pro forma information combines (1) the historical statement of operations of SatCon for the fiscal year ended September 30, 2001 and the historical statement of operations of Inverpower for the period August 1, 2000 to July 13, 2001 and (2) the historical statement of operations of SatCon for the fiscal year ended September 30, 2000 and the historical statement of operations of Inverpower for the fiscal year ended July 31, 2000. All financial information for Inverpower is presented in U.S. dollars and is presented in accordance with accounting principles generally accepted in the United States.

		Year Ended September 30, 2001 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined
Revenue: Product revenue	$ 30,779,861	$ 3,824,000	-	$ 34,603,861
Funded research and development and other revenue	10,904,375	-	-	10,904,375
	____________	__________	_________	____________
Total revenue	41,684,236	3,824,000	-	45,508,236
	___________	__________	___________	____________
Operating costs and expenses: Cost of product revenue	27,827,909	4,215,000	-	32,042,909
Research and development and other revenue expenses: Funded research and development revenue	7,445,625	-	-	7,445,625
Unfunded research and development expenses	6,228,901	1,412,000	-	7,640,901
	_____________	__________	____________	___________
Total research and development and other revenue expenses	13,674,526	1,412,000	-	15,086,526
Selling, general and administrative expenses	13,593,197	1,642,000	-	15,235,197
Write-off of public offering costs	1,420,627	-	-	1,420,627
Amortization of goodwill	638,864	-	-	638,864
Amortization of intangibles	723,501	p 134,000	(84,000)(1)	773,501
Total operating expenses	57,878,624	7,403,000	(84,000)	65,197,624
Operating loss	(16,194,388)	(3,579,000)	84,000	(19,689,388)
Other loss	(1,480,190)	(81,000)	-	(1,561,190)
Interest income	688,593	28,000	-	716,593
Interest expense	(104,994)	(1,035,000)	-	(1,139,994)
Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	(17,090,979)	(4,667,000)	84,000	(21,673,979)
Equity loss from Beacon Power Corporation	(5,065,034)	-	-	(5,065,034)
Net loss before cumulative effect of changes in accounting principles	(22,156,013)	(4,667,000)	84,000	(26,739,013)
Cumulative effect of changes in accounting principles	(167,612)	-	-	(167,612)
Net loss	$ (22,323,625)	$ (4,667,000)	$ 84,000	$ (26,906,625)
Cumulative effect of change in accounting principle	(1,940,798)	-	-	(1,940,798)
Net loss attributable to common stockholders	$ (24,264,423)	$ (4,667,000)	$ 84,000	$ (28,847,423)
Net loss before cumulative effect of changes in accounting principles per weighted average share, basic and diluted	$ (1.51)			$ (1.78)
Cumulative effect of changes in accounting principles per weighted average share, basic and diluted	(0.14)			(0.14)
Net loss per weighted average share, basic and diluted	$ (1.65)			$ (1.92)
Weighted average number of common shares, basic and diluted				14,665,683 316,667 14,982,350

		Year Ended September 30, 2000 (Unaudited)
	SatCon Historical	Inverpower Historical	Pro Forma Adjustments	Pro Forma Combined
Revenue: Product revenue	$ 22,427,428	$ 7,870,000	-	$ 30,297,428
Funded research and development and other revenue	8,627,601	___		8,627,601
	____________	__________	_________	____________
Total revenue	31,055,029	7,870,000	____	38,925,029
	___________	__________	___________	____________
Operating costs and expenses: Cost of product revenue	19,069,192	9,367,000		28,436,192
Research and development and other revenue expenses: Funded research and development revenue	6,847,439	___		6,847,439
Unfunded research and development expenses	3,453,326	909,000		4,362,326
	_____________	__________	____________	___________
Total research and development and other revenue expenses	10,300,765	909,000	____	11,209,765
Selling, general and administrative expenses	9,969,580	2,500,000	____	12,469,580
Amortization of goodwill	609,855	_______	-	609,855
Amortization of intangibles	607,635	43,000	(9,000)(1)	659,635
Total operating expenses	40,557,027	12,819,000	(9,000)	53,385,027
	________	__________	_________	__________&sp
Operating loss	(9,501,998)	(4,376,000)	(9,000)	(13,426,652)
Other income, net	9,891	1,390,000	-	1,399,891
Interest income	453,631	39,000	-	492,631
Interest expense	(3,176)	(856,000)	-	(859,176)
Net loss before equity loss from Beacon Power Corporation	(9,941,145)	(4,376,000)	(9,000)	(13,426,652)
Equity loss from Beacon Power Corporation	(899,493)	-	-	(899,493)
Net loss	(9,941,145)	(4,376,000)	(9,000)	(14,326,145)
Accretion of redeemable convertible preferred stock discount	(3,105,888)	-	-	(3,105,888)
Net loss attributable to common stockholders	$ (13,047,033)	$ (4,376,000)	$ (9,000)	$ (14,326,145)
Net loss per weighted average share, basic and diluted	$ (1.03)			$ (1.34)
Weighted average number of common shares, basic and diluted	12,629,822		400,000(2)	13,029,822

The following is a summary of adjustments reflected in the unaudited pro forma combined consolidated statements of operations for the fiscal years ended September 30, 2001 and 2000:
(1)
Represents amortization of developed technology associated with the acquisition of Inverpower, which is being amortized on a straight-line basis over a 5-year period, or $50,000 for the period August 1, 2000 to July 13, 2001 and $52,000 for the fiscal years ended September 30, 2001 and
2000, net of the elimination of amortization expense related to certain assets not assumed in the acquisition. In accordance with SFAS No. 142,
Goodwill and Other Intangible Assets, goodwill is not being amortized.
(2) Pro forma loss per share has been computed using the weighted average shares of common stock outstanding adjusted for the issuance of 400,000 shares in connection with the acquisition.

Sipex Corporation

On September 27, 2002, the Company purchased certain intellectual property, equipment and other assets from Sipex Corporation ("Sipex"). These assets were used by Sipex in connection with its thin film and hybrid assembly business. In consideration for these foregoing asset, Sipex will receive royalty payments up to $183,500 based on cash receipts from existing backlog and between $400,000 and $1,050,000 from cash receipts from new business of Sipex products by the Company for the subsequent three years. The purchase price was determined based on the sum of (1) the present value of the minimum payments required under the purchase and sale agreement of $309,608 and (2) the royalty payments related to the backlog as of September 27, 2002 of $107,139. The Company has recorded these amounts as a liability and will accrete them by charging interest expense until paid. The Company will charge, to the extent of the liability established for that year, contingent payments against the liability. Payments in excess of that year's liability will be charged as a royalty expense in the statement of operations. The purchase price of the asset purchase has been allocated as follows:

Inventory	$330,708
Property and equipment	86,039

$416,747

The pro forma financial information has not been presented, as this transaction is the purchase of assets rather than a business combination.

S. LOSS PER SHARE

The following is the reconciliation of the numerators and denominators of the basic and diluted loss per share computations:

		For the Years Ended September 30,
	2002	2001	2000
Net loss attributable to common shareholders before cumulative effect of changes in accounting principles Cumulative effect of changes in accounting principles	$ (20,760,598) -	(22,156,013) (2,108,410)	$ (13,047,033) -
Net loss attributable to common shareholders	$ (20,760,598)	(24,264,423)	$ (13,047,033)
Basic and diluted: Common shares outstanding, beginning of year Weighted average common shares issued during the year	16,539,597 57,217	13,796,685 868,998	9,529,649 3,100,173
Weighted average shares outstanding-basic and diluted	16,596,814	14,665,683	12,629,822

Net loss attributable to common shareholders before cumulative effect of changes in accounting principles per weighted average share, basic and diluted

Cumulative effect of changes in accounting principles per weighted average share, basic and diluted

	$ (1.25) -	(1.51) (0.14)	$ (1.03) -
Net loss attributable to common shareholders per weighted average share, basic and diluted	$ (1.25)	(1.65)	$ (1.03)

For the fiscal years ended September 30, 2000, 44,500 common shares were excluded from common shares outstanding as they were held in treasury.

At September 30, 2002, 2001 and 2000, options and warrants to purchase 4,329,416, 3,418,123 and 2,854,105 shares of common stock, respectively, were excluded from the diluted weighted average common shares outstanding as their effect would be antidilutive.

T. SEGMENT DISCLOSURES

The Company's organizational structure is based on strategic business units that perform services and offer various products to the principal markets in which the Company's products are sold. These business units equate to three reportable segments: Applied Technology, Power Systems and Electronics.

The Company's Technology Center and its Electronic Power Products operation in Maryland perform research and development services in collaboration with third parties. The MagMotor Division, Ling Electronics and Advanced Fuel Cell Power products operations specialize in the engineering and manufacturing of power systems. Film Microelectronics, Inc designs and manufactures electronic products. The Company's principal operations and markets are located in the United States.

The accounting policies of each of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on revenue and profit and loss from operations, excluding the effects of the write-off of the public offering costs, amortization of goodwill and intangible assets associated with acquisitions and restructuring costs. Common costs not directly attributable to a particular segment are included in the Applied Technology segment. These costs include corporate costs such as executive and officer compensation, facility costs, legal, audit and tax and other professional fees and totaled $4,194,338 and $4,025,800 for the fiscal year ended September 30, 2002 and 2001, respectively.

The following is a summary of the Company's operations by operating segment:

	Year Ended September 30,
	2002	2001	2000
Applied Technology:
Product revenue	-	-	$31,486
Funded research and development and other revenue	$10,831,004	$10,904,375	8,627,601

Total revenue	$10,831,004	$10,904,375	$8,659,087

Loss from operations, net of amortization of goodwill and intangibles	$(3,798,256)	$(3,212,290)	$(3,838,907)

Power Systems:
Product revenue	$19,909,002	$20,163,556	$14,098,546

Loss from operations, net of amortization of goodwill and intangibles	$(12,924,594)	$(7,656,522)	$(1,559,792)

Electronics:
Product revenue	$10,889,653	$10,616,305	$8,297,396

Loss from operations, net of amortization of goodwill and intangibles
	$(169,301))	$(2,542,584)	$(2,885,809)

Consolidated:
Product revenue	$30,798,655	$30,779,861	$22,427,428
Funded research and development and other revenue	10,831,004	10,904,375	8,627,601

Total revenue	$41,629,659	$41,684,236	$31,055,029

Loss from operations, net of amortization of goodwill and intangibles	$(16,892,151)	$(13,411,396)	$(8,284,508)
Write-off of public offering costs	-	(1,420,627)	-
Amortization of goodwill	-	(638,864)	(609,855)
Amortization of intangibles	(588,661)	(723,501)	(607,635)
Restructuring costs	(1,500,000)	-	-

Operating loss	(18,980,812)	(16,194,388)	(9,501,998)
Net realized gain on sale of marketable securities	16,956	-	-
Net unrealized loss on warrants to purchase common stock	(518,676)	(1,480,190)	-
Write-down of investment in Beacon Power Corporation	(1,400,000)	-	-
Other (loss) income	(10,000)	-	9,891
Interest income	291,679	688,593	453,631
Interest expense	(159,745)	(104,994)	(3,176)

Net loss before equity loss from Beacon Power Corporation and cumulative effect of changes in accounting principles	$(20,760,598)	$(17,090,979)	$(9,041,652)

Common assets not directly attributable to a particular segment are included in the Applied Technology segment. These assets include cash and cash equivalents, marketable securities, prepaid and other corporate. The following is a summary of the Company's operations by operating segment:

	September 30,
		2002 2001
Applied Technology:
Segment assets	$ 9,876,954	$29,223,705
Power Systems:
Segment assets	22,504,958	21,835,106
Electronics:
Segment assets	9,162,220	9,987,749

Consolidated:
Segment assets	41,544,132	61,046,560
Investment in Beacon Power Corporation	800,005	7,152,984
Warrants to purchase common stock	15,988	576,915

Total assets
	$ 42,360,125	$68,776,459

The Company operates and markets its services and products on a worldwide basis with its principal markets as follows:

	Year Ended September 30,
	2002	2001		2000
Revenue by geographic region based on location of customer:
United States	$34,450,326	$35,613,129	$27,701,844
Rest of world	7,179,333	6,071,107	3,353,185
	__________	_________	__________

Total revenue	$41,629,659	$41,684,236	$31,055,029
	__________	_________	__________	__________	_________	__________

U. RESTRUCTURING COSTS

During April 2002, the Company commenced a restructuring plan designed to streamline its production base, improve efficiency and enhance its competitiveness and recorded a restructuring charge of $1.5 million. The restructuring charge includes approximately $655,000 for severance costs associated with the reduction of approximately 60 employees, or 17% of the work force. The reductions occurred in the following business segments: Applied Technology-9: Corporate-2; Electronics-16; and Power Systems-33. On a functional basis, the reductions were: manufacturing-45; research and development-4; and selling, general and administrative-11. As of September 30, 2002, the accrued restructuring costs amounts to $992,496. As of September 30, 2002, 56 employees have been terminated and the remaining 4 are expected to be terminated by March 2003. In addition, as of September 30, 2002, $507,504 of the severance has been paid and the remaining severance will be paid by March 2003. The balance of the restructuring charge relates to the closing of the Anaheim, CA facility. These costs include approximately $270,000 of cash charges primarily related to rent, real estate taxes and operating costs to be paid from October 1, 2002 through June 30, 2003, the remainder of the lease, and an estimated $350,000 of other cash charges for restoration and clean-up. As of September 30, 2002, no amounts have been paid nor charged against these amounts. In addition, approximately $225,000 of the restructuring charge relates to non-cash charges on assets to be disposed of. As of September 30, 2002, no assets have been disposed of nor have any amounts been charged against this amount. The Company anticipates the Anaheim, CA manufacturing facility will be closed during the second quarter of fiscal year 2003.

The following is a status of the Company's accrued restructuring costs and the changes for the periods then ended:
	At Inception of Restructuring Plan	Amounts Paid or Deductions	Balance September 30, 2002
Severance costs	$ 655,000	$ (507,504)	$ 147,496
Facility costs	620,000	-	$ 620,000
Equipment costs	225,000	-	$ 225,000
	__________	_________	____________

Accrued restructuring costs	$ 1,500,000	$ (507,504)	$ 992,496
	__________	_________	____________

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Except for the SEC registration fee and the Nasdaq listing fee, all expenses are estimated. All such expenses will be paid by the Registrant.

Registration Fee - Securities and Exchange Commission	$ 609.71
Nasdaq Listing Fee	13,282.42
Accountants' fees and expenses	55,000.00
Legal fees and expenses	35,000.00
Printing and engraving expenses	1,000.00
Miscellaneous	1,000.00

Total	$ 105,892.12

Item 14. Indemnification of Directors and Officers

Pursuant to the statutes of the State of New York, a director or officer of a corporation is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him/her in connection with the defense of a civil or criminal proceeding to which he/she has been made, or threatened to be made, a party by reason of the fact that he/she was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. In general, indemnification is available where the director or officer acted in good faith, for a purpose he/she reasonably believed to be in the best interests of the corporation. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-725 of the New York Business Corporation Law.

Under provisions of Mechanical Technology's Amended and Restated Certificate of Incorporation, Mechanical Technology shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, proceeding or suit (including one by or in the right of Mechanical Technology to procure a judgment in its favor), whether civil or criminal, by reason of the fact that he, his testator or interstate is or was a director or officer of Mechanical Technology, or is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Mechanical Technology, against judgments, fines, amounts paid in settlement and expenses, including attorneys' fees, actually incurred as a result of or in connection with any such action, proceeding or suit, or any appeal therefrom, if such director or officer acted in good faith for a purpose which he reasonably believed to be in or not opposed to the best interests of Mechanical Technology, and, in criminal actions or proceedings, in which he had no reasonable cause to believe that his conduct was unlawful; provided, however, that no indemnification shall be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained a financial profit or other advantage to which he was not legally entitled.

The directors and officers of Mechanical Technology are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act that might be incurred by them in such capacities.

Item 15. Recent Sales of Unregistered Securities

On January 29, 2004 the Company sold 1,418,842 shares of common stock and additional investment rights to Fletcher International, Ltd. in a private sale for an aggregate purchase price of approximately $10 million. On December 22, 2004, Fletcher exercised its right to purchase in a private sale an additional 1,261,829 shares of the Company's common stock for an aggregate purchase price of approximately $8 million. Since the Company failed to meet a registration deadline in connection with the December 2004 private placement, the Company was required to issue an additional 66,413 shares of common stock to Fletcher for no additional consideration under the terms of its agreement with Fletcher. The 66,413 shares were issued April 19, 2005. Each of these Fletcher private placements was exempt from registration under the Securities Act pursuant to Section 4(2) thereof since each was a sale not involving a public offering.

The purchaser in such transactions represented to us that it was an accredited investor, acquiring the securities for investment and not distribution. No underwriters were involved in the foregoing transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

3.1	Certificate of Incorporation of the registrant, as amended and restated and amended. (3)(8)(9)

3.2	By-Laws of the registrant, as restated. (3)

4.1	Certificate of Additional Investment Rights issued to Fletcher International, Ltd. (19)

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.1	Mechanical Technology Incorporated Restricted Stock Incentive Plan. (1)

10.14	Mechanical Technology Incorporated Stock Incentive Plan for its December 20, 1996 Special Meeting of Shareholders. (2)

10.21	Asset Purchase Agreement between Mechanical Technology and NYFM, Incorporated, dated as of March 31, 1998. (4)

10.30	Mechanical Technology Incorporated 1999 Employee Stock Incentive Plan. (5)

10.32	Stock Purchase Agreement, dated October 1, 1999, between the registrant, Ling Electronics, Inc., Ling Electronics, Ltd. and SatCon Technology Corporation. (6)

10.33	Securities Purchase Agreement, dated October 21, 1999, between the registrant and SatCon Technology Corporation. (6)

10.34	Mechanical Technology Incorporated Registration Rights Agreement, dated October 21, 1999, between the registrant and SatCon Technology Corporation. (6)

10.36	Mechanical Technology Incorporated Stock Purchase Warrant dated October 21, 1999. (6)

10.37	SatCon Technology Corporation Stock Purchase Warrant dated October 21, 1999. (6)

10.38	Lease dated August 10, 1999 between Carl E. Touhey and Mechanical Technology, Inc. (6)

10.39	Registration Rights Agreement, dated November 1, 1999 by and among Plug Power Inc. and the registrant. (6)

10.41	Mechanical Technology Incorporated Stock Purchase Warrant dated January 31, 2000. (7)

Exhibit
Number	Description

10.42	SatCon Technology Corporation Stock Purchase Warrant dated January 31, 2000. (7)

10.43	Lease dated April 2, 2001 between Kingfischer L.L.C. and Mechanical Technology Inc. (10)

10.44	First Amendment to lease dated March 13, 2003 between Kingfischer L.L.C. and Mechanical Technology Inc. (12)

10.118	Exchange Agreement dated December 20, 2002 by and between First Albany Companies Inc. and Mechanical Technology Incorporated. (11)

10.119	Strategic Alliance Agreement, dated as of September 19, 2003, between The Gillette Company and MTI MicroFuel Cells Inc. (13)

10.120	Funding Agreement, dated as of September 19, 2003, between the registrant and The Gillette Company. (13)

10.121	Agreement, dated January 26, 2004, between Mechanical Technology Inc. and Fletcher International, Ltd. (15)

10.122	Amendment No. 1 to the Main Agreement dated as of May 4, 2004 entered into by and between the registrant and Fletcher International, Ltd. (16)

10.123	Amendment to the Strategic Alliance Agreement between The Gillette Company and MTI MicroFuel Cells Inc. dated August 18, 2004. (17)

10.124	MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan (Amended and Restated as of September 23, 2004). (18)

10.125	MTI MicroFuel Cells Inc. 2001 Employee, Director and Consultant Stock Option Plan Stock Option Agreement (Updated September 23, 2004). (18)

10.126	MTI MicroFuel Cells Inc. 2001 Stock Option Agreement for Employees, Consultants and Directors. (18)

10.127	MTI MicroFuel Cells Inc. Notice of Exercise of Option (Updated September 23, 2004). (18)

10.128	Lease dated January 26, 2005 between 750 University LLC and MTI MicroFuel Cells Inc. (20)

10.129	Base Salaries of Named Executive Officers of the Registrant. (20)

10.130	Cash Compensation for Non-Management Directors of the Registrant. (20)

14.1	Code of Ethics. (14)

21	Subsidiaries of the Registrant. (14)

23	Consent of PricewaterhouseCoopers LLP.

Exhibit
Number	Description
23.1	Consent of KPMG LLP.

23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in exhibit 5.1)

23.3	Consent of Grant Thornton LLP.

Certain exhibits were previously filed (as indicated below) and are incorporated herein by reference. All other exhibits for which no other filing information is given are filed herewith:

  Filed as Exhibit 28.1 to the registrant's Form S-8 Registration Statement No. 33-26326, filed December 29, 1988.
  Filed as Appendix A to the registrant's Definitive Proxy Statement Schedule 14A filed November 19, 1996.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated March 9, 1998.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form S-2 dated August 18, 1998.

  Filed as an Exhibit to the registrant's Proxy Statement, Schedule 14A, dated February 13, 1999.

  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-K Report for the fiscal year ended September 30, 1999.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-Q Report for its fiscal quarter ended December 31, 1999.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated February 22, 2000.
  Filed as an Exhibit to the Proxy Statement, Schedule 14A, dated March 19, 2001.
  Filed as an Exhibit (bearing the same exhibit number) to the registrant's Form 10-K Report for the fiscal year ended September 30, 2001.
  Filed as an Exhibit to the registrant's Form 13-D/A Report dated January 3, 2003.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2002.
  Filed as an Exhibit to the registrant's Form 10-Q Report for its fiscal quarter ended September 30, 2003.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2003.
  Filed as an Exhibit to the registrant's Form 8-K Report dated January 27, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated May 4, 2004.
  Filed as an Exhibit to the registrant's Form 10-Q Report for its quarter ended September 30, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated December 10, 2004.
  Filed as an Exhibit to the registrant's Form 8-K Report dated December 22, 2004.
  Filed as an Exhibit to the registrant's Form 10-K Report for the year ended December 31, 2004.

(b) Schedule. The following financial statement schedule for the years ended December 31, 2004, 2003 and 2002 is included pursuant to Item 16(b):

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule;

Schedule II- Valuation and Qualifying Accounts.

Item 17. Undertakings

The undersigned registrant does hereby undertake:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which has been registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albany, State of New York, on April 20, 2005.

MECHANICAL TECHNOLOGY INCORPORATED

s/ Steven N. Fischer

Steven N. Fischer

Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Capacity	Date
s/ Steven N. Fischer Steven N. Fischer	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 20, 2005

s/ Cynthia A. Scheuer Cynthia A. Scheuer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 20, 2005

s/ Dale W. Church Dale W. Church	Director	April 20, 2005

s/ Edward A. Dohring Edward A. Dohring	Director	April 20, 2005

s/Thomas J. Marusak Thomas J. Marusak	Director	April 20, 2005

s/ E. Dennis O'Connor E. Dennis O'Connor	Director	April 20, 2005

s/William P. Phelan William P. Phelan	Director	April 20, 2005

s/ Dr. Walter L. Robb Dr. Walter L. Robb	Director	April 20, 2005

s/ Dr. Beno Sternlicht Dr. Beno Sternlicht	Director	April 20, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders

of Mechanical Technology Incorporated

Our audits of the consolidated financial statements referred to in our report dated March 2, 2005, appearing on page F-2 of this Form S-1 of Mechanical Technology Incorporated, also included an audit of the financial statement schedule listed in Item 16(b) of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/PricewaterhouseCoopers LLP

Albany, New York

March 2, 2005

Schedule II- Valuation and Qualifying Accounts

(DOLLARS IN THOUSANDS)
Description	Balance at beginning of period	Additions Charged to Charged costs and to other expenses accounts		Deductions	Balance at end of period

Allowance for doubtful accounts (accounts receivable) for the years ended:
December 31, 2004	$ -	$ 58	$ -	$ -	$ 58
December 31, 2003	-	-	-	-	-
December 31, 2002	-	-	-	-	-

Includes accounts written off as uncollectible and recoveries.
Allowance for doubtful accounts (notes receivable) for the years ended:
December 31, 2004	$ 660	$ -	$ (50)	$ (610)	$ -
December 31, 2003	660	-	-	-	660
December 31, 2002	660	-	-	-	660

Includes accounts written off as uncollectible and recoveries.
Valuation allowance for deferred tax assets for the years ended:
December 31, 2004	$1,836	$ -	$ -	$ -	$1,836
December 31, 2003	1,836	-	-	-	1,836
December 31, 2002	1,144	692	-	-	1,836

Inventory reserve for the years ended:
December 31, 2004	$ 8	$107	$ 28	$ (76)	$ 67
December 31, 2003	30	175	(10)	(187)	8
December 31, 2002	87	100	14	(171)	30